EXHIBIT 10.3

EXECUTION VERSION

$2,700,000,000

TERM LOAN CREDIT AGREEMENT,

dated as of May 4, 2018,

among

AMNEAL PHARMACEUTICALS LLC,

as the Borrower,

THE LENDERS PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent, and

JPMORGAN CHASE BANK, N.A.,

BANK OF AMERICA, N.A. and

RBC CAPITAL MARKETS,

as Bookrunners and Arrangers

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Solvency Certificate
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E	Form of Non-Debt Fund Affiliate Assignment and Acceptance
Exhibit F	U.S. Tax Compliance Certificate
Exhibit G	Form of Pari Passu Intercreditor Agreement
Exhibit H	Form of Junior Lien Intercreditor Agreement
Exhibit I	Form of Note
Exhibit J	Dutch Auction Procedures
Exhibit K	Form of Escrow Agreement

Schedule 2.01	Commitments
Schedule 3.06	Subsidiaries
Schedule 3.11	Taxes
Schedule 3.13	Environmental Matters
Schedule 3.15(1)	Owned Material Real Property
Schedule 3.15(2)	Leased Material Real Property
Schedule 3.18	Insurance
Schedule 5.12	Post-Closing Matters
Schedule 6.04	Investments
Schedule 6.08	Transactions with Affiliates
Schedule 6.10	Burdensome Agreements
Schedule 10.01	Notice Information

v

TERM LOAN CREDIT AGREEMENT, dated as of May 4, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), by and among AMNEAL PHARMACEUTICALS LLC, a Delaware limited liability company (the “Borrower”), the Lenders party hereto from time to time and JPMORGAN CHASE BANK, N.A. (“JPM”), as administrative agent (in such capacity, and as further defined in Section 1.01, the “Administrative Agent”), and as collateral agent (in such capacity, and as further defined in Section 1.01, the “Collateral Agent”).

RECITALS

(1)	Pursuant to the Business Combination Agreement, dated as of October 17, 2017 (such agreement, including all exhibits and schedules thereto, each as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Acquisition Agreement”), by and among Impax (as defined herein), Atlas Holdings, Inc., a Delaware corporation which on the Closing Date will change its name to Amneal Pharmaceuticals, Inc. (“Amneal Inc.”), and the Borrower, Amneal Inc. will directly or indirectly (a) acquire (the “Acquisition”) all of the Capital Stock of Impax and (b) contribute (the “Contribution”) all of the Capital Stock of Impax to the Borrower.

(2)	In connection with the consummation of the Acquisition, (a) the Lenders have agreed to extend credit to the Borrower in the form of Term Loans on the Closing Date in an aggregate principal amount of $2,700.0 million, (b) certain financial institutions have agreed to extend credit to the Borrower in the form of revolving loans and letters of credit under the ABL Credit Agreement (as defined herein) and (c) the proceeds of the Term Loans and any ABL Loans (as defined herein) will be applied on the Closing Date to (i) consummate the Acquisition, the Closing Date Refinancing and the other Transactions (including the Specified Tender Offer, which shall be consummated with the portion of the Term Loans deposited into the Escrow Account (as defined herein)) and (ii) pay the Transaction Costs (as defined herein).

AGREEMENT

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Claims” means the “ABL Claims” as defined in the Closing Date Intercreditor Agreement.

“ABL Credit Agreement” means the Revolving Credit Agreement, dated as of the Closing Date, among the Borrower, the lenders party thereto and JPM, as administrative agent and collateral agent, as such document may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“ABL Credit Agreement Refinancing Indebtedness” means “Credit Agreement Refinancing Indebtedness” as defined in the ABL Credit Agreement.

“ABL Extended Revolving Commitments” means “Extended Loans” as defined in the ABL Credit Agreement.

“ABL Facility” means the “Revolving Facility” and any “Incremental Facility,” each as defined in the ABL Credit Agreement.

“ABL Incremental Facilities” means any “Incremental Facility” as defined in the ABL Credit Agreement.

“ABL Loan Documents” means the ABL Credit Agreement and the other “Loan Documents” as defined in the ABL Credit Agreement, as each such document may be amended, restated, amended and restated, supplemented or otherwise modified.

“ABL Loans” means any “Loans” as defined in the ABL Credit Agreement.

“ABL Obligations” means the “Obligations” as defined in the ABL Credit Agreement.

“ABL Other Loans” means “Refinancing Term Loans” as defined in the ABL Credit Agreement.

“ABL Priority Collateral” means the “ABL Priority Collateral” as defined in the Closing Date Intercreditor Agreement.

“ABL Priority Collateral Asset Sale” means any Asset Sale that consists of or includes the disposition of ABL Priority Collateral outside the ordinary course of business.

“ABL Security Documents” means the “Security Documents” as defined in the ABL Credit Agreement.

“ABR” means, for any day, a fluctuating rate per annum equal to the highest of:

(1) the NYFRB Rate in effect on such day plus  1⁄2 of 1%;

(2) the Prime Rate in effect on such day;

(3) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day; and

(4) 1.00% per annum.

Any change in the ABR due to a change in the NYFRB Rate, the Prime Rate or the Adjusted LIBO Rate will be effective from and including the effective date of such change in the NYFRB Rate, the Prime Rate or the Adjusted LIBO Rate, as the case may be. If the ABR is being used as an alternate rate of interest pursuant to Section 2.11 hereof, then the ABR shall be the greater of clauses (1), (2) and (4) above and shall be determined without reference to clause (3) above. For the avoidance of doubt, if the ABR as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“ABR Borrowing” means a Borrowing comprised of ABR Loans.

“ABR Loan” means any Term Loan bearing interest at a rate determined by reference to the ABR.

“Acquisition” has the meaning assigned to such term in the recitals hereto.

“Acquisition Agreement” has the meaning assigned to such term in the recitals hereto.

“Acquisition Documents” means the collective reference to the Acquisition Agreement, all exhibits and schedules thereto and all agreements expressly contemplated thereby, each as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Additional Lender” means the banks, financial institutions and other institutional lenders and investors (other than natural persons and any Disqualified Institution) that become Lenders in connection with an Incremental Term Loan or Refinancing Term Loan; provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld, conditioned or delayed) to any Additional Lender to the extent its consent would be required under Section 10.04 for an assignment of Term Loans to such Additional Lender.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPM, in its capacity as administrative agent for itself and the Lenders hereunder, and any duly appointed successor in such capacity.

“Administrative Agent Fees” has the meaning assigned to such term in Section 2.09(1).

“Administrative Questionnaire” means a customary Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. No Person (other than the Borrower or any Subsidiary of the Borrower) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Financing will be deemed to be an Affiliate of the Borrower or any of its Subsidiaries solely by reason of such Investment.

“Affiliated Lender” means, at any time, any Lender that is an Investor or an Affiliate of an Investor at such time, excluding in any case (a) the Borrower or any of its Subsidiaries and (b) any natural person.

“Agency Fee Letter” means the Agency Fee Letter, dated November 6, 2017, by and among the Borrower, JPM, BANA and MLPFSI, as amended and in effect from time to time and including any joinders thereto.

“Agents” means the Administrative Agent and the Collateral Agent, in their respective capacities as such.

“Agreement” has the meaning assigned to such term in the introductory paragraph hereof.

“All-In Yield” means, as to any Indebtedness or Term Loans of any Class, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, an increase due to an Adjusted LIBO Rate floor or ABR floor (with such increased amount being equated to interest margins for purposes of determining any increase to the Applicable Margin); provided that (1) OID will be measured with reference to the Term Loan proceeds received by the Borrower (and not with reference to any price at which Term Loans are assigned), (2) OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness) and (3) “All-In Yield” shall not include any arrangement fees, structuring fees, underwriting fees, commitment fees, ticking fees or any other fees similar to the foregoing in each case to the extent not paid or payable generally to all applicable lenders.

“Amneal Holdings” means Amneal Holdings, LLC, a Delaware limited liability company.

“Amneal Inc.” has the meaning assigned to such term in the recitals hereto.

“Annual Financial Statements” has the meaning assigned to such term in Section 5.04(1).

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or the Restricted Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and other similar legislation in any other jurisdictions (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Margin” means:

(1)	with respect to any Initial Term Loans made on the Closing Date, (a) as of the Closing Date, (x) for ABR Loans, 2.50% and (y) for Eurocurrency Loans, 3.50% and (b)

following delivery of the Required Financial Statements for the fiscal quarter ending September 30, 2018, the percentage per annum determined in accordance with the pricing grid set forth below, based on the First Lien Net Leverage Ratio for the most recent fiscal quarter ending on the date prior to the first day of each fiscal quarter of the Borrower:

First Lien Net Leverage Ratio	Applicable Margin For ABR Loans	Applicable Margin for Eurocurrency Loans
Category 1: Greater than 3.00 to 1.00	2.50%	3.50%
Category 2: Less than or equal to 3.00 to 1.00	2.25%	3.25%

For purposes of the foregoing, each change in the Applicable Margin under this clause (1) resulting from a change in the First Lien Net Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent pursuant to Section 5.04(1) or 5.04(2) of the Required Financial Statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the First Lien Net Leverage Ratio shall be deemed to be in Category 1, at the option of the Administrative Agent or at the request of the Required Lenders, if the Borrower fails to deliver the Required Financial Statements required to be delivered by it pursuant to Section 5.04(1) or 5.04(2) or the certificate of a Financial Officer of the Borrower required pursuant to Section 5.04(3) during the period from the expiration of the time for delivery thereof until such Required Financial Statements and such certificate are delivered;

(2)	with respect to any Incremental Term Loans, the “Applicable Margin” set forth in the Incremental Facility Amendment establishing the terms thereof;

(3)	with respect to any Refinancing Term Loans, the “Applicable Margin” set forth in the Refinancing Amendment establishing the terms thereof; and

(4)	with respect to any Extended Term Loans, the “Applicable Margin” set forth in the Extension Amendment establishing the terms thereof.

“Approved Fund” means, with respect to any Lender any fund that is administered, advised or managed by:

(a)	such Lender;

(b)	any Affiliate of such Lender; or

(c)	any entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arranger” means each of JPM, BANA and RBC.

“Arranger Fee Letter” means the Amended and Restated Fee Letter, dated November 6, 2017, by and among the Borrower, JPM, BANA, MLPFSI and RBC, as amended and in effect from time to time and including any joinders thereto.

“Asset Sale” means any Casualty Event or any sale, transfer or other disposition (including any Sale Leaseback Transaction) to any Person of any asset or assets of the Borrower or any Restricted Subsidiary, other than any disposition of any Securitization Assets.

“Assignee” has the meaning assigned to such term in Section 10.04(2).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 10.04), substantially in the form of Exhibit A or such other form that is approved by the Administrative Agent and reasonably satisfactory to the Borrower.

“Attributable Indebtedness” means, on any date, in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Available Amount” means, as of any date, an amount, not less than zero, determined on a cumulative basis, equal to the sum, without duplication, of:

(1)	the greater of (a) $165.0 million and (b) an amount equal to the Equivalent Percentage of the amount in the preceding clause (a) multiplied by TTM Consolidated EBITDA as of the applicable date of determination; plus

(2)	50% of Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the first day of the fiscal quarter during which the Closing Date occurs to the end of the Borrower’s most recently ended fiscal quarter for which Required Financial Statements have been or are required to be delivered (or in the case such Consolidated Net Income is a deficit, minus 100% of such deficit); provided that if such amount as so determined would be less than zero, such amount shall be deemed to be zero; plus

(3)	the cumulative amount of cash proceeds and the fair market value of property (other than cash) received by the Borrower or any Parent Entity in connection with the sale or issuance of Equity Interests of the Borrower or any Parent Entity after the Closing Date and on or prior to such date (including upon exercise of warrants or options or in connection with a Permitted Acquisition or other Permitted Investment) which, with respect to proceeds or property received in connection with the sale or issuance of Equity Interests of a Parent Entity, have been contributed to the capital of the Borrower or exchanged for Equity Interest of the Borrower, other than the proceeds of Disqualified Stock, Excluded Contributions, Cure Amounts, or equity used to incur Contribution Indebtedness and, in each case, Not Otherwise Applied; plus

(4)	100% of the aggregate amount of cash contributions to the capital of the Borrower and the fair market value of property other than cash contributed to the capital of the Borrower after the Closing Date, other than the proceeds of Disqualified Stock, Excluded Contributions, Cure Amounts, or equity used to incur Contribution Indebtedness and, in each case, Not Otherwise Applied; plus

(5)	100% of the aggregate principal amount of any Indebtedness (including the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock) of the Borrower or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness (including Disqualified Stock) issued to the Borrower or a Restricted Subsidiary), which has been converted into or exchanged for Equity Interests (other than Disqualified Stock) of the Borrower or any Parent Entity; plus

(6)	100% of the aggregate amount of cash (and the fair market value of property other than cash) received by the Borrower or any Restricted Subsidiary after the Closing Date from (a) the sale, transfer or other disposition (other than to the Borrower or any Restricted Subsidiary) of the Equity Interests of any Unrestricted Subsidiary or Minority Investment to the extent such Investments were made in reliance on the Available Amount or (b) any dividend or other distribution (including any payment on intercompany Indebtedness) by any such Unrestricted Subsidiary or Minority Investment to the extent any such Investments were made in reliance on the Available Amount; plus

(7)	in the event any Unrestricted Subsidiary or Minority Investment becomes a Restricted Subsidiary or any Unrestricted Subsidiary or Minority Investment has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or any Restricted Subsidiary, the lesser of (a) the fair market value of the Investments of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary or Minority Investment at the time such Unrestricted Subsidiary or Minority Investment becomes a Restricted Subsidiary or at the time of such merger, consolidation, amalgamation, transfer or liquidation (or of the assets transferred or conveyed, as applicable) and (b) the fair market value of the original Investments by the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary or Minority Investment, in each case, solely to the extent such Investments were made in reliance on the Available Amount and as determined by a Responsible Officer of the Borrower in good faith; plus

(8)	the returns (including repayments of principal and payments of interest), profits, distributions, returns of capital and similar amounts received in cash or Cash Equivalents by the Borrower or any Restricted Subsidiary on Investments made by the Borrower or any Restricted Subsidiary in reliance on the Available Amount pursuant to Section 6.04(3) (including as a result of any termination or unwinding of such Investments) not in excess of the amount of such Investments; plus

(9)	any mandatory prepayment declined by a Lender; minus

(10)	the use of such Available Amount since the Closing Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“BANA” means Bank of America, N.A.

“Below Threshold Asset Sale Proceeds” means the cash proceeds of Asset Sales involving aggregate consideration of $25.0 million or less.

“Beneficial Owner” has the meaning given to that term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Big Boy Letter” means (1) a letter from a Lender acknowledging that:

(a)	an Affiliated Lender may have information regarding the Borrower and its Subsidiaries, their ability to perform the Obligations or any other material information that has not previously been disclosed to the Administrative Agent and the Lenders (which may include MNPI) (“Excluded Information”),

(b)	the Excluded Information may not be available to such Lender,

(c)	such Lender has independently and without reliance on any other party made its own analysis and determined to assign Term Loans to or buy Term Loans from, as the case may be, an Affiliated Lender pursuant to Section 10.04 notwithstanding its lack of knowledge of the Excluded Information and

(d)	such Lender waives and releases any claims it may have against the Administrative Agent, such Affiliated Lender, the Borrower, its Subsidiaries and their respective Affiliates with respect to the nondisclosure of the Excluded Information; or

(2)	a letter otherwise in form and substance reasonably satisfactory to such Affiliated Lender and assigning Lender.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means, as to any Person, the board of directors, board of managers or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors, board of managers or other governing body of such entity, and the term “directors” means members of the Board of Directors.

“Borrower” has the meaning assigned to such term in the recitals to this Agreement.

“Borrower Materials” has the meaning assigned to such term in Section 10.17(1).

“Borrowing” means a group of Term Loans of a single Type made on a single date under a single Term Facility and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower in accordance with the terms of Section 2.02 and substantially in the form of Exhibit C.

“Budget” has the meaning assigned to such term in Section 5.04(5).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that when used in connection with a Eurocurrency Loan, the term “Business Day” also excludes any day on which banks are not open for dealings in deposits in the London interbank market.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) incurred by the Borrower and the Restricted Subsidiaries during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries for such period; provided that Capital Expenditures will not include:

(1)	expenditures to the extent they are made with (a) Equity Interests of any Parent Entity or (b) proceeds of the issuance of Equity Interests (other than Disqualified Stock) of, or a cash capital contribution to, the Borrower after the Closing Date;

(2)	expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and its Restricted Subsidiaries;

(3)	interest capitalized during such period;

(4)	expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding the Borrower and any Restricted Subsidiary) and for which none of the Borrower or any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period);

(5)	the book value of any asset owned by the Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a Capital Expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that any expenditure necessary in order to permit such asset to be reused will be included as a Capital Expenditure during the period that such expenditure is actually made;

(6)	the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (a) used or surplus equipment traded in at the time of such purchase or (b) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business;

(7)	Investments in respect of any Permitted Acquisitions;

(8)	the Acquisition; or

(9)	the purchase of property, plant or equipment to the extent purchased with the proceeds of Asset Sales that are not applied to prepay Term Loans pursuant to Section 2.08.

“Capital Lease Obligations” means, with respect to any Person, at the time any determination thereof is to be made, the obligations of such Person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (excluding the footnotes thereto) and, for purposes hereof, the amount of such obligations at any time will be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Leases” means all leases that have been or are required to be, in accordance with GAAP as in effect on the Closing Date, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capital Lease shall be the amount thereof accounted for as a liability in accordance with GAAP as in effect on the Closing Date.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Captive Insurance Subsidiary” means any Subsidiary that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents” means:

(1)	Dollars, Canadian dollars, Japanese yen, pounds sterling, euros or the national currency of any participating member of the European Union or, in the case of any Non-U.S. Subsidiary, any local currencies held by it from time to time in the ordinary course of business and not for speculation;

(2)	direct obligations of the United States of America, the United Kingdom or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America, the United Kingdom or any member of the European Union or any agency thereof, in each case, with maturities not exceeding two years;

(3)	time deposits, eurodollar time deposits, certificates of deposit and money market deposits, in each case, with maturities not exceeding one year from the date of acquisition thereof, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any commercial bank having capital, surplus and undivided profits of not less than $250.0 million (or the foreign currency equivalent thereof);

(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above and clause (6) below entered into with a bank meeting the qualifications described in clause (3) above;

(5)	commercial paper or variable or fixed rate notes maturing not more than one year after the date of acquisition issued by a corporation rated at least “P-1” by Moody’s or “A-1” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(6)	securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(7)	Indebtedness issued by Persons with a rating of at least “A 2” by Moody’s or “A” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency), in each case, with maturities not exceeding one year from the date of acquisition, and marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(8)	Investments in money market funds with average maturities of 12 months or less from the date of acquisition that are rated “Aaa3” by Moody’s and “AAA” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(9)	instruments equivalent to those referred to in clauses (1) through (8) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above customarily utilized in the countries where any such Restricted Subsidiary is located or in which such Investment is made;

(10)	shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (1) through (9) above; and

(11)	solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Certain Funds Provisions” has the meaning given to such term in the Commitment Letter.

A “Change in Control” will be deemed to occur if:

(1)	at any time a “change of control” (or comparable event) occurs under the ABL Credit Agreement or the documentation governing any Permitted Refinancing Indebtedness in respect of the foregoing, in each case, if any Indebtedness is outstanding under such agreement; or

(2)	any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding any employee benefit plan of such Person and its subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, acquires, directly or indirectly, Beneficial Ownership of Equity Interests representing more than 35% of the aggregate ordinary voting power (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested) represented by the issued and outstanding Equity Interests of Amneal Inc. and the percentage of the aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Amneal Inc. Beneficially Owned, directly or indirectly, in the aggregate by the Permitted Holders, taken together (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested) unless, in the case of this clause (2), the Permitted Holders have the right or the ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of Amneal Inc.; or

(3)	Amneal Inc. fails to Control the Borrower.

“Change in Law” means:

(1)	the adoption of any law, rule or regulation after the Closing Date;

(2)	any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date; or

(3)	compliance by any Lender (or, for purposes of Section 2.12(2), by any lending office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority, made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, in each case will be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning assigned to such term in Section 10.09.

“Class” means, with respect to a Term Facility, (a) when used with respect to Lenders, the Lenders under such Term Facility, and (b) when used with respect to Term Loans or Borrowings, Term Loans or Borrowings under such Term Facility.

“Closing Date” means May 4, 2018.

“Closing Date EBITDA” means $619,791,601.

“Closing Date First Lien Net Leverage Ratio” means 4.20 to 1.00.

“Closing Date Intercreditor Agreement” means the ABL / Term Loan Intercreditor Agreement, dated as of the Closing Date, by and among the Administrative Agent, the Collateral Agent and JPM, as administrative agent and collateral agent under the ABL Credit Agreement, and acknowledged by the Loan Parties, as amended, restated, amended and restated, supplemented or otherwise modified from time to time pursuant to the terms hereof and thereof.

“Closing Date Refinancing” means the repayment of the debt and termination of the commitments under the Existing Credit Facilities and release of all Liens and security interests related thereto.

“Closing Date Total Net Leverage Ratio” means 4.20 to 1.00.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the “Collateral” as defined in the Collateral Agreement and also includes all other property that is subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to any Security Document; provided that, for the avoidance of doubt, the Collateral will not include any Excluded Assets.

“Collateral Agent” means JPM, in its capacity as Collateral Agent for itself and the other Secured Parties, and any duly appointed successor in that capacity.

“Collateral Agreement” means the Term Loan Guarantee and Collateral Agreement dated as of the Closing Date, among the Loan Parties party thereto and the Collateral Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Term Loans as set forth on Schedule 2.01. On the Closing Date, the aggregate amount of Commitments is $2,700.0 million.

“Commitment Letter” means that certain Amended and Restated Commitment Letter, dated as of November 6, 2017, by and among the Borrower, JPM, BANA, MLPFSI and RBC and including any joinders thereto.

“Consolidated Amortization Expense” means, with respect to any Person for any Test Period, the amortization expense of such Person and its Restricted Subsidiaries for such Test Period, including the amortization of deferred financing fees or costs for such Test Period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Cash Interest Expense” means, with respect to any Person and its Restricted Subsidiaries (on a consolidated basis) for any Test Period, the sum of: (1) cash consolidated interest expense (less cash interest income) for such period plus (2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period.

“Consolidated Debt” means, as of any date of determination, the sum (without duplication) of the aggregate principal amount of all Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date consisting of Indebtedness for borrowed money, unreimbursed obligations in respect of drawn letters of credit (to the extent not cash collateralized), Capital Lease Obligations, Indebtedness obligations evidenced by bonds, debentures, notes or similar instruments and obligations with respect to Disqualified Stock, determined on a consolidated basis in accordance with GAAP (but excluding the effects of the application of purchase accounting in connection with the Transactions, any Permitted Acquisition or any other investment permitted hereunder), based upon the most recent fiscal quarter for which Required Financial Statements have been or are required to have been delivered; provided, that Consolidated Debt will include any Convertible Indebtedness to the extent of the aggregate principal amount thereof; provided, further, that Consolidated Debt shall not include any Indebtedness in respect of:

(1)	any Qualified Receivables Transaction;

(2)	any letter of credit, except to the extent of unreimbursed obligations in respect of drawn letters of credit (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Debt until three business days after such amount is drawn (it being understood that any borrowing, whether automatic or otherwise, to fund such reimbursement shall be counted)); or

(3)	obligations under Hedge Agreements.

“Consolidated Depreciation Expense” means, with respect to any Person for any Test Period, the depreciation expense of such Person and its Restricted Subsidiaries for such Test Period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any Test Period, Consolidated Net Income of such Person and its Restricted Subsidiaries for such Test Period, adjusted by:

(1)	adding thereto, in each case, only to the extent deducted (and not added back) in determining such Consolidated Net Income and without duplication:

(a)	Consolidated Interest Expense for such Test Period;

(b)	Consolidated Amortization Expense for such Test Period;

(c)	Consolidated Depreciation Expense for such Test Period;

(d)	Consolidated Tax Expense for such Test Period;

(e)	the amount of any restructuring, severance, relocation, consolidation, integration, remediation or similar items or reserves in such Test Period (whether or not characterized as such in accordance with GAAP), including items or reserves incurred or taken in connection with (i) Permitted Acquisitions and other Permitted Investments after the Closing Date and (ii) severance and the consolidation or closing of any facilities after the Closing Date;

(f)	the amount of costs relating to signing, retention and completion bonuses, relocation expenses, recruiting expenses, costs and expenses incurred in connection with any strategic or new initiatives, transition costs, consolidation and closing costs for facilities, business optimization expenses and new systems design and implementation costs;

(g)	the amount of “run-rate” cost savings, operating expense reductions and synergies related to the Transactions, any Specified Transaction or any other restructuring, cost saving initiative or other initiative that are projected by such Person in good faith to result from actions taken, committed to be taken or expected to be taken no later than 24 months after the end of such Test Period (which amounts will be determined by such Person in good faith and calculated on a Pro Forma Basis as though such amounts had been realized on the first day of such Test Period), net of the amount of actual benefits realized during such Test Period from such actions; provided, that the amounts added back pursuant to this clause (g) shall not exceed 25% of Consolidated EBITDA after giving effect to this clause (g);

(h)	any costs or expenses incurred in such Test Period pursuant to or in connection with or resulting from any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement or any post-employment benefit plans or agreements or any grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other similar rights or any stock subscription, stockholders or partnership agreement;

(i)	any net loss from disposed, abandoned, closed or discontinued operations;

(j)	cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any Test Period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (2) below for any previous Test Period and not added back;

(k)	any non-cash charges or expenses reducing Consolidated Net Income for such Test Period (provided that if any such non-cash item represents an accrual or reserve for potential cash items in any future Test Period, (i) such Person may determine not to add back such non-cash item in the current Test Period and (ii) to the extent such Person does decide to add back such non-cash item, the cash payment in respect thereof in such future Test Period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior Test Period);

(l)	all charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Equity Interests held by officers or employees of such Person and all losses, charges and expenses related to payments made to holders of options or other derivative Equity Interests in the common equity of such Person or any direct or indirect parent thereof in connection with, or as a result of, any distribution being made to equity holders of such Person or any direct or indirect parent thereof, which payments are being made to compensate such option holders as though they were equity holders at the time of, and entitled to share in, such distribution;

(m)	the amount of any expenses paid on behalf of any member of the board of directors or reimbursable to such member of the board of directors;

(n)	all judgments, liabilities, obligations, damages of any kind, including liquidated damages, settlement amounts, losses, fines, costs, fees, expenses (including reasonable attorneys’ fees and disbursements), penalties and interest and other charges or expenses in connection with any lawsuit or other proceeding against such Person and its Subsidiaries; provided, that the amounts added back pursuant to this clause (n) shall not exceed 15% of Consolidated EBITDA prior to giving effect to this clause (n);

(o)	losses or discounts on any sale of receivables, Securitization Assets and related assets in connection with any Qualified Receivables Transaction;

(p)	earn-outs and contingent consideration obligations (including to the extent accounted for as bonuses and other compensation), payments in respect of dissenting shares, and purchase price adjustments, made by such Person during such Test Period, in each case, in connection with an investment or acquisition permitted hereunder;

(q)	the amount of any contingent payments in connection with the licensing of Intellectual Property Rights or other assets;

(r)	any extraordinary, non-recurring or unusual costs items; and

(s)	other adjustments consistent with Regulation S-X; and

(2) subtracting therefrom, in each case only to the extent (and in the same proportion) included or added in determining such Consolidated Net Income and without duplication:

(a)	the aggregate amount of all non-cash items increasing Consolidated Net Income (other than (i) the accrual of revenue or recording of receivables in the ordinary course of business and (ii) the reversal of any accrual of a reserve referred to in the parenthetical in clause (1)(k) of this definition (other than any such reversal that results from a cash payment subtracted from Consolidated EBITDA)) for such Test Period;

(b)	any extraordinary, non-recurring or unusual gains; and

(c)	any net income from disposed, abandoned, closed or discontinued operations.

Notwithstanding the foregoing, Consolidated EBITDA of the Borrower (i) for the fiscal quarter ended March 31, 2017, shall be deemed to be $124,962,967, (ii) for the fiscal quarter ended June 30, 2017, shall be deemed to be $146,611,301, (iii) for the fiscal quarter ended September 30, 2017, shall be deemed to be $179,033,361, and (iv) for the fiscal quarter ended December 31, 2017, shall be deemed to be $169,183,972, as such amounts may be adjusted pursuant to Pro Forma adjustments permitted by this Agreement.

“Consolidated First Lien Net Debt” means, as of any date, the Initial Term Loans and any other Consolidated Debt outstanding as of such date that is Pari Passu Lien Debt, minus all Unrestricted Cash as of such date in an aggregate amount not to exceed $150,000,000, in each case, determined based upon the most recent fiscal quarter for which Required Financial Statements have been or are required to have been delivered; provided that for purposes of calculating the amount of Consolidated First Lien Net Debt with respect to any Indebtedness being incurred in reliance on compliance with any financial ratio-based incurrence test, Unrestricted Cash will not include any proceeds received from such Indebtedness. For the avoidance of doubt, Indebtedness under the ABL Credit Agreement will constitute Consolidated First Lien Net Debt.

“Consolidated Interest Expense” means, with respect to any Person for any Test Period, the total consolidated interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including, without duplication:

(1)	imputed interest on Capital Lease Obligations and Attributable Indebtedness of such Person and its Restricted Subsidiaries for such Test Period;

(2)	commissions, discounts and other fees, charges and expenses owed by such Person and its Restricted Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such Test Period;

(3)	pay-in-kind interest payments, amortization and write-offs of deferred financing fees, debt issuance costs, debt discount, or premium, commissions and other financing fees and expenses (including expensing of any bridge, commitment or other financing fees) incurred by such Person and its Restricted Subsidiaries for such Test Period including net costs under Hedge Agreements dealing with interest rates and any commitment fees payable thereunder and all discounts, commissions, fees and other similar charges associated with any Qualified Receivables Transaction;

(4)	cash contributions to any employee stock ownership plan or similar trust made by such Person and its Restricted Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than such Person or a wholly-owned Subsidiary) in connection with Indebtedness incurred by such plan or trust for such Test Period;

(5)	all interest paid or payable with respect to discontinued operations of such Person and its Restricted Subsidiaries for such Test Period;

(6)	the interest portion of any deferred payment obligations of such Person and its Restricted Subsidiaries for such Test Period; and

(7)	all interest on any Indebtedness of such Person and its Restricted Subsidiaries that is (a) Indebtedness of others secured by any Lien on property owned or acquired by such Person or its Subsidiaries, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property or (b) contingent obligations of such Person or its Subsidiaries in respect of Indebtedness;

provided that Consolidated Interest Expense shall be calculated after giving effect to Hedge Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to such Hedge Agreements; provided further that when determining Consolidated Interest Expense in respect of any Test Period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense will be calculated by multiplying the aggregate Consolidated Interest Expense accrued since the Closing Date by 365 and then dividing such product by the number of days from and including the Closing Date to and including the last day of such Test Period. For purposes of this definition, interest on Capital Lease Obligations will be deemed to accrue at the interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligations in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any Test Period, the Net Income of such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such consolidated net income (to the extent otherwise included therein), without duplication:

(1)	the Net Income for such Test Period of any Person that is not a Subsidiary, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that the Borrower’s or any Restricted Subsidiary’s equity in the Net Income of such Person shall be included in the Consolidated Net Income of the Borrower for such Test Period up to the aggregate amount of dividends or distributions or other payments in respect of such equity that are actually paid in cash (or to the extent converted into cash) by such Person to the Borrower or a Restricted Subsidiary, in each case, in such Test Period, to the extent not already included therein (subject in the case of dividends, distributions or other payments in respect of such equity made to a Restricted Subsidiary to the limitations contained in clause (2) below);

(2)	solely with respect to the calculation of Available Amount and Excess Cash Flow, (a) the Net Income of any Subsidiary of such Person during such Test Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument or requirement of Law applicable to such Subsidiary during such Test Period; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid to such Person or its Restricted Subsidiaries in respect of such Test Period and (b) the Net Income of any Person for the period prior to it becoming a Subsidiary;

(3)	any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized by such Person or any of its Restricted Subsidiaries during such Test Period upon any asset sale or other disposition of any Equity Interests of any Person (other than any dispositions in the ordinary course of business) by such Person or any of its Restricted Subsidiaries;

(4)	gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such Test Period;

(5)	earnings (or losses), including any impairment charge, resulting from any reappraisal, revaluation or write-up (or write-down) of assets during such Test Period;

(6)	(a) unrealized gains and losses with respect to Hedge Agreements for such Test Period pursuant to the application of Accounting Standards Codification 815 (Derivatives and Hedging) and (b) any after-tax effect of income (or losses) for such Test Period that result from the early extinguishment of (i) Indebtedness, (ii) obligations under any Hedge Agreements or (iii) other derivative instruments;

(7)	any extraordinary, non-recurring or unusual gain (or extraordinary, non-recurring or unusual loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by such Person or any of its Restricted Subsidiaries during such Test Period;

(8)	the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such Test Period;

(9)	any after-tax gains (or losses) on disposal of disposed, abandoned or discontinued operations for such Test Period;

(10)	effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt and unfavorable or favorable lease line items in such Person’s consolidated financial statements pursuant to GAAP for such Test Period resulting from the application of purchase accounting in relation to the Transactions or any acquisition consummated prior to the Closing Date and any Permitted Acquisition or other investment or the amortization or write-off of any amounts thereof, net of taxes, for such Test Period;

(11)	any non-cash compensation charge or expense (including any deferred non-cash compensation expense) for such Test Period, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights and any cash charges or expenses associated with the rollover, acceleration or payout of Equity Interests by, or to, management of the such Person or any of its Restricted Subsidiaries in connection with the Transactions;

(12)	(a) Transaction Costs incurred during such Test Period (including, for the avoidance of doubt, any charges, costs or expenses pursuant to or in connection with or resulting from any Existing Notes LM Transaction or Specified Tender Offer) and (b) any fees and expenses incurred during such Test Period, or any amortization thereof for such Test Period, in connection with any acquisition (other than the Transactions), investment, disposition, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt or equity instrument (in each case, including any such transaction whether consummated on, after or prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring costs incurred during such Test Period as a result of any such transaction;

(13)	any expenses, charges or losses for such Test Period that are covered by indemnification or other reimbursement provisions in connection with any investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days); and

(14)	to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses for such Test Period with respect to liability or casualty events or business interruption.

“Consolidated Tax Expense” means, with respect to any Person for any Test Period, taxes based on gross receipts, income, profits or capital, franchise, excise or similar taxes, and foreign withholding taxes, of such Person and its Restricted Subsidiaries for such Test Period, including (1) penalties and interest related thereto and (2) tax distributions made to any direct or indirect holders of Equity Interests of such Person in respect of any such taxes.

“Consolidated Total Assets” means, as of any date, the total assets of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, determined based upon the most recent month-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis.

“Consolidated Total Net Debt” means, as of any date, the Consolidated Debt outstanding as of such date minus all Unrestricted Cash as of such date in an aggregate amount not to exceed $150,000,000, in each case, determined based upon the most recent financial statements available internally as of the date of determination; provided that for purposes of calculating the Consolidated Total Net Debt with respect to any Indebtedness being incurred in reliance on compliance with any financial ratio-based incurrence test, Unrestricted Cash will not include any proceeds received from such Indebtedness.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution” has the meaning assigned to such term in the recitals hereto.

“Contribution Indebtedness” means Indebtedness in an aggregate outstanding principal amount not to exceed an amount equal to 100% of the net cash proceeds and the fair market value of property (other than cash) received by the Borrower from Permitted Equity Issuances or as a contribution to its common equity capital, in each case, after the Closing Date and on or prior to the date of such incurrence (other than Excluded Contributions, Cure Amounts and sales of Equity Interests to the Borrower or any of its Subsidiaries) that are Not Otherwise Applied.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” will have correlative meanings.

“Convertible Indebtedness” means (1) the Impax Convertible Notes and (2) any Indebtedness of a Loan Party (which may be Guaranteed by other Loan Parties) permitted to be incurred hereunder that is either (a) convertible into common Capital Stock of the Borrower or of any direct or indirect parent thereof (or other applicable securities or property following a merger event or other change of the common Capital Stock of the Borrower) (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common Capital Stock or such other securities) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common Capital Stock of the Borrower or of any direct or indirect parent thereof and/or cash (in an amount determined by reference to the price of such common Capital Stock).

“Credit Agreement Refinanced Debt” has the meaning assigned to it in the definition of “Credit Agreement Refinancing Indebtedness.”

“Credit Agreement Refinancing Indebtedness” means secured or unsecured Indebtedness of the Borrower in the form of term loans or notes; provided that:

(1)	such Indebtedness is incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, Indebtedness (“Credit Agreement Refinanced Debt”) that is either Term Loans or other Credit Agreement Refinancing Indebtedness;

(2)	such Indebtedness is in an original aggregate principal amount not greater than the principal amount of the Credit Agreement Refinanced Debt (plus (a) the amount of unpaid, accrued or capitalized interest, penalties, premiums (including tender premiums), defeasance costs and other similar amounts payable with respect thereto and (b) underwriting discounts, fees, commissions, costs, expenses and other similar amounts payable with respect to such Credit Agreement Refinancing Indebtedness);

(3)	(a) the Weighted Average Life to Maturity of such Indebtedness is equal to or longer than the remaining Weighted Average Life to Maturity of the Credit Agreement Refinanced Debt, and (b) the final maturity date of such Credit Agreement Refinancing Indebtedness may not be earlier than the Latest Maturity Date;

(4)	such Indebtedness may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments hereunder;

(5)	such Indebtedness will rank pari passu or junior in right of payment to the Credit Agreement Refinanced Debt;

(6)	such Indebtedness is not secured by any assets or property of the Borrower or any Restricted Subsidiary that does not constitute Collateral (subject to customary exceptions for cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender);

(7)	such Indebtedness is not guaranteed by any Person other than a Guarantor;

(8)	if such Indebtedness is secured:

(a)	it shall be secured on a pari passu “equal and ratable” basis with, or on a junior basis to, the Liens that secure the Credit Agreement Refinancing Indebtedness;

(b)	the security agreements relating to such Indebtedness are substantially similar to or the same as the applicable Security Documents (as determined in good faith by a Responsible Officer of the Borrower);

(c)	if such Indebtedness is Pari Passu Lien Debt, a Debt Representative acting on behalf of the holders of such Indebtedness has become party to or is otherwise subject to the provisions of a Pari Passu Intercreditor Agreement and, if applicable, the Closing Date Intercreditor Agreement; and

(d)	if such Indebtedness is Junior Lien Debt, a Debt Representative, acting on behalf of the holders of such Indebtedness, has become party to or is otherwise subject to the provisions of a Junior Lien Intercreditor Agreement and, if applicable, the Closing Date Intercreditor Agreement; and

(9)	the terms and conditions of such Indebtedness (a) are substantially identical to, or, taken as a whole, no more favorable to the lenders or holders providing such Indebtedness than, those applicable to such Credit Agreement Refinanced Debt (except for covenants applicable only to periods after the Latest Maturity Date of the Initial Term Loans at the time of incurrence) and (b) solely to the extent that any terms and conditions applicable to any such Credit Agreement Refinanced Debt are not substantially the same as, or are materially more restrictive on the Borrower and the Restricted Subsidiaries than, those then applicable to the Credit Agreement Refinanced Debt, shall otherwise reflect customary market terms and conditions, including with respect to high yield debt securities to the extent applicable, at the time of such incurrence of such Credit Agreement Refinancing Indebtedness (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least four (4) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the incurrence of such Credit Agreement Refinancing Indebtedness, together with a reasonably detailed description of the material covenants and events of default of such Credit Agreement Refinancing Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (9) shall be conclusive evidence that such Indebtedness satisfies this clause (9) unless the Administrative Agent notifies the Borrower within such four (4) Business Day (or shorter) period that it disagrees with such determination (including a description of the basis upon which it disagrees)); provided that this clause (9) will not apply to (v) terms addressed in the preceding clauses (1) through (8), (w) interest rate, rate floors, fees, funding discounts and other pricing terms, (x) redemption, prepayment or other premiums, or (y) optional prepayment or redemption terms; provided further that the Borrower will promptly deliver to the Administrative Agent final copies of the definitive credit documentation relating to such Indebtedness (unless the Borrower is bound by a confidentiality obligation with respect thereto, in which case the Borrower will deliver a reasonably detailed description of the material terms and conditions of such Indebtedness in lieu thereof).

Credit Agreement Refinancing Indebtedness will include any Registered Equivalent Notes issued in exchange therefor.

“Cure Amount” means the amount of cash contributions to the capital of the Borrower made pursuant to Section 8.02 of the ABL Credit Agreement.

“Current Assets” means, as of any date, all assets (other than Cash Equivalents or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries as “current assets” (other than amounts related to current or deferred Taxes based on income or profits), determined based upon the most recent month-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis.

“Current Liabilities” means, as of any date, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries as “current liabilities,” other than:

(1)	the current portion of any Indebtedness;

(2)	accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid);

(3)	accruals for current or deferred Taxes based on income or profits;

(4)	accruals, if any, of transaction costs resulting from the Transactions; and

(5)	accruals of any costs or expenses related to (a) severance or termination of employees prior to the Closing Date or (b) bonuses, pension and other post-retirement benefit obligations;

in each case, determined based upon the most recent month-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis.

“Debt Fund Affiliate” means:

(1)	any Affiliate of a Permitted Investor (other than the Borrower or any of its Subsidiaries) that is a bona fide debt fund or investment vehicle that has the principal purpose of investing in, acquiring or trading commercial loans, bonds or similar extensions of credit in the ordinary course and that exercises investment discretion independent from the private equity business of such Permitted Investor; and

(2)	any investment fund or account of a Permitted Investor managed by third parties (including by way of a managed account, a fund or an index fund in which a Permitted Investor has invested) that is not organized or used primarily for the purpose of making equity investments, in each case in clauses (1) and (2) above, with respect to which any Investor or Permitted Investor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

“Debt Representative” means, with respect to any Pari Passu Lien Debt or Junior Lien Debt, the lenders or other holders of such Indebtedness or the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which, but for the giving of notice, lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that:

(1)	has refused (without retraction) or failed to (a) fund its portion of any Borrowing or (b) pay to any Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due;

(2)	has notified the Borrower or any Agent that it does not intend to comply with its funding obligations under any Loan Document, or has made a public statement to that effect;

(3)	has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations under any Loan Document (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (3) upon receipt of such written confirmation by the Administrative Agent and the Borrower); or

(4)	has, or has a direct or indirect parent company that has, (i) become insolvent or the subject of a proceeding under any voluntary or involuntary case under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (1) through (4) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or any Restricted Subsidiary in connection with an Asset Sale that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disinterested Director” means, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (excluding Liens, but including any sale or issuance of Equity Interests in a Restricted Subsidiary and any sale leaseback transactions of a Loan Party) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Institution” means:

(1)	those entities identified by or on behalf of the Borrower in writing to the Administrative Agent, from time to time prior to or after the completion of general syndication, as competitors of the Borrower or its Subsidiaries or Impax or its Subsidiaries;

(2)	those banks, financial institutions, other institutional lenders and other persons identified in writing by or on behalf of the Borrower or Impax to the Arrangers from time to time prior to October 17, 2017;

(3)	those banks, financial institutions, other institutional lenders and other persons identified in writing by or on behalf of the Borrower to the Arrangers after October 17, 2017 if such designation is reasonably acceptable to the Arrangers; and

(4)	any clearly identifiable (solely on the basis of the similarity of its name or as identified in writing by or on behalf of the Borrower) Affiliate of the entities described in the preceding clauses (1), (2) and (3) (other than, with respect to this clause (4), any bona fide Debt Fund Affiliates thereof).

Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that (i) the Administrative Agent will not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Institution and the Administrative Agent will have no liability with respect to or arising out of any assignment or participation of Term Loans to a Disqualified Institution and (ii) any written notice of a Disqualified Institution shall be deemed not delivered and not effective unless delivered by or on behalf of the Borrower to the Administrative Agent by email to JPMDQ_Contact@jpmorgan.com and shall only become effective, as of and following, two (2) Business Days after such delivery.

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is redeemable or exchangeable at the option of the holder thereof), or upon the happening of any event or condition:

(1)	mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale are subject to the prior Payment in Full and the termination of the Commitments);

(2)	is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part;

(3)	provides for the scheduled payments of dividends in cash; or

(4)	is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is 91 days after the earlier of:

(a)	the Latest Maturity Date at the time of issuance; and

(b)	the date on which the Term Loans and all other Obligations (other than Obligations in respect of Specified Hedge Agreements and contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) are Paid in Full and the Commitments are terminated;

provided that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that if such Equity Interests are issued pursuant to any plan for the benefit of any future, current or former officers, directors, managers, employees, consultants or independent contractors of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof, or their respective estates, heirs, family members, spouses, former spouses, successors, executors, administrators, trustees, legatees or distributees, such Equity Interests will not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of any such Person’s termination, death or disability; and provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of any Equity Interests that is not Disqualified Stock will not be deemed to be Disqualified Stock. For the avoidance of doubt, any Convertible Indebtedness or any Permitted Convertible Indebtedness Call Transaction will not be deemed to be Disqualified Stock.

“Dollars” or “$” means lawful money of the United States of America.

“Dutch Auction Procedures” means, with respect to a purchase of Term Loans in a Dutch auction, Dutch auction procedures as set forth on Exhibit J or as reasonably agreed upon by the Borrower and the Administrative Agent.

“EEA Financial Institution” means:

(1)	any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority;

(2)	any entity established in an EEA Member Country which is a parent of an institution described in clause (1) of this definition; or

(3)	any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (1) or (2) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Enterprise Transformative Event” means any merger, acquisition, Investment, dissolution, liquidation, consolidation or Disposition, in each case, by the Borrower or any Restricted Subsidiary that is either (1) not permitted by the terms of any Loan Document immediately prior to the consummation of such transaction or (2) if permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction, would not provide the Borrower and its Restricted Subsidiaries with adequate flexibility under the Loan Documents for the continuation or expansion of their combined operations following such consummation, as reasonably determined by the Borrower acting in good faith.

“Environment” means ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna.

“Environmental Laws” means all applicable laws (including common law), statutes, rules, regulations, codes, ordinances, orders, binding agreements and final, binding decrees or judgments, in each case, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to occupational health and safety matters (to the extent relating to the environment or exposure to Hazardous Materials).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock, any Convertible Indebtedness and any Permitted Warrant Transaction).

“Equivalent Percentage” means, as of any date of determination, with respect to any Dollar amount, the percentage of TTM Consolidated EBITDA of the Borrower for the four quarters ended December 31, 2017 that such Dollar amount represents, rounded to the nearest one tenth of 1%. For purposes of calculating Equivalent Percentage, TTM Consolidated EBITDA of the Borrower for the four quarters ended December 31, 2017 will be deemed to be the Closing Date EBITDA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any of its Subsidiaries, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means:

(1)	a Reportable Event, or the requirements of Section 4043(b) of ERISA apply, with respect to a Plan;

(2)	a withdrawal by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower or the Borrower, any ERISA Affiliate that is treated as a termination under Section 4062(e) of ERISA;

(3)	a complete or partial withdrawal by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any ERISA Affiliate from a Multiemployer Plan, receipt of written notification by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any ERISA Affiliate concerning the imposition of Withdrawal Liability or written notification that a Multiemployer Plan is, or is expected to be, insolvent or endangered or in critical status within the meaning of Section 305 of ERISA;

(4)	the provision by a Plan administrator or the PBGC of notice of intent to terminate a Plan, to appoint a trustee to administer a Plan, the treatment of a Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan;

(5)	the incurrence by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA;

(6)	the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Plan;

(7)	the imposition of a lien under Section 303(k) of ERISA with respect to any Plan; and

(8)	a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA).

“Escrow Account” has the meaning specified in the Escrow Agreement.

“Escrow Agent” means JPMorgan Chase Bank, N.A., together with its successors and assigns in such capacity.

“Escrow Agreement” means the Escrow Agreement substantially in the form of Exhibit K among the Borrower, the Administrative Agent and the Escrow Agent, as such may be amended, amended and restated supplemented, waived or otherwise modified from time to time in accordance with its terms and this Agreement.

“Escrowed Funds” has the meaning assigned to such term in Section 2.01(1).]

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Borrowing” means a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” means any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 8.01.

“Excess Cash Flow” means, for any Excess Cash Flow Period, an amount equal to the excess of:

(1)	the sum, without duplication of:

(a)	the Consolidated Net Income of the Borrower for such period; plus

(b)	all non-cash charges of the Borrower or any Restricted Subsidiary that were deducted in calculating such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(c)	decreases in Working Capital of the Borrower for such period, if any, (other than any such decreases arising from acquisitions or Dispositions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting); plus

(d)	an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; plus

(e)	the amount deducted as tax expense in determining Consolidated Net Income to the extent in excess of cash taxes paid in such period, plus

(f)	cash receipts in respect of Hedge Agreements during such period to the extent not otherwise included in such Consolidated Net Income; over

(2)	the sum, without duplication, of:

(a)	an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (1)(b) above) and cash charges excluded by virtue of clauses (1) through (14) of the definition of “Consolidated Net Income”; plus

(b)	the amount of Capital Expenditures or acquisitions of Intellectual Property Rights accrued or made in cash during such period to the extent not financed with the proceeds of Funded Debt; plus

(c)	the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (1) the principal component of payments in respect of Capital Lease Obligations, (2) the amount of any scheduled repayment of Term Loans pursuant to Section 2.06 and (3) the amount of a mandatory prepayment of Term Loans pursuant to Section 2.08 to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase) to the extent such prepayments or repayments are not funded with the proceeds of Funded Debt or made in reliance on any basket calculated by reference to the Available Amount, excluding (i) all other prepayments of Term Loans or payments of other Indebtedness described in Section 2.08(2)(b) and (ii) any prepayment of revolving loans to the extent there is not an equivalent permanent reduction in commitments thereunder, plus

(d)	an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income and the net cash loss on Dispositions to the extent otherwise added to arrive at Consolidated Net Income; plus

(e)	increases in Working Capital for such period (other than any such increases arising from acquisitions or Dispositions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting); plus

(f)	cash payments by the Borrower and the Restricted Subsidiaries actually made during such period to the extent not financed with the proceeds of Funded Debt in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income for such period (and so long as there has not been any reduction in respect of such payments in arriving at Consolidated Net Income for such period); plus

(g)	without duplication of amounts deducted pursuant to clauses (h) and (i) below in prior periods, cash payments made by the Borrower and its Restricted Subsidiaries in respect of Permitted Investments (including Permitted Acquisitions) made during such period to the extent that such Investments were not financed with the proceeds of Funded Debt, not deducted in calculating Consolidated Net Income and not made in reliance on any basket calculated by reference to the Available Amount; plus

(h)	cash payments made by the Borrower in respect of Restricted Payments actually paid (and permitted to be paid) during such period, in each case to the extent such Restricted Payments were not financed with the proceeds of Funded Debt; plus

(i)	the aggregate amount of cash expenditures actually made by the Borrower and its Restricted Subsidiaries during such period to the extent not financed with the proceeds of Funded Debt (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such fiscal year or are not deducted in calculating Consolidated Net Income (and so long as there has not been any reduction in respect of such expenditures in arriving at Consolidated Net Income for such period); plus

(j)	to the extent such were not deducted in calculating Consolidated Net Income for such period, the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower or any of the Restricted Subsidiaries during such period that are made in connection with any prepayment of any principal of Indebtedness to the extent such prepayment of principal reduced Excess Cash Flow pursuant to clause (2)(c) above or reduced the mandatory prepayment required by Section 2.08(2)(a); plus

(k)	without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries within 365 days after the end of such period pursuant to binding contracts (to the extent not financed with the proceeds of Funded Debt, the “Contract Consideration”) entered into prior to or during such period relating to Permitted Investments, cash Capital Expenditures or acquisitions of Intellectual Property Rights to be consummated; provided that, to the extent the aggregate amount actually utilized to finance such Permitted Investments, Capital Expenditures or acquisitions of Intellectual Property Rights during any period is less than the Contract Consideration that reduced Excess Cash Flow for the prior period, the amount of such shortfall shall be added to the calculation of Excess Cash Flow for such period; plus

(l)	the amount of cash taxes paid or tax reserves set aside in such period or payable (without duplication) in such period (including, for the avoidance of doubt, distributions made pursuant to Section 4.01(b) of the LLC Agreement), to the extent they exceed the amount of tax expense deducted in calculating Consolidated Net Income for such period; plus

(m)	cash expenditures actually made in cash in respect of Hedge Agreements during such period to the extent not deducted in calculating Consolidated Net Income.

“Excess Cash Flow Period” means each fiscal year of the Borrower.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means “Excluded Assets” as defined in the Collateral Agreement.

“Excluded Contributions” means, as of any date, the aggregate amount of the net cash proceeds and Cash Equivalents, together with the aggregate fair market value of other assets that are used or useful in a business permitted under Section 6.08, received by the Borrower after the Closing Date from:

(1)	contributions to its common equity capital; or

(2)	the sale of Capital Stock of the Borrower;

in each case, designated as Excluded Contributions pursuant to a certificate of a Responsible Officer of the Borrower on the date such contribution is made or such Capital Stock is sold, less the aggregate amount of Investments made pursuant to Section 6.04(29) and Restricted Payments made pursuant to Section 6.07(12), in each case prior to such date and Not Otherwise Applied; provided that the proceeds of Disqualified Stock and Cure Amounts will not be treated as Excluded Contributions.

“Excluded Equity Interests” means “Excluded Equity Interests” as defined in the Collateral Agreement.

“Excluded Indebtedness” means all Indebtedness not incurred in violation of Section 6.01 and any Credit Agreement Refinancing Indebtedness.

“Excluded Subsidiary” means any:

(1)	Immaterial Subsidiary;

(2)	Subsidiary that is not a Wholly Owned Subsidiary of the Borrower or a Subsidiary Loan Party;

(3)	Unrestricted Subsidiary;

(4)	Non-U.S. Subsidiary;

(5)	direct or indirect U.S. Subsidiary of a Non-U.S. Subsidiary;

(6)	FSHCO;

(7)	Subsidiary that is prohibited or restricted by applicable Law or by a binding contractual obligation (including any Contractual Obligation) existing on the Closing Date or at the time of the acquisition or creation of such Subsidiary (and not incurred in contemplation of such acquisition or creation) from providing a Guarantee or if such Guarantee would require consent, approval, license or authorization of or from a Governmental Authority or a third party (other than a Loan Party or a controlled Affiliate of a Loan Party);

(8)	special purpose securitization vehicle (or similar entity) including any Receivables Subsidiary or like special purpose entity;

(9)	Subsidiary that is a not-for-profit organization;

(10)	Captive Insurance Subsidiary;

(11)	Subsidiary with respect to which, in the reasonable judgment of the Borrower in consultation with the Administrative Agent, the providing of a Guarantee would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent; and

(12)	Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent, in consultation with the Borrower, the cost or other consequences (including any adverse tax consequences) of providing a Guarantee would be excessive in view of the benefits to be obtained by the Lenders therefrom;

provided that the Borrower, in its sole discretion, may cause any Subsidiary that otherwise qualifies as an “Excluded Subsidiary” to become a “Guarantor” in accordance with the definition thereof and thereafter such Subsidiary will not constitute an “Excluded Subsidiary” unless and until the Borrower elects otherwise.

“Excluded Taxes” means, with respect to any Recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder:

(1)	Taxes imposed on or measured by its net income (however denominated) or franchise Taxes imposed in lieu of net income Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes;

(2)	any branch profits Tax or any similar Tax that is imposed by any jurisdiction described in clause (1) above;

(3)	any U.S. withholding Tax (including any backup withholding Tax) that is in effect and would apply to amounts payable hereunder to or for the account of a Recipient under the law applicable at the time such Recipient becomes a party to this Agreement (or in the case of a Lender, under the law applicable at the time such Lender changes its lending office), except to the extent that the Recipient’s assignor (if any), at the time of assignment (or such Lender immediately before it changed its lending office), was entitled to receive additional amounts from the Loan Party with respect to any U.S. withholding Tax pursuant to Section 2.14(1) or Section 2.14(3);

(4)	Taxes that are attributable to such Lender’s or Administrative Agent’s failure to comply with Section 2.14(5) or Section 2.14(6); and

(5)	any withholding Taxes imposed under FATCA.

“Exclusive License” means, with respect to any drug or pharmaceutical product, any license to develop, commercialize, sell, market and promote such drug or pharmaceutical product and which provides for exclusive rights to develop, use, commercialize, sell, market, import and promote such drug or product within the United States; provided that an “Exclusive License” shall not include:

(1)	any license solely to distribute any such drug or product on an exclusive basis within any particular geographic region or territory,

(2)	any licenses, which may be exclusive, solely to manufacture any such drug or product, and

(3)	any license to manufacture, use, offer for sale or sell any authorized generic version of such drug or product; and “Exclusively License” shall have the correlative meaning.

“Executive Order” has the meaning assigned to such term in Section 3.19(3)(a).

“Existing Credit Facilities” means:

(1)	that certain Revolving Credit Agreement, dated as of November 1, 2013 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) by, among others, the Borrower and Healthcare Financial Solutions, LLC (as successor in interest to General Electric Capital Corporation), as agent;

(2)	that certain Credit Agreement dated as of November 1, 2013 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) by, among others, the Borrower and Healthcare Financial Solutions, LLC (as successor in interest to General Electric Capital Corporation), as agent; and

(3)	those certain credit facilities of Impax and its Subsidiaries with respect to which the Acquisition Agreement requires the delivery of a payoff letter.

“Existing Notes LM Transactions” means a consent solicitation to holders of the Impax Convertible Notes, pursuant to which Impax shall solicit consents to make certain amendments to the Impax Indenture such that the Acquisition and the transaction contemplated in the Acquisition Agreement would not result in a default or event of default under the Impax Indenture in exchange for monetary consideration (including an offer (on terms to be agreed) to purchase the Impax Convertible Notes at a price equal to, if coupled with any consent fee included therein, par) and/or other changes to the Impax Indenture for the benefit of holders of Impax Convertible Notes.

“Extended Term Commitments” means the term commitments held by any Extending Term Lenders.

“Extended Term Loan Installment Date” has the meaning assigned to such term in Section 2.06(2).

“Extended Term Loans” means the Term Loans made pursuant to Extended Term Commitments.

“Extending Term Lenders” means each Lender accepting an Extension Offer.

“Extension” has the meaning assigned to such term in Section 2.20(1).

“Extension Amendment” has the meaning assigned to such term in Section 2.20(2).

“Extension Offer” has the meaning assigned to such term in Section 2.20(1).

“Factoring Transaction” means any transaction or series of transactions that may be entered into by the Borrower or any Restricted Subsidiary pursuant to which the Borrower or such Restricted Subsidiary may sell, convey, assign or otherwise transfer Securitization Assets (which may include a backup or precautionary grant of security interest in such Securitization Assets so sold, conveyed, assigned or otherwise transferred or purported to be so sold, conveyed, assigned or otherwise transferred) to any Person other than a Receivables Subsidiary.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letters” means the Agency Fee Letter and the Arranger Fee Letter.

“Fees” means the Administrative Agent Fees and all other fees set forth in the Fee Letters payable to a Lender, the Administrative Agent or any Arranger, in each case, with respect to the Initial Term Loans.

“Financial Covenant Default” has the meaning assigned to such term in Section 8.01(6).

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, director of financial services, treasurer, assistant treasurer or controller of such Person or other similar officer or Person performing similar functions of such Person, designated in writing by or on behalf of the Borrower to the Administrative Agent from time to time. Any document delivered hereunder that is signed by a Financial Officer of a Loan Party will be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership or other action on the part of such Loan Party and such Financial Officer will be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, all references herein to a “Financial Officer” shall refer to a Financial Officer of the Borrower.

“First Lien Net Leverage Ratio” means, with respect to any Test Period, the ratio of (1) Consolidated First Lien Net Debt outstanding as of the last day of such Test Period to (2) Consolidated EBITDA of the Borrower for such Test Period.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America. For purposes of this definition, the United States of America, each state thereof and the District of Columbia will be deemed to constitute a single jurisdiction.

“FSHCO” means any direct or indirect U.S. Subsidiary that has no material assets other than Equity Interests (or Equity Interests and Indebtedness) in one or more Non-U.S. Subsidiaries or other FSHCOs.

“Funded Debt” means all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession (but excluding the policies, rules and regulations of the SEC applicable only to public companies).

Notwithstanding anything to the contrary above or in the definition of Capital Lease Obligations or Capital Expenditures, in the event of a change under GAAP (or the application thereof) requiring any leases to be capitalized that are not required to be capitalized as of the Closing Date, only those leases that would result or would have resulted in Capital Lease Obligations or Capital Expenditures on the Closing Date (assuming for purposes hereof that they were in existence on the Closing Date) will be considered capital leases and all calculations under this Agreement will be made in accordance therewith.

“General Asset Sale Basket” has the meaning assigned to such term in Section 6.06(10)(b).

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality, regulatory or legislative body, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means:

(1)	any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect:

(a)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligations;

(b)	to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof;

(c)	to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation;

(d)	entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part); or

(e)	as an account party in respect of any letter of credit, bank guarantee or other letter of credit guaranty issued to support such Indebtedness or other obligation; or

(2)	any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness or other obligation is assumed by the guarantor;

provided, that the term “Guarantee” will not include endorsements for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).

The amount of any Guarantee will be deemed to be an amount equal to the stated or determinable amount of the related primary Indebtedness obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means (1) each Subsidiary Loan Party; and (2) each Parent Entity or Restricted Subsidiary that the Borrower may elect in its sole discretion, from time to time, upon written notice to the Administrative Agent, to cause to Guarantee the Obligations (including by executing a supplement to the Collateral Agreement in substantially the form attached thereto), until such date that the Borrower has informed the Administrative Agent that it elects not to have such Person Guarantee the Obligations.

“Hazardous Materials” means all pollutants, contaminants, wastes, chemicals, materials, substances and constituents that are defined, listed or regulated under Environmental Law as hazardous or toxic, or words of similar import, or the Release or exposure to which would reasonably be expected to give rise to liability under any Environmental Law, including explosive or radioactive substances, petroleum or petroleum byproducts or distillates, friable asbestos or friable asbestos-containing materials, polychlorinated biphenyls or radon gas.

“Health Care Laws” means any Laws applicable to the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of products controlled by the Borrower or any of the Subsidiaries, including without limitation, the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the civil monetary penalty laws (42 U.S.C. § 1320a-7a), the federal Food, Drug & Cosmetic Act (21 U.S.C. §§ 301 et seq.), the federal Controlled Substances Act (21 U.S.C. § 801 et seq.), HIPAA, the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8), Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the federal TRICARE program (10 U.S.C. §1071 et seq.), the VA Federal Supply Schedule (38 U.S.C. § 8126), and the regulations promulgated pursuant to such laws, each as amended from time to time.

“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, not entered into for speculative purposes; provided that no phantom stock or similar plan providing for payments only on account of services provided by any future, current or former officers, directors, managers, employees, consultants or independent contractors of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof will be a Hedge Agreement. Notwithstanding the foregoing, agreements relating to any Permitted Convertible Indebtedness Call Transaction (and the obligations and transactions relating thereto) will not constitute a Hedge Agreement.

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary” means, as of any date, any Subsidiary that (i) did not, as of the last day of the most recent fiscal quarter for which Required Financial Statements have been delivered, have assets with a value in excess of 5.0% of the Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the Borrower and the Restricted Subsidiaries for the period of four consecutive fiscal quarters for which Required Financial Statements have been delivered, calculated on a consolidated basis in accordance with GAAP; and (ii) taken together with all Immaterial Subsidiaries as of the last day of the most recent fiscal quarter of the Borrower for which Required Financial Statements have been delivered, did not have assets with a value in excess of 10.0% of Consolidated Total Assets or revenues representing in excess of 10.0% of total revenues of the Borrower and the Restricted Subsidiaries on a consolidated basis for such four-quarter period.

“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBO Rate.”

“Impax” means (1) prior to the Impax Conversion, Impax Laboratories, Inc., a Delaware corporation, and (2) after the consummation of the Impax Conversion, Impax Laboratories, LLC, a Delaware limited liability company.

“Impax Conversion” means the conversion of Impax Laboratories, Inc., a Delaware corporation, into Impax Laboratories, LLC, a Delaware limited liability company.

“Impax Convertible Notes” means those certain 2.00% Convertible Senior Notes due 2022 in an aggregate principal amount not to exceed $600 million, issued pursuant to the Impax Indenture.

“Impax Indenture” means the Indenture dated as of June 30, 2015 between Impax and Wilmington Trust, National Association (the “Trustee), as amended and supplemented by the First Supplemental Indenture, dated as of November 6, 2017 between Impax and the Trustee, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Impax Merger” means the merger of K2 Merger Sub Corporation, a Delaware corporation, with and into Impax, with Impax surviving such merger.

“Impax Transactions” means the Impax Merger and the Impax Conversion.

“Incremental Amount” has the meaning assigned to such term in Section 2.18(3).

“Incremental Equivalent Term Debt” means secured or unsecured Indebtedness of the Borrower in the form of term loans or notes; provided that:

(1)	the aggregate outstanding principal amount of such Incremental Equivalent Term Debt on any date that such Indebtedness is incurred pursuant to Section 6.01(1), will not, together with the aggregate principal amount of any Incremental Term Loans (or unfunded commitments with respect thereto) then outstanding, exceed the Incremental Amount; provided that:

(a)	calculation of the Incremental Amount shall be made on Pro Forma Basis and evidenced by a certificate from a Responsible Officer of the Borrower demonstrating such calculation in reasonable detail;

(b)	if the Borrower incurs any Incremental Equivalent Term Debt (or Indebtedness incurred under an Incremental Facility) using the Incremental Fixed Amount on the same date that it incurs Indebtedness using the Incremental Ratio Amount, the Incremental Ratio Amount will be calculated without regard to any incurrence of Indebtedness under the Incremental Fixed Amount;

(c)	unless the Borrower elects otherwise, any Incremental Equivalent Term Debt will be deemed incurred first as Incremental Ratio Amount to the extent permitted, with any balance incurred under the Incremental Fixed Amount; and

(d)	the Borrower may classify, and may later reclassify, any Incremental Equivalent Term Debt (or Indebtedness incurred under an Incremental Facility) as incurred as, and in reliance on, the Incremental Fixed Amount, Incremental Ratio Amount, or both, on the date of incurrence or thereafter, to the extent permitted on the date of classification (or the date of any such reclassification);

(2)	any Incremental Equivalent Term Debt, (a) that is secured on a pari passu basis with the Initial Term Loans shall not mature prior to the Latest Maturity Date of the Initial Term Loans at the time of incurrence thereof, or have a shorter Weighted Average Life to Maturity than the Initial Term Loans at the time of incurrence thereof (without giving effect to any amortization or prepayments of the Initial Term Loans) or (b) that is unsecured or secured on a junior lien basis to the Initial Term Loans shall not mature, or have scheduled amortization, prior to the date that is 91 days after the Latest Maturity Date of the Initial Term Loans at the time of incurrence thereof; provided that this clause (2) shall not apply to the incurrence of any such Indebtedness constituting a bridge facility to the incurrence of any other Indebtedness, so long as the Indebtedness into which such bridge facility is to be converted or exchanged satisfies the requirements of this clause (2) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges;

(3)	such Indebtedness is not guaranteed by any Person other than a Subsidiary Loan Party;

(4)	if such Incremental Equivalent Term Debt is secured it shall be secured on a pari passu or junior lien basis to the Initial Term Loans and:

(i)	such Indebtedness is not secured by any assets or property that does not constitute Collateral (subject to customary exceptions for cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender); and

(ii)	the security agreements relating to such assets or property are substantially similar to or the same as the applicable Collateral Documents (as determined in good faith by a Responsible Officer of the Borrower);

(5)	if such Incremental Equivalent Term Debt is secured on a pari passu basis with or junior lien basis to the Initial Term Loans, the holders of such Incremental Equivalent Term Debt or a Debt Representative acting on behalf of the holders of such Incremental Equivalent Term Debt has become party to or is otherwise subject to the provisions of an Intercreditor Agreement (as such Intercreditor Agreement may be amended in a manner reasonably acceptable to the Administrative Agent, such Debt Representative and the Borrower), which results in such holders or Debt Representative having rights to share in the Collateral on a pari passu or junior lien basis, as applicable;

(6)	if such Incremental Equivalent Term Debt is in the form of term loans and is secured on a pari passu basis with the Initial Term Loans, then the provisions of Section 2.18(8) shall apply as if such Incremental Equivalent Term Debt were Incremental Term Loans;

(7)	any mandatory prepayments of Incremental Equivalent Term Debt that is Pari Passu Lien Debt will be made on a pro rata basis or less than a pro rata basis (but not on a greater than pro rata basis except for prepayments with the proceeds of a refinancing and in respect of an earlier maturing tranche) with mandatory prepayments of the Initial Term Loans, and any mandatory prepayments of Incremental Equivalent Term Debt that is unsecured or that is Junior Lien Debt may not be made except to the extent that prepayments are made, to the extent required under the Initial Term Loans or any Pari Passu Lien Debt, first pro rata to the Initial Term Loans and any such Pari Passu Lien Debt; and

(8)

the terms and conditions of such Indebtedness (a) are substantially identical to, or, taken as a whole, no more favorable to the lenders or holders providing such Indebtedness than, those applicable to the Initial Term Loans (except for covenants applicable only to periods after the Latest Maturity Date of the Initial Term Loans at the time of incurrence) and (b) solely to the extent that any terms and conditions applicable to any such Indebtedness are not substantially the same as, or are materially more restrictive on the Borrower and the Restricted Subsidiaries than, those then applicable to the Initial Term Loans, shall otherwise reflect customary market terms and conditions, including with respect to high yield debt securities to the extent applicable, at the time of such incurrence of such Indebtedness, (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least four (4) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material covenants and events of default of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (8) shall be conclusive evidence that such

Indebtedness satisfies this clause (8) unless the Administrative Agent notifies the Borrower within such four (4) Business Day (or shorter) period that it disagrees with such determination (including a description of the basis upon which it disagrees)); provided that this clause (8) will not apply to (v) terms addressed in the preceding clauses (1) through (7), (w) interest rate, rate floors, fees, funding discounts and other pricing terms, (x) redemption, prepayment or other premiums, or (y) optional prepayment or redemption terms; provided further that the Borrower will promptly deliver to the Administrative Agent final copies of the definitive credit documentation relating to such Indebtedness (unless the Borrower is bound by a confidentiality obligation with respect thereto, in which case the Borrower will deliver a reasonably detailed description of the material terms and conditions of such Indebtedness in lieu thereof).

Incremental Equivalent Term Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Incremental Facility” has the meaning assigned to such term in Section 2.18(1).

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.18(5).

“Incremental Fixed Amount” means, as of the date of measurement, the sum of

(1)	Closing Date EBITDA of the Borrower, plus

(2)	the aggregate principal amount of, without duplication, (i) any prepayments of Term Loans made pursuant to Section 2.07, (ii) prepayments of ABL Loans made pursuant to Section 2.10 of the ABL Credit Agreement (if accompanied by a corresponding reduction of commitments), (iii) any voluntary prepayments, redemptions, repurchases and other permanent reductions of other Pari Passu Lien Debt (and, to the extent constituting revolving Indebtedness, accompanied by a corresponding reduction in commitments in respect thereof) (including loan buy-backs pursuant to Dutch auctions and open market purchases, in each case permitted hereunder, in the amount of the actual purchase price paid in cash) and (iv) any voluntary prepayment of Term Loans of a Non-Consenting Lender pursuant to a transaction permitted hereunder (in the amount of the actual purchase price paid in cash), and in each case in this clause (2), to the extent not funded with the proceeds of Funded Debt and other than any prepayments of Indebtedness incurred in reliance on clause (1) above; minus

(3)	the aggregate principal amount of any Incremental Term Loans and Incremental Equivalent Term Debt incurred in reliance on the Incremental Fixed Amount.

“Incremental Lenders” has the meaning assigned to such term in Section 2.18(5).

“Incremental Ratio Amount” means an aggregate principal amount that, after giving Pro Forma effect to the incurrence thereof, in accordance with Section 1.08, would not result in:

(1)	with respect to an Incremental Facility or Incremental Equivalent Term Debt to be secured on a pari passu basis with the Initial Term Loans, the First Lien Net Leverage Ratio for the applicable Test Period being greater than (a) the Closing Date First Lien Net Leverage Ratio or (b) the First Lien Net Leverage Ratio immediately prior to such incurrence;

(2)	with respect to any Incremental Facility or Incremental Equivalent Term Debt to be secured on a junior basis to the Initial Term Loans, the Total Net Leverage Ratio for the applicable Test Period being greater than (a) the Closing Date Total Net Leverage Ratio or (b) the Total Net Leverage Ratio immediately prior to such incurrence; and

(3)	with respect to any Incremental Facility or Incremental Equivalent Term Debt that is unsecured, the Total Net Leverage Ratio for the applicable Test Period being greater than 6.00 to 1.00.

“Incremental Term Loan Installment Date” has the meaning assigned to such term in Section 2.06(2).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.18(1).

“Indebtedness” means, with respect to any Person, without duplication:

(1)	all obligations of such Person for borrowed money;

(2)	all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(3)	all obligations of such Person under conditional sale or title retention agreements relating to property or assets purchased by such Person;

(4)	all obligations of such Person issued or assumed as the deferred purchase price of property or services, to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP;

(5)	all Capital Lease Obligations of such Person;

(6)	all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Hedge Agreements;

(7)	the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and bank guarantees;

(8)	the principal component of all obligations of such Person in respect of bankers’ acceptances;

(9)	all Guarantees by such Person of Indebtedness described in clauses (1) through (8) above; and

(10)	the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock);

provided that Indebtedness will not include:

(a)	trade payables, accrued expenses (including for payroll and other liabilities) and intercompany liabilities arising in the ordinary course of business;

(b)	prepaid or deferred revenue arising in the ordinary course of business;

(c)	purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset; or

(d)	earn-out obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP.

The Indebtedness of any Person (i) will include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof and (ii) in the case of Restricted Subsidiaries that are not Loan Parties, will exclude loans and advances made by Loan Parties having a term not exceeding 364 days (inclusive of any roll over or extensions of terms) and made in the ordinary course of business (such loans and advances, “Short Term Advances”). The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (1) all Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document; and (2) to the extent not otherwise described in clause (1), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.05(2).

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.

“Initial Term Loan Installment Date” has the meaning assigned to such term in Section 2.06(1).

“Initial Term Loans” has the meaning assigned to such term in Section 2.01(1).

“Intellectual Property Rights” has the meaning assigned to such term in Section 3.20(1).

“Intercreditor Agreement” means the Closing Date Intercreditor Agreement, a Pari Passu Intercreditor Agreement or a Junior Lien Intercreditor Agreement that may be executed from time to time, as applicable.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04 and substantially in the form of Exhibit D.

“Interest Payment Date” means (1) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Term Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing; and (2) with respect to any ABR Loan, the first Business Day after the end of each fiscal quarter of the Borrower commencing with the first Business Day after the end of the fiscal quarter of the Borrower ending on June 30, 2018.

“Interest Period” means, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three or six months thereafter (or, if agreed by all applicable Lenders, 12 months or a shorter period), as the Borrower may elect, or the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.04 or repaid or prepaid in accordance with Section 2.06, 2.07 or 2.08; provided that:

(1)	if any Interest Period would end on a day other than a Business Day, such Interest Period will be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period will end on the next preceding Business Day;

(2)	any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) will end on the last Business Day of the calendar month at the end of such Interest Period;

(3)	no Interest Period will extend beyond the applicable Maturity Date;

(4)	interest will accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period; and

(5)	the initial Interest Period, commencing on the Closing Date, will end on June 29, 2018.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent in its reasonable discretion (which such determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” has the meaning assigned to such term in Section 6.04.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P (or reasonably equivalent ratings of another internationally recognized rating agency).

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	securities that have an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Restricted Subsidiaries;

(3)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition; and

(4)	investments in any fund that invests at least 95.0% of its assets in investments of the type described in clauses (1) and (2) above which fund may also hold immaterial amounts of cash pending investment or distribution.

“Investors” means, collectively:

(1)	all direct and indirect members of Amneal Holdings as of the Closing Date after giving effect to the Transactions;

(2)	B.U. Patel, Tushar Patel, Chirag Patel, Chintu Patel and/or their respective spouses, in their individual capacities and as direct or indirect owners, beneficiaries, officers, directors, trustees or managers of any Permitted Family Entities,

(3)	all immediate and extended family members of B.U. Patel, Tushar Patel, Chirag Patel, Chintu Patel and/or their respective spouses and the respective estates, heirs, family members, spouses, former spouses, executors, administrators, trustees, legatees or distributees of any of the foregoing, in each case, who have been cleared by the Administrative Agent under its standard and customary “Know Your Customer” policies, and

(4)	any Permitted Family Entities who have been cleared by the Administrative Agent under its standard and customary “Know Your Customer” policies.

“Joint Venture” means (1) any Person which would constitute an “equity method investee” of the Borrower or any of the Restricted Subsidiaries and (2) any Person in whom the Borrower or any of the Restricted Subsidiaries beneficially owns any Equity Interest that is not a Restricted Subsidiary (other than an Unrestricted Subsidiary).

“JPM” has the meaning assigned to such term in the introductory paragraph hereof.

“Junior Financing” means any Indebtedness permitted to be incurred hereunder that is contractually subordinated in right of payment to the Obligations or secured by Liens that are contractually subordinated to the Liens securing the Obligations (excluding, for the avoidance of doubt, the ABL Loans and any Indebtedness secured on a pari passu basis with the Liens that secure the ABL Loans) or any Permitted Refinancing Indebtedness in respect of any of the foregoing; provided that any Convertible Indebtedness will not constitute Junior Financing.

“Junior Financing Documentation” means the definitive documentation governing any Junior Financing.

“Junior Lien Debt” means any Indebtedness that is secured on a junior basis to the Liens that secure the Initial Term Loans (excluding, for the avoidance of doubt, the ABL Loans and any Indebtedness secured on a pari passu basis with the Liens that secure the ABL Loans).

“Junior Lien Intercreditor Agreement” means a “junior lien” intercreditor agreement substantially in the form attached hereto as Exhibit H (as the same may be modified in a manner satisfactory to the Administrative Agent, the applicable Debt Representative and the Borrower), or another lien subordination arrangement satisfactory to the Administrative Agent, the applicable Debt Representative and the Borrower. Upon the request of the Borrower, the Administrative Agent and Collateral Agent will execute and deliver a Junior Lien Intercreditor Agreement with one or more Debt Representatives (and acknowledged by the Loan Parties) for Indebtedness permitted hereunder that is permitted to be secured on a junior basis to the Term Loans.

“Latest Maturity Date” means, as of any date of determination, the latest Maturity Date of the Term Facilities in effect on such date.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LCA Election” has the meaning assigned to such term in Section 1.09.

“LCA Test Date” has the meaning assigned to such term in Section 1.09.

“Lender” means each financial institution listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 10.04), as well as any Person that becomes a Lender hereunder pursuant to Section 10.04 and any Additional Lender.

“lending office” means, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Term Loans.

“Letter of Credit” has the meaning assigned to such term in the ABL Credit Agreement.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Lien” means, with respect to any asset (1) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset or (2) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event will an operating lease or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Transaction” means any transaction permitted hereunder by the Borrower or one or more Restricted Subsidiaries the consummation of which is not conditioned on the availability of, or on obtaining, third party financing

“LLC Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement of Amneal Pharmaceuticals LLC, dated as of the Closing Date, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance herewith and therewith.

“Loan Documents” means this Agreement, the Security Documents, the Closing Date Intercreditor Agreement, any Pari Passu Intercreditor Agreement, any Junior Lien Intercreditor Agreement, the Escrow Agreement, any Note and, solely for the purposes of Sections 3.01, 3.02, and 8.01(3) hereof, the Fee Letters.

“Loan Parties” means the Borrower and the Subsidiary Loan Parties.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Borrower and the Restricted Subsidiaries on the Closing Date or any Parent Entity, or their respective estates, heirs, family members, spouses, former spouses, executors, administrators, trustees, legatees or distributees.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on:

(1)	the business, financial condition or results of operations, in each case, of the Borrower and the Restricted Subsidiaries (taken as a whole);

(2)	the ability of the Borrower and the Guarantors (taken as a whole) to perform their payment obligations under the Loan Documents; or

(3)	the rights and remedies of the Administrative Agent and the Lenders (taken as a whole) under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Term Loans and any Indebtedness held exclusively by Subsidiaries) of the Borrower or any Restricted Subsidiary in an aggregate outstanding principal amount exceeding the Threshold Amount.

“Material Restricted Subsidiary” means any Material Subsidiary that is a Restricted Subsidiary.

“Material Subsidiary” means any Subsidiary other than an Immaterial Subsidiary.

“Maturity Date” means, as the context may require:

(1)	with respect to Term Loans existing on the Closing Date, May 4, 2025;

(2)	with respect to any Incremental Term Loans, the final maturity date specified therefor in the applicable Incremental Facility Amendment;

(3)	with respect to any Refinancing Term Loans, the final maturity date specified therefor in the applicable Refinancing Amendment; and

(4)	with respect to any Extended Term Loans, the final maturity date specified therefor in the applicable Extension Amendment.

“Maximum Rate” has the meaning assigned to such term in Section 10.09.

“Minority Investment” means any Person other than a Subsidiary in which the Borrower or any Restricted Subsidiary owns any Equity Interests.

“MLPFSI” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“MNPI” means any material Nonpublic Information regarding the Borrower, any of its Affiliates and their respective Subsidiaries that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information). For purposes of this definition “material Nonpublic Information” means Nonpublic Information that would reasonably be expected to be material to a decision by any Lender to assign or acquire any Term Loans or to enter into any of the transactions contemplated thereby.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any Restricted Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Cash Proceeds” means:

(1)	the with respect to any Asset Sale, the excess, if any, of:

(a)	the aggregate cash proceeds (using the fair market value of any Cash Equivalents) received by the Borrower or any Restricted Subsidiary in respect of any Asset Sale (including any cash received in respect of or upon the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and including any proceeds received as a result of unwinding any related Hedge Agreements in connection with such transaction but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), over

(b)	the sum of:

(i)	direct cash costs relating to such Asset Sale and the sale or disposition of such Designated Non-Cash Consideration (including legal, accounting and investment banking fees, brokerage and sales commissions, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees and restoration costs), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (including taxes imposed on the distribution or repatriation of any such Net Cash Proceeds) (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required to be paid as a result of such transaction (other than Indebtedness under the Loan Documents, Credit Agreement Refinancing Indebtedness, Pari Passu Lien Debt or Junior Lien Debt), any costs associated with unwinding any related Hedge Agreements in connection with such transaction;

(ii)	in the case of any Asset Sale by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (ii)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary of the Borrower as a result thereof, and

(iii)	any deduction of appropriate amounts to be provided by the Borrower or any of the Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower or any of the Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that such reserved amounts will be deemed to be “Net Cash Proceeds” to the extent and at the time of any reversal thereof (to the extent not applied to the satisfaction of any applicable liabilities in cash in a corresponding amount);

provided that the definition of “Sale Leaseback Net Proceeds” shall apply for purposes of determining the “Net Cash Proceeds” of any Sale Leaseback Transaction; provided, further, that (i) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such amount exceeds $20,000,000 and (ii) no such net cash proceeds shall constitute Net Cash Proceeds in any fiscal year until the aggregate amount of all such net cash proceeds (together with the aggregate amount of any Sale Leaseback Net Proceeds for such fiscal year (as determined without giving effect to the proviso in the last sentence of the definition thereof)) in such fiscal year exceeds $40,000,000 (and thereafter only net cash proceeds in excess of such amount(s) shall constitute Net Cash Proceeds); and

(2)	with respect to the sale, incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary, the excess, if any of:

(a)	the sum of the cash and Cash Equivalents received by the Borrower and its Restricted Subsidiaries in connection with such incurrence or issuance over

(b)	taxes paid or payable as a result thereof, fees (including investment banking fees, attorneys’ fees, accountants’ fees, underwriting fees and discounts), commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Borrower and its Restricted Subsidiaries in connection with such sale, incurrence or issuance.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“New York Courts” has the meaning assigned to such term in Section 10.15.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.16(3).

“Non-Debt Fund Affiliate” means any Affiliated Lender other than a Debt Fund Affiliate.

“Non-Debt Fund Affiliate Assignment and Acceptance” has the meaning assigned to such term in Section 10.04(10)(b).

“Non-Loan Party” means any Subsidiary of the Borrower that is not a Loan Party.

“Non-U.S. Subsidiary” means any Subsidiary that not a U.S. Subsidiary.

“Not Otherwise Applied” means, with reference to the amount of any net cash proceeds or fair market value of other assets received from Permitted Equity Issuances or capital contributions that is proposed to be applied to a particular use or transaction, that such amount was not previously applied in determining the permissibility of a transaction under this Agreement (including, for the avoidance of doubt, any use of such amount to increase the Available Amount, any Cure Amounts and any Excluded Contributions) where such permissibility was (or may have been) contingent on the receipt or availability of such amount.

“Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit I hereto or otherwise in form and substance reasonably acceptable to the Administrative Agent and the Borrower, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Term Loans made by such Lender.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the Federal Funds Effective Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all amounts owing to any Agent, any Lender or Qualified Counterparty pursuant to the terms of this Agreement, any other Loan Document, or any Specified Hedge Agreement, including all interest and expenses accrued or accruing (or that would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement by or against any Loan Party or other Restricted Subsidiary of any proceeding under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law naming such Loan Party as the debtor in such proceeding, in accordance with and at the rate specified in this Agreement, whether or not the claim for such interest or expense is allowed or allowable as a claim in such proceeding.

“Organizational Documents” means,

(1)	with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);

(2)	with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and

(3)	with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable ECF Indebtedness” has the meaning assigned to such term in clause (A) of Section 2.08(2).

“Other Applicable Indebtedness” has the meaning assigned to such term in Section 2.08(1)(a).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16).

“Paragraph IV Certification Notice” means the notice of certification required by 21 U.S.C. § 355(b)(3) or 21 U.S.C. § 355(j)(2)(B).

“Paragraph IV Proceeding” means an infringement Proceeding filed pursuant to 35 U.S.C. § 271(e)(2) with respect to a product controlled by the Borrower or any of the Subsidiaries.

“Parent Entity” means any direct or indirect parent of the Borrower.

“Pari Passu Intercreditor Agreement” means a “pari passu” intercreditor agreement substantially in the form attached hereto as Exhibit G (as the same may be modified in a manner satisfactory to the Administrative Agent, the applicable Debt Representative and the Borrower), or another intercreditor arrangement reasonably satisfactory to the Administrative Agent, the applicable Debt Representative and the Borrower. Upon the request of the Borrower, the Administrative Agent and Collateral Agent will execute and deliver a Pari Passu Intercreditor Agreement with one or more Debt Representatives (and acknowledged by the Loan Parties) for Indebtedness permitted hereunder that is permitted to be secured on a pari passu basis with the Initial Term Loans.

“Pari Passu Lien Debt” means any Indebtedness that is secured on a pari passu basis with the Liens that secure the Initial Term Loans, and including the ABL Loans and any Indebtedness secured on a pari passu basis with Liens that secure the ABL Loans.

“Participant” has the meaning assigned to such term in Section 10.04(4)(a).

“Participant Register” has the meaning assigned to such term in Section 10.04(4)(a).

“Payment in Full” means the payment in full of the Obligations (other than Obligations in respect of Specified Hedge Agreements and contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted), and the termination of all commitments hereunder and “Paid in Full” has a correlative meaning.

“Payment Office” means the office of the Administrative Agent located at 10 S. Dearborn St., L2 floor, Chicago, IL 60603 or such other office as the Administrative Agent may designate to the Borrower and the Lenders from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor thereto.

“Perfection Certificate” means the Perfection Certificate with respect to the Loan Parties in a form substantially similar to that delivered on the Closing Date.

“Permit” means any license, franchise, approval, authorization or clearances issued by a Governmental Authority and required for the conduct of its business of the Borrower or its Restricted Subsidiaries as currently conducted.

“Permitted Acquisition” means any acquisition of all or substantially all the assets of, or a majority of the Equity Interests in, or merger, consolidation or amalgamation with, a Person or any acquisition of assets constituting a business unit, line of business, division or facility of another Person or any Exclusive License (or any subsequent investment made in a Person, division or line of business previously acquired in a Permitted Acquisition), in each case if (1) no Event of Default is continuing (or in the case of a Limited Condition Transaction, no Specified Event of Default is continuing) immediately prior to making such Investment or would result therefrom; and (2) immediately after giving effect thereto, the Borrower is in compliance with Sections 5.10 and 6.09.

“Permitted Additional Indebtedness” means Indebtedness of the Borrower or any Restricted Subsidiary in the form of term loans or notes; provided that:

(1)	any Permitted Additional Indebtedness, (a) that is secured on a pari passu basis with the Initial Term Loans shall not mature prior to the Latest Maturity Date of the Initial Term Loans at the time of incurrence thereof, or have a shorter Weighted Average Life to Maturity than the Initial Term Loans at the time of incurrence thereof (without giving effect to any amortization or prepayments of the Initial Term Loans) or (b) that is unsecured (or not secured by Collateral) or secured on a junior lien basis to the Initial Term Loans shall not mature, or have scheduled amortization, prior to the date that is 91 days after the Latest Maturity Date of the Initial Term Loans at the time of incurrence thereof; provided that this clause (1) shall not apply to the incurrence of any such Indebtedness constituting a bridge facility to the incurrence of any other Indebtedness, so long as the Indebtedness into which such bridge facility is to be converted or exchanged satisfies the requirements of this clause (1) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges;

(2)	if such Permitted Additional Indebtedness is incurred by a Loan Party, it is not guaranteed by any Person other than a Loan Party;

(3)	if such Permitted Additional Indebtedness incurred by a Loan Party is secured it shall be secured on a pari passu or junior lien basis to the Initial Term Loans and:

(i)	such Indebtedness is not secured by any assets or property that does not constitute Collateral (subject to customary exceptions for cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender); and

(ii)	the security agreements relating to such assets or property are substantially similar to or the same as the applicable Collateral Documents (as determined in good faith by a Responsible Officer of the Borrower);

(4)	if such Permitted Additional Indebtedness is secured on a pari passu basis with or junior lien basis to the Initial Term Loans, the holders of such Permitted Additional Indebtedness or a Debt Representative acting on behalf of the holders of such Permitted Additional Indebtedness has become party to or is otherwise subject to the provisions of an Intercreditor Agreement (as such Intercreditor Agreement may be amended in a manner reasonably acceptable to the Administrative Agent, such Debt Representative and the Borrower), which results in such holders or Debt Representative having rights to share in the Collateral on a pari passu or junior lien basis, as applicable;

(5)	if such Permitted Additional Indebtedness incurred by a Loan Party is in the form of term loans and is secured on a pari passu basis with the Initial Term Loans, then the provisions of Section 2.18(8) shall apply as if such Permitted Additional Indebtedness were Incremental Term Loans; and

(6)	the terms and conditions of such Indebtedness (a) are substantially identical to, or, taken as a whole, no more favorable to the lenders or holders providing such Indebtedness than, those applicable to the Initial Term Loans (except for covenants applicable only to periods after the Latest Maturity Date of the Initial Term Loans at the time of incurrence) and (b) solely to the extent that any terms and conditions applicable to any such Indebtedness are not substantially the same as, or are materially more restrictive on the Borrower and the Restricted Subsidiaries than, those then applicable to the Initial Term Loans, shall otherwise reflect customary market terms and conditions, including with respect to high yield debt securities to the extent applicable, at the time of such incurrence of such Indebtedness (provided that a certificate of a Responsible Officer delivered to the Administrative Agent in good faith at least four (4) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material covenants and events of default of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (6) shall be conclusive evidence that such Indebtedness satisfies this clause (6) unless the Administrative Agent notifies the Borrower within such four (4) Business Day (or shorter) period that it disagrees with such determination (including a description of the basis upon which it disagrees)); provided that this clause (6) will not apply to (v) terms addressed in the preceding clauses (1) through (5), (w) interest rate, rate floors, fees, funding discounts and other pricing terms,

(x) redemption, prepayment or other premiums, or (y) optional prepayment or redemption terms; provided further that the Borrower will promptly deliver to the Administrative Agent final copies of the definitive credit documentation relating to such Indebtedness (unless the Borrower is bound by a confidentiality obligation with respect thereto, in which case the Borrower will deliver a reasonably detailed description of the material terms and conditions of such Indebtedness in lieu thereof).

“Permitted Amendment” means any Incremental Facility Amendment, Refinancing Amendment or Extension Amendment.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the Borrower’s common Capital Stock or the common Capital Stock of any direct or indirect parent of the Borrower (or other securities or property following a merger event or other change of the common Capital Stock of Borrower or such parent) purchased by the Borrower or any direct or indirect parent thereof in connection with the issuance of any Convertible Indebtedness; provided, that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrower from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction. For the avoidance of doubt, those certain bond hedge transactions entered into on June 25, 2015 and June 26, 2015 with Royal Bank of Canada, as amended or modified, constitute Permitted Bond Hedge Transactions.

“Permitted Convertible Indebtedness Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.

“Permitted Debt” has the meaning assigned thereto in Section 6.01.

“Permitted Equity Issuances” means any sale or issuance of any Qualified Equity Interests of the Borrower or any direct or indirect parent of the Borrower

“Permitted Family Entity” means any Person in which any combination of B.U. Patel, Tushar Patel, Chirag Patel, Chintu Patel, their respective spouses, any immediate or extended family member of the foregoing, the respective estates, heirs, family members, and/or the spouses, former spouses, executors, administrators, trustees, legatees or distributes of any of the foregoing (1) are the direct or indirect owners, beneficiaries (whether income, fixed or contingent), officers, directors, trustees or managers and, in each case, are entitled to all of the economic rights and interests in such Person, or (2) Control such Person.

“Permitted Holders” means each of:

(1)	the Investors;

(2)	any member of the Management Group (or any controlled Affiliate thereof);

(3)	any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of which Persons described in the foregoing clauses (1) or (2) are members; provided that, without giving effect to the existence of such group or any other group, the Persons described in clauses (1) and (2), collectively, Beneficially Own Equity Interests representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Amneal Inc. (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested) then held by such group; and

(4)	any Permitted Parent.

“Permitted Investment” has the meaning assigned to such term in Section 6.04.

“Permitted Investor” means:

(1)	each Investor;

(2)	each of their respective Affiliates and investment managers;

(3)	any fund or account managed by any of the Persons described in clause (1) or (2) of this definition;

(4)	any employee benefit plan of the Borrower or any of its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan; and

(5)	investment vehicles of members of management of the Borrower that invest in, acquire or trade commercial loans but excluding natural persons.

“Permitted Junior Secured Refinancing Debt” means any Credit Agreement Refinancing Indebtedness that is secured on a junior basis to the Initial Term Loans.

“Permitted Liens” has the meaning assigned to such term in Section 6.02.

“Permitted Parent” means any Parent Entity for so long as it is Controlled by one or more Persons that are Permitted Holders pursuant to clause (1), (2) or (3) of the definition thereof.

“Permitted Pari Passu Secured Refinancing Debt” means any Credit Agreement Refinancing Indebtedness that is secured on a pari passu basis with the Initial Term Loans.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, “Refinance”) the Indebtedness being Refinanced (the “Refinanced Debt”); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Debt (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses) and any existing commitments unutilized thereunder being terminated in connection with such Refinancing;

(2)	other than with respect to a Refinancing of Indebtedness initially incurred pursuant to Section 6.01(3) (other than the Impax Convertible Notes) or Section 6.01(4), the final maturity date of such Permitted Refinancing Indebtedness is equal to or later than the final maturity date of the Refinanced Debt and the Weighted Average Life to Maturity of the Permitted Refinancing Indebtedness is greater than or equal to the Weighted Average Life to Maturity of the Refinanced Debt;

(3)	if the Refinanced Debt constitutes Junior Financing:

(a)	such Permitted Refinancing Indebtedness is (i) unsecured or (ii) Junior Lien Debt that is permitted hereunder at the time of incurrence;

(b)	to the extent such Refinanced Debt is subordinated in right of payment to any Obligations under this Agreement, such Permitted Refinancing Indebtedness is subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Refinanced Debt; and

(c)	such Permitted Refinancing Indebtedness has the same obligors as the Refinanced Debt (unless any such additional obligors are also Loan Parties);

(4)	(i) to the extent such Refinanced Debt is secured by Liens, such Permitted Refinancing Indebtedness is either unsecured or is not secured by any Liens that do not secure such Refinanced Debt, (ii) to the extent such Refinanced Debt is secured by Liens that are subordinated to the Liens securing the Obligations, such Permitted Refinancing Indebtedness is secured by Liens that are subordinated to the Liens securing the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Refinanced Debt and (iii) to the extent such Refinanced Debt is unsecured, such Permitted Refinancing Indebtedness is unsecured;

(5)	the terms and conditions of such Permitted Refinancing Indebtedness (a) are substantially identical to, or, taken as a whole, not more favorable to the lenders or holders providing such Permitted Refinancing Indebtedness than, those applicable to such Refinanced Debt (except for covenants applicable only to periods after the Latest Maturity Date of the Initial Term Loans at the time of incurrence) and (b) solely to the extent that any terms and conditions applicable to any such Permitted Refinancing Indebtedness are not substantially the same as, or are materially more restrictive on the Borrower and the Restricted Subsidiaries than, those then applicable to the Refinanced Debt, shall otherwise reflect customary market terms and conditions at the time of such incurrence, including with respect to high yield debt securities to the extent applicable (provided that a certificate of a Responsible Officer delivered to the Administrative Agent in good faith at least four (4) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the incurrence of such Permitted Refinancing Indebtedness, together with a reasonably detailed description of the material covenants and events of default of such Permitted Refinancing Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (5) shall be conclusive evidence that such Permitted Refinancing Indebtedness satisfies this clause (4) unless the Administrative Agent notifies the Borrower within such four (4) Business Day (or shorter) period that it disagrees with such determination (including a description of the basis upon which it disagrees)); provided, further that this clause (4) will not apply to (w) terms addressed in the other clauses of this “Permitted Refinancing Indebtedness” definition, (x) interest rate, rate floors, fees, funding discounts and other pricing terms, (y) redemption, prepayment or other premiums or (z) optional prepayment or redemption terms; and

(6)	to the extent such Refinanced Debt is Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt, in each case, such Permitted Refinancing Indebtedness is secured only by assets that constitute Collateral and pursuant to one or more security agreements permitted by and subject to any applicable Intercreditor Agreements (as such Intercreditor Agreements may be amended in a manner reasonably acceptable to the Administrative Agent, the applicable Debt Representatives and the Borrower); and

(7)	to the extent such Refinanced Debt is (a) Incremental Equivalent Term Debt, such Permitted Refinancing Indebtedness shall be subject to the terms of clauses (3) – (7) of the definition of “Incremental Equivalent Term Debt” as if such Permitted Refinancing Indebtedness were also Incremental Equivalent Term Debt or (b) Ratio Debt, such Permitted Refinancing Indebtedness shall be required to satisfy the requirements of clauses (2) – (5) of the definition of “Permitted Additional Indebtedness” as if such Permitted Refinancing Indebtedness were also Permitted Additional Indebtedness.

Indebtedness constituting Permitted Refinancing Indebtedness will not cease to constitute Permitted Refinancing Indebtedness solely as a result of the subsequent extension of the Latest Maturity Date after the date of original incurrence thereof.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Borrower’s common Capital Stock or the common Capital Stock of any direct or indirect parent of the Borrower (or other securities or property following a merger event or other change of the common Capital Stock of Borrower or such parent) and/or cash (in an amount determined by reference to the price of such common Capital Stock) sold by the Borrower or any direct or indirect parent thereof substantially concurrently with any purchase by the Borrower of a related Permitted Bond Hedge Transaction. For the avoidance of doubt, those certain warrant transactions entered into on June 25, 2015 and June 26, 2015 with Royal Bank of Canada, as amended or modified, constitute Permitted Warrant Transactions.

“Person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, government, individual or family trust, Governmental Authority or other entity of whatever nature.

“PIPE Investment” means the redemption by certain existing equityholders of the Borrower of a portion of their equity interests in the Borrower in exchange for shares of common stock in Amneal Inc., and the sale of such shares in a private transaction to certain institutional investors including TPG Improv Holdings, L.P. and funds affiliated with Fidelity Management & Research Company pursuant to the Share Purchase Agreement, dated as of October 17, 2017, between Amneal Holdings and the purchasers party thereto.

“PIPE Registration Statement” means the registration statement of Amneal, Inc. (f/k/a Atlas Holdings, Inc.) on Form S-1 filed with the SEC on March 7, 2018.

“Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is (1) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA; and (2) either (a) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by the Borrower or any of its Subsidiaries or any ERISA Affiliate or (b) in respect of which the Borrower or any of its Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 10.17(1).

“Pledged Collateral” means “Pledged Collateral” as defined in the Collateral Agreement.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis”, “Pro Forma” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant or calculation hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.08.

“Products in Development” means drug products that, as of the Closing Date, (a) are in development or (b) the Borrower or any of the Subsidiaries does not yet sell, offer for sale, import, promote, market, distribute or otherwise commercialize.

“Projections” means all projections (including financial estimates, financial models, forecasts, other financial projections and other forward-looking information) furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower, Impax or any of their respective Subsidiaries on or prior to the Closing Date.

“Public Company Costs” means costs relating to compliance with the Sarbanes-Oxley Act of 2002, as amended (or similar Laws in any other applicable jurisdiction), and other expenses arising out of or incidental to the Borrower’s (or any Parent Entity’s) status as a public reporting company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and the Exchange Act (or similar Laws in any other applicable jurisdiction), the rules of national securities exchange companies with listed equity securities, directors’ compensation, fees and expense reimbursement, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees relating to the foregoing.

“Public Lender” has the meaning assigned to such term in Section 10.17(2).

“Purchasing Borrower Party” means the Borrower or any Subsidiary of the Borrower that becomes an Assignee or Participant pursuant to Section 10.04(14).

“Qualified Counterparty” means any counterparty to any Specified Hedge Agreement that, at the time such Specified Hedge Agreement was entered into or, if later, on the Closing Date, was an Agent, an Arranger, a Lender or an Affiliate of the foregoing, whether or not such Person subsequently ceases to be an Agent, an Arranger, a Lender or an Affiliate of the foregoing.

“Qualified Equity Interests” means any Equity Interests other than Disqualified Stock.

“Qualified Receivables Factoring” means any Factoring Transaction that meets the following conditions:

(1)	such Factoring Transaction is non-recourse to, and does not obligate, the Borrower or any Restricted Subsidiary, or their respective properties or assets (other than Securitization Assets) in any way other than pursuant to Standard Securitization Undertakings;

(2)	the Board of Directors of the Borrower has determined in good faith that such Qualified Receivables Factoring (including financing terms, covenants, termination events and other provisions) is, in the aggregate, economically fair and reasonable to the Borrower and the Restricted Subsidiaries;

(3)	all sales, conveyances, assignments and/or contributions of Securitization Assets by the Borrower or any Restricted Subsidiary are made at fair market value (as determined in good faith by the Borrower), and

(4)	such Factoring Transaction (including financing terms, covenants, termination events (if any) and other provisions thereof) are market terms at the time such Factoring Transaction is first entered into (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings.

The grant of a security interest (other than a precautionary grant) in any Securitization Assets of the Borrower or any of its Restricted Subsidiaries to secure any Indebtedness shall not be deemed a Qualified Receivables Factoring.

“Qualified Receivables Financing” means any Receivables Financing that meets the following conditions:

(1)	the Board of Directors of the Borrower has determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is, in the aggregate, economically fair and reasonable to the Borrower and the Restricted Subsidiaries;

(2)	all sales, conveyances, assignments or contributions of Securitization Assets by the Borrower or any Restricted Subsidiary to the Receivables Subsidiary are made at fair market value; and

(3)	the financing terms, covenants, termination events and other provisions thereof are market terms at the time such Receivables Financing is first entered into (as determined in good faith by a Responsible Officer of the Borrower) and may include Standard Securitization Undertakings.

The grant of a security interest (other than a precautionary grant) in any Securitization Assets of the Borrower or any Restricted Subsidiary (other than a Receivables Subsidiary) to secure any Indebtedness will not be deemed a Qualified Receivables Financing.

“Qualified Receivables Transaction” means a Qualified Receivables Factoring or a Qualified Receivables Financing.

“Quarterly Financial Statements” has the meaning assigned to such term in Section 5.04(2).

“Ratio Amount” means an aggregate principal amount that, after giving Pro Forma effect to the incurrence thereof, in accordance with Section 1.08, would not result in:

(1)	with respect to Ratio Debt to be secured on a pari passu basis with the Initial Term Loans, the First Lien Net Leverage Ratio for the applicable Test Period being greater than (a) the Closing Date First Lien Net Leverage Ratio or (b) the First Lien Net Leverage Ratio immediately prior to such incurrence;

(2)	with respect to any Ratio Debt to be secured on a junior basis to the Initial Term Loans, the Total Net Leverage Ratio for the applicable Test Period being greater than (a) the Closing Date Total Net Leverage Ratio or (b) the Total Net Leverage Ratio immediately prior to such incurrence; and

(3)	with respect to any Ratio Debt that is unsecured (or not secured by Collateral), the Total Net Leverage Ratio for the applicable Test Period being greater than 6.00 to 1.00.

“Ratio Debt” has the meaning assigned to such term in Section 6.01.

“Ratio Debt Cap” means, as of the date of measurement, the sum of (1) $100 million (less the aggregate principal amount of all Indebtedness incurred prior to such date in reliance on this clause (1)) and (2) the Ratio Amount.

“RBC” means Royal Bank of Canada.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Borrower or any Restricted Subsidiary pursuant to which the Borrower or any Restricted Subsidiaries may sell, assign, contribute, convey or otherwise transfer Securitization Assets to (1) a Receivables Subsidiary (in the case of a transfer by the Borrower or any Restricted Subsidiary that is not a Receivables Subsidiary) or (2) any other Person (in the case of a transfer by a Receivables Subsidiary) and, in either case, may grant a security interest in, any Securitization Assets of the Borrower or any of its Subsidiaries.

“Receivables Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Receivables Transaction to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a Securitization Asset or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Subsidiary of the Borrower (or another Person formed solely for the purposes of engaging in a Qualified Receivables Financing with the Borrower or any Restricted Subsidiary and to which the Borrower or any Restricted Subsidiary transfers Securitization Assets) which engages in no activities other than in connection with the financing of Securitization Assets of the Borrower or its Subsidiaries, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower (as provided below) as a Receivables Subsidiary and:

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise):

(a)	is guaranteed by the Borrower or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b)	is recourse to or obligates the Borrower or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(c)	subjects any property or asset of the Borrower or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)	with which neither the Borrower nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, other than with respect to Standard Securitization Undertakings; and

(3)	to which neither the Borrower nor any other Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Borrower will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and a certificate of a Responsible Officer of the Borrower certifying that such designation complied with the foregoing conditions.

“Recipient” means the Administrative Agent and any Lender, as applicable.

“Refinance” has the meaning assigned to such term in the definition of “Permitted Refinancing Indebtedness,” and the terms “Refinanced” and “Refinancing” will have correlative meanings.

“Refinanced Debt” has the meaning assigned to such term in the definition of “Permitted Refinancing Indebtedness.”

“Refinancing Amendment” means an amendment, in accordance with the terms of Section 2.19, to this Agreement and, as necessary, each other Loan Document (which may, at the option of the Administrative Agent and the Borrower, be in the form of an amendment and restatement of this Agreement or such other Loan Document, as applicable) executed by each of (1) the Borrower; (2) the Administrative Agent; and (3) with respect to an amendment (or an amendment and restatement) of this Agreement, each Lender that agrees to provide any portion of the Refinancing Term Loans in accordance with Section 2.19.

“Refinancing Term Loan Installment Date” has the meaning assigned to such term in Section 2.06(2).

“Refinancing Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Register” has the meaning assigned to such term in Section 10.04(2)(d).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees and collateral provisions) issued by the same issuer in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinvestment Deferred Amount” has the meaning assigned to such term in Section 2.08(8).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating in, into, upon, onto or through the Environment.

“Replaced Loans” has the meaning assigned to such term in Section 10.08(7).

“Replacement Loans” has the meaning assigned to such term in Section 10.08(7).

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30 day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Repricing Transaction” means:

(1)	the incurrence by the Borrower or any of the other Restricted Subsidiary of any term loan Indebtedness (a) having an All-In Yield that is less than the All-In Yield for the Initial Term Loans of the respective Type, and (b) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, the outstanding principal of the Initial Term Loans, or

(2)	any effective reduction in All-In Yield applicable to the Initial Term Loans (e.g. by way of amendment);

provided that a Repricing Transaction will not include any event described in the preceding clause (1) or (2) above that (a) is not consummated for the primary purpose of lowering the All-In Yield applicable to the Initial Term Loans or (b) is consummated in connection with a Change in Control or Enterprise Transformative Event.

“Required Financial Statements” has the meaning assigned to such term in Section 5.04(2).

“Required Lender Consent Items” has the meaning assigned to such term in Section 10.04(12)(c).

“Required Lenders” means, at any time, Lenders having Term Loans outstanding and unused Commitments that, taken together, represent more than 50.0% of the sum of all Term Loans outstanding and Commitments at such time. The Term Loans and Commitments of any Defaulting Lenders will be disregarded in determining the Required Lenders; provided that, subject to the Borrower’s right to replace any Defaulting Lenders as set forth herein:

(1)	the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Term Loans may not be extended, the rate of interest on any of its Term Loans may not be reduced and the principal amount of any of its Term Loans may not be forgiven, in each case without the consent of such Defaulting Lender (it being understood that waivers or other modifications of any conditions precedent, covenants, mandatory prepayments, mandatory Commitment reductions, Defaults or Events of Default shall not constitute an increase or extension of any Commitment, a reduction of the rate of interest on any Term Loan or a forgiveness of the principal amount of any Term Loan); and

(2)	any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender pursuant to clauses (i) through (vi) of Section 10.08(2) that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

“Required Percentage” means, with respect to any Excess Cash Flow Period, the percentage set forth in the table below based on First Lien Net Leverage Ratio determined as of the last day of such Excess Cash Flow Period:

First Lien Net Leverage Ratio	Required Percentage
Greater than 3.70 to 1.00	50.0%
Less than or equal to 3.70 to 1.00 but greater than 3.20 to 1.00	25.0%
Less than or equal to 3.20 to 1.00	0%

“Responsible Officer” means, with respect to any Loan Party, the chief executive officer, president, vice president, secretary, assistant secretary or any Financial Officer of such Loan Party or other similar officer or Person performing similar functions of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party, designated in writing by or on behalf of the Borrower to the Administrative Agent from time to time. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party will be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Loan Party and such Responsible Officer will be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Restricted Payment” means any (1) dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any of its Restricted Subsidiaries (other than dividends or other distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the Person paying such dividends or distributions) and (2) payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of (a) the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any Equity Interest of the Borrower or any of the Restricted Subsidiaries or (b) any return of capital to the Borrower’s equityholders, partners or members (or the equivalent Persons thereof); provided that (i) cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any future, current or former officers, directors, managers, employees, consultants and independent contractors of the Borrower, any Restricted Subsidiary or any direct or indirect parent thereof, or their respective estates, heirs, family members, spouses, former spouses, successors, executors, administrators, trustees, legatees or distributees in connection with a repurchase of Equity Interests of the Borrower or such parent entity and (ii) any payment(s) of principal (not in excess of the stated principal amount thereof), interest, fees, reimbursement obligations, charges, costs, expenses, indemnities and other amounts in respect of Convertible Indebtedness, in each case will not constitute a Restricted Payment; provided further that notwithstanding anything herein to the contrary, any payment in cash included in the settlement amount due upon conversion in excess of the stated principal amount of any Convertible Indebtedness shall constitute a Restricted Payment for all purposes hereunder.

“Restricted Subsidiary” means any Subsidiary of a Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Agreement, all references to Restricted Subsidiaries will mean Restricted Subsidiaries of the Borrower.

“S&P” means Standard & Poor’s Ratings Services or any successor entity thereto.

“Sale Leaseback Net Proceeds” means with respect to the sale component of any Sale Leaseback Transaction, the excess, if any, of (1) the sum of cash and Cash Equivalents received as purchase consideration in connection with such Sale Leaseback Transaction sale component pursuant to the applicable purchase and sale agreement over (2) the sum of (a) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred or required to be paid by the Borrower or any Restricted Subsidiary in connection with such Sale Leaseback Transaction, (b) taxes (including transfer taxes) paid or reasonably estimated to be payable in connection therewith (including taxes imposed on the repatriation of any such Sale Leaseback Net Proceeds), and (c) any reserve for adjustment in respect of (i) the sale price of such asset or assets established in accordance with GAAP and (ii) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such Sale Leaseback Transaction or any obligations payable by the Borrower or any Restricted Subsidiary in connection with such Sale Leaseback Transaction, including liabilities or obligations related to environmental matters, immediate repairs or deferred maintenance or against any indemnification obligations associated with such Sale Leaseback Transaction, it being understood that “Sale Leaseback Net Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (c); provided, that (i) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Sale Leaseback Net Proceeds unless such amount exceeds $20,000,000 and (ii) no such net cash proceeds shall constitute Sale Leaseback Net Proceeds in any fiscal year until the aggregate amount of all such net cash proceeds (together with the aggregate amount of any Net Cash Proceeds described in clause (1) of the definition thereof for such fiscal year (as determined without giving effect to the second proviso in the last sentence of such clause (1))) in such fiscal year exceeds $40,000,000 (and thereafter only net cash proceeds in excess of such amount(s) shall constitute Sale Leaseback Net Proceeds).

“Sale Leaseback Transaction” means a sale leaseback transaction with respect to all or any portion of any real property owned by the Borrower or any Restricted Subsidiary.

“Sanctioned Country” shall mean, at any time, a country, region or territory that is subject to comprehensive Sanctions (at the time of the Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Secured Parties” means the collective reference to the “Secured Parties” as defined in the Collateral Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Assets” means accounts receivable, royalty or other revenue streams, other rights to payment, including with respect to rights of payment pursuant to the terms of Joint Ventures (in each case, whether now existing or arising in the future), and any assets related thereto, including all collateral securing any of the foregoing, all contracts and all guarantees or other obligations in respect of any of the foregoing, proceeds of any of the foregoing and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with non-recourse, asset securitization or factoring transactions and any Hedge Agreements entered into by the Borrower or any such Restricted Subsidiary in connection with such assets subject to a Qualified Receivables Transaction.

“Security Documents” means the Collateral Agreement and each of the security agreements and other instruments and documents executed and delivered by any Loan Party pursuant thereto or pursuant to Section 5.10.

“Short Term Advances” has the meaning assigned to such term in the definition of “Indebtedness”.

“Similar Business” means any business, the majority of whose revenues are derived from (1) business or activities conducted by the Borrower and its Restricted Subsidiaries on the Closing Date, (2) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (3) any business that in the Borrower’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Borrower and its Restricted Subsidiaries.

“Specified Acquisition Agreement Representations” means such of the representations and warranties made by or with respect to Impax and its Subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or its Affiliates) have the right (taking into account any applicable cure provisions) to terminate its (or their) obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement or the failure of an Acquisition Agreement Representation to be true and correct results in a failure of a condition precedent to the Borrower’s (or its affiliates’) obligations to consummate the Acquisition in the Acquisition Agreement.

“Specified Event of Default” means any Event of Default under Section 8.01(2), 8.01(3), 8.01(8) or 8.01(9).

“Specified Hedge Agreement” means any Hedge Agreement entered into or assumed between or among the Borrower or any Restricted Subsidiary and any Qualified Counterparty and designated by the Qualified Counterparty and the Borrower in writing to the Administrative Agent as a “Specified Hedge Agreement” under this Agreement (but only if such Hedge Agreement has not been designated as a “Specified Hedge Agreement” under the ABL Credit Agreement).

“Specified Hedge Obligations” means all amounts owing to any Qualified Counterparty under any Specified Hedge Agreement.

“Specified IP Subsidiary” means a wholly-owned Restricted Subsidiary of the Borrower that:

(1)	owns no assets other than Transferred IP and cash or Cash Equivalents necessary to support the business set forth in clause (2) of this definition;

(2)	conducts no business other than the licensing, development, promotion, marketing, and supply of the Transferred IP; and

(3)	is prohibited from incurring any Indebtedness and/or Liens under its Organizational Documents.

“Specified Representations” means the representations and warranties of the Borrower set forth in the following sections of this Agreement:

(1)	Section 3.01(1) and (4) (but solely with respect to its organizational existence and organizational power and authority as to the execution, delivery and performance of this Agreement, the Collateral Agreement and any applicable Intellectual Property Security Agreements (as defined in the Collateral Agreement) and the extensions of credit hereunder);

(2)	Section 3.02(1) (but solely with respect to its authorization of this Agreement, the Collateral Agreement and any applicable Intellectual Property Security Agreements (as defined in the Collateral Agreement);

(3)	Section 3.02(2)(c) (but solely with respect to non-conflict of its entry into and performance of this Agreement and the other Loan Documents with its certificate or article of incorporation or other applicable Organizational Document);

(4)	Section 3.03 (but solely with respect to this Agreement, the Collateral Agreement and any applicable Intellectual Property Security Agreements (as defined in the Collateral Agreement);

(5)	Section 3.08(2) (but solely with respect to use of proceeds on the Closing Date);

(6)	Section 3.09;

(7)	Section 3.14(1) (but solely with respect to the creation, validity, attachment and perfection of the Liens granted by it in the Collateral on the Closing Date (subject to Permitted Liens and subject to the Certain Funds Provisions));

(8)	Section 3.16; and

(9)	Section 3.19.

“Specified Tender Offer” means the offer to be commenced by Impax on or following the Closing Date to holders to repurchase for cash all of the outstanding Impax Convertible Notes, or any portion thereof, pursuant to Section 4.10 of the Impax Indenture.

“Specified Tender Offer Prepayment Date” has the meaning assigned to such term in Section 2.08(3).

“Specified Transaction” means any Investment that results in a Person becoming a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition, any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or a facility or any parcels of or interests (including leasehold interests) in real property and all improvements and fixtures thereon or any Disposition of a business unit, line of business or division or a facility or any parcels of or interests (including leasehold interests) in real property and all improvements and fixtures thereon (including any buyout or conversion of an operating lease to a capital lease) of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise, or any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), Restricted Payment or Incremental Facility that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and Guarantees of performance entered into by the Borrower or any Restricted Subsidiary of the Borrower that a Responsible Officer of the Borrower has determined in good faith to be customary in a Receivables Financing including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation will be deemed to be a Standard Securitization Undertaking.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subagent” has the meaning assigned to such term in Section 9.02.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which (1) Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership, limited liability company or other entity are at the time owned by such Person; or (2) more than 50.0% of the Equity Interests are at the time owned by such Person. Unless otherwise indicated in this Agreement, all references to Subsidiaries will mean Subsidiaries of the Borrower.

“Subsidiary Loan Parties” means (1) each Wholly Owned U.S. Subsidiary of the Borrower on the Closing Date (other than any Excluded Subsidiary); and (2) each Wholly Owned U.S. Subsidiary (other than any Excluded Subsidiary) of the Borrower that becomes, or is required pursuant to Section 5.10 to become, a party to the Collateral Agreement after the Closing Date.

“Swap Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (1) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (2) for any date prior to the date referenced in clause (1), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of the Closing Date, among Amneal Inc., the Borrower, and the other parties from time to time party thereto, as amended, amended and restated, supplemented or otherwise modified from time to time in any manner that is not materially adverse to the interests of the Administrative Agent or the Lenders.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding) or similar charges imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Term Facility” means the facility and commitments utilized in making Term Loans hereunder. Following the establishment of any Incremental Term Loans (other than an increase to an existing Term Facility), Refinancing Term Loans or Extended Term Loans, such Incremental Term Loans, Refinancing Term Loans or Extended Term Loans will be considered a separate Term Facility hereunder.

“Term Loan Agent” means “Term Loan Agent” as defined in the Closing Date Intercreditor Agreement.

“Term Loan Installment Date” means, as the context requires, an Initial Term Loan Installment Date, an Incremental Term Loan Installment Date, a Refinancing Term Loan Installment Date or an Extended Term Loan Installment Date.

“Term Loans” means the Initial Term Loans, any Incremental Term Loans, any Refinancing Term Loans and any Extended Term Loans, collectively (or if the context so requires, any of them individually).

“Term Priority Collateral” means “Term Loan Priority Collateral” as defined in the Closing Date Intercreditor Agreement.

“Test Period” means, at any time, (1) with respect to the Borrower, the four consecutive fiscal quarters of the Borrower most recently ended (in each case taken as one accounting period) for which the Required Financial Statements have been or are required to be delivered pursuant to Section 5.04(1) or 5.04(2) and (2) in the case of any Person other than the Borrower, the period of four consecutive fiscal quarters most closely corresponding to the period set forth in clause (1).

“Threshold Amount” means the greater of (1) $80 million and (2) 12.5% of TTM Consolidated EBITDA as of the applicable date of determination.

“Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrower for such Test Period.

“Transaction Costs” means all fees, costs and expenses related to the Transactions.

“Transaction Documents” means the Acquisition Documents, the ABL Loan Documents and the Loan Documents.

“Transactions” means, collectively, the transactions to occur pursuant to the Transaction Documents, including:

(1)	the consummation of the Acquisition;

(2)	the consummation of the Contribution;

(3)	the execution and delivery of the Loan Documents, the creation of the Liens pursuant to the Security Documents and the initial borrowings hereunder;

(4)	the execution and delivery of the ABL Loan Documents, the creation of the Liens pursuant to the ABL Security Documents and the initial borrowings under the ABL Credit Agreement;

(5)	the Closing Date Refinancing;

(6)	the undertaking of one or more Existing Notes LM Transactions or Specified Tender Offers;

(7)	the PIPE Investment;

(8)	the Impax Transactions; and

(9)	the payment of all Transaction Costs.

“Transferred IP” has the meaning assigned to such term in Section 6.04(30)(b).

“TTM Consolidated EBITDA” means, as of any date of determination, the Consolidated EBITDA of the Borrower on a Pro Forma Basis for the four consecutive fiscal quarters most recently ended prior to such date for which financial statements have been furnished or are required to have been furnished to the Lenders hereunder (or, in the case of a determination date that occurs prior to the first such delivery, for the four consecutive fiscal quarters ended as of December 31, 2017).

“Type” means, when used in respect of any Term Loan or Borrowing, the Rate by reference to which interest on such Term Loan or on the Term Loans comprising such Borrowing is determined. For purposes of this definition, the term “Rate” means Adjusted LIBO Rate or ABR, as applicable.

“U.S. Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of the United States or any political subdivision thereof, and “U.S. Subsidiaries” means any two or more of them. Unless otherwise indicated in this Agreement, all references to U.S. Subsidiaries will mean U.S. Subsidiaries of the Borrower.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.14(5).

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Cash” means, as of any date, all cash and Cash Equivalents of the Borrower or any of its Restricted Subsidiaries as of such date that would not appear as “restricted” on the Required Financial Statements (unless such appearance is related to a restriction in favor of any Agent for the benefit of the Secured Parties or an agent under the ABL Credit Agreement for the benefit of the secured parties thereunder), determined on a consolidated basis in accordance with GAAP, determined based upon the most recent month-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis.

“Unrestricted Subsidiary” means (1) each Receivables Subsidiary and (2) any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided that the Borrower will only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date or subsequently re-designate any such Unrestricted Subsidiary as a Restricted Subsidiary (by written notice to the Administrative Agent) if no Specified Event of Default has occurred and is continuing or would result therefrom.

The designation of any Restricted Subsidiary as an Unrestricted Subsidiary will constitute an Investment for purposes of Section 6.04 at the date of designation in an amount equal to the fair market value of the Borrower’s or its Restricted Subsidiary’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary will constitute the incurrence at the time of designation of any Indebtedness and Liens of such Subsidiary existing at such time and a return on any Investment by the Borrower in Unrestricted Subsidiaries in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Restricted Subsidiary’s (as applicable) Investment in such Subsidiary. Except as expressly set forth in this paragraph, no Investment will be deemed to exist or have been made, and no Indebtedness or Liens shall be deemed to have occurred, solely by virtue of a Subsidiary becoming an Excluded Subsidiary.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness as of any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal (excluding nominal amortization), including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest 1/12) that will elapse between such date and the making of such payment; by (2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such Person or another Wholly Owned Subsidiary of such Person. Unless otherwise indicated in this Agreement, all references to Wholly Owned Subsidiaries will mean Wholly Owned Subsidiaries of the Borrower.

“Wholly Owned U.S. Subsidiary” means, with respect to any Person, a U.S. Subsidiary of such Person that is a Wholly Owned Subsidiary. Unless otherwise indicated in this Agreement, all references to Wholly Owned U.S. Subsidiaries will mean Wholly Owned U.S. Subsidiaries of the Borrower.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” means, with respect to the Borrower and its Subsidiaries on a consolidated basis as of any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital will be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) reclassification after the date hereof in accordance with GAAP of assets or liabilities, as applicable, between current and non-current or (b) the effects of purchase accounting.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Terms Generally. The definitions set forth or referred to in Section 1.01 will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. Unless the context requires otherwise,

(1)	the words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation;”

(2)	in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including;”

(3)	the word “will” will be construed to have the same meaning and effect as the word “shall;”

(4)	the word “incur” will be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” will have correlative meanings);

(5)	the word “or” will be construed to mean “and/or;”

(6)	any reference to any Person will be construed to include such Person’s legal successors and permitted assigns; and

(7)	the words “asset” and “property” will be construed to have the same meaning and effect.

All references herein to Articles, Sections, Exhibits and Schedules will be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document or organizational document of the Loan Parties means such document as amended, restated, amended and restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document). Any reference to any law will include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation means, unless otherwise specified, such law or regulation as amended, modified or supplemented from time to time. Whenever this Agreement refers to the “knowledge” of Impax or any Loan Party, such reference will be construed to mean the knowledge of the chief executive officer, president, chief financial officer, treasurer or controller of such Person.

SECTION 1.03. Accounting Terms; GAAP; Fair Market Value. Except as otherwise expressly provided herein, all terms of an accounting or financial nature will be construed in accordance with GAAP, as in effect from time to time; provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein will be construed, and all financial computations pursuant hereto will be made, without giving effect to any election under Statement of Financial Accounting Standards Board Accounting Standards Codification 825-10 (or any other Statement of Financial Accounting Standards Board Accounting Standards Codification having a similar effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein. In the event that any Accounting Change (as defined below) occurs and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then upon the written request of the Borrower or the Administrative Agent (acting upon the request of the Required Lenders), the Borrower, the Administrative Agent and the Lenders will enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition will be the same after such Accounting Change as if such Accounting Change had not occurred; provided that, until so amended, calculation of financial covenants, standards or terms in this Agreement will be computed in accordance with GAAP in effect prior to such Accounting Change until the effective date of such amendment. “Accounting Change” means (1) any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or (2) any change in the application of GAAP by the Borrower (including through the adoption of IFRS). All determinations of fair market value under a Loan Document will be made by a Responsible Officer of the Borrower in good faith and if such determination is supported by an opinion of an Independent Financial Advisor, such determination will be conclusive for all purposes under the Loan Documents or related to the Obligations.

SECTION 1.04. Effectuation of Transfers. Each of the representations and warranties of the Borrower contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires.

SECTION 1.05. Currencies. Unless otherwise specifically set forth in this Agreement, monetary amounts are in Dollars. Notwithstanding anything to the contrary herein, no Default or Event of Default will arise as a result of any limitation or threshold set forth in Dollars being exceeded solely as a result of changes in currency exchange rates.

SECTION 1.06. Required Financial Statements. With respect to the determination of the First Lien Net Leverage Ratio, the Total Net Leverage Ratio or under any other applicable provision of the Loan Documents (including the definition of Immaterial Subsidiary) made on or prior to the date on which Required Financial Statements have been delivered for the fiscal quarter ended March 31, 2018, such calculation will be determined for the period of four consecutive fiscal quarters ended December 31, 2017, and calculated on a Pro Forma Basis.

SECTION 1.07. Certifications. Any certificate or other writing required hereunder or under any other Loan Document to be certified by any officer or other authorized representative (including any Responsible Officer) of any Person will be deemed to be executed and delivered by such officer, other authorized representative or Responsible Officer solely in such individual’s capacity as an officer, other authorized representative or Responsible Officer of such Person and not in such officer’s or other authorized representative’s individual capacity and without any personal liability.

SECTION 1.08. Pro Forma Calculations.

(1)	Notwithstanding anything to the contrary herein, financial ratios shall be calculated in the manner prescribed by this Section 1.08; provided that, notwithstanding anything to the contrary in clauses (2), (3) or (4) of this Section 1.08, when calculating any financial ratio for purposes of (a) determining Applicable Margins and pricing grid step-downs, (b) calculations of mandatory prepayments, (c) determining compliance with any financial covenant (including any financial covenant under the ABL Credit Agreement and (d) any provisions related to the foregoing, the events described in this Section 1.08 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(2)	For purposes of calculating the First Lien Net Leverage Ratio, the Total Net Leverage Ratio or any other financial ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (a) during the applicable Test Period or (b) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.08 then the financial ratios shall be calculated to give pro forma effect thereto in accordance with this Section 1.08.

(3)	Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer and may include, for the avoidance of doubt, the amount of cost savings, operating expense reductions and, synergies projected by the Borrower in good faith to be realized as a result of specified actions taken, committed to be taken or expected to be taken (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such Test Period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period but, for the avoidance of doubt, subject to the limitations set forth in clause (g) of the definition of “Consolidated EBITDA” set forth herein) relating to such Specified Transaction, net of the amount of actual benefits realized during such period from such actions (such cost savings and synergies, “Specified Transaction Adjustments”); provided, that

(a)	such Specified Transaction Adjustments are reasonably identifiable and quantifiable in the good faith judgment of a Responsible Officer of the Borrower,

(b)	such actions are taken, committed to be taken or reasonably anticipated to be taken no later than twenty four (24) months after the date of such Specified Transaction, and

(c)	no amounts shall be added pursuant to this clause (3) to the extent duplicative of any amounts that are otherwise added back in calculating Consolidated EBITDA, whether through a pro forma adjustment or otherwise, with respect to such period.

(4)	In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of a financial covenant (in each case, other than Indebtedness incurred or repaid under any revolving credit facility (including, for the avoidance of doubt, the ABL Facility) in the ordinary course of business for working capital purposes), (a) during the applicable Test Period or (b) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then each financial ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period.

SECTION 1.09. LCA Election. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, when (1) calculating any applicable ratio in connection with incurrence of Indebtedness, the creation of Liens, the making of any disposition, the making of an Investment, the designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary or the repayment of Indebtedness or (2) determining compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom, in each case of the preceding clauses (1) and (2) in connection with a Limited Condition Transaction, the date of determination of such ratio and determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCA Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCA Test Date”). If on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof), with such ratios and other provisions being calculated as if such Limited Condition Transaction or other transactions had occurred at the beginning of the most recent Test Period ending prior to the LCA Test Date for which financial statements are available, the Borrower could have taken such action on the relevant LCA Test Date in compliance with the applicable ratios or other provisions, such ratios or provisions shall be deemed to have been complied with, unless a Specified Event of Default shall be continuing on the date such Limited Condition Transaction is consummated. For the avoidance of doubt, (a) if any of such ratios or other provisions are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA) or other provisions at or prior to the consummation of the relevant Limited Condition Transaction, such ratios and other provisions will not be deemed to have been exceeded or breached solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (b) such ratios and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Transaction or related Specified Transactions, unless on such date a Specified Event of Default shall be continuing. If the Borrower has made an LCA Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated. Notwithstanding anything in this Agreement or any Loan Document to the contrary, if the Borrower or any Restricted Subsidiary (i) incurs Indebtedness, creates Liens, makes dispositions, makes investments, makes Restricted Payments, designates any Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary or repays any Indebtedness in connection with any Limited Condition Transaction under a ratio-based basket and (ii) incurs Indebtedness, creates Liens, makes dispositions, makes Investments, makes Restricted Payments, designates any Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary or repays any Indebtedness in connection with such Limited Condition Transaction under a non-ratio-based basket (which shall occur within five Business Days of the events in the preceding clause (i) above), then the applicable ratio will be calculated with respect to any such action under the applicable ratio-based basket without regard to any such action under such non-ratio-based basket made in connection with such Limited Condition Transaction.

ARTICLE II

The Credits

SECTION 2.01. Term Loans and Borrowings.

(1)	Subject to the terms and conditions set forth herein, each Lender severally agrees to make to the Borrower Term Loans denominated in Dollars equal to such Lender’s Commitment on the Closing Date (the “Initial Term Loans”). The failure of any Lender to make any Initial Term Loan required to be made by it will not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender will be responsible for any other Lender’s failure to make Initial Term Loans as required. Amounts paid or prepaid in respect of Initial Term Loans may not be reborrowed. A portion of the proceeds of the Initial Term Loans equal to the aggregate principal amount of the Impax Convertible Notes outstanding on the Closing Date shall be deposited by (or at the direction of) the Borrower into the Escrow Account (the “Escrowed Funds”).

(2)

Subject to Sections 2.04(7) and 2.11, each Borrowing will be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Term Loan; provided that any exercise of such option will not affect the obligation of the Borrower to repay such Term Loan in accordance with the terms of this Agreement, and such Lender will not be entitled to any amounts payable under Section 2.12 or 2.14 solely in respect of increased costs resulting from, and existing at the time of, such exercise.

(3)	Notwithstanding anything to the contrary contained herein, the funded portion of the Initial Term Loans (i.e., the amount advanced in cash to the Borrower on the Closing Date) will be equal to 99.50% of the principal amount of such Term Loan (it being agreed that the Borrower is obligated to repay 100.00% of the principal amount of the Initial Term Loans, the Initial Term Loans will amortize based on 100.00% of the principal amount of the Initial Term Loan and interest will accrue on 100.00% of the principal amount of the Initial Term Loan, in each case as provided herein).

(4)	Notwithstanding any other provision of this Agreement, the Borrower will not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.02. Request for Borrowing.

Subject to Section 4.01(2), the Borrower will deliver to the Administrative Agent a Borrowing Request not later than 12:00 p.m., New York City time, one Business Day prior to the anticipated Closing Date, requesting that the Lenders make Term Loans on the Closing Date (or such later date or time as the Administrative Agent may agree), which Borrowing Request may be conditioned on the consummation of the Acquisition. The Borrowing Request must specify:

(1)	the principal amount of Term Loans to be borrowed;

(2)	the requested date of the Borrowing (which will be a Business Day);

(3)	the Type of Term Loans to be borrowed;

(4)	in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which will be a period contemplated by the definition of the term “Interest Period;” and

(5)	the location and number of the Borrower’s account to which funds are to be disbursed (which, for the avoidance of doubt, may be provided by reference to a separate “funds flow” document).

If no election as to the Type of Borrowing is specified in the applicable Borrowing Request, then the Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurocurrency Borrowing is specified in the applicable Borrowing Request, then the Borrower will be deemed to have selected an Interest Period of one-month’s duration. Upon receipt of such Borrowing Request, the Administrative Agent will promptly notify each Lender thereof. The proceeds of the Term Loans requested under this Section 2.02 will be disbursed by the Administrative Agent in immediately available funds by wire transfer to such bank account or accounts as designated by the Borrower in the Borrowing Request.

SECTION 2.03. Funding of Borrowings.

(1)	Each Lender will make each Term Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 10:00 a.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Subject to the last sentence of Section 2.01(1), the Administrative Agent will make such Term Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower as specified in the Borrowing Request.

(2)	Unless the Administrative Agent has received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (1) of this Section 2.03 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent, forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent at (a) in the case of such Lender, the greater of (i) the Federal Funds Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (b) in the case of the Borrower, the interest rate applicable to ABR Loans at such time. If such Lender pays such amount to the Administrative Agent then such amount will constitute such Lender’s Term Loan included in such Borrowing.

SECTION 2.04. Interest Elections.

(1)	Subject to Section 2.02, each Borrowing initially will be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, will have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion will be allocated ratably among the Lenders holding the Term Loans comprising such Borrowing, and the Term Loans comprising each such portion will be considered a separate Borrowing; provided that the Term Loans comprising any Borrowing will be in an aggregate principal amount that is an integral multiple of $500,000 and not less than $1,000,000; provided further that there shall not be more than ten Eurocurrency Borrowings outstanding hereunder at any time.

(2)

To make an election pursuant to this Section 2.04 following the Closing Date, the Borrower will notify the Administrative Agent of such election by telephone (a) in the case of an election to convert to or continue a Eurocurrency Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the effective date of such election or (b) in the case of an election to convert to or continue an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of such election (or in each case, at such later date or time as the Administrative Agent may agree). Each such telephonic Interest Election Request will be confirmed promptly by hand delivery, facsimile transmission or e-mail to the Administrative Agent of a written Interest Election Request.

(3)	Each telephonic and written Interest Election Request will be irrevocable and will specify the following information:

(a)	the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (c) and (d) below will be specified for each resulting Borrowing);

(b)	the effective date of the election made pursuant to such Interest Election Request, which will be a Business Day;

(c)	whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(d)	if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which will be a period contemplated by the definition of “Interest Period.”

(4)	If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower will be deemed to have selected a Eurocurrency Borrowing having an Interest Period of one month’s duration.

(5)	Promptly following receipt of an Interest Election Request, the Administrative Agent will advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(6)	If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing will be automatically converted into or continued an ABR Borrowing.

(7)	Any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurocurrency Borrowing.

(8)	Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing, (a) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (b) unless repaid, each Eurocurrency Borrowing will be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.05. Promise to Pay; Evidence of Debt.

(1)	The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.06.

(2)	Each Lender will maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Term Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(3)	The Administrative Agent will maintain accounts in which it will record (a) the amount of each Term Loan made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (c) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(4)	The entries made in the accounts maintained pursuant to paragraph (2) or (3) of this Section 2.05 will be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein will not in any manner affect the obligation of the Borrower to repay the Term Loans in accordance with the terms of this Agreement.

(5)	Any Lender may request that Term Loans made by it be evidenced by a Note. In such event, the Borrower will prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the Borrower.

SECTION 2.06. Repayment of Term Loans.

(1)	The Borrower will repay to the Administrative Agent for the ratable account of the Lenders on the last Business Day of each fiscal quarter of the Borrower, commencing with the last Business Day of the fiscal quarter of the Borrower ending on September 30, 2018, an aggregate principal amount equal to 0.25% of the aggregate principal amount of the Initial Term Loans outstanding on the Closing Date, which payments will be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.07 or 2.08, as applicable (each such date being referred to as an “Initial Term Loan Installment Date”);

(2)	(a) In the event that any Incremental Term Loans are made, the Borrower will repay Borrowings consisting of Incremental Term Loans on the dates (each an “Incremental Term Loan Installment Date”) and in the amounts set forth in the applicable Incremental Facility Amendment, (b) in the event that any Refinancing Term Loans are made, the Borrower will repay Borrowings consisting of Refinancing Term Loans on the dates (each an “Refinancing Term Loan Installment Date”) and in the amounts set forth in the applicable Refinancing Amendment and (c) in the event that any Extended Term Loans are made, the Borrower will repay Borrowings consisting of Extended Term Loans on the dates (each an “Extended Term Loan Installment Date”) and in the amounts set forth in the applicable Extension Amendment; and

(3)	to the extent not previously paid, all outstanding Term Loans will be due and payable on the applicable Maturity Date;

together, in each case, with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

SECTION 2.07. Optional Prepayment of Term Loans. The Borrower may at any time and from time to time prepay the Term Loans in whole or in part, without premium or penalty (except as provided in Section 2.21 and subject to Section 2.13), in an aggregate principal amount, (1) in the case of Eurocurrency Loans, that is an integral multiple of $500,000 and not less than $1.0 million, and (2) in the case of ABR Loans, that is an integral multiple of $100,000 and not less than $1.0 million, or, in each case, if less, the amount outstanding. The Borrower will notify the Administrative Agent by telephone (confirmed by hand delivery, facsimile transmission or e-mail) of such election not later than 2:00 p.m., New York City time, (a) in the case of a Eurocurrency Borrowing, three Business Days before the anticipated date of such prepayment and (b) in the case of an ABR Borrowing, one Business Day before the anticipated date of such prepayment (or in each case, at such later date or time as the Administrative Agent may agree). Each such notice of prepayment will specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid. All prepayments under this Section 2.07 will be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment. Any such notice may be revocable or conditioned on a refinancing of all or any portion of a Term Facility. Any optional prepayments of Term Loans pursuant to this Section 2.07 will be applied to the remaining scheduled amortization payments as directed by the Borrower (or in the absence of such direction, in direct order of maturity) and, subject to the immediately succeeding sentence, will be applied ratably to the Term Loans included in the prepaid Borrowing. Notwithstanding anything in any Loan Document to the contrary (including Section 2.15), so long as no Specified Event of Default has occurred and is continuing, and no proceeds of any ABL Loans are used to consummate any such prepayment, the Borrower may prepay Term Loans of one or more Class on a non-pro rata basis at or below par in accordance with the Dutch Auction Procedures.

SECTION 2.08. Mandatory Prepayment of Term Loans.

(1)	Subject to Sections 2.08(6), 2.08(8) and 2.08(9), the Borrower will apply 100% of all Net Cash Proceeds received by it or any of its Restricted Subsidiaries in an Asset Sale made pursuant to the General Asset Sale Basket (other than any ABL Priority Collateral Asset Sale) or any Sale Leaseback Transaction to prepay Term Loans within ten Business Days following receipt of such Net Cash Proceeds; provided that:

(a)

if at the time that any such prepayment would be required, the Borrower is required to, or to offer to, repurchase, redeem, repay or prepay any Pari Passu Lien Debt or ABL Loans (any such Pari Passu Lien Debt and ABL Loans, “Other Applicable Indebtedness”) with such Net Cash Proceeds, then the Borrower may apply such Net Cash Proceeds to redeem, repurchase, repay or prepay Term Loans and Other Applicable Indebtedness (in the case of any revolving facilities to the extent accompanied by a permanent reduction of the corresponding commitment) on a pro rata basis (or more favorable basis from the perspective of the applicable Lenders) and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.08(1) will be reduced accordingly;

(b)	for purposes of the preceding clause (a), pro rata basis will be determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness outstanding at such time, with it being agreed that the portion of such Net Cash Proceeds allocated to the Other Applicable Indebtedness will not exceed the amount of such Net Cash Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Cash Proceeds will be allocated to the prepayment of the Term Loans (in accordance with the terms hereof) to the extent such Net Cash Proceeds would otherwise have been required to be so applied if such Other Applicable Indebtedness was not then outstanding; and

(c)	to the extent the holders of Other Applicable Indebtedness decline to have such Indebtedness repurchased, redeemed, repaid or prepaid, the declined amount will promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof (to the extent such Net Cash Proceeds would otherwise have been required to be so applied if such Other Applicable Indebtedness was not then outstanding).

(2)	Subject to Section 2.08(6) and 2.08(9), commencing with the fiscal year ending December 31, 2019, not later than five Business Days after the Financial Officer certificate pursuant to Section 5.04(3) for the corresponding Excess Cash Flow Period shall have been delivered or required to be delivered, the Borrower will apply the following amount to the prepayment of Term Loans:

(a)	the Required Percentage of such Excess Cash Flow (if any); minus

(b)	the sum of:

(i)	voluntary prepayments of Term Loans and Pari Passu Lien Debt (including those made through debt buybacks and in the case of below-par buybacks in an amount equal to the discounted amount actually paid in cash in respect thereof), in each case other than revolving Indebtedness; and

(ii)	loans under the ABL Credit Agreement, any ABL Incremental Facility or other revolving Pari Passu Lien Debt (to the extent accompanied by a corresponding reduction in the commitments);

in each case, (x) during such Excess Cash Flow Period or following the end of such Excess Cash Flow Period and prior to the date of delivery of such Financial Officer certificate (provided that, with respect to any such amount following the end of such Excess Cash Flow Period, such amount is not included in any subsequent calculation pursuant to this clause (b)) and (y) to the extent such prepayments are not funded with the proceeds of Funded Debt; provided that no such payment shall be required if such amount is equal to or less than $15,000,000; provided, further, that:

(A) if at the time that any such prepayment would be required, the Borrower is required to, or to offer to, repurchase, redeem, repay or prepay any Pari Passu Lien Debt with all or a portion of such Excess Cash Flow (any such Pari Passu Lien Debt, “Other Applicable ECF Indebtedness”), then the Borrower may apply such Excess Cash Flow to redeem, repurchase, repay or prepay Term Loans and Other Applicable ECF Indebtedness (in the case of any revolving facilities, to the extent accompanied by a permanent reduction of corresponding commitments) on a pro rata basis (or more favorable basis from the perspective of the applicable Lenders) and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.08(2) will be reduced accordingly;

(B) for purposes of the preceding clause (A), pro rata basis will be determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable ECF Indebtedness outstanding at such time, with it being agreed that the portion of such Excess Cash Flow allocated to the Other Applicable ECF Indebtedness will not exceed the amount of such Excess Cash Flow required to be allocated to the Other Applicable ECF Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Excess Cash Flow will be allocated to the prepayment of the Term Loans in accordance with the terms hereof (to the extent such Excess Cash Flow would otherwise have been required to be so applied if such Other Applicable ECF Indebtedness was not then outstanding); and

(c)	to the extent the holders of Other Applicable ECF Indebtedness decline to have such indebtedness repurchased, repaid or prepaid, the declined amount will promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof (to the extent such Excess Cash Flow would otherwise have been required to be so applied if such Other Applicable ECF Indebtedness was not then outstanding).

(3)	On the date that is the earlier of (x) 45 Business Days following the Closing Date and (y) the date of settlement of the Specified Tender Offer (such earlier date, the “Specified Tender Offer Prepayment Date”), the Borrower will prepay the Term Loans in an amount equal to the aggregate outstanding principal amount of any Impax Convertible Notes, if any, on the Specified Tender Offer Prepayment Date after giving effect to the Specified Tender Offer, if any.

(4)	The Borrower will apply 100% of the Net Cash Proceeds from the incurrence, issuance or sale by the Borrower or any Restricted Subsidiary of any Indebtedness that is not Excluded Indebtedness to the prepayment of Term Loans, on or prior to the date which is five Business Days after the receipt of such Net Cash Proceeds.

(5)	Except as may otherwise be set forth in any Permitted Amendment to the extent permitted by the terms hereof, (a) each prepayment of Term Loans pursuant to Section 2.08(1), (2), (3) and (4) will be applied ratably to each Class of Term Loans then outstanding, (b) with respect to each Class of Loans, each prepayment pursuant to Section 2.08(1), (2), (3) and (4) will be applied to the then remaining scheduled installments of principal thereof pursuant to Section 2.06 as directed by the Borrower (and absent such direction, in direct order of maturity), and (c) each such prepayment shall be paid to the Lenders in accordance with their respective proportionate shares (based on each such Lender’s participation in the Term Loans prepaid).

(6)	Notwithstanding anything in this Section 2.08 to the contrary, any Lender may elect, by notice to the Administrative Agent by telephone (confirmed by hand delivery, facsimile transmission or e-mail) at least two Business Days prior to the required prepayment date, to decline all or any portion of any mandatory prepayment of its Term Loans pursuant to this Section 2.08 (other than clauses (3) and (4) of this Section 2.08), in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans but was so declined will be retained by the Borrower and applied for any permitted purpose hereunder. Such prepayments will be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or Eurocurrency Loans.

(7)	The Borrower will deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.08, (a) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (b) to the extent practicable, at least three (3) Business Days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Term Loan being prepaid and the principal amount of each Term Loan (or portion thereof) to be prepaid. Prepayment of the Term Loans pursuant to this Section 2.08 will be made without premium or penalty, accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment. No payments under Section 2.13 will be required in connection with a prepayment of Term Loans pursuant to this Section 2.08.

(8)	With respect to any Net Cash Proceeds received with respect to any Asset Sale that gives rise to a prepayment event pursuant to Section 2.08(1), at the option of the Borrower, the Borrower may (in lieu of making a prepayment pursuant to Section 2.08(1)) elect to reinvest (directly, or through one or more of its Restricted Subsidiaries) an amount equal to all or any portion of such Net Cash Proceeds (the “Reinvestment Deferred Amount”) in assets used or useful for the business of the Borrower and its Restricted Subsidiaries (a) within eighteen (18) months following receipt of such Net Cash Proceeds or (b) if the Borrower or any of its Restricted Subsidiaries enters into a legally binding commitment to reinvest such Net Cash Proceeds within eighteen (18) months following receipt of such Net Cash Proceeds, no later than one hundred and eighty (180) days after the end of such eighteen month period.

(9)	Notwithstanding any provisions of this Section 2.08 to the contrary,

(a)	to the extent that a Responsible Officer of the Borrower has reasonably determined in good faith in consultation with the Administrative Agent that any or all of the Net Cash Proceeds or Excess Cash Flow giving rise to a prepayment event pursuant to Section 2.08(1), (2) or (4) is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay Term Loans at the times provided in this Section 2.08, but may be retained by the Borrower or the applicable Subsidiary for so long, but only so long, as the applicable local law will not permit repatriation to the United States. Once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be effected promptly and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly applied (net of additional taxes payable or reserved against as a result thereof) to the prepayment of the Term Loans pursuant to this Section 2.08 to the extent provided herein; provided that the Borrower hereby agrees, and will cause any applicable Subsidiary, to promptly take all commercially reasonable actions required by applicable local law to permit any such repatriation; or

(b)	to the extent that a Responsible Officer of the Borrower has reasonably determined in good faith in consultation with the Administrative Agent that repatriation of any of or all the Net Cash Proceeds or Excess Cash Flow giving rise to a prepayment event pursuant to this Section 2.08 would have an adverse tax cost consequence, then in each case the Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay Term Loans at the times provided in this Section 2.08, but may be retained by the Borrower or the applicable Subsidiary without being repatriated. The non- application of Net Cash Proceeds as a consequence of this Section will not constitute an Event of Default under this Agreement. Such amounts shall not be deemed to be Net Cash Proceeds, regardless of whether the limitations set forth above in clauses (a) or (b) cease to apply after such initial determination.

For purposes of this Section 2.08(9), references to “law” mean, with respect to any Person, (A) the common law and any federal, state, local, foreign, multinational or international statutes, laws, treaties, judicial decisions, standards, rules and regulations, guidances, guidelines, ordinances, rules, judgments, writs, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions (including administrative or judicial precedents or authorities), in each case whether now or hereafter in effect, and (B) the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding (or purported to be binding) upon such Person, its Subsidiaries or any of its or their property or to which such Person, any of its Subsidiaries or any of its or their property is subject (or purported to be subject).

SECTION 2.09. Fees.

(1)	The Borrower agrees to pay to the Administrative Agent, for its own account, the “Agency Fee” in respect of the Term Facility set forth in the Agency Fee Letter at the times and on the terms specified therein or in such other amounts and at such other times as may be separately agreed in writing by the Administrative Agent and the Borrower from time to time (the “Administrative Agent Fees”).

(2)	All Fees will be paid on the dates due and payable, in immediately available funds, to the Administrative Agent at the Payment Office for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees will be refundable under any circumstances (except as expressly agreed between the Borrower and the Administrative Agent, including pursuant to the Agency Fee Letter).

SECTION 2.10. Interest.

(1)	The Term Loans comprising each ABR Borrowing will bear interest at the ABR plus the Applicable Margin.

(2)	The Term Loans comprising each Eurocurrency Borrowing will bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(3)	Following the occurrence and during the continuation of a Specified Event of Default, the Borrower will pay interest on overdue amounts hereunder at a rate per annum equal to (a) in the case of overdue principal of, or interest on, any Term Loan, 2.0% plus the rate otherwise applicable to such Term Loan as provided in the preceding paragraphs of this Section 2.10 or (b) in the case of any other overdue amount, 2.0% plus the rate applicable to ABR Loans as provided in clause (1) of this Section 2.10.

(4)	Accrued interest on each Term Loan will be payable in arrears (a) on each Interest Payment Date for such Term Loan and (b) on the applicable Maturity Date; provided that (i) interest accrued pursuant to paragraph (3) of this Section 2.10 will be payable on demand, (ii) in the event of any repayment or prepayment of any Term Loan, accrued interest on the principal amount repaid or prepaid will be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Term Loan will be payable on the effective date of such conversion.

(5)	All interest hereunder will be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the prime rate, will be computed on the basis of a year of 365 days (or 366 days in a leap year), and, in each case, will be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR, Adjusted LIBO Rate or LIBO Rate will be determined by the Administrative Agent, and such determination will be conclusive absent manifest error.

SECTION 2.11. Alternate Rate of Interest.

(1)	If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a)	the Administrative Agent determines (which determination will be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period; or

(b)	the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Term Loans included in such Borrowing for such Interest Period;

then the Administrative Agent will give notice thereof to the Borrower and the Lenders by telephone, facsimile transmission or e-mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (a) any Interest Election Request that requests the conversion of any applicable Borrowing to, or continuation of any such Borrowing as, a Eurocurrency Borrowing will be ineffective and such Borrowing will be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing and (b) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing will be made as an ABR Borrowing.

(2)

If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (1)(a) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (1)(a) have not arisen but the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment (or amendment and restatement) to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 10.08, such amendment (or amendment and restatement) shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders of any Class stating that such Required Lenders object to such amendment (or amendment and restatement); provided that any such objection will only be effective with respect to the applicable Class of Term Loans. Until an alternate rate of interest shall be determined in accordance with this clause (2) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.11(2), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any applicable Borrowing to, or continuation of any such Borrowing as, a Eurocurrency Borrowing will be ineffective and (y) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

SECTION 2.12. Increased Costs.

(1)	If any Change in Law:

(a)	imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(b)	imposes on any Lender or the London interbank market any other condition (other than Taxes) affecting this Agreement or Eurocurrency Loans made by such Lender; or

(c)	subjects any Recipient to any Taxes (other than (i) Indemnified Taxes and (ii) Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Term Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(2)	If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(3)	A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (1) or (2) of this Section 2.12 will be delivered to the Borrower and will be conclusive absent manifest error. The Borrower will pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(4)	Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.12, such Lender will notify the Borrower thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 will not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower will not be required to compensate a Lender pursuant to this Section 2.12 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above will be extended to include the period of retroactive effect thereof.

SECTION 2.13. Break Funding Payments. Except as otherwise set forth herein, the Borrower will compensate each Lender for the actual loss, cost and expense (excluding loss of anticipated profits) attributable to the following events:

(1)	the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default);

(2)	the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto;

(3)	the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto; or

(4)	the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16.

A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 will be delivered to the Borrower and will be conclusive absent manifest error. The Borrower will pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

SECTION 2.14. Taxes.

(1)	Any and all payments by or on account of any obligation of any Loan Party hereunder will be made free and clear of and without deduction for any Indemnified Taxes; provided that if a Loan Party is required to deduct any Indemnified Taxes from such payments, then (a) the sum payable will be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) the Administrative Agent or any Lender, as applicable, receives an amount equal to the amount it would have received had no such deductions been made, (b) such Loan Party will make such deductions and (c) such Loan Party will timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(2)	In addition, the Loan Parties will pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(3)	Each Loan Party will, jointly and severally, indemnify the Administrative Agent and each Lender, within ten days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender (other than as a result of the Administrative Agent’s or any Lender’s gross negligence or willful misconduct), on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, will be conclusive absent manifest error.

(4)	As soon as practicable after any payment of Indemnified Taxes by a Loan Party to a Governmental Authority, such Loan Party will deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(5)

(a)	Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document will deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, will deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.14(5)(b), 2.14(5)(c) and 2.14(6) below) will not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(b)	Without limiting the effect of Section 2.14(5)(a) above, each Foreign Lender will deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two original copies of whichever of the following is applicable:

(i)	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States of America is a party, (A) with respect to payments of interest under any Loan Document, executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any subsequent versions thereof or successors thereto) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (B) with respect to any other applicable payments under any Loan Document, Internal Revenue Service Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)	duly completed copies of Internal Revenue Service Form W-8ECI (or any subsequent versions thereof or successors thereto);

(iii)	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (A) a certificate substantially in the form of the applicable Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3) or 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (B) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any subsequent versions thereof or successors thereto);

(iv)	to the extent a Foreign Lender is not the beneficial owner, executed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner; or

(v)	any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

In addition, in each of the foregoing circumstances, each Foreign Lender will deliver such forms, if legally entitled to deliver such forms, promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Foreign Lender. Each Foreign Lender will promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the United States of America or other taxing authorities for such purpose). In addition, each Lender that is not a Foreign Lender will deliver to the Borrower and the Administrative Agent two copies of Internal Revenue Service Form W-9 (or any subsequent versions thereof or successors thereto) on or before the date such Lender becomes a party and upon the expiration of any form previously delivered by such Lender. Notwithstanding any other provision of this paragraph, a Lender will not be required to deliver any form pursuant to this paragraph (5) that such Lender is not legally able to deliver.

(c)	JPM, in its capacity as the Administrative Agent (and any Person succeeding the Administrative Agent upon assignment or succession under Section 9.09, if applicable) will also deliver to the Borrower, on or prior to the execution and delivery of this Agreement, (i) two duly completed copies of Internal Revenue Service form W-9 with respect to any amounts payable to JPM for its own account (or other withholding certification as appropriate) and (ii) if applicable, two duly completed copies of Internal Revenue Service Form W-8IMY certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a United States person with respect to such payments, with the effect that the Borrower can make payments to JPM (acting as the Administrative Agent) without deduction or withholding of any taxes imposed by the United States.

(6)

If a payment made to a Recipient under any Loan Document would be subject to a Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient will deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative

Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (6), “FATCA” will include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it will update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(7)	If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund (including a credit in lieu of a refund) of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.14, it will pay over reasonably promptly such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.14 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or such Lender in good faith, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.14(7) will not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems, in good faith, to be confidential) to the Loan Parties or any other Person.

(8)	Each party’s obligations under this Section 2.14 will survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(9)	For purposes of this Section 2.14, the term “applicable law” includes FATCA.

SECTION 2.15. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(1)

Unless otherwise specified, the Borrower will make each payment required to be made by it hereunder (whether of principal, interest, fees or otherwise) prior to 2:00 p.m., New York City time, at the Payment Office, except that (unless the Borrower, the Administrative Agent and the applicable Persons otherwise agree) payments pursuant to Sections 2.12, 2.13, 2.14 and 10.05 will be made directly to the Persons entitled thereto, on the date when due. All payments shall be in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. The Administrative Agent will distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof and will make settlements with the Lenders with respect to other payments at the times and in the manner provided in this Agreement. Except as otherwise provided herein, if any payment hereunder is due on a day that is not a Business Day, the date for payment will be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon will be payable for the period of such extension. Any payment required to be made by the Administrative Agent hereunder will be deemed to have been made by the time required if the Administrative Agent, at or before such time, has taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(2)	Except as otherwise provided in this Agreement, if (a) at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, interest and fees then due from the Borrower hereunder or (b) at any time an Event of Default shall have occurred and be continuing and the Administrative Agent will receive proceeds of Term Priority Collateral in connection with the exercise of remedies, such funds will be applied in accordance with Section 5.02 of the Collateral Agreement (subject to the application of proceeds provisions contained in the Intercreditor Agreement (as applicable)).

(3)	Except as otherwise provided in this Agreement, if any Lender, by exercising any right of set-off or counterclaim or otherwise, obtains payment in respect of any principal of or interest on any of its Class of Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Class of Term Loans than the proportion received by any other Lender in such Class, then the Lender receiving such greater proportion will purchase (for cash at face value) participations in the Term Loans of such Class of other Lenders in such Class to the extent necessary so that the benefit of all such payments will be shared by the Lenders in such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans of such Class; provided that (a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations will be rescinded and the purchase price restored to the extent of such recovery, without interest, and (b) the provisions of this paragraph (3) will not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(4)	Unless the Administrative Agent has received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(5)	If any Lender fails to make any payment required to be made by it pursuant to Section 2.03(1) or 2.15(3), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under Section 2.03(1) or 2.15(3), as applicable, until all such unsatisfied obligations are fully paid.

SECTION 2.16. Mitigation Obligations; Replacement of Lenders.

(1)	If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender will use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or assign its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the reasonable judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as applicable, in the future and (b) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(2)	If any Lender requests compensation under Section 2.12 or is a Defaulting Lender, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then the Borrower may, at its sole expense, upon notice to such Lender and the Administrative Agent, either (a) prepay such Lender’s outstanding Term Loans hereunder in full on a non-pro rata basis without premium or penalty (including with respect to the processing and recordation fee referred to in Section 10.04(2)(b)(ii)) or (b) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that will assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) in the case of clause (b) above, the Borrower has received the prior written consent of the Administrative Agent, which consent will not unreasonably be withheld, if a consent by the Administrative Agent would be required under Section 10.04 for an assignment of Term Loans to such assignee, (ii) such Lender has received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. No action by or consent of the Defaulting Lender will be necessary in connection with such removal or assignment. In connection with any such assignment, the Borrower, the Administrative Agent, the Defaulting Lender and the replacement Lender will otherwise comply with Section 10.04; provided that if such Defaulting Lender does not comply with Section 10.04 within three Business Days after the Administrative Agent’s or the Borrower’s request, compliance with Section 10.04 will not be required to effect such assignment. Nothing in this Section 2.16 will be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.

(3)	If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that, pursuant to the terms of Section 10.08, requires the consent of such Lender and with respect to which the Required Lenders have granted their consent, then the Borrower will have the right (unless such Non-Consenting Lender grants such consent) at its sole expense, to either (a) prepay such Lender’s outstanding Term Loans hereunder in full on a non-pro rata basis without premium or penalty (including with respect to the processing and recordation fee referred to in Section 10.04(2)(b)(ii)) or (b) replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Term Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent if a consent by the Administrative Agent would be required under Section 10.04 for an assignment of Term Loans to such Assignee; provided that (i) all Obligations of the Borrower owing to such Non-Consenting Lender (including accrued Fees and any amounts due under Section 2.12, 2.13 or 2.14) being removed or replaced will be paid in full to such Non-Consenting Lender concurrently with such removal or assignment and (ii) in the case of clause (b) above, such Non-Consenting Lender will have received payment of an amount equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the Non-Consenting Lender will be necessary in connection with such removal or assignment, in the case of clause (b) above, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender will otherwise comply with Section 10.04; provided that if such Non-Consenting Lender does not comply with Section 10.04 within three Business Days after the Administrative Agent’s or the Borrower’s request, compliance with Section 10.04 will not be required to effect such assignment.

SECTION 2.17. Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or if any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurocurrency Loans, then, upon notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency Borrowings will be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower will upon demand from such Lender (with a copy to the Administrative Agent), either convert all Eurocurrency Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Term Loans. Upon any such prepayment or conversion, the Borrower will also pay accrued interest on the amount so prepaid or converted.

SECTION 2.18. Incremental Facilities.

(1)	Notice. At any time and from time to time, on one or more occasions, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent, increase the aggregate principal amount of any outstanding tranche of Term Loans or add one or more additional tranches of term loans under the Loan Documents (the “Incremental Term Loans;” each such increase or tranche, an “Incremental Facility”).

(2)	Ranking. Incremental Facilities will rank either pari passu or junior in right of payment with the Initial Term Loans and will be either unsecured or secured by Liens that secure the Initial Term Loans on a pari passu or junior basis, in each case as set forth in the applicable Incremental Facility Amendment.

(3)	Size. The aggregate principal amount of Incremental Facilities incurred pursuant to this Section 2.18 together with the aggregate principal amount of Incremental Equivalent Term Debt incurred pursuant to Section 6.01(1) will not exceed, in the aggregate, an amount equal to (a) the Incremental Fixed Amount plus (b) the Incremental Ratio Amount (the sum of the Incremental Fixed Amount and the Incremental Ratio Amount, the “Incremental Amount”). Calculation of the Incremental Amount shall be made on a Pro Forma Basis and evidenced by a certificate from a Responsible Officer of the Borrower demonstrating such calculation in reasonable detail. Each Incremental Facility Amendment executed in connection with an Incremental Facility will identify whether all or any portion of such Incremental Facility is being incurred pursuant to the Incremental Fixed Amount, the Incremental Ratio Amount or a combination thereof. If the Borrower incurs Indebtedness under an Incremental Facility (or Incremental Equivalent Term Debt) using the Incremental Fixed Amount on the same date that it incurs any such Indebtedness using the Incremental Ratio Amount, the Incremental Ratio Amount will be calculated without regard to any incurrence of indebtedness under the Incremental Fixed Amount. Unless the Borrower elects otherwise, each incurrence of Incremental Facility (or Incremental Equivalent Term Debt) will be deemed incurred first as Incremental Ratio Amount to the extent permitted, with any balance incurred under the Incremental Fixed Amount. The Borrower may classify, and may later reclassify, indebtedness incurred under an Incremental Facility (or any Incremental Equivalent Term Debt) as incurred as, and in reliance on, the Incremental Fixed Amount, Incremental Ratio Amount, or both, on the date of incurrence and thereafter, to the extent permitted on the date of classification (or the date of any such reclassification). Each Incremental Facility will be in an integral multiple of $1,000,000 and in an aggregate principal amount that is not less than $10,000,000 (or such lesser minimum amount approved by the Administrative Agent in its reasonable discretion); provided that such amount may be less than such minimum amount or integral multiple amount without the Administrative Agent’s consent if such amount represents all the remaining availability under the Incremental Amount at such time.

(4)	Incremental Lenders. Incremental Term Loans may be provided by any existing Lender (it being understood that no existing Lender will have an obligation to provide Incremental Term Loans) or any Additional Lender. While existing Lenders may (but are not obligated unless invited and so elect) participate in any syndication of an Incremental Facility and may (but are not obligated unless invited and so elect) become lenders with respect thereto, the existing Lenders will not have any right to participate in any syndication of, and will not have any right of first refusal or other right to provide all or any portion of, any Incremental Facility or Incremental Term Loan except to the extent the Borrower and the arrangers thereof, if any, in their discretion, choose to invite or include any such existing Lender (which may or may not apply to all existing Lenders and may or may not be pro rata among existing Lenders). Final allocations in respect of any Incremental Facilities will be made by the Borrower together with the arrangers thereof, if any, in their discretion, in accordance with this Section 2.18.

(5)	Incremental Facility Amendments; Use of Proceeds. Each Incremental Facility will become effective pursuant to an amendment (which may, at the option of the Administrative Agent and the Borrower, be in the form of an amendment and restatement) (each, an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, the Administrative Agent and, with respect to any amendment (or amendment and restatement) of this Agreement, each Lender or Additional Lender providing such Incremental Facility (the “Incremental Lenders”). The Administrative Agent will promptly notify each Lender as to the effectiveness of each Incremental Facility Amendment. Incremental Facility Amendments may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.18 and to make an Incremental Term Loan fungible (including for tax purposes) with other Term Loans (subject to the limitations under paragraphs (7) and (8) of this Section 2.18). Without limiting the foregoing, an Incremental Facility Amendment may, without the consent of any other Lenders, (a) extend or add “call protection” to any existing tranche of Term Loans, including in the form of amendments to Section 2.21, and (b) amend the schedule of amortization payments relating to any existing tranche of Term Loans, including in the form of amendments to Section 2.06 (provided, that any such amendment shall not decrease any amortization payment to any Lender that would have otherwise been payable to such Lender prior to the effectiveness of the applicable Incremental Facility Amendment), in the case of each clause (a) and (b), so that such Incremental Term Loans and the applicable existing Term Loans form the same Class of Term Loans; provided, that such amendments are not materially adverse to the existing Lenders (as determined in good faith by the Borrower). Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Facility Amendment, this Agreement and the other Loan Documents, as applicable, will be deemed amended (or amended and restated) to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Facility and the Incremental Term Loans evidenced thereby. This Section 2.18 shall supersede any provisions in Section 2.15 or 10.08 to the contrary. The Borrower and its Restricted Subsidiaries may use the proceeds of the Incremental Term Loans for any purpose not prohibited by this Agreement.

(6)	Conditions. The availability of Incremental Term Loans will be subject solely to the following conditions, subject, for the avoidance of doubt, to Section 1.09, measured on the date of the initial borrowing under (or, as applicable pursuant to Section 1.09, receipt of commitments with respect to) any such Incremental Facility:

(a)	no Event of Default shall have occurred and be continuing on the date such Incremental Term Loans are incurred or would exist immediately after giving effect thereto; provided that the condition set forth in this clause (a) may be waived or not required (other than with respect to any Specified Event of Default) by the Persons providing such Incremental Facilities if the proceeds of the initial Borrowings under such Incremental Facilities will be used to finance, in whole or in part, a Permitted Acquisition or other Investment permitted hereunder;

(b)	the representations and warranties in the Loan Documents will be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties will be accurate in all respects) immediately prior to, and immediately after giving effect to, the incurrence of such Incremental Term Loans; provided that the condition set forth in this clause (b) may be waived or not required (other than with respect to the Specified Representations) if the proceeds of the initial Borrowings under such Incremental Facilities will be used to finance, in whole or in part, a Permitted Acquisition or other Investment permitted hereunder; and

(c)	such other conditions (if any) as may be required by the Incremental Lenders providing such Incremental Term Loans, unless such other conditions are waived by such Incremental Lenders;

(7)	Terms. Each Incremental Facility Amendment will set forth the amount and terms of the relevant Incremental Facility. The terms of each Incremental Facility will be as agreed between the Borrower and the Incremental Lenders providing such Incremental Term Loans; provided that:

(a)	the final maturity date of such Incremental Term Loans will be no earlier than the Latest Maturity Date of the Initial Term Loans;

(b)	the Weighted Average Life to Maturity of such Incremental Term Loans will be no shorter than the longest remaining Weighted Average Life to Maturity of the Initial Term Loans;

(c)	such Incremental Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments of the Initial Term Loans (other than any repayment of such Incremental Term Loans at maturity or with the proceeds of Credit Agreement Refinancing Indebtedness);

(d)	no Incremental Facility will be secured by any assets or property that does not constitute Collateral;

(e)	no Incremental Facility will be guaranteed by any Person other than a Guarantor; and

(f)	(i) any Incremental Facility will be on terms and conditions that are, taken as a whole, not materially more favorable to the lenders or holders providing such Indebtedness than, those applicable to the Initial Term Loans, as determined in good faith by a Responsible Officer of the Borrower (except for covenants applicable only to periods after the Latest Maturity Date of the Initial Term Loans at the time of incurrence) and (ii) solely to the extent that any terms and conditions applicable to any Incremental Term Loans are not consistent with those then applicable to the Initial Term Loans, such Incremental Term Loans shall be reasonably satisfactory to the Administrative Agent and the Borrower.

(8)	Pricing. The interest rate, fees and original issue discount for any Incremental Term Loans will be as determined by a Responsible Officer of the Borrower and the Incremental Lenders providing such Incremental Term Loans; provided that in the event that the All-In Yield applicable to any Incremental Term Loans that are secured on a pari passu basis with the Initial Term Loans exceeds the All-In Yield of the Initial Term Loans by more than 50 basis points, then the All-In Yield for the Initial Term Loans shall be increased to the extent necessary so that the All-In Yield of such Term Loans is equal to the All-In Yield of such Incremental Term Loans minus 50 basis points; provided, further, that any increase in the All-In Yield of the Term Loans due to an increase in an Adjusted LIBO Rate, LIBO Rate, LIBO Screen Rate or ABR, as applicable, “floor” on any Incremental Term Loan shall be effected solely through an increase in such “floor” (or an implementation thereof, as applicable) applicable to the Initial Term Loans.

SECTION 2.19. Refinancing Term Loans.

(1)	Refinancing Term Loans. At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans, in the form of Refinancing Term Loans pursuant to a Refinancing Amendment.

(2)	Refinancing Amendments. The effectiveness of any Refinancing Amendment will be subject only to the satisfaction on the date thereof of such of the conditions as may be requested by the providers of the Refinancing Term Loans. The Administrative Agent will promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any

Refinancing Amendment, this Agreement will be deemed amended (or amended and restated, as applicable) to the extent (but only to the extent) necessary to reflect the existence and terms of the Refinancing Term Loans incurred pursuant thereto (including any amendments necessary to treat the Term Loans subject thereto as Refinancing Term Loans).

(3)	Required Consents. Any Refinancing Amendment may, without the consent of any Person other than the Administrative Agent, the Borrower and the Lenders or Additional Lenders providing Refinancing Term Loans, effect such amendments (or amendment and restatements) to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.19. This Section 2.19 supersedes any provisions in Section 2.15 or 10.08 to the contrary. The transactions contemplated by this Section 2.19 will not require the consent of any other Lender or any other Person, and the requirements of any provision of this Agreement (including Sections 2.08 and 2.15) or any other Loan Document that may otherwise prohibit any transaction contemplated by this Section 2.19 will not apply to any of the transactions effected pursuant to this Section 2.19.

(4)	Providers of Refinancing Term Loans. Refinancing Term Loans may be provided by any existing Lender (it being understood that no existing Lender shall have an obligation to make all or any portion of any Refinancing Term Loan) or by any Additional Lender. Any Lender approached to provide all or a portion of Refinancing Term Loans may elect or decline, in its sole discretion, to provide such Refinancing Term Loans (it being understood that there is no obligation to approach any existing Lenders to provide Refinancing Term Loans).

SECTION 2.20. Extensions of Term Loans.

(1)	Extension Offers. Pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans of a particular Class with a like Maturity Date (and with respect to any Extension Offer each Lender may, in its sole discretion, choose whether to accept or reject such Extension Offer), the Borrower may extend such Maturity Date and otherwise modify the terms of such Term Loans pursuant to the terms set forth in an Extension Offer (each, an “Extension,” and each group of such Term Loans so extended, as well as any such Term Loans of the same Class not so extended, being a “tranche”). Each Extension Offer will specify the minimum amount of Term Loans with respect to which an Extension Offer may be accepted, which will be an integral multiple of $1.0 million and an aggregate principal amount that is not less than $10.0 million (or (a) if less, the aggregate principal amount of such Term Loans outstanding or (b) such lesser minimum amount as is approved by the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed), and will be made on a pro rata basis to all Lenders of Term Loans of a particular Class with a like Maturity Date. If the aggregate outstanding principal amount of such Term Loans (calculated on the face amount thereof) in respect of which Lenders have accepted an Extension Offer exceeds the maximum aggregate principal amount of Term Loans offered to be extended pursuant to an Extension Offer, then the Term Loans of such Lenders will be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer. There is no requirement that any Extension Offer or Extension Amendment (defined as follows) be subject to any “most favored nation” pricing provisions. The terms of an Extension Offer will be determined by the Borrower and an Extension Offer may contain one or more conditions to its effectiveness, including that a minimum amount of Term Loans or any or all applicable tranches be tendered.

(2)	Extension Amendments. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (which may, at the option of the Administrative Agent and the Borrower, be in the form of an amendment and restatement of this Agreement or such Loan Document, as applicable) (an “Extension Amendment”) as may be necessary in order to establish new tranches in respect of Extended Term Loans and such amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches. This Section 2.20 supersedes any provisions of Section 2.15 or 10.08 to the contrary. Except as otherwise set forth in an Extension Offer, there will be no conditions to the effectiveness of an Extension Amendment. Extensions will not constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(3)	Terms of Extension Offers and Extension Amendments. The terms of any Extended Term Loans will be set forth in an Extension Offer and as agreed between the Borrower and the Extending Term Lenders accepting such Extension Offer; provided that:

(a)	the final maturity date of such Extended Term Loans will be no earlier than the Latest Maturity Date applicable to the Term Loans subject to such Extension Offer;

(b)	the Weighted Average Life to Maturity of any such Extended Term Loans will be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans subject to such Extension Offer;

(c)	any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in mandatory repayments or prepayments of Term Loans;

(d)	such Extended Term Loans are not secured by any assets or property that does not constitute Collateral;

(e)	such Extended Term Loans are not guaranteed by any Person other than a Subsidiary Loan Party; and

(f)	the other terms and conditions applicable to the Extended Term Loans are (i) substantially identical to, or, taken as a whole, no more favorable to the lenders or holders providing such Extended Term Loans than, those applicable to the Term Loans subject to such Extension Offer (except for covenants applicable only to periods after the Latest Maturity Date of the Initial Term Loans at the time of incurrence) (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least four (4) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the incurrence of such Extended Term Loans together with a reasonably detailed description of the material covenants and event of default of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (f) shall be conclusive evidence that such Indebtedness satisfies this clause (f) unless the Administrative Agent notifies the Borrower within such four (4) Business Day (or shorter) period that it disagrees with such determination (including a description of the basis upon which it disagrees)); provided that this clause (f) will not apply to (v) terms addressed in the preceding clauses (a) through (e), (x) interest rate, rate floors, fees, funding discounts and other pricing terms, (y) redemption, prepayment or other premiums, or (z) optional prepayment or redemption terms.

Any Extended Term Loans will constitute a separate tranche of Term Loans from the Term Loans held by Lenders that did not accept the applicable Extension Offer.

(4)	Required Consents. No consent of any Lender or any other Person will be required to effectuate any Extension, other than the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), the Borrower and the applicable Extending Term Lender(s). The transactions contemplated by this Section 2.20 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) will not require the consent of any other Lender or any other Person, and the requirements of any provision of this Agreement (including Sections 2.08 and 2.15) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.20 will not apply to any of the transactions effected pursuant to this Section 2.20.

SECTION 2.21. Repricing Transaction. In the event that a Repricing Transaction is consummated during the period commencing on the Closing Date and ending prior to the date that is one year after the Closing Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with Initial Term Loans that are either repaid, converted or subjected to a pricing reduction in connection with such Repricing Transaction a fee in an amount equal to 1.00% of (a) in the case of a Repricing Transaction described in clause (1) of the definition thereof, the aggregate principal amount of all Initial Term Loans prepaid (or converted) in connection with such Repricing Transaction and (b) in the case of a Repricing Transaction described in clause (2) of the definition thereof, the aggregate principal amount of all Initial Term Loans outstanding on such date that are subject to an effective pricing reduction or a mandatory assignment pursuant to such Repricing Transaction. Such fees shall be earned, due and payable upon the date of the consummation of such Repricing Transaction.

ARTICLE III

Representations and Warranties

To induce the Lenders to make any extension of credit hereunder on or after the Closing Date, the Borrower, with respect to itself and each of the Restricted Subsidiaries, represents and warrants (i) on the Closing Date solely to the extent set forth in Section 4.01(12) and (ii) on each date and to the extent otherwise required hereunder (and subject, for the avoidance of doubt, to Section 1.09), each of the following to each Agent and to each of the Lenders.

SECTION 3.01. Organization; Powers. The Borrower and each Loan Party:

(1)	is a Person duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (to the extent such status or an analogous concept applies to such an organization or in such jurisdiction);

(2)	has all requisite corporate or other organizational power and authority to own its property and assets and to carry on its business as now conducted;

(3)	is qualified to do business in each jurisdiction where such qualification is required, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect; and

(4)	has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party and each other agreement or instrument contemplated thereby to which it is a party.

SECTION 3.02. Authorization; No Contravention.

(1)	The execution, delivery and performance by the Loan Parties of each of the Loan Documents to which it is a party have been duly authorized by all necessary corporate or other organizational action.

(2)	The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party and the consummation of the Transactions will not:

(a)	result in a breach or contravention of, or the creation of any Lien (other than any Liens created by the Loan Documents and Permitted Lien) upon the property or assets of such Loan Party or any of the Restricted Subsidiaries under (i) any Contractual Obligation to which such Loan Party is a party or affecting such Loan Party or the properties or assets of such Loan Party or any of its Restricted Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property or assets is subject;

(b)	violate applicable Law; or

(c)	contravene the terms of its Organizational Documents;

except with respect to clauses (a) and (b) of this Section 3.02(2) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to:

(1)	the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws (including Debtor Relief Laws) affecting creditors’ rights generally;

(2)	general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(3)	implied covenants of good faith and fair dealing; and

(4)	any foreign laws, rules and regulations as they relate to pledges of Equity Interests in Non-U.S. Subsidiaries.

SECTION 3.04. Governmental Approvals. No material action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for:

(1)	filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties;

(2)	filings which may be required under Environmental Laws;

(3)	filings as may be required under the Exchange Act and applicable stock exchange rules in connection therewith;

(4)	such as have been made or obtained and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Security Documents);

(5)	such actions, consents, approvals, registrations or filings the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.05. Title to Properties; Liens. Each of the Borrower and the Subsidiary Loan Parties has valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all of its Real Properties and valid title to its personal property and assets, in each case, except for Permitted Liens or defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes, in each case, except where the failure to have such title, interest or easement would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

SECTION 3.06. Subsidiaries. Schedule 3.06 sets forth as of the Closing Date and after giving effect to the Transactions, the name and jurisdiction of incorporation, formation or organization of the Borrower and each Restricted Subsidiary and, as to each Restricted Subsidiary, the percentage of each class of Equity Interests owned by the Borrower or by any other Subsidiary of the Borrower.

SECTION 3.07. Litigation; Compliance with Laws.

(1)	There are no actions, suits or proceedings, or, to the knowledge of the Borrower, investigations at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any Restricted Subsidiary or any business, property or rights (including any studies, tests or preclinical or clinical trials) of any such Person (excluding any actions, suits or proceedings arising under or relating to any Environmental Laws, which are subject to Section 3.13, but including in respect of any Health Care Law), in each case, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(2)	To the knowledge of the Borrower, none of the Borrower, any Restricted Subsidiary or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval, or any building permit, but excluding any Environmental Laws, which are subject to Section 3.13) or any restriction of record or agreement affecting any property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.08. Federal Reserve Regulations.

(1)	None of the Borrower or any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(2)	No part of the proceeds of any Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund Indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.09. Investment Company Act. None of the Borrower or any Subsidiary Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.10. Use of Proceeds. The Borrower shall use the proceeds of the Term Loans made on the Closing Date to finance a portion of the Transactions (including the Specified Tender Offer, which shall be financed with the Escrowed Funds) and the Transaction Costs and, if applicable, make a prepayment in accordance with Section 2.08(3).

SECTION 3.11. Tax Returns. Except as set forth on Schedule 3.11:

(1)	Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Borrower and the Restricted Subsidiaries has filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it; and

(2)	Each of the Borrower and the Restricted Subsidiaries has timely paid or caused to be timely paid (a) all Taxes shown to be due and payable by it on the returns referred to in clause (1) of this Section 3.11 and (b) all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the Closing Date, which Taxes, if not paid or adequately provided for, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in each case except Taxes or assessments that are being contested in good faith by appropriate proceedings and for which, if applicable, the Borrower or any Restricted Subsidiary (as the case may be) has set aside on its books adequate reserves in accordance with GAAP.

SECTION 3.12. No Material Misstatements.

(1)	All written factual information and written factual data (other than the Projections, estimates and information of a general economic or industry specific nature) concerning the Borrower or any Restricted Subsidiary that has been made available to the Administrative Agent or the Lenders, directly or indirectly, by or on behalf of the Borrower or any Restricted Subsidiary in connection with the Transactions, when taken as a whole and after giving effect to all supplements and updates provided thereto, is correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made.

(2)	The Projections that have been made available to the Administrative Agent or the Lenders by or on behalf of the Borrower in connection with the Transactions, when taken as a whole, have been prepared in good faith based upon assumptions that are believed by the Borrower to be reasonable at the time made and at the time delivered to the Administrative Agent or the Lenders, it being understood by the Administrative Agent and the Lenders that:

(a)	the Projections are merely a prediction as to future events and are not to be viewed as facts;

(b)	the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower or Impax;

(c)	no assurance can be given that any particular Projections will be realized; and

(d)	actual results may differ and such differences may be material.

SECTION 3.13. Environmental Matters. Except as set forth on Schedule 3.13 or as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(1)	the Borrower and each of the Restricted Subsidiaries are in compliance with all Environmental Laws (including having obtained and complied with all permits, licenses and other approvals required under any Environmental Law for the operation of its business);

(2)	neither the Borrower nor any Restricted Subsidiary has received notice of or is subject to any pending, or to the Borrower’s knowledge, threatened action, suit or proceeding alleging a violation of, or liability under, any Environmental Law that remains outstanding or unresolved;

(3)	to the Borrower’s knowledge, no Hazardous Material is located at, on or under any property currently or formerly owned, operated or leased by the Borrower or any Restricted Subsidiary and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by the Borrower or any Restricted Subsidiary and transported to or Released at any location which, in each case, described in this clause (3), would reasonably be expected to result in liability to the Borrower or any Restricted Subsidiaries; and

(4)	there are no agreements in which the Borrower or any Restricted Subsidiary has expressly assumed or undertaken responsibility for any known or reasonably anticipated liability or obligation of any other Person arising under or relating to Environmental Laws or Hazardous Materials.

SECTION 3.14. Security Documents.

(1)	Except as otherwise contemplated hereunder or under any other Loan Documents, the Collateral Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) legal and valid Liens on the Collateral described therein; and when financing statements in appropriate form are filed in the offices specified on Schedule III to the Collateral Agreement, a short form grant of security interest in Intellectual Property Rights (in substantially the form of Exhibit II to the Collateral Agreement (for trademarks), Exhibit III to the Collateral Agreement (for patents) or Exhibit IV to the Collateral Agreement (for copyrights)) is properly filed in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the Pledged Collateral described in the Collateral Agreement is delivered to the Collateral Agent, the Liens on the Collateral granted pursuant to the Collateral Agreement will constitute fully perfected Liens on all right, title and interest of the grantors in such Collateral in which (and to the extent) a security interest can be perfected under Article 9 of the Uniform Commercial Code, in each case prior to and superior in right of the Lien of any other Person (subject to Permitted Liens).

(2)	Notwithstanding anything herein (including this Section 3.14) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty (a) as to the effects of perfection or non-perfection, the priority or enforceability of any pledge of or security interest in any Excluded Assets or (b) as to the effects of perfection or non-perfection, the priority or enforceability of any pledge of or security interest in any Equity Interests of any Non-U.S. Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

SECTION 3.15. Location of Real Property and Leased Premises.

(1)	Schedule 3.15(1) correctly identifies, in all material respects, as of the Closing Date, all material Real Property owned in fee by the Loan Parties. As of the Closing Date, the Loan Parties own in fee all the Real Property set forth as being owned by them on Schedule 3.15(1).

(2)	Schedule 3.15(2) lists correctly in all material respects, as of the Closing Date, all material Real Property leased by any Loan Party and the addresses thereof. As of the Closing Date, the Loan Parties have in all material respects valid leases in all material Real Property set forth as being leased by them on Schedule 3.15(2).

SECTION 3.16. Solvency. On the Closing Date, after giving effect to the consummation of the Transactions, including the making of the Term Loans hereunder, and after giving effect to the application of the proceeds of the Term Loans:

(1)	the fair value of the assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis, exceeds their debts and liabilities (subordinated, contingent or otherwise), on a consolidated basis;

(2)	the present fair saleable value of the property of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities (subordinated, contingent or otherwise), on a consolidated basis, as such debts and other liabilities become absolute and matured;

(3)	the Borrower and its Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities (subordinated, contingent or otherwise), on a consolidated basis, as such liabilities become absolute and matured; and

(4)	the Borrower and its Restricted Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Section 3.16, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

SECTION 3.17. Financial Statements; No Material Adverse Effect.

(1)	The consolidated balance sheets of the Borrower and its consolidated subsidiaries and of Impax and its consolidated subsidiaries as at December 31, 2017, and related statements of operations and cash flows of the Borrower and its consolidated subsidiaries and Impax and its consolidated set forth in the PIPE Registration Statement fairly present in all material respects the financial condition of each of the Borrower and Impax, as applicable, and their respective Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(2)	The unaudited pro forma condensed combined financial information and explanatory notes of Amneal Inc. set forth in the PIPE Registration Statement, prepared after giving effect to the Transactions as if the Transactions had occurred on December 31, 2017 (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of operations), copies of which have heretofore been furnished to the Administrative Agent, have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of Amneal Inc. and its Subsidiaries as of December 31, 2017 and their estimated results of operations for the period covered thereby.

(3)	Since December 31, 2017, there has been no event that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(4)	The forecasts of consolidated balance sheets and income statements of the Borrower and its Subsidiaries which have been furnished to the Administrative Agent prior to the Closing Date, when taken as a whole, have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time furnished, it being understood that (i) no forecasts are to be viewed as facts, (ii) any forecasts are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower, Impax and their respective Subsidiaries and Affiliates, (iii) no assurance can be given that any particular forecasts will be realized and (iv) actual results may differ and such differences may be material.

SECTION 3.18. Insurance. Schedule 3.18 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of the Borrower or any Restricted Subsidiary as of the Closing Date. As of such date, such insurance is in full force and effect.

SECTION 3.19. USA PATRIOT Act; Anti-Corruption; Sanctions.

(1)	To the extent applicable, each of the Borrower and the Restricted Subsidiaries is in compliance, in all material respects, with the USA PATRIOT Act.

(2)	No part of the proceeds of the Term Loans will be used by the Borrower or any of the Restricted Subsidiaries, directly or indirectly, (i) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of Anti-Corruption Laws, or (ii) in any manner that would result in the violation of any applicable Sanctions.

(3)	None of the Borrower or any Restricted Subsidiary, nor any of their respective directors or officers, nor, to the knowledge of the Borrower or any Restricted Subsidiary, any of their respective agents and employees, is any of the following:

(a)	a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”);

(b)	a Person owned or Controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(c)	a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any laws with respect to terrorism or money laundering;

(d)	a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(e)	a Sanctioned Person.

(4)	The Borrower and the Restricted Subsidiaries, and their respective officers and directors, and, to the knowledge of the Borrower or any Restricted Subsidiary, their respective employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that could reasonably be expected to result in the Borrower or any Restricted Subsidiary being designated as a Sanctioned Person.

(5)	The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 3.20. Intellectual Property Rights; Licenses, Etc. Except as would not reasonably be expected to have a Material Adverse Effect:

(1)	the Borrower and each Restricted Subsidiary owns, or possesses the right to use, all of the patents, patent rights, inventions, know-how, trademarks, service marks, trade names, copyrights or mask works, domain names, trade secrets and other intellectual property rights (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses (provided the foregoing shall not be construed as a warranty with respect to non-infringement of third party intellectual property rights);

(2)	to the knowledge of the Borrower or any Restricted Subsidiary, neither the Borrower nor any of the Restricted Subsidiaries nor any Intellectual Property Rights, product, process, method, substance, part or other material now made, used, employed, sold or offered for sale by the Borrower or the Restricted Subsidiaries, nor the business of the Borrower or any of the Restricted Subsidiaries is infringing upon, misappropriating or otherwise violating Intellectual Property Rights of any Person, but excluding any (i) infringement of any Intellectual Property Rights caused by the filing of any abbreviated new drug application for a product filed with the FDA pursuant to §505(j) of the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time (the “FFDCA”) or by the filing of any new drug application for a product filed with the FDA pursuant to §505(b)(2) of the FFDCA and (ii) infringement of any Intellectual Property Rights alleged pursuant to a Paragraph IV Proceeding for which a Paragraph IV Certification Notice has been made; and

(3)	no claim or litigation (including any cease and desist letters) regarding any of the foregoing in (1) or (2) is pending or, to the knowledge of the Borrower, threatened. The representations set forth in Section 3.20(2) and this Section 3.20(3) are the only representations given by the Borrower (including on behalf of its Restricted Subsidiaries) with respect to non-infringement of Intellectual Property Rights.

SECTION 3.21. Employee Benefit Plans. Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower and each of its ERISA Affiliates are in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, would reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the present value of all accumulated benefit obligations under all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plans, in the aggregate.

SECTION 3.22. Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (1) there are no strikes or other labor disputes against any of the Borrower or its Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened and (2) hours worked by and payment made based on hours worked to employees of each of the Borrower or its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with wage and hour matters.

ARTICLE IV

Conditions of Lending

SECTION 4.01. Conditions Precedent. The agreement of each Lender to make Initial Term Loans on the Closing Date is subject solely to the satisfaction or waiver by the Administrative Agent, prior to or concurrently with the making of the Initial Term Loans on the Closing Date, of the following conditions precedent:

(1)	Loan Documents. The Administrative Agent shall have received (a) this Agreement duly executed and delivered by a Responsible Officer of the Borrower, (b) the Collateral Agreement duly executed and delivered by a Responsible Officer of the Borrower and its Restricted Subsidiaries that are Subsidiary Loan Parties (including the related short form grants of security interest in Intellectual Property Rights duly executed and delivered by a Responsible Officer of each applicable Loan Party), (c) the Escrow Agreement, duly executed and delivered by the Borrower and the Escrow Agent and (d) an acknowledgment to the Closing Date Intercreditor Agreement duly executed and delivered by a Responsible Officer of the Borrower and its Restricted Subsidiaries that are Subsidiary Loan Parties.

(2)	Borrowing Request. On or prior to the Closing Date, the Administrative Agent shall have received a Borrowing Request.

(3)	Acquisition Transactions. Prior to or substantially concurrently with the making of the Initial Term Loans on the Closing Date:

(a)	the Acquisition will be consummated pursuant to the Acquisition Agreement, and no provision thereof shall have been amended, modified or waived, and no consent shall have been given thereunder, in each case in any manner materially adverse to the interests of the Lenders without the prior written consent of the Arrangers (it being understood and agreed that any modification, amendment, consent or waiver of the definition of “Impax Material Adverse Effect” contained in the Acquisition Agreement as in effect on October 17, 2017 shall be deemed to be materially adverse to the interests of the Lenders); and

(b)	the Closing Date Refinancing will be consummated.

(4)	Fees. Payment of all (a) Fees required to be paid on the Closing Date pursuant to the Fee Letters and (b) reasonable (and reasonably documented) out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, in each case to the extent invoiced in reasonable detail at least three (3) Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower).

(5)	Solvency Certificate. The Administrative Agent shall have received a solvency certificate substantially in the form attached hereto as Exhibit B.

(6)	Closing Date Certificates. The Administrative Agent shall have received such certificates of good standing from the applicable secretary of state (or other similar Governmental Authority) of the jurisdiction of organization of the Borrower and its Restricted Subsidiaries that are Subsidiary Loan Parties as of the Closing Date, customary resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower and its Restricted Subsidiaries that are Subsidiary Loan Parties as of the Closing Date evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which it is a party or is to be a party on the Closing Date, the Organizational Documents of each such Loan Party and, in the case of the Borrower including certification by a Responsible Officer of the Borrower that the conditions specified in clauses (3), (9) and (12) of this Section 4.01 have been or substantially concurrent with the borrowing of the Initial Term Loans on the Closing Date will be satisfied;

(7)	Legal Opinions. The Administrative Agent shall have received a customary legal opinion of Latham & Watkins LLP, special counsel to the Loan Parties.

(8)	Pledged Equity Interests. Except as otherwise agreed by the Administrative Agent, the Administrative Agent shall have received (a) to the extent delivered to the Borrower pursuant to the terms of the Closing Date Refinancing and constituting Collateral, the certificates representing the Equity Interests (if such Equity Interests are certificated) of the Borrower and its Wholly Owned U.S. Subsidiaries that are Material Subsidiaries and (b) to the extent delivered to the Borrower pursuant to the terms of the Acquisition Agreement and constituting Collateral, the certificates representing the Equity Interests (if such Equity Interests are certificated) of Impax and its Wholly Owned U.S. Subsidiaries that are Material Subsidiaries, in each case to the extent such Equity Interests are required to be pledged pursuant to the Collateral Agreement, together with a customary stock power for each such certificate executed in blank.

(9)	No Material Adverse Effect. Since the date of the Acquisition Agreement, there shall not have been any change, effect, event, circumstance, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, an Impax Material Adverse Effect (as defined in the Acquisition Agreement as in effect on October 17, 2017).

(10)	Registration Statement. The Registration Statement (as defined in the Acquisition Agreement as of October 17, 2017) shall have been declared effective under the Securities Act (as defined in the Acquisition Agreement as of October 17, 2017).

(11)	Know Your Customer and Other Required Information. All outstanding documentation and other information about the Loan Parties required under applicable “know your customer” and anti-money laundering rules and regulations, as has been reasonably requested in writing by the Administrative Agent at least ten (10) Business Days prior to the Closing Date, will be provided not later than the date that is two (2) Business Days prior to the Closing Date.

(12)	Representations and Warranties. Subject to the Certain Funds Provisions, the Specified Acquisition Agreement Representations and Specified Representations will be true and correct in all material respects; provided that the failure of a Specified Acquisition Agreement Representation to be true and correct will not result in a failure of a condition precedent under this Article IV unless such failure results in a failure of a condition precedent to the Borrower’s (or its Affiliates’) obligation to consummate the Acquisition pursuant to the terms of the Acquisition Agreement or such failure gives the Borrower the right (taking into account any applicable cure provisions) to terminate its obligations under the Acquisition Agreement.

There are no conditions, implied or otherwise, to the making of Term Loans on the Closing Date other than as set forth in the preceding clauses (1) through (12) and upon satisfaction or waiver by the Administrative Agent of such conditions the Term Loans will be made by the Lenders. For purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that so long as this Agreement is in effect and until the Commitments have been terminated and the Obligations have been Paid in Full, unless the Required Lenders otherwise consent in writing, the Borrower will, and will cause its Restricted Subsidiaries, to:

SECTION 5.01. Existence; Businesses and Properties.

(1)	Preserve, renew and keep in full force and effect its legal existence under the Laws of the jurisdiction of its incorporation or organization, except:

(a)	in the case of a Restricted Subsidiary, where the failure to do so would not reasonably be expected to have a Material Adverse Effect; or

(b)	in connection with a transaction permitted under Section 6.05.

(2)	(a) Do or cause to be done all things reasonably necessary to lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property Rights, licenses and rights with respect thereto material to the normal conduct of its business (including the Permits) and (b) maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear and casualty or condemnation excepted), in each case, except:

(i)	as expressly permitted by this Agreement;

(ii)	such as may expire, be abandoned or lapse in the ordinary course of business; or

(iii)	where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Insurance. Maintain, with insurance companies that the Borrower reasonably believes in good faith to be financially sound and reputable at the time the relevant coverage is placed or renewed, or with a Captive Insurance Subsidiary, insurance

(including property, casualty and general liability) in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) and against such risks as are customarily maintained by similarly situated Persons engaged in the same or similar businesses operating in the same or similar locations, and cause, as is appropriate and customary and, with respect to jurisdictions outside of the United States, to the extent available and customary in such jurisdictions, the Collateral Agent (a) to be listed as an additional insured on liability policies or (b) in the case of property and casualty policies, contain a loss payable clause or endorsement listing the Collateral Agent as a co-loss payee thereon. The Borrower will furnish to the Administrative Agent or Collateral Agent, upon reasonable written request, information in reasonable detail as to the insurance so maintained. Notwithstanding the foregoing, it is understood and agreed that no Loan Party will be required to maintain flood insurance unless any material Real Property owned by it is required to be so insured pursuant to the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1968, and the regulations promulgated thereunder, because such material Real Property is located in an area which has been identified by the Secretary of Housing and Urban Development as a “special flood hazard area.”

SECTION 5.03. Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, pay and discharge promptly when due and payable all Taxes imposed upon it or its income or profits or in respect of its property, before the same becomes delinquent or in default; provided that such payment and discharge will not be required with respect to any Tax if (1) the validity or amount thereof is being contested in good faith by appropriate proceedings and (2) the Borrower or any affected Restricted Subsidiary, as applicable, has set aside on its books reserves in accordance with GAAP with respect thereto.

SECTION 5.04. Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(1)	within 90 days following the end of each fiscal year, commencing with the fiscal year ended December 31, 2018, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and the Restricted Subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such fiscal year and, in each case, commencing with the fiscal year ending December 31, 2019, setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity will be prepared in accordance with GAAP, audited by any independent public accountants of recognized national standing, or such other accountants as are reasonably acceptable to the Administrative Agent, and accompanied by an opinion of such accountants (which opinion shall not be subject to any “going concern” statement, explanatory note or like qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception relating to an anticipated, but not actual, financial covenant default or an upcoming maturity date) (the applicable financial statements delivered pursuant to this clause (1) being the “Annual Financial Statements”);

(2)	for the first three fiscal quarters of each fiscal year, commencing with the fiscal quarter ended March 31, 2018,

(a)	within 71 days following the Closing Date, for the fiscal quarter ending March 31, 2018, (i) (A) a consolidated balance sheet for the Borrower and its Restricted Subsidiaries (excluding, for the avoidance of doubt, Impax and its subsidiaries) as of the close of such fiscal quarter and (B) the consolidated results of its operations and cash flows for the Borrower and its Restricted Subsidiaries (excluding, for the avoidance of doubt, Impax and its subsidiaries) during such fiscal quarter and the then-elapsed portion of the fiscal year and (ii) (A) a consolidated balance sheet for Impax and its Restricted Subsidiaries (excluding, for the avoidance of doubt, the Borrower and its subsidiaries), as of the close of such fiscal quarter and (B) the consolidated results of operations and cash flows for Impax and its Restricted Subsidiaries (excluding, for the avoidance of doubt, the Borrower and its subsidiaries) during such fiscal quarter and the then-elapsed portion of the fiscal year;

(b)	for the fiscal quarter ending June 30, 2018, within 45 days of such fiscal quarter end,

(i)	(A) a consolidated balance sheet for the Borrower and its Restricted Subsidiaries as of the close of such fiscal quarter and (B) the consolidated statement of operations and cash flows for the Borrower and its Restricted Subsidiaries (which will include Impax and its Restricted Subsidiaries for the period from the Closing Date to such fiscal quarter end) during such fiscal quarter and the then-elapsed portion of the fiscal year; and

(ii)	an unaudited pro forma condensed combined statement of operations for the Borrower and its Restricted Subsidiaries (which will include Impax and its Restricted Subsidiaries) during such fiscal quarter (which pro forma financial statements will be certified by a Responsible Officer of the Borrower on behalf of the Borrower as having been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated results of operations of the Borrower and its Restricted Subsidiaries during such fiscal quarter end); and

(c)	for each such fiscal quarter thereafter, within 45 days of such fiscal quarter end, (A) a consolidated balance sheet for the Borrower and the Restricted Subsidiaries as of the close of such fiscal quarter and (B) the consolidated results of operations and cash flows for the Borrower and the Restricted Subsidiaries during such fiscal quarter and the then-elapsed portion of the fiscal year and, commencing with the fiscal quarter ending September 30, 2019, setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, in each case (other than the preceding clause (ii)), certified by a Responsible Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and the Restricted Subsidiaries (or Impax and its Restricted Subsidiaries, as applicable) on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes (the applicable financial statements delivered pursuant to this clause (2) being the “Quarterly Financial Statements” and, together with the Annual Financial Statements, the “Required Financial Statements”).

(3)	no later than five (5) days after the delivery of any Required Financial Statements, a certificate of a Financial Officer of the Borrower:

(a)	certifying that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(b)	setting forth the calculation and uses of the Available Amount for the fiscal period then ended if the Borrower has used the Available Amount for any purpose during such fiscal period;

(c)	certifying a list of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (ii) of the definition of the term “Immaterial Subsidiary;”

(d)	setting forth, in reasonable detail, the calculation of the First Lien Net Leverage Ratio for the most recent period of four consecutive fiscal quarters as of the close of such fiscal year or such fiscal quarter, as applicable;

(e)	certifying a list of all Unrestricted Subsidiaries at such time and that each Subsidiary set forth on such list qualifies as an Unrestricted Subsidiary; and

(f)	with respect to the Financial Officer certificate delivered with regard to Annual Financial Statements only, setting forth the calculation of Excess Cash Flow for such Excess Cash Flow Period.

(4)	promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials publicly filed by the Borrower or any Restricted Subsidiary with the SEC or, after an initial public offering, distributed to its stockholders generally, as applicable, and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any Loan Document;

(5)	within 60 days following the end of each fiscal year, commencing with the fiscal year ending December 31, 2018, a consolidated annual budget for such fiscal year in the form customarily prepared by the Borrower (the “Budget”), which Budget will in each case be accompanied by the statement of a Financial Officer of the Borrower on behalf of the Borrower to the effect that the Budget is based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof; provided that no Budget will be required to be delivered with respect to the fiscal year ending December 31, 2018;

(6)	upon the reasonable written request of the Collateral Agent, concurrently with the delivery of the Annual Financial Statements, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (6) or Section 5.10, as applicable;

(7)	promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary, in each case, as the Administrative Agent may reasonably request (for itself or on behalf of any Lender) in writing; and

(8)	promptly upon reasonable written request by the Administrative Agent (so long as the following are obtainable using commercially reasonable measures), copies of any documents described in Section 101(k)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if the Borrower or any of its ERISA Affiliates has not requested such documents from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

Anything to the contrary notwithstanding, the obligations in clauses (1) and (2) of this Section 5.04 may be satisfied with respect to financial information of the Borrower and the Restricted Subsidiaries by furnishing (1) the applicable financial statements of any Parent Entity or (2) the Borrower’s (or any such other Parent Entity’s), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that with respect to each of the foregoing clauses (1) and (2) (a) to the extent such information relates to a Parent Entity, such information is accompanied by consolidating information (which need not be audited) that explains in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand, and (b) to the extent such information is in lieu of information required to be provided under Section 5.04(1), such materials are prepared in accordance with GAAP and accompanied by a report and opinion of any independent public accountants of recognized national standing, or such other accountants as are reasonably acceptable to the Administrative Agent, and accompanied by an opinion of such accountants (which opinion shall not be subject to any “going concern” statement, explanatory note or like qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception relating to an anticipated, but not actual, financial covenant default or an upcoming maturity date). The obligations in clauses (1) and (2) of this Section 5.04 may be satisfied by delivery of financial information of the Borrower and its Subsidiaries so long as such financial statements include a reasonably detailed presentation (which need not be audited), either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Borrower and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Borrower.

Documents required to be delivered pursuant to this Section 5.04 may be delivered electronically in accordance with Section 10.01(5).

SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof:

(1)	any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(2)	the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any of the Restricted Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect; and

(3)	the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and assets (including ERISA and Health Care Laws), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 will not apply to Environmental Laws, which are the subject of Section 5.09, or laws related to Taxes, which are the subject of Section 5.03. The Borrower will, and will cause each of its Subsidiaries to, maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and the respective directors, officers, employees and agents of the foregoing with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Permit any Persons designated by the Administrative Agent to visit and inspect the financial records and the properties of the Borrower or any Restricted Subsidiary at reasonable times, upon reasonable prior written notice from the Administrative Agent to the Borrower, and as often as reasonably requested, to make extracts from and copies of such financial records, and permit any Persons designated by the Administrative Agent, upon reasonable prior written notice from the Administrative Agent to the Borrower, to discuss the affairs, finances and condition of the Borrower or any Restricted Subsidiary with the officers thereof and independent accountants therefor (subject to such accountant’s policies and procedures); provided that the Administrative Agent may not exercise such rights more often than two times during any calendar year unless an Event of Default is continuing and only one such time will be at the Borrower’s expense; and provided, further, that when an Event of Default is continuing, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent accountants. Notwithstanding anything to the contrary in this Agreement (including Sections 5.04(7), 5.05 and 5.07) or any other Loan Document, none of the Loan Parties or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter with any Disqualified Institution or other competitor to the Borrower or any of its Subsidiaries or that (1) constitutes non-financial trade secrets or non-financial proprietary information, (2) in respect of which disclosure is prohibited by law or any binding agreement, (3) is subject to attorney-client or similar privilege or constitutes attorney work product or (4) creates an unreasonably excessive expense or burden on the Borrower or any of its Subsidiaries.

SECTION 5.08. Use of Proceeds. Use the proceeds of the Term Loans made on the Closing Date to finance, in part, the Transactions and the Transaction Costs and, if applicable, make a prepayment in accordance with Section 2.08(3).

SECTION 5.09. Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other Persons occupying its fee-owned Real Properties to comply, with all Environmental Laws applicable to its operations and properties, and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10. Further Assurances; Additional Security.

(1)	If (a) a Restricted Subsidiary (other than an Excluded Subsidiary) of the Borrower is formed or acquired after the Closing Date or (b) an Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, within 120 days after the date such Restricted Subsidiary is formed or acquired or such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, as applicable (or such longer period as the Collateral Agent agrees), the Borrower will or will cause such Restricted Subsidiary to:

(i)	deliver a joinder to the Collateral Agreement, substantially in the form specified therein or in such other form as is acceptable to such Restricted Subsidiary, the Borrower and the Administrative Agent, duly executed on behalf of such Restricted Subsidiary;

(ii)	to the extent required by and subject to the exceptions set forth in this Section 5.10 or the Security Documents, pledge the outstanding Equity Interests (other than Excluded Equity Interests) owned by such Restricted Subsidiary, and cause each Loan Party owning any Equity Interests issued by such Restricted Subsidiary to pledge such outstanding Equity Interests (other than Excluded Equity Interests), and deliver all certificates (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, to the Collateral Agent (or a designated bailee thereof);

(iii)	to the extent required by and subject to the exceptions set forth in this Section 5.10 or the Security Documents, deliver to the Collateral Agent (or a designated bailee thereof) Uniform Commercial Code financing statements with respect to such Restricted Subsidiary and such other documents reasonably requested by the Collateral Agent to create the Liens intended to be created under the Security Documents and perfect such Liens to the extent required by the Security Documents; and

(iv)	except as otherwise contemplated by this Section 5.10 or any Security Document or as otherwise agreed by the Collateral Agent, obtain all consents and approvals required to be obtained by it in connection with (A) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (B) the performance of its obligations thereunder.

(2)	Furnish to the Collateral Agent within 20 calendar days of such event (or such later date as the Collateral Agent may agree in its sole discretion) written notice of any change in any Loan Party’s:

(a)	legal name;

(b)	type of organization;

(c)	location (determined as provided in UCC Section 9-307); or

(d)	jurisdiction of organization;

except, in the case of each of the foregoing clauses (a) through (c), in connection with the Impax Conversion.

The Borrower will not effect or permit any such change unless all filings have been made, or will be made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest, for the benefit of the applicable Secured Parties, in all Collateral held by such Loan Party.

(3)	Execute any and all other documents, financing statements, agreements and instruments, and take all such other actions (including the filing and recording of financing statements and other documents), not described in the preceding clauses (1) and (2) and that may be required under any applicable law, or that the Collateral Agent may reasonably request in writing to the Borrower to satisfy the requirements set forth in this Section 5.10 and in the Security Documents with respect to the creation and perfection of the Liens on the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, contemplated herein and in the Security Documents and to cause such requirement to be and remain satisfied, all at the expense of the Borrower, and provide to the Collateral Agent, from time to time upon Collateral Agent’s reasonable written request, evidence as to the perfection and priority of the Liens created by the Security Documents (subject to Permitted Liens).

(4)	Notwithstanding anything to the contrary,

(a)	the other provisions of this Section 5.10 need not be satisfied with respect to any Excluded Assets or Excluded Equity Interests or any exclusions and carve-outs from the security or perfection requirements, as applicable, set forth in the Collateral Agreement or other applicable Security Document;

(b)	neither the Borrower nor the other Loan Parties will be required to grant a security interest in any asset or perfect a security interest in any Collateral to the extent the cost, burden, difficulty or consequence of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by a Responsible Officer of the Borrower and the Administrative Agent (or with respect to matters relating primarily to the ABL Priority Collateral, the Borrower and the ABL Agent); and

(c)	(i) no actions will be required (A) outside of the United States in order to create or perfect any security interest in any assets located outside of the United States, (B) in any non-United States jurisdiction or (C) under the laws of any non-United States jurisdiction to create any security interests or to perfect or make enforceable any security interests, and (ii) no non-United States law security or pledge agreements, non-United States law mortgages or deeds or non-United States intellectual property filings or other agreements or documents governed under the laws of any non-United States jurisdiction or non-United States searches will be required.

SECTION 5.11. Credit Ratings. Use commercially reasonable efforts to maintain (1) a public credit rating by each of S&P and Moody’s in respect of the Term Loans and (2) a public corporate rating by S&P and a public corporate family rating by Moody’s for the Borrower, in each case with no requirement to maintain any specific rating.

SECTION 5.12. Post-Closing Matters. Deliver to Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, the items described on Schedule 5.12 hereof on or before the dates specified with respect to such items on Schedule 5.12 (or, in each case, such later date as may be agreed to by Administrative Agent in its sole discretion or, with respect to matters relating primarily to the ABL Priority Collateral, in the sole discretion of the administrative agent under the ABL Credit Agreement). All representations and warranties contained in this Agreement and the other Loan Documents will be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described on Schedule 5.12 within the time periods specified thereon, rather than as elsewhere provided in any of the Loan Documents).

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with each Lender that, so long as this Agreement is in effect and until the Commitments have been terminated and the Obligations have been Paid in Full, unless the Required Lenders otherwise consent in writing, it will not and will not permit any of its Restricted Subsidiaries to:

SECTION 6.01. Indebtedness. Issue, incur or assume any Indebtedness; provided that the Borrower and the Restricted Subsidiaries may issue, incur or assume Permitted Additional Indebtedness so long as immediately after giving effect to the issuance, incurrence or assumption of such Permitted Additional Indebtedness, the aggregate outstanding principal amount of such Permitted Additional Indebtedness does not exceed the Ratio Debt Cap (“Ratio Debt”).

The foregoing limitation will not apply to (collectively, “Permitted Debt”):

(1)	(a) Indebtedness created under the Loan Documents (including Incremental Term Loans, Refinancing Term Loans and Extended Term Loans); (b) Incremental Equivalent Term Debt, (c) Specified Hedge Obligations and (d) Credit Agreement Refinancing Indebtedness;

(2)	(a) Indebtedness incurred pursuant to the ABL Loan Documents (including Indebtedness created under ABL Incremental Facilities, ABL Other Loans and ABL Extended Revolving Commitments) and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), (b) [Reserved] and (c) ABL Credit Agreement Refinancing Indebtedness, including all Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (2) (and any successive Permitted Refinancing Indebtedness thereof) in an aggregate outstanding principal amount for all such Indebtedness pursuant to this clause (2) not to exceed $775.0 million, plus, in the case of ABL Credit Agreement Refinancing Indebtedness, the amount of (i) unpaid, accrued or capitalized interest, penalties, premiums (including tender premiums), defeasance costs and other amounts payable with respect thereto and (ii) underwriting discounts, fees, commissions, costs, expenses and other amounts payable with respect to the Indebtedness being refinanced;

(3)	Indebtedness existing on the Closing Date (other than Indebtedness described in clause (1) or (2) above), including the Impax Convertible Notes;

(4)	any (a) Attributable Indebtedness relating to any transactions and (b) Capital Lease Obligations and other Indebtedness with respect to mortgage financings and purchase money Indebtedness to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets and Indebtedness arising from the conversion of the obligations of the Borrower or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of the Borrower or such Restricted Subsidiary, in an aggregate outstanding principal amount incurred pursuant to this clause (4), including all Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (4) (and any successive Permitted Refinancing Indebtedness), not to exceed the greater of (i) $160.0 million and (ii) an amount equal to the Equivalent Percentage of the amount in the preceding clause (i)

multiplied by TTM Consolidated EBITDA of the Borrower on a Pro Forma Basis as of the applicable date of determination, in each case determined as of the time of incurrence; provided that such Indebtedness is incurred within 270 days after the purchase, lease, construction, installation, repair or improvement of the property that is the subject of such Indebtedness; provided further that for the purposes of determining compliance with this Section 6.01(4), Attributable Indebtedness and Capital Lease Obligations will not be deemed to arise from any Sale Leaseback Transaction that is originally treated under GAAP as an operating lease at the time such Sale Leaseback Transaction is consummated but is subsequently treated under GAAP as a capital lease;

(5)	Indebtedness (including obligations in respect of letters of credit or bank Guarantees, bankers’ acceptances or similar instruments) in respect of workers’ compensation, health, disability or other employee benefits (whether to current or former employees) or property, casualty or liability insurance or self-insurance in respect of such items, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance;

(6)	Indebtedness constituting indemnification obligations, earn-outs, milestones, royalties, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the Transactions, a commercial or license agreement, any Permitted Investment or the disposition of any business, assets or Restricted Subsidiaries not prohibited by this Agreement;

(7)	intercompany Indebtedness between or among the Borrower and the Restricted Subsidiaries to the extent such Indebtedness is not prohibited by Section 6.04 (without regard to Section 6.04(14));

(8)	Indebtedness pursuant to Hedge Agreements;

(9)	Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion Guarantees and similar obligations and instruments, in each case, provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(10)	Guarantees of Indebtedness permitted to be incurred under this Agreement to the extent such Guarantees are not prohibited by the provisions of Section 6.04 (without regard to Section 6.04(14)); provided that, if the Indebtedness being guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Obligations on terms at least as favorable to the Lenders;

(11)	Indebtedness

(a)	of any Person that becomes a Restricted Subsidiary after the Closing Date pursuant to a Permitted Investment, which Indebtedness is (i) existing at the time such Person becomes a Restricted Subsidiary, (ii) not incurred in contemplation of such Person becoming a Restricted Subsidiary and (iii) non-recourse to the Borrower or any other Restricted Subsidiary (other than any Person that becomes a Subsidiary in connection with the foregoing and its Subsidiaries);

(b)	issued, incurred or assumed in connection with any Permitted Investment so long as (i) in the case of any such issued or incurred Indebtedness, immediately after giving effect to such issuance or incurrence, such Indebtedness would be permitted to be incurred as Ratio Debt and (ii) in the case of any such assumed Indebtedness, such Indebtedness was not incurred in anticipation of such Permitted Investment;

provided that the outstanding principal amount of such Indebtedness issued, incurred or assumed by Restricted Subsidiaries that are not Guarantors pursuant to this clause (11)(b) does not exceed the greater of (A) $125.0 million and (B) an amount equal to the Equivalent Percentage of the amount set forth in clause (A) multiplied by TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of incurrence; and

(c)	all Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to the preceding clauses (11)(a) and (11)(b) (and any successive Permitted Refinancing Indebtedness);

(12)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(13)	Indebtedness (a) supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit, (b) in respect of letters of credit in an aggregate face amount at any time outstanding not to exceed the greater of (i) $25.0 million and (ii) an amount equal to the Equivalent Percentage of the amount in the preceding clause (i) multiplied by TTM Consolidated EBITDA of the Borrower on a Pro Forma Basis as of the applicable date of determination, in each case determined as of the time of incurrence, and (c) in respect of letters of credit that are cash collateralized;

(14)	Contribution Indebtedness;

(15)	Indebtedness consisting of (a) the financing of insurance premiums or (b) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(16)	Indebtedness incurred in connection with a Qualified Receivables Transaction that is not recourse (except for Standard Securitization Undertakings) to the Borrower or any Restricted Subsidiary other than a Receivables Subsidiary;

(17)	Cash Management Obligations (as defined in the ABL Credit Agreement) and other Indebtedness in respect of Cash Management Services (as defined in the ABL Credit Agreement), and netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements entered into in the ordinary course of business;

(18)	Indebtedness issued to any future, current or former officers, directors, managers, employees, consultants and independent contractors of the Borrower or any Restricted Subsidiary or any direct or indirect parent thereof, or their respective estates, heirs, family members, spouses, former spouses, executors, administrators, trustees, legatees or distributees, in each case to finance the purchase or redemption of Equity Interests of the Borrower (or any Parent Entity) permitted by Section 6.07;

(19)	Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures in an aggregate outstanding principal amount of such Indebtedness, together with any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (19) (and any successive Permitted Refinancing Indebtedness), not to exceed the greater of (a) $50.0 million and (b) an amount equal to the Equivalent Percentage of the amount set forth in clause (a) multiplied by TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of incurrence;

(20)	[Reserved];

(21)	Indebtedness of any Non-U.S. Subsidiaries or Non-Loan Parties (a) in an aggregate outstanding principal amount, together with any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (21) (and any successive Permitted Refinancing Indebtedness), not exceed the greater of (i) $100.0 million and (ii) an amount equal to the Equivalent Percentage of the amount set forth in clause (i) multiplied by TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of incurrence and (b) consisting of working capital or other local lines of credit that are not secured by any Collateral and non-recourse to the Loan Parties;

(22)	obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services so long as such obligations are incurred in the ordinary course of business and not in connection with the borrowing of money;

(23)	Indebtedness representing deferred compensation or other similar arrangements incurred by the Borrower or any Restricted Subsidiary (a) in the ordinary course of business or (b) in connection with the Transactions or any Permitted Investment;

(24)	any Permitted Refinancing Indebtedness incurred to Refinance Incremental Equivalent Term Debt or Indebtedness incurred under clauses (2), (3), (4), (11), (13)(b), (14), (19), (21), this clause (24) or clause (28) of this Section 6.01;

(25)	customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(26)	Indebtedness incurred by the Borrower or any Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business;

(27)	any Permitted Convertible Indebtedness Call Transaction entered into in connection with any Convertible Indebtedness otherwise permitted to be incurred under this Section 6.01;

(28)	additional Indebtedness in an aggregate outstanding principal amount, including all Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant this clause (28) (and any successive Permitted Refinancing Indebtedness), not to exceed the greater of (a) $225.0 million and (b) an amount equal to the Equivalent Percentage of the amount set forth in clause (a) multiplied by TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of incurrence; and

(29)	all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (1) through (28) above.

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be incurred (in whole or in part) as Ratio Debt, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant at the time of incurrence or at such later time (as applicable); provided that all Indebtedness outstanding under the Loan Documents and the ABL Credit Agreement and any Permitted Refinancing thereof will be deemed to have been incurred in reliance on the exception in clauses (1) and (2), respectively, of the definition of “Permitted Debt” and shall not be permitted to be reclassified pursuant to this paragraph. All unsecured Permitted Debt originally incurred under clause (4), (11)(b), (19), (21) or (28) of the definition of Permitted Debt will be automatically reclassified as Ratio Debt on the first date on which such Indebtedness would have been permitted to be incurred as Ratio Debt. The accrual of interest, the accretion of accreted value, amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms (including any pay-in-kind interest) and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date will be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP. Guarantees of, or obligations in respect of letters of credit relating to Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness will not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such Guarantee or letter of credit, as the case may be, was in compliance with this Section 6.01. Any incurrence of Permitted Refinancing Debt with respect to any Refinanced Debt that was incurred in reliance on a dollar or Equivalent Percentage basket (and not subsequently reclassified) shall not, for the avoidance of doubt, reload any such dollar or Equivalent Percentage based basket.

For purposes of determining compliance with any Dollar-denominated (or Equivalent Percentage, if greater) restriction on the incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a currency other than Dollars shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower Dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred to Refinance other Indebtedness denominated in a currency other than Dollars, and such refinancing would cause the applicable Dollar-denominated (or Equivalent Percentage, if greater) restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated (or Equivalent Percentage, if greater) restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses in connection therewith).

Any Indebtedness permitted to be incurred under this Section 6.01 may, at the option of the Borrower, be Convertible Indebtedness.

SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien that secures obligations under any Indebtedness on any property or assets at the time owned by it, except the following (collectively, “Permitted Liens”):

(1)	Liens securing Indebtedness incurred in accordance with Sections 6.01(1) or 6.01(2), including Liens on the Collateral securing obligations in respect of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt and all Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness; provided that, in the case of Indebtedness incurred in accordance with Section 6.01(2), the applicable Liens are subject to the Closing Date Intercreditor Agreement or other Intercreditor Agreement(s) substantially consistent with and no less favorable to the Lenders in any material respect than the Closing Date Intercreditor Agreement as determined in good faith by a Responsible Officer of the Borrower;

(2)	Liens securing Indebtedness existing on the Closing Date; provided that such Liens only secure the obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01) and do not apply to any other property or assets of the Borrower or any Restricted Subsidiary other than replacements, additions, accessions and improvements thereto and products thereof and customary security deposits; provided further, that individual financings of equipment or other assets provided by a lender may be cross collateralized to other financings of equipment or other assets financed by such lender;

(3)	Liens securing Indebtedness incurred in accordance with Sections 6.01(4); provided that such Liens only extend to the assets financed with such Indebtedness (and any replacements, additions, accessions and improvements thereto and products thereof and customary security deposits); provided further, that individual financings of equipment or other assets provided by a lender may be cross collateralized to other financings of equipment or other assets financed by such lender;

(4)	Liens on Securitization Assets sold, conveyed, assigned or otherwise transferred or purported to be sold, conveyed, assigned or otherwise transferred in connection with a Qualified Receivables Transaction;

(5)	Liens on assets of Non-Loan Parties securing Indebtedness incurred in accordance with Section 6.01(19) or (21);

(6)	[Reserved];

(7)	(a) Liens on property or Equity Interests of a Person at the time such Person becomes a Restricted Subsidiary if such Liens were not created in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary and (b) Liens on property at the time the Borrower or a Restricted Subsidiary acquired such property, including any acquisition by means of a merger or consolidation with or into the Borrower or any of the Restricted Subsidiaries, if such Liens were not created in connection with, or in contemplation of, such acquisition;

(8)	Liens on property or assets of any Restricted Subsidiary that is not a Guarantor and on any Excluded Assets securing Indebtedness in an aggregate principal amount not to exceed $100,000,000;

(9)	Liens for Taxes, assessments or other governmental charges or levies that are not overdue for a period of more than 60 days or that are not yet delinquent or that are being contested in compliance with Section 5.03;

(10)	Liens disclosed by any title insurance policies delivered on or subsequent to the Closing Date and any replacement, extension or renewal of any such Liens (so long as the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Agreement); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal (plus any replacements, additions, accessions and improvements thereto and products thereof);

(11)	Liens securing any judgments or orders that do not constitute an Event of Default under Section 8.01(10) and notices of lis pendens or similar notices and associated rights related to litigation being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any affected Restricted Subsidiary has set aside on its books reserves in accordance with GAAP with respect thereto;

(12)	Liens imposed by law, including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business securing obligations that are not overdue by more than 60 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or a Restricted Subsidiary has set aside on its books reserves in accordance with GAAP;

(13)	(a) pledges and deposits and other Liens made in the ordinary course of business in compliance with any workers’ compensation, health, disability or other similar employee benefits, unemployment insurance and other similar laws or regulations and other insurance-related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (b) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary;

(14)	deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, stay, customs, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by the Borrower or any Restricted Subsidiary in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(15)	survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights of way, covenants, conditions, restrictions (including zoning restrictions), and declarations on or with respect to the use of Real Property, encroachments, protrusions, servicing agreements, development agreements, site plan agreements and other encumbrances and title defects or irregularities that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(16)	any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any leases, subleases, licenses or sublicenses entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(17)	Liens that are contractual rights of set-off relating to (a) the establishment of depository relations with banks or other deposit-taking financial institutions in the ordinary course of business, (b) pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary or (c) purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(18)	Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(19)	leases or subleases, licenses or sublicenses (including with respect to Intellectual Property Rights and software) (or other agreement under which the Borrower or any Restricted Subsidiary has granted rights to end users to access and use the Borrower’s or any Restricted Subsidiary’s products, technologies or services) granted to others in the ordinary course of business that do not interfere in any material respect with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(20)	Liens (a) solely on any cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or other agreement in respect of any Permitted Investment and (b) incurred in connection with escrow arrangements or other similar agreements relating to an acquisition or Investment permitted hereunder;

(21)	the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(22)	purported Liens evidenced by precautionary Uniform Commercial Code financing statements or similar public filings;

(23)	Liens on Equity Interests or assets of any joint venture (a) securing obligations of such joint venture or (b) pursuant to the relevant joint venture agreement or arrangement;

(24)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(25)	Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (4) of the definition thereof;

(26)	Liens (a) securing insurance premium financing arrangements and (b) securing obligations to insurance companies with respect to insurable liabilities incurred in the ordinary course of business;

(27)	Liens on vehicles or equipment of the Borrower or any of the Restricted Subsidiaries granted in the ordinary course of business;

(28)	Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by this Agreement;

(29)	Liens:

(a)	of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection;

(b)	attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; or

(c)	in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking or finance industry;

(30)	Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment, processing or storage of such inventory or other goods;

(31)	Liens securing Ratio Debt, Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness or Indebtedness incurred in accordance with Section 6.01(11)(b), in each case, that constitutes Pari Passu Lien Debt; provided that after giving Pro Forma Effect to the incurrence of such Indebtedness, the First Lien Net Leverage Ratio measured as of the date of initial incurrence of such Pari Passu Lien Debt is (a) less than or equal to the Closing Date First Lien Net Leverage Ratio or (b) the First Lien Net Leverage Ratio immediately prior to such incurrence; provided that a Debt Representative acting on behalf of the holders of such Indebtedness will become party to or otherwise subject to the provisions of the Closing Date Intercreditor Agreement and/or a Pari Passu Lien Intercreditor Agreement, as applicable;

(32)	Liens securing Ratio Debt, Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness or Indebtedness incurred in accordance with Section 6.01(11)(b), in each case, that constitutes Junior Lien Debt; provided that, after giving Pro Forma Effect to the incurrence of such Indebtedness, the Total Net Leverage Ratio measured as of the date of initial incurrence of such Junior Lien Debt is less than or equal to (a) the Closing Date Total Net Leverage Ratio or (b) the Total Net Leverage Ratio immediately prior to such incurrence; provided that a Debt Representative acting on behalf of the holders of such Indebtedness will become party to or otherwise subject to the provisions of the Closing Date Intercreditor Agreement and/or a Junior Lien Intercreditor Agreement, as applicable;

(33)	Liens securing Indebtedness or other obligations in an aggregate outstanding principal amount not to exceed the greater of (a) $150.0 million and (b) an amount equal to the Equivalent Percentage of the amount in the preceding clause (a) multiplied by TTM Consolidated EBITDA, as of the applicable date of determination, in each case determined as of the time of initial attachment of such lien;

(34)	Liens in favor of the Borrower or a Loan Party securing any Indebtedness permitted to be incurred under Section 6.01;

(35)	[Reserved];

(36)	Liens (a) on cash advances in favor of the seller of any property to be acquired in a Permitted Investment, (b) consisting of an agreement to Dispose of any property, (c) arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods in the ordinary course of business or (d) imposed by law or incurred pursuant to customary reservations or retentions of title (including contractual Liens in favor of sellers and suppliers of goods) incurred in the ordinary course of business;

(37)	Liens in respect of cash collateralization of letters of credit;

(38)	(a) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located, (b) deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and (c) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(39)	Liens deemed to exist in connection with Permitted Investments in repurchase agreements and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(40)	the modification, replacement, renewal or extension of any Lien permitted by this Section 6.02; provided that the Lien does not extend to any additional property other than property that is affixed or incorporated into the property covered by such Lien and replacements, improvements, proceeds and products thereof; provided further that the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 6.01;

(41)	Liens securing Permitted Refinancing Indebtedness (but without reloading any dollar or Equivalent Percentage based basket); provided that:

(i)	such Indebtedness being Refinanced was permitted by Section 6.01 and was secured by a Lien permitted by this Section 6.02,

(ii)	such Permitted Refinancing Indebtedness is permitted by Section 6.01, and

(iii)	the Lien does not extend to any additional property other than property that is affixed or incorporated into the property covered by such Lien and replacements, improvements, proceeds and products thereof, and

(42)	Liens securing amounts owing to any Qualified Counterparty (as defined in the ABL Credit Agreement) under any Specified Hedge Agreement (as defined in the ABL Credit Agreement) and Cash Management Obligations (as defined in the ABL Credit Agreement), which amounts are secured under the ABL Loan Documents; provided that, in each case, the applicable Liens are subject to the Closing Date Intercreditor Agreement or other Intercreditor Agreement(s) substantially consistent with and no less favorable to the Lenders in any material respect than the Closing Date Intercreditor Agreement as determined in good faith by a Responsible Officer of the Borrower.

For purposes of determining compliance with this Section 6.02, in the event that any Lien (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such Lien (or any portion thereof) in any manner that complies with this covenant on the date such Lien is incurred or such later time, as applicable; provided that all Liens created pursuant to the Loan Documents will be deemed to have been incurred in reliance on Section 6.02(1) above and shall not be permitted to be reclassified pursuant to this paragraph.

SECTION 6.03. [Reserved].

SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger, consolidation or amalgamation with a Person that is not a Wholly Owned Subsidiary immediately prior to such merger, consolidation or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of, make any loans or advances to or Guarantees of the obligations of, or make any investment or any other interest in (in each case, excluding any (i) Short Term Advances and (ii) acquisitions of or licenses under intellectual property or related tangible assets used or useful in a business permitted under Section 6.09) (each, a “Investment”), any other Person, except the following (collectively, “Permitted Investments”):

(1)	the Transactions (including payment of the purchase consideration under the Acquisition Agreement);

(2)	(a) payroll advances in the ordinary course of business and (b) loans and advances to officers, directors, employees or consultants of any Parent Entity, the Borrower or any Restricted Subsidiary

(i)	for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes,

(ii)	in connection with such Person’s purchase of Equity Interests of the Borrower (or any Parent Entity); provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to the Borrower in cash, and

(iii)	for any other purpose; provided that the aggregate principal amount outstanding under this clause (iii) shall not exceed the greater of (A) $20.0 million and (B) an amount equal to the Equivalent Percentage of the amount set forth in clause (A) multiplied by TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of making such Investment;

(3)	Investments in Joint Ventures, Unrestricted Subsidiaries or Similar Businesses that do not exceed in the aggregate at any time outstanding the greater of (i) $200 million and (ii) an amount equal to the Equivalent Percentage of the amount set forth in clause (i) multiplied by TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of making such Investment;

(4)	Permitted Acquisitions and pre-existing Investments held by Persons acquired in Permitted Acquisitions or acquired in connection with Permitted Acquisitions;

(5)	Investments of any Person that becomes a Restricted Subsidiary on or after the date hereof (or of a Person merged, consolidated or amalgamated with or into a Restricted Subsidiary); provided that any such Investment (a) exists at the time such person becomes (or merges, consolidates or amalgamates with or into) a Restricted Subsidiary and (b) is not made in anticipation of such Person becoming a Restricted Subsidiary (or such merger, consolidation or amalgamation);

(6)	Investments

(a)	by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary; and

(b)	by the Borrower or any Restricted Subsidiary in a Person if, as a result of such Investment, (i) such Person becomes a Restricted Subsidiary or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or any Restricted Subsidiary;

provided that Investments made after the Closing Date pursuant to this Section 6.04(6) by a Person that is a Loan Party on the date such Investment is made in any Person that on the date of such Investment is not a Loan Party (or does not become a Loan Party as a result thereof) shall not exceed, in the aggregate at any time outstanding, the greater of (i) $155.0 million and (ii) an amount equal to the Equivalent Percentage of the amount set forth in clause (i) multiplied by TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of making such Investment;

(7)	[Reserved];

(8)	Cash Equivalents and, to the extent not made for speculative purposes, Investment Grade Securities or Investments that were Cash Equivalents or Investment Grade Securities when made;

(9)	Investments arising out of the receipt by the Borrower or any of the Restricted Subsidiaries of promissory notes and other non-cash consideration in connection with any Disposition permitted under Section 6.06;

(10)	(a) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy, workout, recapitalization or reorganization of, or in settlement of delinquent obligations of, or other disputes with, the issuer of such Investment or an Affiliate thereof and (b) Investments consisting of accounts or notes receivable, security deposits and prepayments and other credits granted or made in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and others, including in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, such account debtors and others, in each case in the ordinary course of business;

(11)	Investments (including debt obligations and Equity Interests) (a) upon a foreclosure with respect to any secured Investments or other transfer of title with respect to any secured Investment in default, (b) in satisfaction of judgments against other Persons and (c) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates;

(12)	Hedge Agreements;

(13)	Investments existing on or contractually committed as of the Closing Date, and, with respect to each such Investment in an amount in excess of $25.0 million, set forth on Schedule 6.04, and any modification, replacements, refinancings, refunds, extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (13) is not increased at any time above the amount of such Investments existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date);

(14)	Investments consisting of Indebtedness (including, for the avoidance of doubt, Guarantees) permitted under Section 6.01, Permitted Liens, mergers, dissolutions, liquidations and consolidations permitted under Section 6.05, Dispositions permitted under Section 6.06 and Restricted Payments permitted under Section 6.07;

(15)	[Reserved];

(16)	acquisitions of obligations of one or more future, present or former employees, managers, officers, directors, consultants or contractors (or spouses, former spouses, successors, executors, administrators, heirs, trustees, legatees or distributees of any of the foregoing) of the Borrower, any of its Restricted Subsidiaries or any direct or indirect parent thereof, in connection with such employee’s, manager’s, officer’s, director’s, consultant’s or contractor’s acquisition of Equity Interests of the Borrower or any direct or indirect parent thereof, so long as no cash is actually advanced by the Borrower or any Restricted Subsidiary to such Persons in connection with the acquisition of any such obligations;

(17)	Guarantees of operating leases or of other obligations that do not constitute Indebtedness, in each case, entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(18)	Investments to the extent that payment for such Investments is made with Equity Interests of the Borrower or any Parent Entity or the proceeds from the issuance thereof;

(19)	the issuance of, entry into (including any payments of premiums in connection therewith), performance of obligations under, or exercise, transfer, assignment, unwinding, settlement or early termination of, or the satisfaction of any condition that would permit or require any of the foregoing, any Permitted Bond Hedge Transaction; the issuance of, entry into, performance of obligations under, or repurchase, redemption, transfer, assignment, unwinding, settlement or early termination of, or the satisfaction of any condition that would permit or require any of the foregoing, any related Permitted Warrant Transaction; and the issuance of, entry into performance of obligations under

(including any payments of interest),conversion, exercise, repurchase, redemption, transfer, assignment, unwinding, settlement, cancellation or early termination of, or the satisfaction of any condition that would permit or require any of the foregoing, any Convertible Indebtedness, in each case, whether in cash, common Capital Stock of Borrower or any direct or indirect parent of Borrower or other securities or property following a merger event or other change of the common Capital Stock of Borrower or such parent and whether in whole or in part and including by netting or set-off;

(20)	Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(21)	[Reserved];

(22)	advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or any Restricted Subsidiary;

(23)	Investments, including loans and advances, to any Person so long as the Borrower or any Restricted Subsidiary (as applicable) would otherwise be permitted to make a Restricted Payment in such amount to such Person; provided that the amount of any such Investment will be deemed to be a Restricted Payment under the appropriate clause of Section 6.07 for all purposes of this Agreement;

(24)	Investments consisting of the leasing, subleasing, licensing or sublicensing of Intellectual Property Rights in the ordinary course of business or the contribution of Intellectual Property Rights pursuant to joint marketing arrangements with other Persons;

(25)	Investments (a) consisting of purchases or acquisitions of inventory, supplies, materials, equipment, contract rights or Intellectual Property Rights in each case in the ordinary course of business and (b) made in the ordinary course of business in connection with obtaining, maintaining or renewing client contracts or similar arrangements and loans or advances made to distributors in the ordinary course of business;

(26)	Investments in assets useful in the business of the Borrower or any Restricted Subsidiary made with (or in an amount equal to) any Reinvestment Deferred Amount or Below Threshold Asset Sale Proceeds; provided that if the underlying Asset Sale was with respect to assets of the Borrower or a Subsidiary Loan Party, then such Investment shall be consummated by the Borrower or a Subsidiary Loan Party;

(27)	any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person, in each case in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

(28)	intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Subsidiaries;

(29)	Investments that are made with Excluded Contributions that are Not Otherwise Applied;

(30)	Investments

(a)	made in furtherance of collaboration, development, promotion, marketing, supply, research or similar arrangements with respect to pharmaceutical or other therapeutic products, diagnostic products or medical device businesses products, including payments for shared development costs, reimbursements for product development or for patent, regulatory, manufacturing or commercialization expenses, or other payments or Investments paid to a Person in the pharmaceutical industry with a view toward developing the Borrower’s or any Restricted Subsidiary’s business in the ordinary course of business and in a manner consistent with standard business practices;

(b)	constituting (i) any customary upfront milestone, marketing, revenue sharing, royalty, profit sharing or other funding payment in the ordinary course of business to another Person in connection with obtaining a right to receive royalty or other payments in the future, (ii) Exclusive Licenses from a Restricted Subsidiary that is not a Loan Party to a Loan Party of rights to a drug or other biologic or therapeutic products, diagnostic products, delivery technologies, medical devices or biotechnology businesses or (iii) transfers of Intellectual Property Rights (“Transferred IP”) to a Specified IP Subsidiary; provided that (x) such transfers do not, individually or in the aggregate, materially impair the Loan Parties’ ability to pay their obligations under the Loan Documents as when due and (y) except as otherwise agreed by the Collateral Agent, prior to such transfer (or at such later date as the Collateral Agent may agree), the Borrower shall pledge (or cause to be pledged) 100% of the issued and outstanding Equity Interests (other than any voting Equity Interests of any non-U.S. Subsidiary or any FSHCO in excess of 65% of the issued and outstanding voting Equity Interests of such non-U.S. Subsidiary or FSHCO) of such Specified IP Subsidiary to the Collateral Agent for the benefit of the Secured Parties under (and in accordance with) the Collateral Agreement; or

(c)	consisting of the licensing (or equivalent thereof), acquisition, sale or contribution of Intellectual Property Rights or proprietary materials pursuant to pharmaceutical or therapeutic product licensing, collaboration, development, promotion, marketing, supply, research or similar arrangements with other Persons made in the ordinary course of business or not exceeding at any time outstanding an aggregate principal amount of the greater of (i) $60 million and (ii) an amount equal to the Equivalent Percentage of the amount in clause (i) multiplied by TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of incurrence;

(31)	Investments, so long as the Total Net Leverage Ratio (after giving Pro Forma Effect to the incurrence of such Investment and the use of proceeds thereof) for the Test Period immediately preceding the incurrence of such Investment for which internal financial statements are available shall be less than or equal to 0.75x inside of the Closing Date Total Net Leverage Ratio; and

(32)	Investments that do not exceed the sum of (a) the greater of (i) $320.0 million and (ii) an amount equal to the Equivalent Percentage of the amount in the preceding clause (i) multiplied by TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of making such Investment, and (b) so long as no Specified Event of Default shall have occurred and be continuing or would result from the making of such Investment, the Available Amount at such time.

For purposes of determining compliance with this Section 6.04, (x) the amount of any Investment at any time shall be the amount of cash and the fair market value of other property actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of any return, whether a return of capital, interest, dividend or otherwise, with respect to such Investment and (y) in the event that any Investment (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time such Investment is made, divide, classify or reclassify, or at any later time divide, classify or reclassify, such Investment (or any portion thereof) in any manner that complies with this Section 6.04 on the date such Investment is made or such later time, as applicable.

To the extent any Investment in any Person is made in compliance with this Section 6.04 in reliance on a category above that is subject to a Dollar-denominated restriction on the making of Investments and, subsequently, such Person returns to the Borrower, any other Loan Party or, to the extent applicable, any Restricted Subsidiary all or any portion of such Investment (in the form of a dividend, distribution, liquidation or otherwise but excluding intercompany Indebtedness), such return shall be deemed to be credited to the Dollar-denominated category against which the Investment is then charged (but in any event not in an amount that would result in the aggregate Dollar amount able to be invested in reliance on such category to exceed such Dollar-denominated restriction).

The amount set forth in Section 6.07(14)(a) and clause (1)(f)(i) of Section 6.11 (without duplication) may, in lieu of Restricted Payments or prepayments, repayments, redemptions, purchases, defeasances or satisfactions of any Junior Financings, as applicable, be utilized by the Borrower or any Restricted Subsidiary to make or hold any Investments without regards to this Section 6.04.

SECTION 6.05. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person:

(1)	any Restricted Subsidiary may merge or consolidate with the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that:

(a)	the Borrower will be the continuing or surviving Person, and

(b)	such merger or consolidation does not result in the Borrower ceasing to be organized under the Laws of the United States, any state thereof or the District of Columbia;

(2)	any Restricted Subsidiary may merge or consolidate with or into any other Restricted Subsidiary, liquidate, dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and the Restricted Subsidiaries and is not materially disadvantageous to the Lenders, taken as a whole;

(3)	any merger the sole purpose of which is to reincorporate or reorganize (i) any U.S. Subsidiary in another jurisdiction in the U.S. or (ii) any Non-U.S. Subsidiary in the U.S. or any other jurisdiction shall be permitted;

(4)	so long as no Event of Default has occurred and is continuing or would result therefrom; the Borrower may merge or consolidate with any other Person; provided that

(a)	the Borrower will be the continuing or surviving Person, or

(b)	if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”),

(i)	the Successor Borrower will be an entity organized or existing under the Laws of the United States, any state thereof or the District of Columbia;

(ii)	the Successor Borrower will expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent;

(iii)	each Guarantor, unless it is party to such merger or consolidation, will have confirmed that its Guarantee of the Obligations pursuant to the Collateral Agreement will apply to, and the Secured Obligations (as defined in the Collateral Agreement) will include, the Successor Borrower’s Obligations; and

(iv)	the Borrower will have delivered to the Administrative Agent (A) an officer’s certificate stating that such merger or consolidation complies with this Agreement and (B) an opinion of counsel, including customary organization, due execution, no conflicts and enforceability opinions with respect to the Successor Borrower, in each case to the extent reasonably requested by the Administrative Agent; it being agreed that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement; and

(5)	subject to clauses (1) and (4) above, transactions the purpose of which is to effect a Permitted Investment (other than pursuant to Section 6.04(14)) or a Disposition permitted pursuant to Section 6.06 (other than pursuant to Section 6.06(5) or a Disposition of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries); and

(6)	the Transactions.

SECTION 6.06. Dispositions. Make any Disposition, except:

(1)	Dispositions of obsolete, damaged, worn out, used or surplus property (including for purposes of recycling) in the ordinary course of business or Dispositions of property no longer used or useful in the conduct of the business of the Borrower and the Restricted Subsidiaries;

(2)	Dispositions of inventory and goods held for sale in the ordinary course of business;

(3)	Dispositions of property to the extent that (a) such property is exchanged for credit against the purchase price of similar replacement property or (b) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property; provided that to the extent the property being transferred constitutes Collateral such replacement property shall constitute Collateral;

(4)	Dispositions of property to the Borrower or a Restricted Subsidiary; provided, that if the transferor of such property is a Loan Party (a) the transferee thereof must be a Loan Party or (b) to the extent constituting an Investment, such Investment must be a Permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04 (other than Section 6.04(14));

(5)	Dispositions consisting of Investments permitted under Section 6.04 (other than Section 6.04(14)), transactions permitted under Section 6.05 (other than Section 6.05(5)) or Restricted Payments permitted under Section 6.07 (other than Section 6.07(4)) or consisting of Permitted Liens;

(6)	Dispositions of property pursuant to Sale Leaseback Transactions, provided that (i) no Event of Default has occurred and is continuing or would result therefrom (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default has occurred and is continuing) and (ii) such Disposition shall be for no less than the fair market value of such property at the time of such Disposition;

(7)	Dispositions of Cash Equivalents (or Investments that were Cash Equivalents when made); provided, that such Disposition shall be for no less than the fair market value of such property at the time of such Disposition;

(8)	leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole, provided, that such Disposition shall be for no less than the fair market value of such property at the time of such Disposition;

(9)	Dispositions of property subject to any Casualty Event;

(10)	Dispositions; provided that

(a)	at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default has occurred and is continuing), no Event of Default has occurred and is continuing or would result therefrom; and

(b)	with respect to any Disposition pursuant to this clause (10) for a purchase price in excess of the greater of (i) $25.0 million and (ii) an amount equal to the Equivalent Percentage of the amount in the preceding clause (i) multiplied by TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of making such Disposition, the Borrower or any of the Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (b) each of the following will be deemed to be cash,

(i)	any liabilities (as shown on the Borrower’s or any Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or any Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and the Restricted Subsidiaries have been validly released by all applicable creditors in writing;

(ii)	any securities received by the Borrower or any Restricted Subsidiary from such transferee that are converted by the Borrower or any Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty (180) days following the closing of the applicable Disposition;

(iii)	any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not in excess of the greater of (A) $25.0 million and (B) an amount equal to the Equivalent Percentage of the amount set forth in clause (A) multiplied by TTM Consolidated EBITDA as of the applicable date of determination, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

(iv)	such Disposition shall be for no less than the fair market value of such property at the time of such Disposition (or, if earlier, the definitive documentation or other Contractual Obligation with respect to such Disposition is entered into by the Borrower or any Restricted Subsidiary (as applicable) (this clause (10), the “General Asset Sale Basket”);

(11)	Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements among, the joint venture parties set forth in joint venture or similar agreements or arrangements;

(12)	Dispositions or discounts of accounts receivable and related assets in connection with the collection or compromise thereof;

(13)	Dispositions (including issuances or sales) of Equity Interests in, or Indebtedness owing to, or of other securities of, an Unrestricted Subsidiary;

(14)	Dispositions constituting any exchange of like property (excluding any boot thereon) for use in any business conducted by the Borrower or any of the Restricted Subsidiaries, to the extent allowable under Section 1031 of the Code (or comparable or successor provision); provided that to the extent the property being transferred constitutes Collateral, such replacement property shall constitute Collateral;

(15)	the unwinding of any Hedge Agreement;

(16)	Dispositions of assets in connection with the closing or sale of a facility, including Dispositions of inventory, fee or leasehold interests in the premises of such facility, equipment and fixtures located at such premises, and the books and records relating to the operations of such facility; provided that as to each and all such sales and closings, (a) no Event of Default shall have occurred and be continuing or shall result therefrom and (b) such Dispositions shall be for no less than fair market value at the time of such Disposition;

(17)	the sale, assignment or other transfer of Securitization Assets to (a) a Receivables Subsidiary in a Qualified Receivables Financing or (b) any other Person in a Qualified Receivables Factoring;

(18)	(i) settlement of litigation concerning Intellectual Property Rights, or (ii) the lease, sublease, license or sublicense of Intellectual Property Rights outside the United States or

(iii) the lapse, abandonment, discontinuance of the use or maintenance of any Intellectual Property Rights, in each case of (i), (ii) and (iii), if the Borrower or any Restricted Subsidiary determines in its reasonable business judgment that it would not materially interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(19)	Disposition of any property or asset with a fair market value not to exceed either (a) the greater of (i) $10.0 million and (ii) an amount equal to the Equivalent Percentage of the amount in the preceding clause (i) multiplied by TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of making such

Disposition, with respect to any transaction or series of related transactions or (b) the greater of (i) $50.0 million and (ii) an amount equal to the Equivalent Percentage of the amount in the preceding clause (i) multiplied by TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of making such Disposition, in the aggregate for all such transactions in any fiscal year;

(20)	Disposition of assets acquired in a Permitted Investment that the Borrower determines will not be used or useful in the business of the Borrower and its Restricted Subsidiaries;

(21)	Dispositions of pipeline, marketed or other assets required by regulatory authorities in connection with the Transactions, any Permitted Acquisition or other investment permitted hereunder;

(22)	any Disposition(s) in connection with licensing of Intellectual Property Rights to any Non-Loan Party Restricted Subsidiary or Non-Loan Party Restricted Subsidiaries in connection with bona fide tax planning purposes as determined in good faith by the Borrower; provided, that the Collateral and the Lenders are not adversely affected in any material respect by such Disposition(s);

(23)	Dispositions, including leases, subleases, licenses or sublicenses, of Products in

Development in jurisdictions outside the United States; provided, that (a) such disposition does not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole and (b) such Disposition shall be for no less than the fair market value of such property at the time of such Disposition;

(24)	the Transactions; and

(25)	the issuance of, entry into (including any payments of premiums in connection therewith), performance of obligations under, or exercise, transfer, assignment, unwinding, settlement or early termination of, or the satisfaction of any condition that would permit or require any of the foregoing, any Permitted Bond Hedge Transaction; the issuance of, entry into, performance of obligations under, or repurchase, redemption, transfer, assignment, unwinding, settlement, cancellation or early termination of, or the satisfaction of any condition that would permit or require any of the foregoing, any related Permitted Warrant Transaction; and the issuance of, entry into performance of obligations under (including any payments of interest), conversion, exercise, repurchase, redemption, transfer, assignment, unwinding, settlement, cancellation or early termination of, or the satisfaction of any condition that would permit or require any of the foregoing, any Convertible Indebtedness, in each case, whether in cash, common Capital Stock of Borrower or any direct or indirect parent of Borrower or other securities or property following a merger event or other change of the common Capital Stock of Borrower or such parent and whether in whole or in part and including by netting or set-off.

To the extent any Collateral is Disposed of as expressly permitted (or not prohibited) by this Section 6.05 to any Person other than a Loan Party, such Collateral will be Disposed of free and clear of the Liens created by the Loan Documents, and, without limiting, and subject to, the provisions of Section 9.11, the Administrative Agent will take, and each Lender hereby authorizes the Administrative Agent to take, any actions reasonably requested by the Borrower or deemed appropriate in order to evidence or effect the foregoing.

SECTION 6.07. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, other than the declaration or making of the following:

(1)	Restricted Payments to the Borrower or any Restricted Subsidiary (or, in the case of any non-Wholly Owned Restricted Subsidiary, to the Borrower, any Restricted Subsidiary and each other owner of Equity Interests of such non-Wholly Owned Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Restricted Subsidiary) according to their relative ownership interests);

(2)	the declaration and making of any Restricted Payments payable solely in the form of Equity Interests (other than Disqualified Stock) of the Borrower;

(3)	Restricted Payments to consummate the Transactions (including payments in respect of dissenting shares, which, for the avoidance of doubt, may be made after the Closing Date), to pay any amounts pursuant to the Acquisition Agreement or the Specified Tender Offer;

(4)	to the extent constituting a Restricted Payment or Restricted Payments, mergers, dissolutions, liquidations and consolidations permitted under Section 6.05 (other than a merger or consolidation involving the Borrower) or transactions permitted under Section 6.08 (other than Section 6.08(9));

(5)	repurchases of Equity Interests (a) deemed to occur upon exercise of options, warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options or warrants or similar rights or (b) in consideration of withholding or similar taxes payable by any future, present or former employee, manager, officer, director, consultant or contractor (or any spouses, former spouses, successors, executors, administrators, heirs, trustees, legatees or distributees of any of the foregoing), including deemed repurchases in connection with the exercise of stock options or the vesting of any equity awards;

(6)

Restricted Payments to purchase, repurchase, retire, redeem or otherwise acquire Equity Interests (including related stock appreciation rights or similar securities) (or to allow any direct or indirect parent entity to purchase, retire, redeem or otherwise acquire Equity Interests (including related stock appreciation rights or similar securities)) held directly or indirectly by any future, present or former employee, manager, officer, director, consultant or contractor (or any spouses, former spouses, successors, executors, administrators, heirs, trustees, legatees or distributees of any of the foregoing) of the Borrower, any of its Subsidiaries or any Parent Entity upon the death, disability, retirement or termination of employment of any such Person or otherwise pursuant to any management, employee or director equity plan, management, employee or director stock option or profits interest plan or any other management, employee or director benefit plan or other agreement or arrangement (including any separation, stock subscription, shareholder, partnership or similar agreement) in an aggregate amount after the Closing Date, together with the aggregate amount of loans and advances to any Parent Entity made pursuant to Section 6.04(23) in lieu of Restricted Payments permitted by this clause (6), not to exceed $25 million in any fiscal year with any unused amounts in any fiscal year being carried over to succeeding fiscal years; provided that such amount in any fiscal year may be increased by,

(a)	the amount of net proceeds of any key man life insurance policies received by the Borrower or any Restricted Subsidiary after the Closing Date;

(b)	to the extent contributed in cash to the common equity of the Borrower and Not Otherwise Applied, the proceeds from the sale of Equity Interests of the Borrower or any direct or indirect parent thereof (other than Disqualified Stock, Excluded Contributions or Cure Amounts), in each case to any future, present or former employee, manager, officer director, consultant or contractor (or any spouses, former spouses, successors, executors, administrators, heirs, trustees, legatees or distributees of any of the foregoing) of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof that occurs after the Closing Date; and

(c)	the amount of any cash bonuses or other compensation otherwise payable to any future, present or former employee, manager, officer, director, consultant or contractor (or any spouses, former spouses, successors, executors, administrators, heirs, trustees, legatees or distributees of any of the foregoing) of the Borrower or any of its Restricted Subsidiaries or any Parent Entity that are foregone in return for the receipt of Equity Interests of the Borrower or any of its Restricted Subsidiaries or any direct or indirect parent thereof;

(7)	Restricted Payments to purchase, repurchase, retire, redeem or otherwise acquire (or permit any direct or indirect parent entity to acquire) Equity Interests of the Borrower or any direct or indirect parent thereof in an aggregate amount per fiscal year not to exceed the greater of (a) $25.0 million and (b) an amount equal to the Equivalent Percentage of the amount set forth in clause (a) multiplied by TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of making such Restricted Payment;

(8)	Restricted Payments the proceeds of which will be used to pay or finance (or permit any Parent Entity to pay or finance):

(a)	distributions made pursuant to Section 4.01(b) of the LLC Agreement;

(b)	operating, overhead, legal, accounting and other professional fees costs and expenses (including directors’ fees and expenses and Public Company Costs) and other ordinary course overhead costs and operational expenses (including administrative, legal, accounting, filing and similar expenses provided by third parties), in each case to the extent related to any such Parent Entity’s separate existence as a holding company or attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries;

(c)	franchise taxes and other fees, taxes and expenses in connection with (i) the ownership of the Borrower or any Restricted Subsidiary or (ii) the maintenance of the Borrower’s or any such parent entity’s corporate or legal existence;

(d)	to the extent constituting Restricted Payments, the Borrower and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted under Sections 6.08(3), (5), (7), (16), (17), (19) and (21), in each case to the extent such payments are due at the time of such Restricted Payment;

(e)	any Permitted Investment; provided that (i) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (ii) the Borrower will, immediately following the closing thereof, cause (A) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Subsidiary (which shall be a Restricted Subsidiary to the extent required by Section 6.04) or (B) the merger (to the extent permitted in Section 6.05) of the Person formed or acquired with or into the Borrower or a Subsidiary (which shall be a Restricted Subsidiary to the extent required by Section 6.04) in order to consummate such Investment;

(f)	costs, fees and expenses related to any equity or debt offering expressly permitted by this Agreement or any Permitted Investment, whether or not consummated; and

(g)	(i) customary salary, bonus and other benefits payable to future, present or former employees, managers, officers, directors, consultants or contractors (or any spouses, former spouses, successors, executors, administrators, heirs, trustees, legatees or distributees of any of the foregoing) to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries or (ii) payments permitted under Sections 6.08(7);

(9)	Restricted Payments to pay (or permit any direct or indirect parent entity to pay) cash in lieu of the issuance of fractional Equity Interests in connection with the exercise of warrants, upon the conversion or exchange of Equity Interests of any such Person, in connection with any merger, consolidation, amalgamation or other business combination, or in connection with any dividend, distribution, split or combination of Equity Interests or any Permitted Investment;

(10)	[Reserved];

(11)	the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Borrower) of Equity Interests (other than Disqualified Stock) of the Borrower or any Parent Entity or from the substantially concurrent contribution of common equity capital to the Borrower, in each case that are Not Otherwise Applied, other than (a) Excluded Contributions and (b) Cure Amounts;

(12)	Restricted Payments that are made with Excluded Contributions that are Not Otherwise Applied;

(13)	Restricted Payments of Investments in one or more Unrestricted Subsidiaries;

(14)	Restricted Payments (the proceeds of which may be utilized by any Parent Entity) in an aggregate amount not to exceed the sum of:

(a)	when taken together with any prepayments, repayments, redemptions, purchases, defeasances or satisfactions made under clause (1)(f)(i) of Section 6.11, the greater of (i) $125.0 million and (ii) an amount equal to the Equivalent Percentage of the amount set forth in clause (i) multiplied by TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of making such Restricted Payment; provided, in each case, that no Event of Default shall have occurred and be continuing; and

(b)	the Available Amount at such time; provided that (i) no Event of Default shall have occurred and be continuing or result therefrom and (ii) solely with respect to amounts attributable to clause (2) of the definition of the Available Amount, the Total Net Leverage Ratio (after giving Pro Forma Effect to such Restricted Payment) would be less than or equal to the Closing Date Total Net Leverage Ratio;

(15)	Restricted Payments; provided that the Total Net Leverage Ratio (after giving Pro Forma Effect to such Restricted Payment) would be less than or equal to 1.00x inside of the Closing Date Total Net Leverage Ratio; and

(16)	the issuance of, entry into (including any payments of premiums in connection therewith), performance of obligations under, or exercise, transfer, assignment, unwinding, settlement or early termination of, or the satisfaction of any condition that would permit or require any of the foregoing, any Permitted Bond Hedge Transaction; the issuance of, entry into, performance of obligations under, or repurchase, redemption, transfer, assignment, unwinding, settlement, cancellation or early termination of, or the satisfaction of any condition that would permit or require any of the foregoing, any related Permitted Warrant Transaction; and the issuance of, entry into performance of obligations under (including any payments of interest), conversion, exercise, repurchase, redemption, transfer, assignment, unwinding, settlement, cancellation or early termination of, or the satisfaction of any condition that would permit or require any of the foregoing, any Convertible Indebtedness, in each case, whether in cash, common Capital Stock of Borrower or any direct or indirect parent of Borrower or other securities or property following a merger event or other change of the common Capital Stock of Borrower or such parent and whether in whole or in part and including by netting or set-off.

The amount set forth in Section 6.07(14)(a) may (without duplication), in lieu of Restricted Payments, be utilized by the Borrower or any Restricted Subsidiary to (i) make or hold any Investments without regards to Section 6.04 or (ii) prepay, repay redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Junior Financing without regards to Section 6.11.

SECTION 6.08. Transactions with Affiliates. Engage in any transaction with any Affiliate of the Borrower, except that this Section 6.08 will not prohibit:

(1)	any transactions between or among the Borrower or any of the Restricted Subsidiaries or any Person that becomes a Restricted Subsidiary as a result of such transaction;

(2)	any transactions on terms substantially as favorable to the Borrower or such Restricted Subsidiary (as applicable) as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate (as determined by the Borrower in good faith);

(3)	the Transactions (including the issuance or conversion of Equity Interests in connection therewith) and the payment of fees and expenses (including the Transaction Costs) related to the Transactions;

(4)	the issuance, transfer or conversion of Equity Interests (other than Disqualified Stock) of the Borrower or any Parent Entity not constituting a Change in Control;

(5)	employment and severance arrangements and confidentiality agreements among the Borrower, any of its Subsidiaries or any direct or indirect parent thereof and any future, present or former employee, manager, officer, director, consultant or contractor (or any spouses, former spouses, successors, executors, administrators, heirs, trustees, legatees or distributees of any of the foregoing) of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof in the ordinary course of business and transactions pursuant to equity plans, stock option or profits interest plan or any other equity or benefit plan or other similar agreement or arrangement (including to the extent set forth in any separation, stock subscription, shareholder, partnership or similar agreement);

(6)	the licensing of Intellectual Property Rights in the ordinary course of business to permit the commercial exploitation of Intellectual Property Rights between or among the Borrower, its Affiliates or its Restricted Subsidiaries;

(7)	the payment of fees, reasonable out-of-pocket costs and expenses to, and indemnities provided to or on behalf of, any officers, directors, managers, employees, consultants or contractors of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries or any such parent’s separate existence;

(8)	any other transaction, agreement, instrument or arrangement as in effect as of the Closing Date and, with respect to each such transaction, agreement, instrument or arrangement involving aggregate payments or consideration in excess of $25.0 million, set forth on Schedule 6.08, or any amendment thereto (so long as any such amendment is not materially adverse to the Lenders, taken as a whole, as compared to the applicable transaction, agreement, instrument or arrangement as in effect on the Closing Date);

(9)	any Restricted Payments permitted under Section 6.07, transactions permitted under Sections 6.05 and Investments permitted under Section 6.04;

(10)	(a) the Tax Receivable Agreement or transactions thereunder or (b) payments by the Borrower, any Subsidiary or any direct or indirect parent thereof pursuant to reasonable tax sharing arrangements between or among such Persons;

(11)	any transactions in which the Borrower or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or any such Restricted Subsidiary, as applicable, from a financial point of view or meets the requirements of clause (2) of this Section 6.08 (without giving effect to the parenthetical phrase at the end thereof);

(12)	any transaction or series of related transactions with consideration valued (as determined in good faith by the Borrower) at less than the greater of (a) $20.0 million and (b) an amount equal to the Equivalent Percentage of the amount set forth in clause (a) multiplied by TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of consummating such transaction(s);

(13)	investments by the Investors in securities of the Borrower or any Parent Entity or Indebtedness of the Borrower, any Parent Entity or any of the Restricted Subsidiaries so long as (a) the investment is being offered generally to other investors on the same or more favorable terms and (b) any such investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities; provided, that any investments in debt securities by any Debt Fund Affiliates shall not be subject to the limitation in this clause (b);

(14)	payments to or from, and transactions with, Joint Ventures (to the extent any such Joint Venture is only an Affiliate as a result of Investments by the Borrower and the Restricted Subsidiaries in such Joint Venture);

(15)	transactions between or among the Borrower or its Subsidiaries effected as part of any Qualified Receivables Transaction;

(16)	the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to shareholders of the Borrower or any Parent Entity pursuant to the stockholders agreement or the registration and participation rights agreement entered into on the Closing Date in connection therewith;

(17)	the payment of any dividend or distribution or consummation of any redemption within sixty (60) days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;

(18)	transactions between or among the Borrower, any of its Restricted Subsidiaries or any direct or indirect parent thereof and any Person, a director of which Person is also a director of the Borrower or any Parent Entity of the Borrower; provided, however, that such director abstains from voting as a director of the Borrower or such Parent Entity, as the case may be, on any matter involving such other Person and such Person is not an Affiliate of the Borrower for any reason other than such director’s acting in such capacity;

(19)	payments, loans (or cancellation of loans) or advances to any future, present or former employee, manager, officer, director, consultant or contractor (or any spouses, former spouses, successors, executors, administrators, heirs, trustees, legatees or distributees of any of the foregoing) that are approved in good faith by a majority of the Disinterested Directors of the Borrower, any of its applicable Restricted Subsidiaries or any applicable direct or indirect parent of the foregoing;

(20)	any purchase by any Parent Entity of the Equity Interests of the Borrower and the issuance, sale or transfer of Equity Interests of the Borrower to any Parent Entity and capital contributions by any Parent Entity to the Borrower (and payment of reasonable out-of-pocket expenses incurred in connection therewith);

(21)	the existence of, or the performance by the Borrower or any of its Subsidiaries of its obligations under the terms of, any customary registration rights agreement to which such Person or any Parent Entity is a party or becomes a party in the future; and

(22)	transactions approved by a majority of the Disinterested Directors of the Borrower or any applicable Parent Entity.

SECTION 6.09. Business of the Borrower and its Subsidiaries. Engage in any material line of business substantially different from those lines of business conducted or proposed to be conducted by the Borrower and its Restricted Subsidiaries on the Closing Date (after giving effect to the Transactions) and any business that is similar, corollary, ancillary, incidental or complementary or related to, or a reasonable extension, development or expansion of, the businesses conducted or proposed to be conducted by the Borrower and its Restricted Subsidiaries on the Closing Date (after giving effect to the Transactions), including any Similar Business.

SECTION 6.10. Burdensome Agreements. Enter or permit any Material Restricted Subsidiary to enter into any Contractual Obligation (other than the Loan Documents, the ABL Loan Documents or the Impax Convertible Notes) that by its terms restricts (I) with respect to any such Material Restricted Subsidiary that is not a Guarantor, Restricted Payments from such Material Restricted Subsidiary to the Borrower or any other Loan Party, as applicable, that is a direct or indirect parent of such Restricted Subsidiary or (II) with respect to the Borrower or any such Material Restricted Subsidiary that is a Loan Party, the granting of Liens by such Material Restricted Subsidiary pursuant to the Security Documents; provided that the foregoing clauses (I) and (II) will not apply to any Contractual Obligations that:

(1)	(a) exist on the Closing Date and are, to the extent such Contractual Obligation relates to any security with a value exceeding $25.0 million, listed on Schedule 6.10 and (b) to the extent Contractual Obligations permitted by clause (a) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted Refinancing of such Indebtedness so long as (to the extent not otherwise permitted by this Section 6.10) such Refinancing does not materially expand the scope of such Contractual Obligation with respect to restrictions described in the preceding clauses (I) or (II);

(2)	are (a) binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary or (b) acquired in connection with a Permitted Investment, so long as, in each case, such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary or such Permitted Investment, in each case as such Contractual Obligations may be amended, restated, supplemented, modified extended renewed or replaced, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction contemplated by this Section 6.10 contained therein;

(3)	represent Indebtedness of a Restricted Subsidiary that is not a Loan Party;

(4)	are customary restrictions and conditions that arise in connection with (a) any Lien (other than Liens on Collateral) permitted by Section 6.02, and relate to the property permitted to be subject to such Lien; or (b) any Disposition pending consummation of such Disposition and solely with respect to the assets (including Equity Interests) subject to such Disposition;

(5)	are customary provisions in joint venture or similar agreements relating to the applicable joint venture;

(6)	are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.01, but solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness and the proceeds and products thereof;

(7)	are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(8)	comprise restrictions imposed by any agreement relating to secured Indebtedness permitted under Section 6.01 to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(9)	are (a) customary provisions restricting subletting or assignment of any lease governing a leasehold interest or (b) customary net worth provisions contained in Real Property leases entered into by Restricted Subsidiaries, so long as a Responsible Officer of the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and the other Restricted Subsidiaries to meet their ongoing obligations;

(10)	are customary provisions restricting assignment of any Contractual Obligation entered into in the ordinary course of business;

(11)	are customary provisions contained in leases or licenses of Intellectual Property Rights and other similar agreements entered into in the ordinary course of business;

(12)	are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(13)	arise in connection with cash or other deposits permitted under Section 6.02;

(14)	comprise restrictions in any Indebtedness permitted pursuant to Section 6.01 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for agreements governing Indebtedness of such type or otherwise reasonably acceptable to the Administrative Agent, so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder;

(15)	apply by reason of any applicable Law, rule, regulation or order or are required by any Governmental Authority having or purporting to have jurisdiction over the Borrower or any Restricted Subsidiary;

(16)	customary restrictions contained in Indebtedness permitted to be incurred pursuant to Sections 6.01(4) and (11)(a), and any Permitted Refinancing Indebtedness in respect of the foregoing;

(17)	consist of any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (16) above, so long as such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, not materially more restrictive with respect to such Lien, dividend and other payment restrictions, taken as a whole, than those contained in the Lien, dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; or

(18)	are encumbrances or restrictions applicable to a Receivables Subsidiary in connection with a Qualified Receivables Financing that, in the good faith determination of the Borrower, are necessary or advisable to effect such Qualified Receivables Financing.

SECTION 6.11. Limitation on Payments and Modifications of Certain Indebtedness; Amendments of Certain Documents.

(1)	Prepayments of Junior Financing. Prepay, repay, redeem, purchase, defease or otherwise satisfy prior to scheduled maturity thereof any Junior Financing, except:

(a)	the refinancing thereof with the Net Cash Proceeds of, or in exchange for, any Permitted Refinancing Indebtedness;

(b)	the conversion or exchange of any Junior Financing into or for Equity Interests (other than Disqualified Stock) of the Borrower or any Parent Entity;

(c)	the prepayment repayment, redemption, purchase, defeasance or satisfaction of any of Indebtedness of the Borrower or any of its Restricted Subsidiaries owed to the Borrower or any of its Restricted Subsidiaries;

(d)	the prepayment, repayment, redemption, purchase, defeasance or satisfaction of any Junior Financing with the proceeds of (i) any other Junior Financing or (ii) any Qualified Equity Interests or any cash contribution to the common equity capital of the Borrower after the Closing Date (other than any Cure Amount or Excluded Contribution) that is Not Otherwise Applied; provided that such prepayment, repayment, redemption, purchase, defeasance or satisfaction is made within 60 days after receipt of such proceeds and no Event of Default has occurred and is continuing;

(e)	payments or distributions in respect of all or any portion of such Junior Financing with the proceeds contributed directly or indirectly to the Borrower by any Parent Entity from the issuance, sale or exchange by any Parent Entity of Equity Interests (other than Disqualified Stock, Cure Amounts or Excluded Contributions) made within eighteen (18) months prior thereto and Not Otherwise Applied;

(f)	prepayments, repayments, redemptions, purchases, defeasances or satisfactions of any Junior Financing in an aggregate amount not to exceed the sum of:

(i)	when taken together with any Restricted Payments made under Section 6.07(14)(a), the greater of (A) $125.0 million and (B) an amount equal to the Equivalent Percentage of the amount set forth in clause (A) multiplied by TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of making such prepayment, repayment, redemption, purchase, defeasance or satisfaction; provided, in each case, that no Event of Default shall have occurred and be continuing or shall result therefrom; and

(ii)	the Available Amount at such time; provided that (A) no Event of Default shall exist after giving effect to such Restricted Payment or shall result therefrom and (B) solely with respect to amounts attributable to clause (2) of the definition of the Available Amount, the Total Net Leverage Ratio (after giving Pro Forma Effect to such Restricted Payment) would be less than or equal to the Closing Date Total Net Leverage Ratio;

(g)	prepayments, repayments, redemptions, purchases, defeasances or satisfactions, of any Junior Financing so long as the Total Net Leverage Ratio (after giving Pro Forma Effect to such prepayment, repayment, redemption, purchase, defeasance or satisfaction) would be less than or equal to 1.00x inside of the Closing Date Total Net Leverage Ratio; or

(h)	any Specified Tender Offer;

provided, however, that each of the following shall be permitted: payments of regularly scheduled principal and interest (including default interest and any “AHYDO” catch-up payment) on Junior Financing, fees related to Junior Financing, indemnity and expense reimbursement payments in connection with Junior Financing, and mandatory prepayments, mandatory redemptions and mandatory purchases of any Junior Financing (including any principal, premium or interest with respect thereto), in each case pursuant to the terms of the applicable Junior Financing Documentation.

The amount set forth in clause (1)(f)(i) of this Section 6.11 (without duplication) may be, in lieu of prepayments, repayments, redemptions, purchases, defeasances or satisfactions of any Junior Financing, be utilized by the Borrower or any Restricted Subsidiary to (i) make or hold any Investments without regards to Section 6.04 or (ii) make Restricted Payments without regards to Section 6.07.

(2)	Amendments to Junior Financing Documentation. Amend, modify or change in any manner without the consent of the Administrative Agent, any Junior Financing Documentation in a manner that is materially adverse to the interests of the Lenders (taken as a whole), in each case other than as a result of a Permitted Refinancing thereof; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least four (4) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to any such amendment, modification or change, together with a reasonably detailed description of the material terms and conditions of such amendment, modification or change or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (2) shall be conclusive evidence that such amendment, modification or change satisfies this clause (2) unless the Administrative Agent notifies the Borrower within such four (4) Business Day (or shorter) period that it disagrees with such determination (including a description of the basis upon which it disagrees); or

(3)	Amendments to Organization Documents. Amend, modify or change its certificate or articles of incorporation or formation (including by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, in each case, in any manner materially adverse to the interests of the Lenders (taken as a whole); provided that, in each case, a certificate of a Responsible Officer delivered to the Administrative Agent at least four (4) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to any such amendment, modification or change, together with a reasonably detailed description of the material terms and conditions of such amendment, modification or change or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (3) shall be conclusive evidence that such amendment, modification or change satisfies such requirement unless the Administrative Agent notifies the Borrower within such four (4) Business Day (or shorter) period that it disagrees with such determination (including a description of the basis upon which it disagrees).

SECTION 6.12. Use of Proceeds. The Borrower shall not use, and the Borrower shall procure that its Subsidiaries and its or their respective directors, officers, employees and, to the Borrower’s knowledge, agents shall not use, the proceeds of the Term Loans (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in or with any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE VII

[Reserved].

ARTICLE VIII

Events of Default

SECTION 8.01. Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(1)	any representation or warranty made by the Borrower or any other Loan Party herein or in any other Loan Document or any certificate or document required to be delivered pursuant hereto or thereto proves to have been false or misleading in any material respect when so made; provided that the failure of any Specified Acquisition Agreement Representation to be true and correct will not result in a Default or an Event of Default, unless such failure results in a failure of a condition precedent to the Borrower’s (or its Affiliates’) obligation to consummate the Acquisition pursuant to the terms of the Acquisition Agreement or such failure gives the Borrower (or its Affiliates) the right (taking into account any applicable cure provisions) to terminate its (or their) obligations under the Acquisition Agreement;

(2)	default is made in the payment of any principal of any Term Loan when and as the same becomes due and payable, whether at the due date thereof, at a date fixed for prepayment thereof, by acceleration thereof or otherwise;

(3)	default is made in the payment of any interest on any Term Loan or in the payment of any fee (other than an amount referred to in clause (2) of this Section 8.01), when and as the same becomes due and payable, and such default continues unremedied for a period of five (5) Business Days;

(4)	default is made in the due observance or performance by the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in Section 5.01(1) (with respect to the Borrower only), 5.05(1) or in Article VI (in each case solely to the extent applicable to such Person);

(5)

default is made in the due observance or performance by the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (1), (2), (3) and (4) of this Section 8.01), in each case solely to the extent applicable to such Person, and such default continues unremedied for a period of 30 days after the earlier of (x) receipt of written notice thereof from the Administrative Agent to the Borrower and (y) the date on which an executive officer of the Borrower becomes aware of such default;

(6)	(a) (i) any event or condition occurs (other than, with respect to Indebtedness under any Hedge Agreement, termination events or equivalent events pursuant to the terms of such Hedge Agreement that do not result from a default thereunder by a Loan Party or Restricted Subsidiary) that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) the Borrower or any Restricted Subsidiary fails to pay the principal of any Material Indebtedness at the stated final maturity thereof and (b) such event, condition or failure is unremedied and is not waived or cured by the holders of such Indebtedness prior to any acceleration of the Term Loans pursuant to this Section 8.01; provided that this clause (6) will not apply to any (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of all or a portion of the property or assets securing such Indebtedness or (B) any redemption, repurchase, conversion, exercise or settlement (or the occurrence of any event or satisfaction of any condition giving rise to or permitting any of the foregoing) with respect to any Convertible Indebtedness pursuant to its terms unless such redemption, repurchase, conversion or settlement (or occurrence, giving rise to, or permitting any of the foregoing) results from a default thereunder or an event of the type that constitutes an Event of Default thereunder; provided, further, that the failure to observe or perform a financial maintenance covenant under the ABL Credit Agreement (a “Financial Covenant Default”) shall not in and of itself constitute an Event of Default hereunder until the later of (i) 90 days following the date of such Financial Covenant Default and (ii) the date on which the lenders under the ABL Credit Agreement shall have accelerated payment of the ABL Obligations and terminated the commitments with respect thereto; provided, further, that, for the avoidance of doubt, prior to the time it becomes an Event of Default hereunder, any Financial Covenant Default may be waived, amended, terminated or otherwise modified from time to time in accordance with the ABL Credit Agreement;

(7)	a Change in Control occurs;

(8)	an involuntary proceeding is commenced or an involuntary petition is filed in a court of competent jurisdiction seeking:

(a)	relief in respect of the Borrower or any of the Material Restricted Subsidiaries, or of a substantial part of the property or assets of the Borrower or any Material Restricted Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy, insolvency, receivership or similar law;

(b)	the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of the Material Restricted Subsidiaries or for a substantial part of the property or assets of the Borrower or any Restricted Subsidiary; or

(c)	the winding up or liquidation of the Borrower or any Material Restricted Subsidiary (except, in the case of any Material Restricted Subsidiary, in a transaction permitted by Section 6.05) and such proceeding or petition continues undismissed for 60 days or an order or decree approving or ordering any of the foregoing is entered;

(9)	the Borrower or any Material Restricted Subsidiary:

(a)	voluntarily commences any proceeding or files any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy, insolvency, receivership or similar law;

(b)	consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (8) of this Section 8.01;

(c)	applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of the Material Restricted Subsidiaries or for a substantial part of the property or assets of the Borrower or any Material Restricted Subsidiary;

(d)	files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(e)	makes a general assignment for the benefit of creditors; or

(f)	becomes unable or admits in writing its inability or fails generally to pay its debts as they become due;

(10)	the Borrower or any Restricted Subsidiary fails to pay one or more final judgments for the payment of money aggregating in excess of the Threshold Amount (to the extent not covered by insurance or other indemnity obligation), which such judgment(s) are not satisfied, vacated, discharged, stayed, bonded pending appeal or effectively waived or stayed for a period of 60 consecutive days;

(11)	an ERISA Event occurs with respect to any Plan or Multiemployer Plan, and such ERISA Event, together with all other such ERISA Events, if any, is reasonably expected to have a Material Adverse Effect; or

(12)	(a) any material provision of the Loan Documents, taken as a whole, at any time after their execution and delivery and prior the Payment In Full of the Obligations, for any reason other than as expressly permitted under a Loan Document (including as a result of a transaction permitted under Section 6.05), ceases to be, or is asserted in writing by the Borrower or any Restricted Subsidiary not to be, for any reason, a legal, valid and binding obligation of any party thereto, (b) any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to the Borrower and the Restricted Subsidiaries, when taken as a whole, on a consolidated basis ceases to be, or is asserted in writing by the Borrower or any other Loan Party not to be, a valid and perfected security interest in the Collateral covered thereby, except to the extent that any such loss of validity or perfection results from (i) the limitations of foreign laws, rules and regulations or the application thereof, or (ii) the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under a Security Document or to file Uniform Commercial Code continuation statements or take any other action and except to the extent that such loss is covered by a lender’s title insurance policy and the Collateral Agent is reasonably satisfied with the credit of such insurer or (c) the Guarantees pursuant to the Security Documents by any Material Restricted Subsidiary Guarantor of any of the Obligations cease to be in full force and effect (other than in accordance with the terms hereof or thereof, including the release of such Person as provided for under the Loan Documents and the Payment in Full of the Obligations) or are asserted in writing by the Borrower or any other Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations, except in the cases of clauses (b) and (c), in connection with an Asset Sale permitted by this Agreement;

then, (i) upon the occurrence of any such Event of Default (other than an Event of Default with respect to the Borrower described in clause (8) or (9) of this Section 8.01), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent, at the request of the Required Lenders, will, by notice to the Borrower, take any or all of the following actions, at the same or different times: (A) declare the Term Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, will become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and (B) exercise all rights and remedies granted to it under any Loan Document and all of its rights under any other applicable law or in equity, and (ii) in any event with respect to the Borrower described in clause (8) or (9) of this Section 8.01, the principal of the Term Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, will automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE IX

The Agents

SECTION 9.01. Appointment.

(1)	Each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates as potential counterparties to Hedge Agreements) hereby irrevocably designates and appoints the entity named as Administrative Agent in the heading of this Agreement and its permitted successors and assigns to serve as administrative agent under this Agreement and the other Loan Documents, as applicable, including as the Collateral Agent for such Lender and the other applicable Secured Parties under the applicable Security Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacities, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States, each of the Lenders hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Security Document governed by the laws of such jurisdiction on such Lender’s behalf. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(2)	Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent; additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and transactions contemplated hereby. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. For the avoidance of doubt, no Borrower shall have liability for the actions of the Administrative Agent pursuant to the immediately preceding sentence.

(3)

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, (a) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents and any Subagents allowed in such judicial proceeding and (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (b) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9.02. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof)) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of the agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent may also from time to time, when the Administrative Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent. Should any instrument in writing from the Borrower or any other Loan Party be reasonably required by any Subagent so appointed by the Administrative Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon reasonable written request by the Administrative Agent. If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent until the appointment of a new Subagent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects in accordance with the foregoing provisions of this Section 9.02 in the absence of the Administrative Agent’s gross negligence or willful misconduct.

SECTION 9.03. Exculpatory Provisions. None of the Administrative Agent, its Affiliates or any of their respective officers, directors, employees, agents or attorneys-in-fact shall be (1) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (2) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (b) the Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into:

(i)	any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document;

(ii)	the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith;

(iii)	the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default;

(iv)	the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents;

(v)	the value or the sufficiency of any Collateral; or

(vi)	the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 9.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed in good faith by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed in good faith by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Borrowing that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to such Borrowing. The Administrative Agent may consult with legal counsel (including counsel to the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Term Loans.

SECTION 9.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 9.06. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Term Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

SECTION 9.07. Indemnification. The Lenders agree to indemnify each Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), in the amount of its pro rata share (based on its aggregate outstanding Term Loans) (determined at the time such indemnity is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Term Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Administrative Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent for such other Lender’s ratable share of such amount. The agreements in this Section 9.07 shall survive the payment of the Term Loans and all other amounts payable hereunder.

SECTION 9.08. Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent. With respect to its Term Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

SECTION 9.09. Successor Agent. The Administrative Agent may resign as Administrative Agent upon thirty days’ notice to the Lenders and the Borrower. If the Administrative Agent resigns as the Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless a Specified Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the reference to the resigning Administrative Agent means such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Term Loans. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation will nevertheless thereupon become effective, and the Required Lenders will thereafter perform all the duties of such Administrative Agent hereunder or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent, which shall (unless a Specified Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed). After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

SECTION 9.10. Arrangers. None of the Arrangers will have any duties, responsibilities or liabilities hereunder in their respective capacities as such.

SECTION 9.11. Collateral and Guaranty Matters.

(1)	Each of the Lenders (including in its capacity as a potential Qualified Counterparty) and the other Secured Parties irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to be the agent for and representative of the Lenders with respect to the Collateral Agreement, the Collateral and the Security Documents, together with such powers and discretion as are reasonably incidental thereto; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Specified Hedge Agreement.

(2)	Each Agent, each Lender and each other Secured Party agrees that:

(a)	Liens on any property granted to or held by an Agent in favor of any Secured Party under any Loan Document will be automatically released,

(i)	upon Payment in Full and the termination of the Commitments;

(ii)	at the time the property subject to such Lien is Disposed (or to be Disposed) as part of, or in connection with, any transfer permitted under the Loan Documents to any Person that is not (and is not required to be) a Loan Party,

(iii)	if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under the Collateral Agreement pursuant to clause (c) below;

(iv)	subject to Section 10.08, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders; or

(v)	upon such property becoming an Excluded Asset or Excluded Equity Interest.

(b)	it will release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(3);

(c)	if any Subsidiary Loan Party ceases to be a Subsidiary in a transaction permitted hereunder, is not a Material Subsidiary or as a result of a transaction permitted hereunder becomes an Excluded Subsidiary (in each case, as certified in writing by a Responsible Officer), and the Borrower notifies the Administrative Agent in writing that it wishes such Guarantor to be released from its obligations under the Collateral Agreement and, upon request of the Administrative Agent or the Collateral Agent, as applicable, provides the Administrative Agent and the Collateral Agent certifications that such Subsidiary Loan Party is not a Material Subsidiary or has become an Excluded Subsidiary (as applicable), it will release (or evidence the release) of (i) such Subsidiary Loan Party from its obligations under the Collateral Agreement and the other Loan Documents and (ii) any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary; and

(d)	the Administrative Agent and the Collateral Agent will exclusively exercise the rights and remedies under the Loan Documents, and neither the Lenders nor any other Secured Party will exercise such rights and remedies (other than the Required Lenders through the Administrative Agent); provided that the foregoing shall not preclude any Lender from exercising any right of set-off in accordance with the provisions of Section 10.06 or enforcing compliance with the provisions set forth in clauses (i) through (vi) of Section 10.08(2) or from exercising rights and remedies (other than the enforcement of Collateral) with respect to any payment default after the occurrence of the Maturity Date with respect to any Term Loans made by it or filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law.

Each Agent agrees that it will take such action and execute any such documents as may be reasonably requested by the Borrower in connection with any of the foregoing releases or any such subordination. Each of the Collateral Agent and the Administrative Agent shall be entitled to rely exclusively on an officers certificate of the Borrower confirming that such release or subordination (as applicable) is permitted hereunder. Each Lender and each Secured Party irrevocably authorizes each Administrative Agent to take such action and execute any such document and consents to such reliance. No Agent will be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or contained in any certificate prepared or delivered by the Borrower or any Loan Party in connection with the Collateral or compliance with the terms set forth above or in a Loan Document, nor shall any Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under, the Loan Documents. Notwithstanding anything to the contrary set forth herein, any execution and delivery of documents by any Agent pursuant to this Section 9.11 shall be without recourse to or warranty by such Agent and at the Borrower’s expense; and such documents shall be reasonably acceptable to such Agent and the Borrower.

(3)	Anything contained in any of the Loan Documents to the contrary notwithstanding, each Agent, each Lender and each Secured Party hereby agree that:

(a)	no Lender or other Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Collateral Agreement or any other Loan Document, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof, and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders in accordance with the terms thereof;

(b)	in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the U.S. Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the U.S. Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Collateral Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities), shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition;

(c)	no provision of any Loan Documents shall require the creation, perfection or maintenance of pledges of or security interests in, or the obtaining of title insurance or abstracts with respect to, any Excluded Assets, any Excluded Equity Interests and any other particular assets, if and for so long as, in the reasonable judgment of the Collateral Agent, the cost of creating, perfecting or maintaining such pledges or security interests in such other particular assets or obtaining title insurance or abstracts in respect of such other particular assets is excessive in view of the fair market value of such assets or the practical benefit to the Lenders afforded thereby as reasonably determined by a Responsible Officer of the Borrower and the Administrative Agent (or with respect to matters relating primarily to the ABL Priority Collateral, the Borrower and the ABL Agent);

(d)	the Collateral Agent may grant extensions of time for the creation or perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the creation or perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that creation or perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents;

(e)	no actions required by the Laws of any non-U.S. jurisdiction shall be required in order to create any security interests in any assets or to perfect such security interests (including any intellectual property registered in any non-U.S. jurisdiction) (it being understood that there shall be no security agreements or pledge agreements governed under the Laws of any non-U.S. jurisdiction);

(f)	no control agreements shall be required with respect to assets requiring perfection through control agreements or perfection by “control” (as defined in the Uniform Commercial Code); and

(g)	the provisions of Section 5.10(4) of this Agreement and Sections 4.01(4) and 4.01(6) of the Collateral Agreement shall supersede any other provision of a Loan Document to the contrary.

SECTION 9.12. Certain ERISA Matters.

(1)	Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, solely for the benefit of, the Administrative Agent, the Arrangers and the Bookrunners and their respective Affiliates (the “Relevant Parties”), and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(a) such Lender is not using “plan assets” of one or more Benefit Plans in connection with the Loans, the Letter of Credit or the Commitments;

(b) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable, and the conditions of such exemptions are satisfied will continue to be satisfied, with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letter of Credit, the Commitments and this Agreement;

(c) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letter of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letter of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied, and the conditions of such exemption are satisfied and will continue to be satisfied, with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letter of Credit, the Commitments and this Agreement; or

(d) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(2)	In addition, (I) unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (II) if such sub-clause (i) is not true with respect to a Lender and such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and

(y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Relevant Parties, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(a) none of the Relevant Parties is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, or any of the other Loan Documents);

(b) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, a registered investment adviser, a registered broker-dealer or other person that has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E), as amended from time to time;

(c) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letter of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies;

(d) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letter of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

(e) no fee or other compensation is being paid directly to any Relevant Party for investment advice (as opposed to other services) in connection with the Loans, the Letter of Credit, the Commitments or this Agreement.

(3)	Each of the Administrative Agent, the Lead Arrangers and the Bookrunners hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letter of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letter of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letter of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

For purposes of this Section 9.12, the following definitions apply to each of the capitalized terms below:

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code, to which Section 4975 of the Code applies or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

ARTICLE X

Miscellaneous

SECTION 10.01. Notices; Communications.

(1)	Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.01(2)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or e-mail, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, in each case, as follows:

(a)	if to any Loan Party or any Agent, to the address, facsimile number, e-mail address or telephone number specified for such Person on Schedule 10.01; and

(b)	if to any Lender, to the address, facsimile number, e-mail address or telephone number specified in its Administrative Questionnaire.

(2)	Notices and other communications to the Lenders may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Notices sent by e-mail shall be deemed to have been given when sent and confirmation of transmission received (except that, if not sent during normal business hours for the recipient, such e-mail shall be deemed to have been given at the opening of business on the next Business Day for the recipient).

(3)	Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by facsimile shall be deemed to have been given when sent and confirmation of transmission received (except that, if not sent during normal business hours for the recipient, such notice shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.01(2) shall be effective as provided in such Section 10.01(2).

(4)	Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(5)	Documents required to be delivered hereunder may be delivered electronically (including as set forth in Section 10.17) and if so delivered, shall be deemed to have been delivered on the date (a) on which the Borrower posts such documents or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.01 or (b) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) the Borrower shall notify the Administrative Agent (by facsimile or e-mail) of the posting of any such documents and, upon the Administrative Agent’s written request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents and (ii) upon reasonable written request by the Administrative Agent, the Borrower shall also provide a hard copy to the Administrative Agent of any such document; provided, further, that any documents posted for which a link is provided after normal business hours for the recipient shall be deemed to have been given at the opening of business on the next Business Day. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 10.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document will be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Term Loans and the execution and delivery of the Loan Documents, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect until the principal of or any accrued interest on any Term Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is Paid in Full and the Commitments have been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.12, 2.14 and 10.05) shall survive the payment in full of the principal and interest hereunder and the termination of the Commitments or this Agreement.

SECTION 10.03. Binding Effect. This Agreement shall become effective when it has been executed by the Borrower and the Administrative Agent and when the Administrative Agent has received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, the other Loan Parties, each Agent, each Lender and their respective permitted successors and assigns.

SECTION 10.04. Successors and Assigns.

(1)	The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that

(a) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), except to any Successor Borrower pursuant to Section 6.05, and (b) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (3) of this Section 10.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(2)	(a) Subject to the conditions set forth in paragraph (2)(b) of this Section 10.04 (and, with respect to an assignment to the Borrower, any Subsidiary or any of their respective Affiliates, subject to the limitations set forth in Section 10.04(10) or 10.04(14), as applicable), any Lender may assign to one or more assignees (other than a natural person, a Disqualified Institution or a Defaulting Lender) (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Term Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(i)	the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Specified Event of Default with respect to the Borrower has occurred and is continuing; provided, further, that such consent shall be deemed to have been given if the Borrower has not responded within ten (10) Business Days after delivery of a written request therefor by the Administrative Agent; and

(ii)	the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund;

(b)	Assignments shall be subject to the following additional conditions:

(i)

except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Term Loans, the amount of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $500,000, unless each of the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if a Specified Event of Default with respect to the Borrower has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Approved Funds being treated as one assignment for purposes of meeting the minimum assignment amount requirement), if any;

(ii)	the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance (or Non-Debt Fund Affiliate Assignment and Acceptance, as applicable) via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(iii)	the Assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.14; and

(iv)	the Assignor shall deliver to the Administrative Agent any Note issued to it with respect to the assigned Term Loan.

(c)	Subject to acceptance and recording thereof pursuant to paragraph (2)(e) of this Section 10.04, from and after the effective date specified in each Assignment and Acceptance (or Non-Debt Fund Affiliate Assignment and Acceptance, as applicable), the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such Assignment and Acceptance). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (4) of this Section 10.04 to the extent such participation would be permitted by such Section 10.04(4).

(d)

The Administrative Agent, acting for this purpose as the Administrative Agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amount (and stated interest with respect thereto) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (but solely, in the case of a Lender, entries with respect to such Lender’s Term Loans) at any reasonable time and from time to time upon reasonable prior notice. This clause (d) and Section 2.05 shall be construed so that all Term Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(e)	Upon its receipt of a duly completed Assignment and Acceptance (or Non-Debt Fund Affiliate Assignment and Acceptance, as applicable) executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), all applicable tax forms, any Note outstanding with respect to the assigned Term Loan (or other documentation (including an affidavit of loss and indemnitee agreement) reasonably acceptable to the Borrower in lieu thereof), the processing and recordation fee referred to in paragraph (2)(b)(ii) of this Section 10.04 and any written consent to such assignment required by paragraph (2) of this Section 10.04, the Administrative Agent promptly shall accept such Assignment and Acceptance (or Non-Debt Fund Affiliate Assignment and Acceptance, as applicable) and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (2)(e).

(3)	By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:

(a)	such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim;

(b)	except as set forth in clause (a) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Restricted Subsidiary or the performance or observance by the Borrower or any Restricted Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto;

(c)	the Assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance;

(d)	the Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent Required Financial Statements delivered pursuant to Section 5.04, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(e)	the Assignee will independently and without reliance upon the Administrative Agent or the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(f)	the Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto; and

(g)	the Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(4)	(a) Any Lender may, without the consent of the Administrative Agent or, subject to Section 10.04(8), the Borrower, sell participations to one or more banks or other entities (other than any Disqualified Institution) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Term Loans owing to it); provided that

(i)	such Lender’s obligations under this Agreement shall remain unchanged;

(ii)	such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and

(iii)	the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (A) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 10.04(1)(a) or clauses (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 10.08(2) and (2) directly affects such Participant and (B) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to clause (4)(b) of this Section 10.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (in each case subject to the requirements thereof and the delivery of any documentation required thereunder) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (2) of this Section 10.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.06 as though it were a Lender; provided that such Participant shall be subject to Section 2.15(3) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. Each Lender shall indemnify the Loan Parties for any Taxes (including any additions to Tax) attributable to or resulting from such Lender’s failure to comply with the provisions of this Section 10.04(4)(a) relating to the maintenance of a Participant Register.

(b)	A Participant shall not be entitled to receive any greater payment under Section 2.12, 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant shall not be entitled to the benefits of Section 2.14 to the extent such Participant fails to comply with Section 2.14(5) as though it were a Lender.

(5)	Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(6)	The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (5) of this Section 10.04; provided that such Lender will have delivered for exchange any Notes previously issued with respect to the applicable Term Loans (or other documentation (including an affidavit of loss and indemnitee agreement) reasonably acceptable to the Borrower in lieu thereof).

(7)	If the Borrower wishes to replace the Term Loans with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders, instead of prepaying the Term Loans to be replaced, to (a) require the Lenders to assign such Term Loans to the Administrative Agent or its designee(s) and (b) amend the terms thereof in accordance with Section 10.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 10.08(5)). Pursuant to any such assignment, all Term Loans to be replaced shall be purchased at par (allocated among the Lenders in the same manner as would be required if such Term Loans were being optionally prepaid), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 10.05(2). By receiving such purchase price, the Lenders shall automatically be deemed to have assigned the Term Loans pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A (or Non-Debt Fund Affiliate Assignment and Acceptance, as applicable), and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph (7) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(8)	Notwithstanding the foregoing, no assignment may be made or participation sold to a Disqualified Institution without the prior written consent of the Borrower; provided that, in connection with a participation, the Lenders shall have received a list of the Disqualified Institutions prior to the execution of such participation right. To the extent that any assignment is purported to be made or participation is purported to be sold to a Disqualified Institution (notwithstanding this clause (8) or otherwise), such Disqualified Institution shall be required immediately (and in any event within five (5) Business Days) to assign all Loans and Commitments then owned by such Disqualified Institution to another Lender (other than a Defaulting Lender) or another Assignee in accordance with this Section 10.04 or unwind such participation, as applicable (and the Borrower shall be entitled to seek specific performance in any applicable court of law or equity to enforce this sentence).

(9)	Notwithstanding anything to the contrary contained herein, no Non-Debt Fund Affiliate shall have any right to:

(a)	attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present;

(b)	receive the advice of counsel to the Administrative Agent or the Lenders, nor may any Non-Debt Fund Affiliate challenge the attorney-client privilege between the Administrative Agent and counsel to the Administrative Agent or between the Lenders and counsel to the Lenders; or

(c)	receive any information or material prepared by the Administrative Agent or any Lender or any other Person or any communication by or among Administrative Agent and one or more Lenders, except (i) to the extent such information or materials have been made available to the Borrower or its representatives or (ii) notices of prepayments and other administrative notices in respect of its Term Loans required to be delivered to Lenders pursuant to this Agreement.

(10)	Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans hereunder to any Person who is or, after giving effect to such assignment, would be an Affiliated Lender (including, for the avoidance of doubt, any Debt Fund Affiliate); provided that:

(a)	such assignment shall be made pursuant to (i) an open market purchase (including, for the avoidance of doubt, any purchase made during the initial syndication of the Term Loans) on a non-pro rata basis or (ii) a Dutch auction open to all Lenders of the applicable Class in accordance with the Dutch Auction Procedures;

(b)	in the case of an assignment to a Non-Debt Fund Affiliate, the assigning Lender and such Non-Debt Fund Affiliate purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit E (a “Non-Debt Fund Affiliate Assignment and Acceptance”) in lieu of an Assignment and Acceptance;

(c)	each Lender (other than any Affiliated Lender) that (i) sells any Term Loans to an Affiliated Lender (other than a Debt Fund Affiliate) or (B) buys any Term Loan from any Affiliated Lender (other than a Debt Fund Affiliate) hereunder shall deliver to the Administrative Agent and the Borrower a Big Boy Letter;

(d)	in the case of an assignment to a Non-Debt Fund Affiliate, at the time of such assignment and after giving effect to such assignment, Non-Debt Fund Affiliates shall not, in the aggregate, hold Term Loans with an aggregate principal amount in excess of 25.0% of the principal amount of all Term Loans of any Class then outstanding;

(e)	no proceeds from revolving loans under the ABL Credit Agreement shall be used to fund any such purchases; and

(11)	To the extent not previously disclosed to the Administrative Agent, the Borrower shall, upon reasonable request of the Administrative Agent (but not more frequently than once per calendar quarter), report to the Administrative Agent the amount and Class of Term Loans held by Non-Debt Fund Affiliates and the identity of such holders. Notwithstanding the foregoing, any Affiliated Lender shall be permitted to contribute any Term Loan so assigned to such Affiliated Lender pursuant to this Section 10.04(11) to the Borrower or any of the Restricted Subsidiaries for purposes of cancellation, which contribution may be made, subject to Section 6.07, in exchange for Equity Interests (other than Disqualified Stock) of any Parent Entity or Indebtedness (including Disqualified Stock) of the Borrower on a dollar-for-dollar basis to the extent such Indebtedness is permitted to be incurred pursuant to Section 6.01 at such time; provided that any Term Loans so contributed shall be automatically and permanently canceled upon the effectiveness of such contribution and will thereafter no longer be outstanding for any purpose hereunder.

(12)	Notwithstanding anything in Section 10.04 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have:

(a)	consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom;

(b)	otherwise acted on any matter related to any Loan Document; or

(c)	directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document in each case, that does not require the consent of each Lender or each affected Lender or does not adversely affect any such Non-Debt Fund Affiliate in its capacity as such in any material respect as compared to other Lenders holding similar obligations (collectively, “Required Lender Consent Items”):

(i)	a Non-Debt Fund Affiliate shall be deemed to have voted its interest as a Lender in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Non-Debt Fund Affiliates; and

(ii)	Term Loans held by Debt Fund Affiliates may not account for more than 49.9% of the Term Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 10.04.

(13)	Additionally, the Loan Parties and each Non-Debt Fund Affiliate hereby agree that if a case under Title 11 of the United States Code is commenced against any Loan Party, such Loan Party shall seek (and each Non-Debt Fund Affiliate shall consent) to provide that the vote of any Non-Debt Fund Affiliate (in its capacity as a Lender) with respect to any plan of reorganization of such Loan Party shall not be counted except that such Non-Debt Fund Affiliate’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations or claims held by such Non-Debt Fund Affiliate in a manner that is less favorable to such Non-Debt Fund Affiliate than the proposed treatment of the Term Loans or claims held by Lenders that are not Affiliates of the Borrower.

(14)	Notwithstanding anything to the contrary contained in this Agreement, so long as no Specified Event of Default has occurred and is continuing or would result therefrom, any Lender may assign all or a portion of its Term Loans to any Purchasing Borrower Party; provided that:

(a)	such assignment shall be made pursuant to (i) an open market purchase (including, for the avoidance of doubt, any purchase made during the initial syndication of the Term Loans) on a non-pro rata basis or (ii) a Dutch auction open to all Lenders of the applicable Class in accordance with the Dutch Auction Procedures;

(b)	any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder; and

(c)	the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans purchased pursuant to this Section 10.04(14) and each principal repayment installment with respect to the Term Loans of such Class shall be reduced pro rata by the aggregate principal amount of Term Loans purchased.

SECTION 10.05. Expenses; Indemnity.

(1)	If the Transactions are consummated and the Closing Date occurs, the Borrower agrees to pay all reasonable, documented and invoiced out-of-pocket expenses incurred by the Administrative Agent and the Arrangers in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent, the Arrangers (and, in the case of enforcement of this Agreement, each Lender) in connection with the preparation, execution and delivery, amendment, modification, waiver or enforcement of this Agreement and the other Loan Documents or in connection with the administration of this Agreement or the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof, including the reasonable, documented and invoiced fees and out-of-pocket charges and disbursements of a single counsel for the Administrative Agent and the Arrangers (which shall be Simpson Thacher and Bartlett LLP), one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and, in the case of any actual or perceived conflict of interest, one additional firm of counsel for each such group of affected Persons similarly situated taken as a whole.

(2)

The Borrower agrees to indemnify the Administrative Agent, each Arranger, each Lender, each of their respective Affiliates and each of their respective directors, officers, employees, agents, advisors, controlling Persons, equityholders, partners, members and other representatives and each of their respective successors and permitted assigns (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable, documented and invoiced out-of-pocket fees and expenses (limited to reasonable and documented legal fees of a single firm of counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest, where the applicable Indemnitees affected by such conflict informs the Borrower of such conflict, and has retained, or thereafter retains, its own counsel of an additional counsel for each group of affected Indemnitees similarly situated, taken as a whole)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of:

(a)	the execution, delivery or administration of this Agreement or any other Loan Document, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby;

(b)	the use of the proceeds of the Term Loans; or

(c)	any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based in contract, tort or any other theory, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any of their Restricted Subsidiaries or Affiliates or creditors (and including any investigation, preparation for, or defense of any pending or threatened claim, litigation, investigation or proceeding);

provided that no Indemnitee will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it: (i) has been determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (A) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties or (B) a material breach of the obligations of such Indemnitee under the Loan Documents or (ii) relates to any proceeding between or among Indemnitees other than (A) claims against Administrative Agent or Arrangers or their respective Affiliates, in each case, in their capacity or in fulfilling their role as the agent or arranger or any other similar role under a Term Facility (excluding their role as a Lender) to the extent such Persons are otherwise entitled to receive indemnification under this Section 10.05(2) or (B) claims arising out of any act or omission on the part of the Borrower or their Restricted Subsidiaries.

(3)

Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses claims, damages, liabilities and related out-of-pocket expenses, including reasonable, documented and invoiced fees, and out-of-pocket charges and disbursements of one firm of counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of counsel in each appropriate jurisdiction (which may include a single special counsel in multiple jurisdictions) for all Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest where the applicable Indemnitees affected by such conflict informs the Borrower of such conflict, an additional counsel for each group of affected Indemnitees similarly situated, taken as a whole) and reasonable, documented and invoiced consultant fees, in each case, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result any claim related in any way to Environmental Laws and the Borrower or any of the Restricted Subsidiaries, or any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any property for which the Borrower or any Restricted Subsidiaries would reasonably be expected to be held liable under Environmental Laws; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties.

(4)	Any indemnification or payments required by the Loan Parties under this Section 10.05 shall not apply with respect to (a) Taxes other than (x) any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim and (y) expenses related to the enforcement of Section 2.14 or (b) Taxes that are duplicative of any indemnification or payments required by the Loan Parties under Sections 2.12 or 2.14.

(5)	To the fullest extent permitted by applicable law, no Indemnitee or Loan Party shall assert, and each hereby waives, any claim against any Indemnitee or Loan Party, as applicable, nor will any Indemnitee, Loan Party or any of their respective Affiliates be liable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof. No Indemnitee, Loan Party or any of their respective Affiliates shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that, nothing in this clause (5) shall relieve any Loan Party of any obligation it may otherwise have hereunder to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(6)	The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement. All amounts due under this Section 10.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

SECTION 10.06. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower or any Subsidiary Loan Party against any of and all the Obligations of the Borrower or any Subsidiary Loan Party now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although the Obligations may be unmatured. The rights of each Lender under this Section 10.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender may be exercised only at the direction of the Administrative Agent or the Required Lenders.

SECTION 10.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS) AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (EXCEPT FOR CONFLICTS OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION).

SECTION 10.08. Waivers; Amendment.

(1)	No failure or delay of the Administrative Agent or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (2) of this Section 10.08, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or any other Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(2)	Subject to Section 2.11(2), 10.08(7) and 10.08(11) below, except as otherwise set forth in this Agreement (or the applicable Loan Document), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except

(a)	as provided in Sections 2.18, 2.19, 2.20 and 10.20;

(b)	in the case of this Agreement, pursuant to an agreement or agreements in writing signed by the Borrower and the Required Lenders; and

(c)	in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto, the Administrative Agent (with the consent of the Required Lenders) and the Borrower;

provided, that except as expressly provided in Section 2.11(2), 2.18, 2.19, 2.20 and 10.20, no such agreement shall:

(i)	decrease, forgive, waive or excuse the principal amount of, or any interest on, or extend the final maturity of, or decrease the rate of interest on, any Term Loan, without the prior written consent of each Lender directly and adversely affected thereby (it being understood that waivers or other modifications of any conditions precedent, covenants, mandatory prepayments, mandatory commitment reductions, default interest, Defaults or Events of Default shall not constitute a decrease, forgiveness, waiver or excuse of the principal amount of, or any interest on, or an extension of the final maturity of, or a decrease the rate of interest on, any Term Loan);

(ii)	increase or extend the Commitment of any Lender or decrease, forgive, waive or excuse the fees of any Agent without the prior written consent of such Lender or Agent (it being understood that waivers or other modifications of any conditions precedent, covenants, mandatory prepayments, mandatory commitment reductions, default interest, Defaults or Events of Default shall not constitute an increase or extension of the Commitments of any Lender or a decrease, forgiveness, waiver or excuse of any Agent fees);

(iii)	extend or waive any Term Loan Installment Date or reduce the amount due on any Term Loan Installment Date or extend any date on which payment of principal or interest on any Term Loan or any Fee is due, without the prior written consent of each Lender directly and adversely affected thereby (it being understood that waivers or other modifications of any conditions precedent, covenants, mandatory prepayments, mandatory commitment reductions, default interest, Defaults or Events of Default shall not constitute an extension or waiver of any Term Loan Installment Date, a reduction of any amount due on a Term Loan Installment Date or an extension of any date on which payment of principal or interest on any Term Loan or any Fee is due);

(iv)	amend the provisions of Section 2.15(2) or (3) of this Agreement, Section 5.02 of the Collateral Agreement or any analogous provision of any other Loan Document, in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender directly and adversely affected thereby;

(v)	amend or modify the provisions of this Section 10.08 or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loans are included on the Closing Date); or

(vi)	subordinate or release the liens on all or substantially all of the Collateral or all or substantially all of the aggregate value of the Guarantees (other than in connection with any transfer or other release of Collateral or of the relevant Guarantor permitted by the Loan Documents), without the prior written consent of each Lender;

provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 10.08 and any consent by any Lender pursuant to this Section 10.08 shall bind any assignee of such Lender.

(3)	Without the consent of any Lender, the Loan Parties and the Administrative Agent may enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, in each case to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(4)	No Lender consent is required to effect any amendment or supplement to any Intercreditor Agreement that is:

(a)	for the purpose of adding the holders of Pari Passu Lien Debt, Junior Lien Debt, Incremental Equivalent Term Debt, Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt (or a Debt Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of such Intercreditor Agreement (it being understood that any such amendment or supplement may make such other changes to the applicable Intercreditor Agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing), or

(b)	expressly contemplated by any Intercreditor Agreement.

(5)	This Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(6)	Notwithstanding anything in this Section 10.08 to the contrary, the Borrower may enter into Incremental Facility Amendments in accordance with Section 2.18, Refinancing Amendments in accordance with Section 2.19, and Extension Amendments in accordance with Section 2.20, and such Incremental Facility Amendments, Refinancing Amendments and Extension Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document.

(7)	Notwithstanding anything in this Section 10.08 to the contrary, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the lenders providing the Replacement Loans (as defined below) to permit the refinancing, replacement or exchange of all outstanding Term Loans of any Class (“Replaced Loans”) with replacement term loans (“Replacement Loans”) hereunder; provided that,

(a)	the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Replaced Loans (plus (i) the amount of all unpaid, accrued, or capitalized interest, penalties, premiums (including tender premiums), and other amounts payable with respect to any such Replaced Loans and (ii) underwriting discounts, fees, commissions, costs, expenses and other amounts payable with respect to such Replacement Loans);

(b)	the All-in Yield with respect to such Replacement Loans (or similar interest rate spread applicable to such Replacement Loans) should not be higher than the All-in Yield for such Replaced Loans;

(c)	the Weighted Average Life to Maturity of such Indebtedness is equal to or longer than the remaining Weighted Average Life to Maturity of the Replaced Loans at the time of such refinancing (except by virtue of amortization or prepayment of the Replaced Loans prior to the time of such incurrence); and

(d)

all other terms of such Replacement Loans are substantially identical to, or, taken as a whole, not materially more favorable to the lenders or holders providing such Indebtedness than, those applicable to such Replaced Loans (except for covenants applicable only to periods after the Latest Maturity Date of the Replaced Loans at the time of incurrence) as determined in good faith by a Responsible Officer of the Borrower (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least four (4) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the incurrence of such Replacement Loans, together with a reasonably detailed description of the material covenants and events of default of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (d) shall be conclusive evidence that such terms and conditions satisfy this clause (d) unless the Administrative Agent notifies the Borrower within such four (4) Business Day (or shorter) period that it disagrees with such determination (including a description of the basis upon which it disagrees)); provided that this clause (d) will not apply to (x) terms addressed in the preceding clauses, (y)

redemption, prepayment or other premiums or (z) optional prepayment or redemption terms; provided, further, that the Borrower will promptly deliver to the Administrative Agent final copies of the definitive credit documentation relating to such Indebtedness (unless the Borrower is bound by a confidentiality obligation with respect thereto, in which case the Borrower will deliver a reasonably detailed description of the material terms and conditions of such Indebtedness in lieu thereof).

(8)	Notwithstanding anything to the contrary herein or any other Loan Document other than as set forth in the definition of “Required Lenders”, no Defaulting Lender or Disqualified Institution will have any right to approve or disapprove any amendment, waiver or consent hereunder and any amendment, waiver or consent which by its terms requires the consent of all Lenders, the Required Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than any Defaulting Lenders or Disqualified Institutions.

(9)	Notwithstanding anything in this Agreement or any other Loan Document to the contrary, any amendment or waiver that by its terms affects the rights or duties of Lenders holding Term Loans or Commitments of a particular Class (but not the Lenders holding Term Loans or Commitments of any other Class) will require only the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto if such Class of Lenders were the only Class of Lenders.

(10)	Notwithstanding anything in this Agreement or any other Loan Document to the contrary, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent.

(11)	Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document, and such amendment, modification or supplement shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

(12)	In addition, notwithstanding anything to the contrary herein or any other Loan Document, the Collateral Agreement, each of the other Security Documents and any related documents may be in a form reasonably determined by the Administrative Agent and the Borrower and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (a) to comply with local Law or advice of local counsel, (b) to cure ambiguities or defects (as reasonably determined by the Administrative Agent and the Borrower) or (c) to cause such Security Document or other document to be consistent with this Agreement and the other Loan Documents.

SECTION 10.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation. In no event will the total interest received by any Lender exceed the amount which it could lawfully have received and any such excess amount received by any Lender will be applied to reduce the principal balance of the Term Loans or to other amounts (other than interest) payable hereunder to such Lender, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining will be paid to the Borrower.

SECTION 10.10. Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letters shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 10.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

SECTION 10.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10.13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 10.03. Delivery of an executed counterpart to this Agreement by facsimile or other electronic transmission (e.g., “PDF” or “TIFF”) shall be as effective as delivery of a manually signed original.

SECTION 10.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 10.15. Jurisdiction; Consent to Service of Process.

(1)	Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan) and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction, except that each of the Loan Parties agrees that it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction).

(2)	Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 10.16. Confidentiality. Each of the Lenders and each of the Agents agrees (and agrees to cause each of its Related Parties) to use all information provided to it by or on behalf of the Borrower or its Restricted Subsidiaries under the Loan Documents or otherwise in connection with the Acquisition or the Transactions solely for the purposes of the transactions contemplated by this Agreement and the other Loan Documents and shall not publish, disclose or otherwise divulge such information (other than information that

(1)	has become generally available to the public other than as a result of a disclosure by such Person or its Related Parties;

(2)	has been independently developed by such Lender or the Administrative Agent without violating this Section 10.16 or relying on such information; or

(3)	was available to such Lender or the Administrative Agent from a third party having, to such Person’s knowledge, no obligations of confidentiality to the Borrower or any other Loan Party);

and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any Person that approves or administers the Term Loans on behalf of such Lender or any numbering, administration or settlement service providers (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16 and, with respect to its directors, trustees, officers, employees and advisors, to the extent within its control, such Lender or Agent, as applicable, will be responsible for any such Person’s non-compliance with this Section 10.16), except:

(a)	to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, in which case such Person agrees, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure or, if not practicable prior to disclosure and not prohibited by law, promptly after disclosure;

(b)	as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or any bank accountants or bank regulatory authority exercising examination or regulatory authority, in which case (except with respect to any audit or examination conducted by any such bank accountant or bank regulatory authority) such Person agrees, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure or, if not practicable prior to disclosure and not prohibited by law, promptly after disclosure;

(c)	to its parent companies, Affiliates or auditors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16 and, to the extent within its control, such Lender or Agent will be responsible for any such Person’s non-compliance with this Section 10.16);

(d)	in order to enforce its rights under any Loan Document in a legal proceeding;

(e)	to any pledgee or assignee under Section 10.04(5) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16);

(f)	to any direct or indirect contractual counterparty in Hedge Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.16);

(g)	with the prior written consent of the Borrower; and

(h)	to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from such Person.

Notwithstanding the foregoing, no such information shall be disclosed to a Disqualified Institution that constitutes a Disqualified Institution at the time of such disclosure without the Borrower’s prior written consent.

SECTION 10.17. Platform; Borrower Materials. The Borrower hereby acknowledges that (1) the Administrative Agent or the Arrangers will make available to the Lenders materials or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (2) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that

(a)	all the Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof;

(b)	by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat the Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws;

(c)	all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and

(d)	the Administrative Agent and the Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC” unless the Borrower notifies the Administrative Agent that any such document contains MNPI: (1) the Loan Documents, (2) any notification of changes in the terms of the Term Loans, (3) any notification of the identity of Disqualified Institutions and (4) all information delivered pursuant to clauses (1), (2) and (3) of Section 5.04.

SECTION 10.18. [Reserved].

SECTION 10.19. USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

SECTION 10.20. Intercreditor Agreements.

(1)	The parties hereto acknowledge and agree that any provision of any Loan Document to the contrary notwithstanding, prior to the discharge in full of all ABL Claims, the Loan Parties shall not be required to act or refrain from acting under any Loan Document with respect to the ABL Priority Collateral in any manner that would result in a “Default” or “Event of Default” (as defined in any ABL Loan Document) under the terms and provisions of the ABL Loan Documents.

(2)	Each Secured Party:

(a)	consents to the subordination of Liens provided for in the Closing Date Intercreditor Agreement;

(b)	agrees that it will be bound by and will take no actions contrary to the provisions of the Closing Date Intercreditor Agreement; and

(c)	authorizes and instructs the Administrative Agent to enter into the Closing Date Intercreditor Agreement as Term Loan Agent and on behalf of such Lender.

The foregoing provisions are intended as an inducement to the lenders under the ABL Credit Agreement to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the Closing Date Intercreditor Agreement.

(3)	Further, each Secured Party:

(a)	authorizes and instructs the Administrative Agent to enter into any Pari Passu Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement each in the form attached hereto or in such other form as may be satisfactory to the Administrative Agent and agrees that it will be bound by and will take no actions contrary to the provisions of any such Pari Passu Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement;

(b)	agrees that the Administrative Agent may from time to time enter into a modification of the Closing Date Intercreditor Agreement, any Pari Passu Intercreditor Agreement or any Junior Lien Intercreditor Agreement, as the case may be, so long as the Administrative Agent reasonably determines that such modification is consistent with the terms of this Agreement and agrees that it will be bound by and will take no actions contrary to any such Intercreditor Agreement (as so modified); and

(c)	pursuant to the express terms of the Intercreditor Agreements, in the event of any conflict or inconsistency between the provisions of the Intercreditor Agreements and this Agreement, the provisions of the Intercreditor Agreements shall govern and control.

SECTION 10.21. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (1) (a) the arranging and other services regarding this Agreement provided by the Agents, the Lenders and the Arrangers are arm’s-length commercial transactions between the Borrower, on the one hand, and the Agents and the Arrangers, on the other hand; (b) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate; and (c) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (2) (a) each Agent, each Lender and each Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as a financial advisor, agent or fiduciary for the Borrower or any other Person and (b) none of the Agents or Arrangers has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (3) the Agents, the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agents or any Arranger has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. The Borrower agrees that it will not assert any claim against any Agent, Arranger or their respective Affiliates based on an alleged breach of fiduciary duty by such party in connection with this Agreement and the transactions contemplated hereby.

SECTION 10.22. Private-Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Investor” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to information that is not made available through the “Public Investor” portion of the Platform and that may contain MNPI with respect to the Borrower, any of its Affiliates, their respective Subsidiaries or their respective securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (1) other Lenders may have availed themselves of such information and (2) neither the Borrower nor the Administrative Agent has (a) any responsibility for such

Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents and (b) any duty to disclose such information to such Public Lender or to use such information on behalf of such Public Lender, and shall not be liable for the failure to so disclose or use, such information.

SECTION 10.23. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(1)	the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(2)	the effects of any Bail-In Action on any such liability, including, if applicable:

(a)	a reduction in full or in part or cancellation of any such liability;

(b)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(c)	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AMNEAL PHARMACEUTICALS LLC, as the Borrower

By:	/s/ Chintu Patel
Name: Chintu Patel
Title: President

[Signature Page to Term Loan Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender, Administrative Agent and Collateral Agent

By:	/s/ James A. Knight
Name: James A. Knight
Title: Executive Director

[Signature Page to Term Loan Credit Agreement]

EXHIBIT A

[FORM OF]

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and the other Loan Documents to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Documents or the Transactions governed thereby or in any way based on or related to any of the foregoing, including, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1. Assignor[s]:

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

2. Assignee[s]:

[and is an Affiliate/Approved Fund of [identify Lender]5]

3.	Borrower: AMNEAL PHARMACEUTICALS LLC, a Delaware limited liability company

4.	Administrative Agent: JPMORGAN CHASE BANK, N.A., as the administrative agent under the Credit Agreement.

5.	Credit Agreement: Term Loan Credit Agreement, dated as of May 4, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time), among the Borrower, the Lenders party thereto from time to time, and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent.

6.	Assigned Interest[s]:

Assignor[s] [6]	Assignee[s][7]	Facility Assigned[8]	Aggregate Amount of Commitment / Loans for all Lenders[9]	Amount of Commitment / Loans Assigned[10]	Percentage Assigned of Commitment / Loans[11]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7. Trade Date:	][12]

[5]	Select as applicable.
[6]	List each Assignor, as appropriate.
[7]	List each Assignee, as appropriate.
[8]	Fill in appropriate terminology for each applicable type of facility under the Credit Agreement that is being assigned under this Assignment, i.e., “Initial Term Loans,” “Extended Term Loans,” “Incremental Term Loans” or “Refinancing Term Loans.”
[9]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[10]	Subject to minimum amount requirements pursuant to Section 10.04(2) of the Credit Agreement.
[11]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[12]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                                     , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[[The] [Each] Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which [the] [each] Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about any Parent Entity, the Borrower, their respective Subsidiaries or their respective securities for purposes of United States federal or state securities laws) will be made available and who may receive such information in accordance with [the] [each] Assignee’s compliance procedures and applicable laws, including United States federal and state securities laws.]13

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR[S]
[NAME OF ASSIGNOR]

By:

Name:
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:

Name:
Title:

[13]	To be included if applicable.

[Consented to and][14] Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By:

Name:
Title:

[Consented to:][15]

[AMNEAL PHARMACEUTICALS LLC.], as Borrower

By:

Name:
Title:

[14]	To the extent required under Section 10.04(2) of the Credit Agreement.
[15]	To the extent required under Section 10.04(2) of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

Reference is made to the Term Loan Credit Agreement, dated as of May 4, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AMNEAL PHARMACEUTICALS LLC, a Delaware limited liability company, as the Borrower, the Lenders party thereto from time to time, and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1. Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (iv) it [is] [is not] not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Loan Parties or any other Person obligated in respect of any Loan Document, (iv) any requirements under applicable law for the Assignee to become a lender under the Credit Agreement or to charge interest at the rate set forth therein from time to time or (v) the performance or observance by the Loan Parties or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is not a Disqualified Institution, (iii) it meets all the requirements to be an Assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 10.04(2) of the Credit Agreement), (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest on the basis of which it has made such analysis and decision, (vii) it has, independently and without reliance on the Administrative Agent, any Arranger, the Collateral Agent, or any other Lender and their respective Related Parties, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and

Acceptance and to purchase [the][such] Assigned Interest, and (viii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any Arranger, the Collateral Agent or their respective Related Parties, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued up to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy or electronically shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be construed in accordance with and governed by the laws of the State of New York.

EXHIBIT B

[FORM OF]

SOLVENCY CERTIFICATE

[                    ], 2018

Pursuant to Section 4.01(5) of the Term Loan Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Credit Agreement”), among AMNEAL PHARMACEUTICALS LLC, a Delaware limited liability company, the Lenders party thereto from time to time, and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent, the undersigned, solely in the undersigned’s capacity as a Responsible Officer of the Borrower, hereby certifies, on behalf of the Borrower and not in the undersigned’s individual or personal capacity and without personal liability, that, to his knowledge, as of the Closing Date, after giving effect to the Transactions (including the making of the Initial Term Loans under the Credit Agreement on the Closing Date and the application of the proceeds thereof):

(1)	the fair value of the assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis, exceeds their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis;

(2)	the present fair saleable value of the property of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured;

(3)	the Borrower and its Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such liabilities become absolute and matured; and

(4)	the Borrower and its Restricted Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Borrower and its Restricted Subsidiaries. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the business proposed to be conducted by the Borrower and its Restricted Subsidiaries after consummation of the Transactions.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on behalf of the Borrower and not in the undersigned’s individual or personal capacity and without personal liability, as of the date first stated above.

AMNEAL PHARMACEUTICALS LLC

By:
Name:
Title:

EXHIBIT C

[FORM OF]

BORROWING REQUEST

To:	JPMorgan Chase Bank, N.A.,

as Administrative Agent for

the Lenders referred to below

[    ], 2018

Ladies and Gentlemen:

Reference is made to the Term Loan Credit Agreement, dated as of May 4, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AMNEAL PHARMACEUTICALS LLC, a Delaware limited liability company, as the Borrower, the Lenders party thereto from time to time, and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Credit Agreement.

The undersigned hereby gives you notice pursuant to Section 2.02 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A) Date of Borrowing

(which shall be a Business Day)

(B) Principal Amount of Borrowing

(C) Type of Borrowing[16]

(D) Interest Period and the last day thereof[17]
(in the case of a Eurocurrency Borrowing)

(E) Account Number and Location

[16]	Specify an ABR Borrowing or a Eurocurrency Borrowing.
[17]	The initial Interest Period applicable to a Eurocurrency Borrowing shall be subject to the definition of “Interest Period.”

AMNEAL PHARMACEUTICALS LLC

By:
Name:
Title:

[Signature Page to Term Loan Borrowing Request]

EXHIBIT D

[FORM OF]

INTEREST ELECTION REQUEST

To:	JPMorgan Chase Bank, N.A.,

as Administrative Agent

for the Lenders referred to below

[•], 20[•]1

Ladies and Gentlemen:

Reference is made to the Term Loan Credit Agreement, dated as of May 4, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AMNEAL PHARMACEUTICALS LLC, a Delaware limited liability company, the Lenders party thereto from time to time, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Credit Agreement.

This notice constitutes a notice of conversion or notice of continuation, as applicable, under Section 2.04 of the Credit Agreement, and the Borrower hereby irrevocably notifies the Administrative Agent of the following information with respect to the conversion or continuation requested hereby:

a. The Borrowing to which this Interest Election Request applies2 is [•];

b. The effective date of the election (which shall be a Business Day) made pursuant to this Interest Election Request is [•], 20[•];

c. The resulting Borrowing is to be [an ABR Borrowing][a Eurocurrency Borrowing][; and]

[d. The Interest Period applicable to the resulting Borrowing after giving effect to such election is [•]3].

[Remainder of Page Intentionally Left Blank]

[1]	Administrative Agent must be notified as indicated in Section 2.04 of the Credit Agreement in the case of an election to convert to or continue a Eurocurrency Borrowing election, not later than 2:00 p.m. New York City time, three Business Days before the effective date of such election or, in the case of an election to convert or continue an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of such election (or in each case, at such later date or time as the Administrative Agent may agree).
[2]	If different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information specified pursuant to clauses (c) and (d) below shall be specified for each resulting Borrowing).
[3]	Include this clause (d) if the resulting Borrowing is a Eurocurrency Borrowing. In the case of a Eurocurrency Borrowing that does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

AMNEAL PHARMACEUTICALS LLC

By:
Name:
Title:

EXHIBIT E

[FORM OF]

NON-DEBT FUND AFFILIATE ASSIGNMENT AND ACCEPTANCE

This Non-Debt Fund Affiliate Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and the other Loan Documents to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Documents or the Transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

2.	Assignee[s]:

[and is a Non-Debt Fund Affiliate/Purchasing Borrower Party5]

3.	Borrower: AMNEAL PHARMACEUTICALS LLC, a Delaware limited liability company

4.	Administrative Agent: JPMORGAN CHASE BANK, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Term Loan Credit Agreement, dated as of May 4, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto from time to time, and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent.

6.	Assigned Interest[s]:

Assignor[s] [6]	Assignee[s][7]	Facility Assigned[8]	Aggregate Amount of Commitment / Loans for all Lenders[9]	Amount of Commitment / Loans Assigned[10]	Percentage Assigned of Commitment / Loans[11]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7. Trade Date:	][12]

[5]	Select as applicable.
[6]	List each Assignor, as appropriate.
[7]	List each Assignee, as appropriate.
[8]	Fill in appropriate terminology for each applicable type of facility under the Credit Agreement that is being assigned under this Assignment, i.e., “Initial Term Loans,” “Extended Term Loans,” “Incremental Term Loans” or “Refinancing Term Loans.”
[9]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[10]	Subject to minimum amount requirements pursuant to Section 10.04(2) of the Credit Agreement.
[11]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[12]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                         , 20        [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[[The] [Each] Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which [the] [each] Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about any Parent Entity, the Borrower, their respective Subsidiaries or their respective securities for purposes of United States federal or state securities laws) will be made available and who may receive such information in accordance with [the] [each] Assignee’s compliance procedures and applicable laws, including United States federal and state securities laws.]13

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:

Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:

Name:
Title:

[13]	To be included if applicable.

[Consented to and][14] Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By:

Name:
Title:

[Consented to:][15]

AMNEAL PHARMACEUTICALS LLC , as Borrower

By:

Name:
Title:

[14]	To the extent required under Section 10.04(2) of the Credit Agreement.
[15]	To the extent required under Section 10.04(2) of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

Reference is made to the Term Loan Credit Agreement, dated as of [            ], 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AMNEAL PHARMACEUTICALS LLC, a Delaware limited liability company, as the Borrower, the Lenders party thereto from time to time, and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent.

STANDARD TERMS AND CONDITIONS FOR

NON-DEBT FUND AFFILIATE ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Loan Parties or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Loan Parties or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is a [Non-Debt Fund Affiliate][Purchasing Borrower Party] pursuant to Section 10.04[(10)][(14)] of the Credit Agreement, (iii) it meets all the requirements to be a Lender under the Credit Agreement (subject to such consents, if any, as may be required under Section 10.04(2) of the Credit Agreement), (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vii) it is not a Disqualified Institution, (viii) it has, independently and without reliance upon the Administrative Agent, Collateral Agent, or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (ix) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

1.3. [Non-Debt Fund Affiliate. The Assignee consents to the provisions of Section 10.04 of the Credit Agreement that apply to a Non-Debt Fund Affiliate in its capacity as a Lender with respect to the Assigned Interest.]

[Purchasing Borrower Party. The Assignee represents and warrants that (a) no Specified Event of Default has occurred and is continuing or would result immediately after giving effect to this Assignment and Acceptance, (b) no proceeds from revolving loans under the ABL Credit Agreement shall be used to fund any such purchase and (c) this Assignment and Acceptance is being entered into in connection with (i) an open market purchase (including, for the avoidance of doubt, any purchase made during the initial syndication of Term Loans) on a non-pro rata basis or (ii) a Dutch auction open to all Lenders of the applicable class in accordance with the Dutch Auction Procedures. The Assignee consents to the provisions of the Credit Agreement that apply to the purchase by or assignment to a Purchasing Borrower Party of Term Loans included in the Assigned Interest.]

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued up to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy or electronically shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be construed in accordance with and governed by the laws of the State of New York.

EXHIBIT F

EXHIBIT F-1

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Credit Agreement, dated as of May 4, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AMNEAL PHARMACEUTICALS LLC, a Delaware limited liability company, the Lenders party thereto from time to time, and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Credit Agreement.

Pursuant to the provisions of Section 2.14(5)(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Term Loan(s) (as well as any Note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     , 20[     ]

EXHIBIT F-2

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Credit Agreement, dated as of May 4, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AMNEAL PHARMACEUTICALS LLC, a Delaware limited liability company, the Lenders party thereto from time to time, and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Credit Agreement.

Pursuant to the provisions of Section 2.14(5)(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                     , 20[    ]

EXHIBIT F-3

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Credit Agreement, dated as of May 4, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AMNEAL PHARMACEUTICALS LLC, a Delaware limited liability company, the Lenders party thereto from time to time, and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Credit Agreement.

Pursuant to the provisions of Section 2.14(5)(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                     , 20[    ]

EXHIBIT F-4

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Credit Agreement, dated as of May 4, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AMNEAL PHARMACEUTICALS LLC, a Delaware limited liability company, the Lenders party thereto from time to time, and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Credit Agreement.

Pursuant to the provisions of Section 2.14(5)(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Term Loan(s) (as well as any Note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Term Loan(s) (as well as any Note(s) evidencing such Term Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     , 20[    ]

EXHIBIT G

Form of Pari Passu Intercreditor Agreement

(see attached)

EXHIBIT G

[FORM OF]

FIRST LIEN PARI PASSU INTERCREDITOR AGREEMENT

dated as of

[                ], 20[    ]

among

JPMORGAN CHASE BANK, N.A.,

as Initial First Lien Representative and Initial First Lien Collateral Agent,

[                    ],

as the Initial Other Representative,

[                    ],

as the Initial Other Collateral Agent,

and

each additional Representative and Collateral Agent from time to time party hereto and acknowledged and agreed to by

AMNEAL PHARMACEUTICALS LLC,

as the Company and the other Grantors referred to herein

i

EXHIBITS

Exhibit A	—	Form of Joinder Agreement
Exhibit B	—	Form of Additional First Lien Debt Designation

ii

This FIRST LIEN PARI PASSU INTERCREDITOR AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of [        ], 20[    ], among JPMORGAN CHASE BANK, N.A. (“JPM”), as administrative agent for the Credit Agreement Secured Parties (in such capacity and together with its successors from time to time in such capacity, and together with any Replacement Representative, the “Initial First Lien Representative”) and as collateral agent for the Credit Agreement Secured Parties (in such capacity and together with its successors from time to time in such capacity, and together with any Replacement Collateral Agent, the “Initial First Lien Collateral Agent”), [                    ], as Representative for the Initial Other First Lien Secured Parties (in such capacity and together with its successors from time to time in such capacity, the “Initial Other Representative”), [                    ], as collateral agent for the Initial Other First Lien Secured Parties (in such capacity and together with its successors from time to time in such capacity, the “Initial Other Collateral Agent”), and each additional Representative and Collateral Agent from time to time party hereto for the Other First Lien Secured Parties of the Series with respect to which it is acting in such capacity, and acknowledged by AMNEAL PHARMACEUTICALS LLC, a Delaware limited liability company (the “Company”) and the other Grantors signatory hereto. Capitalized terms used in this Agreement have the meanings assigned to them in Article I below.

Reference is made to the Term Loan Credit Agreement dated as of May 4, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Company, the Lenders party thereto from time to time, the Initial First Lien Representative, the Initial First Lien Collateral Agent and the other parties party thereto.

In consideration of the mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Initial First Lien Representative (for itself and on behalf of the Credit Agreement Secured Parties), the Initial First Lien Collateral Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Other Representative (for itself and on behalf of the Initial Other First Lien Secured Parties), the Initial Other Collateral Agent (for itself and on behalf of the Initial Other First Lien Secured Parties) and each additional Representative and Collateral Agent (in each case, for itself and on behalf of the Other First Lien Secured Parties of the applicable Series) agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01 Certain Defined Terms.

Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Credit Agreement (whether or not then in effect), and the following terms which are defined in the UCC are used herein as so defined (and if defined in more than one article of the UCC shall have the meaning specified in Article 9 thereof): Certificated Security, Commodity Account, Commodity Contract, Deposit Account, Electronic Chattel Paper, Promissory Note, Instrument, Letter of Credit Right, Securities Entitlement, Securities Account and Tangible Chattel Paper. As used in this Agreement, the following terms have the meanings specified below:

1

“Additional First Lien Collateral Agent” means with respect to each Series of Other First Lien Obligations, the Person serving as collateral agent (or the equivalent) for such Series of Other First Lien Obligations and named as such in the applicable Joinder Agreement delivered pursuant to Section 5.14 hereof, together with its successors in such capacity.

“Additional First Lien Debt” shall have the meaning assigned to such term in Section 5.14.

“Additional First Lien Representative” means with respect to each Series of Other First Lien Obligations, the Person serving as administrative agent, trustee or in a similar capacity for such Series of Other First Lien Obligations and named as such in the applicable Joinder Agreement delivered pursuant to Section 5.14 hereof, together with its successors in such capacity.

“Additional First Lien Secured Parties” shall have the meaning assigned to such term in Section 5.14.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Collateral Agent” means (i) until the earlier of (x) the Discharge of Credit Agreement and (y) the Non-Controlling Representative Enforcement Date, the Initial First Lien Collateral Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement and (y) the Non-Controlling Representative Enforcement Date, the Collateral Agent for the Series of First Lien Obligations represented by the Major Non-Controlling Representative.

“Applicable Representative” means (i) until the earlier of (x) the Discharge of Credit Agreement and (y) the Non-Controlling Representative Enforcement Date, the Initial First Lien Representative and (ii) from and after the earlier of (x) the Discharge of Credit Agreement and (y) the Non-Controlling Representative Enforcement Date, the Major Non-Controlling Representative.

“Bankruptcy Case” shall have the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended.

“Bankruptcy Law” shall mean the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Business Day” means a day of the year that is not a Saturday, a Sunday or other day on which commercial banks are required or authorized by law to close in New York City.

“Collateral” means all assets and properties subject to, or purported to be subject to, Liens created pursuant to any First Lien Collateral Document to secure one or more Series of First Lien Obligations and shall include any property or assets subject to replacement Liens or adequate protection Liens in favor of any First Lien Secured Party.

2

“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Initial First Lien Collateral Agent, (ii) in the case of the Initial Other First Lien Obligations, the Initial Other Collateral Agent and (iii) in the case of any other Series of Other First Lien Obligations that become subject to this Agreement after the date hereof, the Additional First Lien Collateral Agent for such Series.

“Company” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Control Collateral” means any Shared Collateral in the “control” (within the meaning of Section 9-104, 9-105, 9-106, 9-107 or 8-106 of the Uniform Commercial Code of any applicable jurisdiction) of any Collateral Agent (or its agents or bailees), to the extent that control thereof perfects a Lien thereon under the Uniform Commercial Code of any applicable jurisdiction. Control Collateral includes any Deposit Accounts, Securities Accounts, Securities Entitlements, Commodity Accounts, Commodity Contracts, Letter of Credit Rights or Electronic Chattel Paper over which any Collateral Agent has “control” under the applicable Uniform Commercial Code.

“Controlling Secured Parties” means (i) at any time when the Initial First Lien Collateral Agent is the Applicable Collateral Agent, the Credit Agreement Secured Parties and (ii) at any other time, the Series of First Lien Secured Parties whose Representative is the Applicable Representative.

“Credit Agreement” shall have the meaning assigned to such term in the second paragraph of this Agreement and shall also include any Replacement Credit Agreement.

“Credit Agreement Collateral Documents” means the Security Documents (as defined in the Credit Agreement) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Credit Agreement Obligations or to perfect such Lien (as each may be amended, restated, supplemented or otherwise modified from time to time).

“Credit Agreement Counterparty” means any Qualified Counterparty as defined in the Credit Agreement.

“Credit Agreement Documents” means the Credit Agreement, each Credit Agreement Collateral Document and the other Loan Documents (as defined in the Credit Agreement) and each of the other agreements, documents and instruments providing for or evidencing any other Credit Agreement Obligation, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Credit Agreement Hedge Agreement” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements, but excluding long term agreements for the purchase of goods and services entered into in the ordinary course of business, entered into with a Qualified Counterparty (as defined in the Credit Agreement) in order to satisfy the requirements of the Credit Agreement or otherwise as permitted under the Credit Agreement Documents and secured under the Credit Agreement Collateral Documents.

3

“Credit Agreement Obligations” means:

(a) all “Obligations” as defined in the Credit Agreement other than those expressly required to be secured on a junior lien basis or unsecured; and

(b) to the extent any payment with respect to any Credit Agreement Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Other First Lien Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the Credit Agreement Secured Parties and the Other First Lien Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent that any interest, fees, expenses or other charges (including Post-Petition Interest) to be paid pursuant to the Credit Agreement Documents are disallowed by order of any court, including by order of a court of competent jurisdiction presiding over an Insolvency or Liquidation Proceeding, such interest, fees, expenses and charges (including Post-Petition Interest) shall, as between the Credit Agreement Secured Parties and the Other First Lien Secured Parties, be deemed to continue to accrue and be added to the amount to be calculated as the “Credit Agreement Obligations.”

“Credit Agreement Secured Parties” means the holders of any Credit Agreement Obligations, including the “Secured Parties” as defined in the Credit Agreement or in the Credit Agreement Collateral Documents and the Initial First Lien Representative and Initial First Lien Collateral Agent.

“Default” means a “Default” (or similarly defined term) as defined in any First Lien Credit Document.

“Designation” means a designation of either Additional First Lien Debt or Indebtedness under a Replacement Credit Agreement in substantially the form of Exhibit B attached hereto.

“DIP Financing” shall have the meaning assigned to such term in Section 2.05(b). “DIP Financing Liens” shall have the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” shall have the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Series of First Lien Obligations, the date on which such Series of First Lien Obligations is no longer secured by, or required to be secured by, any Shared Collateral. The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement” means, except to the extent otherwise provided in Section 2.06, the Discharge of the Credit Agreement Obligations; provided that the Discharge of Credit Agreement shall be deemed not to have occurred if a Replacement Credit Agreement is entered into substantially simultaneous therewith.

4

“Equity Release Proceeds” shall have the meaning assigned to such term in Section 2.04(a).

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any First Lien Credit Document.

“First Lien Collateral Documents” means, collectively, (i) the Credit Agreement Collateral Documents and (ii) the Other First Lien Collateral Documents.

“First Lien Credit Documents” means (i) the Credit Agreement Documents, (ii) the Initial Other First Lien Documents and (iii) each other Other First Lien Document.

“First Lien Documents” means, (i) with respect to the Credit Agreement Obligations, the Credit Agreement Documents, and (ii) with respect to the Initial Other First Lien Obligations or any Series of Other First Lien Obligations, the Other First Lien Documents in respect thereof.

“First Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Other First Lien Obligations.

“First Lien Secured Parties” means (i) the Credit Agreement Secured Parties and (ii) the Other First Lien Secured Parties with respect to each Series of Other First Lien Obligations.

“Grantors” means the Company and each Subsidiary or direct or indirect parent company of the Company which has granted a security interest pursuant to any First Lien Collateral Document to secure any Series of First Lien Obligations.

“Impairment” shall have the meaning assigned to such term in Section 2.01(b)(ii).

“Indebtedness” means indebtedness in respect of borrowed money and indebtedness evidenced by bonds, debentures, notes or similar instruments.

“Initial First Lien Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial First Lien Representative” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Other Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Other Collateral Documents” means the Security Documents (as defined in the Initial Other First Lien Agreement) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Initial Other First Lien Obligations or to perfect such Lien (as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time ).

5

“Initial Other First Lien Agreement” means the [[describe indenture, credit agreement or other document pursuant to which Initial Other First Lien Obligations are incurred], dated as of [                    ], among [                    ]].

“Initial Other First Lien Documents” means the Initial Other First Lien Agreement, each Initial Other Collateral Document and each of the other agreements, documents and instruments providing for or evidencing any other Initial Other First Lien Obligations, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Initial Other First Lien Obligations” means the Other First Lien Obligations pursuant to the Initial Other First Lien Documents.

“Initial Other First Lien Secured Parties” means the holders of any Initial Other First Lien Obligations, the Initial Other Representative and the Initial Other Collateral Agent.

“Initial Other Representative” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Insolvency or Liquidation Proceeding” means:

(a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Grantor;

(b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of its assets;

(c) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Grantor.

“Intervening Creditor” shall have the meaning assigned to such term in Section 2.01(b)(i).

“Joinder Agreement” means a document in the form of Exhibit A to this Agreement required to be delivered by a Representative to each Collateral Agent and each other Representative pursuant to Section 5.14 of this Agreement in order to create an additional Series of Other First Lien Obligations or a Refinancing of any Series of First Lien Obligations and add Other First Lien Secured Parties hereunder.

“JPM” has the meaning assigned to such term in the introductory paragraph of this Agreement.

6

“Lien” means any lien (including judgment liens and liens arising by operation of law), mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, call, trust (whether contractual, statutory, deemed, equitable, constructive, resulting or otherwise), UCC financing statement or other preferential arrangement having the practical effect of any of the foregoing, including any right of set-off or recoupment.

“Major Non-Controlling Representative” means the Representative of the Series of Other First Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Other First Lien Obligations (provided, however, that if there are two outstanding Series of Other First Lien Obligations which have an equal outstanding principal amount, the Series of Other First Lien Obligations with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes of this definition). For purposes of this definition, “principal amount” shall be deemed to include the face amount of any outstanding letter of credit issued under the particular Series.

“Non-Controlling Representative” means, at any time, each Representative that is not the Applicable Representative at such time.

“Non-Controlling Representative Enforcement Date” means, with respect to any Non-Controlling Representative, the date which is 180 days (throughout which 180 day period such Non-Controlling Representative was the Major Non-Controlling Representative) after the occurrence of both (i) an Event of Default (under and as defined in the First Lien Documents under which such Non-Controlling Representative is the Representative) and (ii) each Collateral Agent’s and each other Representative’s receipt of written notice from such Non-Controlling Representative certifying that (x) such Non-Controlling Representative is the Major Non-Controlling Representative and that an Event of Default (under and as defined in the First Lien Documents under which such Non-Controlling Representative is the Representative) has occurred and is continuing and (y) the First Lien Obligations of the Series with respect to which such Non-Controlling Representative is the Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Other First Lien Document; provided that the Non-Controlling Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred (1) at any time the Applicable Collateral Agent acting on the instructions of the Applicable Representative has commenced and is diligently pursuing any enforcement action with respect to Shared Collateral or (2) at any time the Grantor that has granted a security interest in Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means the First Lien Secured Parties which are not Controlling Secured Parties.

“Other First Lien Agreement” means any indenture, notes, credit agreement (excluding the Credit Agreement) or other agreement, document (including any document governing reimbursement obligations in respect of letters of credit issued pursuant to any Other First Lien Agreement) or instrument, including the Initial Other First Lien Agreement, pursuant to which any Grantor has or will incur Other First Lien Obligations; provided that, in each case, the

7

Indebtedness thereunder (other than the Initial Other First Lien Obligations) has been designated as Other First Lien Obligations pursuant to and in accordance with Section 5.14. For the avoidance of doubt, neither the Credit Agreement nor a Replacement Credit Agreement shall constitute an Other First Lien Agreement.

“Other First Lien Collateral Agents” means each of the Collateral Agents other than the Initial First Lien Collateral Agent.

“Other First Lien Collateral Documents” means the Security Documents (in each case as defined in the applicable Other First Lien Agreement) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Other First Lien Obligations or to perfect such Lien (as each may be amended, restated, supplemented or otherwise modified from time to time).

“Other First Lien Documents” means, with respect to the Initial Other First Lien Obligations or any Series of Other First Lien Obligations, the Other First Lien Agreements, including the Initial Other First Lien Documents and the Other First Lien Collateral Documents applicable thereto and each other agreements, documents and instruments providing for or evidencing any other Other First Lien Obligation, as each may be amended, restated, supplemented or otherwise modified from time to time; provided that, in each case, the Indebtedness thereunder (other than the Initial Other First Lien Obligations) has been designated as Other First Lien Obligations pursuant to and in accordance with Section 5.14 hereto. For the avoidance of doubt, Credit Agreement Hedge Agreements shall not constitute Other First Lien Documents.

“Other First Lien Obligations” means all amounts owing to any Other First Lien Secured Party (including any Initial Other First Lien Secured Party) pursuant to the terms of any Other First Lien Document (including the Initial Other First Lien Documents), including all amounts in respect of any principal, interest (including any Post-Petition Interest), premium (if any), penalties, fees, expenses (including fees, expenses and disbursements of agents, professional advisors and legal counsel), indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding. Other First Lien Obligations shall include any Registered Equivalent Notes and guarantees thereof by the Grantors issued in exchange therefor. For the avoidance of doubt, the Credit Agreement Obligations shall not constitute Other First Lien Obligations.

“Other First Lien Secured Party” means the holders of any Other First Lien Obligations and any Representative and Collateral Agent with respect thereto and shall include the Initial Other First Lien Secured Parties.

“Possessory Collateral” means any Shared Collateral in the possession of any Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction or otherwise. Possessory Collateral includes any Certificated Securities, Promissory Notes, Instruments, and Tangible Chattel Paper, in each case, delivered to or in the possession of any Collateral Agent under the terms of the First Lien Collateral Documents.

8

“Post-Petition Interest” means interest, fees, expenses and other charges that pursuant to the Credit Agreement Documents or Other First Lien Documents, as applicable, continue to accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under the Bankruptcy Law or in any such Insolvency or Liquidation Proceeding.

“Proceeds” shall have the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, refund, replace or repay, or to issue other Indebtedness, whether of the same principal amount or greater or lesser principal amount, in exchange or replacement for such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees and substantially the same collateral) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Replacement Collateral Agent” means, in respect of any Replacement Credit Agreement, the collateral agent or person serving in similar capacity under the Replacement Credit Agreement.

“Replacement Credit Agreement” means any loan agreement, indenture or other agreement that (i) Refinances the Credit Agreement in accordance with Section 2.08 hereof so long as, after giving effect to such Refinancing, the agreement that was the Credit Agreement immediately prior to such Refinancing is no longer secured and no longer required to be secured, by any of the Collateral and (ii) becomes the Credit Agreement hereunder by designation as such pursuant to Section 5.14.

“Replacement Representative” means, in respect of any Replacement Credit Agreement, the administrative agent, trustee or person serving in similar capacity under the Replacement Credit Agreement.

“Representative” means, at any time, (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Initial First Lien Representative, (ii) in the case of the Initial Other First Lien Obligations or the Initial Other First Lien Secured Parties, the Initial Other Representative, and (iii) in the case of any other Series of Other First Lien Obligations or Other First Lien Secured Parties that becomes subject to this Agreement after the date hereof, the Additional First Lien Representative for such Series.

“Series” means (a) with respect to the First Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Other First Lien Secured Parties (in their capacities as such) and (iii) the Other First Lien Secured Parties (in their capacities as such) that become subject to this Agreement after the date hereof that are represented by a common Representative (in its capacity as such for such Other First Lien Secured Parties) and (b) with respect to any First Lien Obligations, each of (i) the Credit Agreement Obligations,

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(ii) the Initial Other First Lien Obligations and (iii) the Other First Lien Obligations incurred pursuant to any Other First Lien Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Representative (in its capacity as such for such Other First Lien Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First Lien Obligations (or their respective Representatives or Collateral Agents on behalf of such holders) hold, or purport to hold, or are required to hold pursuant to the First Lien Documents in respect of such Series, a valid security interest or Lien at such time. If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold, or purport to hold, or are required to hold pursuant to the First Lien Documents in respect of such Series, a valid security interest or Lien in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First Lien Obligations that hold, or purport to hold, or are required to hold pursuant to the First Lien Documents in respect of such Series, a valid security interest or Lien in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not hold, or purport to hold, or are required to hold pursuant to the First Lien Documents in respect of such Series, a valid security interest or Lien in such Collateral at such time.

“Term/ABL Intercreditor Agreement” means that certain ABL / Term Loan Intercreditor Agreement dated as of May 4, 2018, by and among the Initial First Lien Collateral Agent, the Initial First Lien Representative, and JPM, as administrative agent and collateral agent for the Initial ABL Credit Agreement (as defined therein), and acknowledged by the Company and the other Grantors signatory thereto.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“Underlying Assets” shall have the meaning assigned to such term in Section 2.04(a).

SECTION 1.02 Rules of Interpretation.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented, renewed, extended or otherwise modified or Refinanced, (ii) any reference herein to any Person shall be construed to

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include such Person’s permitted successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

ARTICLE II.

PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

SECTION 2.01 Priority of Claims.

(a) Anything contained herein or in any of the First Lien Credit Documents to the contrary notwithstanding (but subject to Section 2.01(b)), if an Event of Default has occurred and is continuing, and the Applicable Collateral Agent is taking action to enforce rights in respect of any Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of any Grantor or any First Lien Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) or otherwise with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any Shared Collateral or Equity Release Proceeds received by any First Lien Secured Party or received by the Applicable Collateral Agent or any First Lien Secured Party pursuant to any such intercreditor agreement or otherwise with respect to such Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following clause THIRD below) to which the First Lien Obligations are entitled under any intercreditor agreement (other than this Agreement) or otherwise (all proceeds of any sale, collection or other liquidation of any Collateral comprising either Shared Collateral or Equity Release Proceeds and all proceeds of any such distribution and any proceeds of any insurance covering the Shared Collateral received by the Applicable Collateral Agent and not returned to any Grantor under any First Lien Document being collectively referred to as “Proceeds”), shall be applied by the Applicable Collateral Agent in the following order:

(i) FIRST, to the payment of all amounts owing to each Collateral Agent (in its capacity as such) and each such Representative (in its capacity as such) secured by such Shared Collateral or, in the case of Equity Release Proceeds, secured by the Underlying Assets, including all reasonable costs and expenses incurred by each such Collateral Agent (in its capacity as such) and each such Representative (in its capacity as such) in connection with such collection or sale or otherwise in connection with this Agreement, any other First Lien Credit Document or any of the First Lien Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other First Lien Credit Documents and all fees and indemnities owing to such Collateral Agents and Representatives, ratably to each such Collateral Agent and Representative in accordance with the amounts payable to it pursuant to this clause FIRST;

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(ii) SECOND, subject to Section 2.01(b), to the extent Proceeds remain after the application pursuant to preceding clause (i), to each Representative for the payment in full of the other First Lien Obligations of each Series secured by such Shared Collateral or, in the case of Equity Release Proceeds, secured by the Underlying Assets, and, if the amount of such Proceeds are insufficient to pay in full the First Lien Obligations of each Series so secured then such Proceeds shall be allocated among the Representatives of each Series secured by such Shared Collateral or, in the case of Equity Release Proceeds, secured by the Underlying Assets, pro rata according to the amounts of such First Lien Obligations owing to each such respective Representative and the other First Lien Secured Parties represented by it for distribution by such Representative in accordance with its respective First Lien Credit Documents; and

(iii) THIRD, any balance of such Proceeds remaining after the application pursuant to the preceding clauses (i) and (ii), to the Grantors, their successors or assigns, or to whomever may be lawfully entitled to receive the same, including pursuant to any Junior Lien Intercreditor Agreement (as defined in the Credit Agreement), if applicable.

If, despite the provisions of this Section 2.01(a), any First Lien Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the First Lien Obligations to which it is then entitled in accordance with this Section 2.01(a), such First Lien Secured Party shall hold such payment or recovery in trust for the benefit of all First Lien Secured Parties for distribution in accordance with this Section 2.01(a).

(b) (i) Notwithstanding the foregoing, with respect to any Shared Collateral or Equity Release Proceeds for which a third party (other than a First Lien Secured Party) has a Lien that is junior in priority to the Lien of any Series of First Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien of any other Series of First Lien Obligations (such third party an “Intervening Creditor”), the value of any Shared Collateral, Equity Release Proceeds or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral, Equity Release Proceeds or Proceeds to be distributed in respect of the Series of First Lien Obligations with respect to which such Impairment exists.

(ii) In furtherance of the foregoing and without limiting the provisions of Section 2.03, it is the intention of the First Lien Secured Parties of each Series that the holders of First Lien Obligations of such Series (and not the First Lien Secured Parties of any other Series) (1) bear the risk of any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) any of the First Lien Obligations of such Series do not have a valid and perfected security interest in any of the Collateral securing any other Series of First Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any other Series of First Lien Obligations and (2) not take into account for purposes of this Agreement the existence of any Collateral (other than Equity Release Proceeds) for any other Series of First Lien Obligations that is not Shared Collateral (any

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such condition referred to in the foregoing clauses (1) or (2) with respect to any Series of First Lien Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any real property subject to a mortgage which applies to all First Lien Obligations shall not be deemed to be an Impairment of any Series of First Lien Obligations. In the event of any Impairment with respect to any Series of First Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First Lien Obligations, and the rights of the holders of such Series of First Lien Obligations (including the right to receive distributions in respect of such Series of First Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First Lien Obligations subject to such Impairment. Additionally, in the event the First Lien Obligations of any Series are modified pursuant to applicable law (including pursuant to Section 1129 of the Bankruptcy Code), any reference to such First Lien Obligations or the First Lien Credit Documents governing such First Lien Obligations shall refer to such obligations or such documents as so modified.

(c) It is acknowledged that the First Lien Obligations of any Series may, subject to the limitations set forth in the then existing First Lien Credit Documents and subject to any limitations set forth in this Agreement, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First Lien Secured Parties of any Series.

(d) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the First Lien Credit Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 2.01(b)), each First Lien Secured Party hereby agrees that the Liens securing each Series of First Lien Obligations on any Shared Collateral shall be of equal priority.

(e) Notwithstanding anything in this Agreement or any other First Lien Document to the contrary, prior to the Discharge of the Credit Agreement Obligations, Collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of letters of credit pursuant to the Credit Agreement shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral.

SECTION 2.02 Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a) Notwithstanding Section 2.01, (i) only the Applicable Collateral Agent shall act or refrain from acting with respect to Shared Collateral (including with respect to any other intercreditor agreement with respect to any Shared Collateral), (ii) the Applicable Collateral Agent shall act only on the instructions of the Applicable Representative and shall not follow any instructions with respect to such Shared Collateral (including with respect to any other intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Representative (or

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any other First Lien Secured Party other than the Applicable Representative) and (iii) no Other First Lien Secured Party shall or shall instruct any Collateral Agent to, and any other Collateral Agent that is not the Applicable Collateral Agent shall not, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, Shared Collateral (including with respect to any other intercreditor agreement with respect to Shared Collateral), whether under any First Lien Collateral Document (other than the First Lien Collateral Documents applicable to the Applicable Collateral Agent), applicable law or otherwise, it being agreed that only the Applicable Collateral Agent, acting in accordance with the First Lien Collateral Documents applicable to it, shall be entitled to take any such actions or exercise any remedies with respect to such Shared Collateral at such time.

(b) Without limiting the provisions of Section 4.02, each Non-Controlling Representative and Collateral Agent that is not the Applicable Collateral Agent hereby appoints the Applicable Collateral Agent as its agent and authorizes the Applicable Collateral Agent to exercise any and all remedies under each First Lien Collateral Document with respect to Shared Collateral and to execute releases in connection therewith.

(c) Notwithstanding the equal priority of the Liens securing each Series of First Lien Obligations granted on the Shared Collateral, the Applicable Collateral Agent (acting on the instructions of the Applicable Representative) may deal with the Shared Collateral as if such Applicable Collateral Agent had a senior and exclusive Lien on such Shared Collateral. No Non-Controlling Representative, Non-Controlling Secured Party or Collateral Agent that is not the Applicable Collateral Agent will contest, protest or object to any foreclosure proceeding or action brought by the Applicable Collateral Agent, the Applicable Representative or the Controlling Secured Parties or any other exercise by the Applicable Collateral Agent, the Applicable Representative or the Controlling Secured Parties of any rights and remedies relating to the Shared Collateral. The foregoing shall not be construed to limit the rights and priorities of any First Lien Secured Party, the Collateral Agent or Representative with respect to any Collateral not constituting Shared Collateral.

(d) Each of the Collateral Agents (other than the Initial First Lien Collateral Agent) and the Representatives (other than the Initial First Lien Representative) agrees that it will not accept any Lien on any Collateral for the benefit of any Series of Other First Lien Obligations (other than funds deposited for the satisfaction, discharge or defeasance of any Other First Lien Agreement) other than pursuant to the First Lien Collateral Documents, and by executing this Agreement (or a Joinder Agreement), each such Collateral Agent and each such Representative and the Series of First Lien Secured Parties for which it is acting hereunder agree to be bound by the provisions of this Agreement and the other First Lien Collateral Documents applicable to it.

(e) Each of the First Lien Secured Parties agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the First Lien Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided, that nothing in this Agreement shall be construed

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to prevent or impair (i) the rights of any Collateral Agent or any Representative to enforce this Agreement or (ii) the rights of any First Lien Secured Party to contest or support any other Person in contesting the enforceability of any Lien purporting to secure obligations not constituting First Lien Obligations.

SECTION 2.03 No Interference; Payment Over; Exculpatory Provisions.

(a) Each First Lien Secured Party agrees that (i) it will not challenge or question or support any other Person in challenging or questioning in any proceeding the validity or enforceability of any First Lien Obligations of any Series or any First Lien Collateral Document or the validity, attachment, perfection or priority of any Lien under any First Lien Collateral Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any First Lien Secured Party from challenging or questioning the validity or enforceability of any First Lien Obligations constituting unmatured interest or the validity of any Lien relating thereto pursuant to Section 502(b)(2) of the Bankruptcy Code, (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral by the Applicable Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to and shall not otherwise (A) direct the Applicable Collateral Agent or any other First Lien Secured Party to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any other intercreditor agreement) or (B) consent to, or object to, the exercise by, or any forbearance from exercising by, the Applicable Collateral Agent or any other First Lien Secured Party represented thereby of any right, remedy or power with respect to any Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Applicable Collateral Agent or any other First Lien Secured Party represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Collateral and (v) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Applicable Collateral Agent or any other First Lien Secured Party to enforce this Agreement, including Section 2.01(b) hereof or contest or support any other Person in contesting the enforceability of any Lien purporting to secure obligations not constituting First Lien Obligations.

(b) Each First Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral (it being understood that Shared Collateral will be deemed not to be in the possession of a First Lien Secured Party to the extent such First Lien Secured Party has paid cash for such Shared Collateral pursuant to any exercise of remedies permitted hereunder) or shall realize any proceeds or payment in respect of any Shared Collateral, pursuant to any First Lien Collateral Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any other intercreditor agreement), at any time prior to the Discharge of each of the First Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First Lien Secured Parties having a security interest in such Shared Collateral and promptly transfer any such Shared Collateral, proceeds or payment, as the case may be, to the Applicable Collateral Agent, to be distributed by such Applicable Collateral Agent in accordance with the provisions of Section 2.01(a) hereof.

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(c) None of the Applicable Collateral Agent, any Applicable Representative or any other First Lien Secured Party shall be liable for any action taken or omitted to be taken by the Applicable Collateral Agent, such Applicable Representative or other First Lien Secured Party with respect to any Collateral in accordance with the provisions of this Agreement.

SECTION 2.04 Automatic Release of Liens.

(a) If, at any time, any Shared Collateral is transferred to a third party or otherwise disposed of, in each case, in connection with any enforcement by the Applicable Collateral Agent in accordance with the provisions of this Agreement, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other Collateral Agents for the benefit of each Series of First Lien Secured Parties (or in favor of such other First Lien Secured Parties if directly secured by such Liens) upon such Shared Collateral will automatically be released and discharged upon final conclusion of such disposition as and when, but only to the extent, such Liens of the Applicable Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01 hereof. If, in connection with any such foreclosure or other exercise of remedies by the Applicable Collateral Agent, the Applicable Collateral Agent or related Applicable Representative of such Series of First Lien Obligations releases any guarantor from its obligation under a guarantee of the Series of First Lien Obligations for which it serves as agent prior to a Discharge of such Series of First Lien Obligations, such guarantor also shall be released from its guarantee of all other First Lien Obligations. If in connection with any such foreclosure or other exercise of remedies by the Applicable Collateral Agent, in each case prior to the Discharge of such Series of First Lien Obligations, the equity interests of any Person are foreclosed upon or otherwise disposed of and the Applicable Collateral Agent releases its Lien on the property or assets of such Person, then the Liens of each other Collateral Agent (or in favor of such other First Lien Secured Parties if directly secured by such Liens) with respect to any Collateral consisting of the property or assets of such Person will be automatically released and discharged to the same extent as the Liens of the Applicable Collateral Agent are released and discharged; provided that any proceeds of any such equity interests foreclosed upon where the Applicable Collateral Agent releases its Lien on the assets of such Person on which another Series of First Lien Obligations holds a Lien on any of the assets of such Person (any such assets, the “Underlying Assets”) which Lien is released as provided in this sentence (any such Proceeds being referred to herein as “Equity Release Proceeds” regardless of whether or not such other Series of First Lien Obligations holds a Lien on such equity interests so disposed of) shall be applied pursuant to Section 2.01 hereof.

(b) Without limiting the rights of the Applicable Collateral Agent under Section 4.02, each Collateral Agent and each Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Collateral Agent to evidence and confirm any release of Shared Collateral, Underlying Assets or guarantee provided for in this Section, in each case, without recourse to or warranty of any kind by any Collateral Agent or Representative.

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SECTION 2.05 Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a) This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against any Grantor or any of its subsidiaries.

(b) If any Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each First Lien Secured Party (other than any Controlling Secured Party or any Representative of any Controlling Secured Party) agrees that it will not raise any objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless a Representative of the Controlling Secured Parties shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the First Lien Secured Parties as set forth in this Agreement (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens), (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to Section 2.01(a) of this Agreement and (D) if any First Lien Secured Parties are granted adequate protection with respect to the First Lien Obligations subject hereto, including in the form of periodic payments, in connection with such use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01(a) of this Agreement; provided that the First Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such Series or its Representative that shall not constitute Shared Collateral (unless such Collateral fails to constitute Shared Collateral because the Lien in respect thereof constitutes a declined Lien with respect to such First Lien Secured Parties or their Representative or Collateral Agent); and provided further that the First Lien Secured Parties receiving adequate protection shall not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

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(c) If any First Lien Secured Party is granted adequate protection (A) in the form of Liens on any additional collateral, then each other First Lien Secured Party shall be entitled to seek, and each First Lien Secured Party will consent and not object to, adequate protection in the form of Liens on such additional collateral with the same priority vis-à-vis the First Lien Secured Parties as set forth in this Agreement, (B) in the form of a superpriority or other administrative claim, then each other First Lien Secured Party shall be entitled to seek, and each First Lien Secured Party will consent and not object to, adequate protection in the form of a pari passu superpriority or administrative claim or (C) in the form of periodic or other cash payments, then the proceeds of such adequate protection must be applied to all First Lien Obligations pursuant to Section 2.01.

SECTION 2.06 Reinstatement.

In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under Title 11 of the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Agreement shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full in cash.

SECTION 2.07 Insurance and Condemnation Awards.

As among the First Lien Secured Parties, the Applicable Collateral Agent (acting at the direction of the Applicable Representative) shall have the right, but not the obligation, to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. To the extent any Collateral Agent or any other First Lien Secured Party receives proceeds of such insurance policy and such proceeds are not permitted or required to be returned to any Grantor under the applicable First Lien Documents, such proceeds shall be turned over to the Applicable Collateral Agent for application as provided in Section 2.01 hereof.

SECTION 2.08 Refinancings.

The First Lien Obligations of any Series may, subject to Section 5.14, be Refinanced, in whole or in part, in each case, without notice to, or the consent of any First Lien Secured Party of any other Series (except to the extent such a consent is expressly required to Permit the Refinancing transaction under any First Lien Credit Documents), all without affecting the priorities provided for herein or the other provisions hereof; provided that the Representative and Collateral Agent of the holders of any such Refinancing Indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing Indebtedness; provided further that nothing in this Section 2.08 shall affect any limitation on any such Refinancing that is set forth in the First Lien Credit Documents in respect of the First Lien Obligations of any other Series. If such Refinancing Indebtedness is intended to constitute a Replacement Credit Agreement, the Company shall so state in its Designation.

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SECTION 2.09 Gratuitous Bailee/Agent for Perfection.

(a) The Possessory Collateral constituting Shared Collateral shall be delivered to the Applicable Collateral Agent and the Applicable Collateral Agent agrees to hold any Possessory Collateral constituting Shared Collateral and any other Shared Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other First Lien Secured Party (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) and any assignee solely for the purpose of perfecting the security interest granted in such Shared Collateral, if any, pursuant to the applicable First Lien Collateral Documents, in each case, subject to the terms and conditions of this Section 2.09. Solely with respect to any Deposit Accounts constituting Shared Collateral under the control (within the meaning of Section 9-104 of the UCC) of the Initial First Lien Collateral Agent, the Initial First Lien Collateral Agent agrees to also hold control over such Deposit Accounts as gratuitous agent for each other First Lien Secured Party and any assignee thereof solely for the purpose of perfecting the security interest in such Deposit Accounts subject to the terms and conditions of this Section 2.09.

(b) Each Collateral Agent agrees to hold any Possessory Collateral constituting Shared Collateral and any other Shared Collateral from time to time in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee thereof, solely for the purpose of perfecting the security interest granted in such Shared Collateral, if any, pursuant to the applicable First Lien Collateral Documents, in each case, subject to the terms and conditions of this Section 2.09. Solely with respect to any Deposit Accounts constituting Shared Collateral under the control (within the meaning of Section 9-104 of the UCC) of any Collateral Agent, each such Collateral Agent agrees to also hold control over such Deposit Accounts as gratuitous agent for each other First Lien Secured Party and any assignee thereof solely for purpose of perfecting the security in such Deposit Accounts, subject to the terms and conditions of this Section 2.09.

(c) No Collateral Agent shall have any obligation whatsoever to any First Lien Secured Party to ensure that the Possessory Collateral and Control Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 2.09. The duties or responsibilities of each Collateral Agent under this Section 2.09 shall be limited solely to holding any Possessory Collateral constituting Shared Collateral or any other Shared Collateral in its possession or control as gratuitous bailee (and with respect to Deposit Accounts, as gratuitous agent) in accordance with this Section 2.09 and delivering the Possessory Collateral constituting Shared Collateral as provided in clause (e) below.

(d) None of the Collateral Agents or any of the First Lien Secured Parties shall have by reason of the First Lien Credit Documents, this Agreement or any other document a fiduciary relationship in respect of the other Collateral Agents or any other First Lien Secured Party, and each Collateral Agent and each First Lien Secured Party hereby waives and releases the other Collateral Agents and First Lien Secured Parties from all claims and liabilities arising pursuant to any Collateral Agent’s role under this Section 2.09 as gratuitous bailee with respect to the Possessory Collateral constituting Shared Collateral or any other Shared Collateral in its possession or control (and with respect to the Deposit Accounts, as gratuitous agent).

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(e) At any time the Applicable Collateral Agent is no longer the Applicable Collateral Agent, such outgoing Applicable Collateral Agent shall deliver the remaining Possessory Collateral constituting Shared Collateral in its possession (if any) together with any necessary endorsements (which endorsement shall be without recourse and without any representation or warranty), first, to the then Applicable Collateral Agent to the extent First Lien Obligations remain outstanding and second, to the applicable Grantor to the extent no First Lien Obligations remain outstanding (in each case, so as to allow such Person to obtain possession or control of such Shared Collateral) or to whomever may be lawfully entitled to receive the same, including pursuant to any Junior Lien Intercreditor Agreement (as defined in the Credit Agreement), if applicable. The outgoing Applicable Collateral Agent further agrees to take all other action reasonably requested by the then incoming Applicable Collateral Agent at the expense of the Company in connection with the then Applicable Collateral Agent obtaining a first-priority security interest in the Shared Collateral, without recourse to or warranty of any kind by the outgoing Applicable Collateral Agent.

SECTION 2.10 Amendments to First Lien Collateral Documents.

(a) Without the prior written consent of each other Collateral Agent, each Collateral Agent agrees that no First Lien Collateral Document may be amended, restated, amended and restated, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new First Lien Collateral Document, would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(b) In determining whether an amendment to any First Lien Collateral Document is permitted by this Section 2.10, each Collateral Agent may conclusively rely on an officer’s certificate of the Company stating that such amendment is permitted by this Section 2.10.

ARTICLE III.

EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS

Whenever any Applicable Collateral Agent or any Applicable Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Representative or each other Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if a Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Applicable Collateral Agent or Applicable Representative shall be entitled to make any such determination or not make any determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Company. Each Applicable Collateral Agent and each Applicable Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First Lien Secured Party or any other person as a result of such determination.

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ARTICLE IV.

THE APPLICABLE COLLATERAL AGENT

SECTION 4.01 Authority.

(a) Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Applicable Collateral Agent to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Applicable Collateral Agent, except that each Applicable Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01 hereof.

(b) In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Applicable Collateral Agent shall be entitled, for the benefit of the First Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First Lien Collateral Documents, as applicable, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the First Lien Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Applicable Collateral Agent, the Applicable Representative or any other First Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the First Lien Secured Parties waives any claim it may now or hereafter have against any Collateral Agent or the Representative of any other Series of First Lien Obligations or any other First Lien Secured Party of any other Series arising out of (i) any actions which any such Collateral Agent, Representative or any First Lien Secured Party represented by it take or omit to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First Lien Collateral Documents or any other agreement related thereto or in connection with the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations; provided that nothing in this clause (i) shall be construed to prevent or impair the rights of any Collateral Agent or Representative to enforce this Agreement, (ii) any election by any Applicable Representative or any holders of First Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by Holdings (as defined in the Credit Agreement), the

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Company or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Applicable Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any First Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Representative representing holders of First Lien Obligations for whom such Collateral constitutes Shared Collateral.

SECTION 4.02 Power-of-Attorney.

Each Non-Controlling Representative and Collateral Agent that is not the Applicable Collateral Agent, for itself and on behalf of the First Lien Secured Parties of the Series for whom it is acting, hereby irrevocably appoints the Applicable Collateral Agent and any officer or agent of the Applicable Collateral Agent, which appointment is coupled with an interest with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Non-Controlling Representative, Collateral Agent or First Lien Secured Party, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Agreement, including the exercise of any and all remedies under each First Lien Collateral Document with respect to Shared Collateral and the execution of releases in connection therewith.

ARTICLE V.

MISCELLANEOUS

SECTION 5.01 Integration/Conflicts.

This Agreement together with the other First Lien Documents represents the entire agreement of each of the Grantors and the First Lien Secured Parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. There are no promises, undertakings, representations or warranties by any Representative, Collateral Agent or First Lien Secured Party relative to the subject matter hereof and thereof not expressly set forth or referred to herein or therein. In the event of any conflict between the provisions of this Agreement and the provisions of the First Lien Credit Documents the provisions of this Agreement shall govern and control.

SECTION 5.02 Effectiveness; Continuing Nature of this Agreement; Severability.

This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement and the First Lien Secured Parties of any Series may continue, at any time and without notice to any First Lien Secured Party of any other Series, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any Grantor constituting First Lien Obligations in reliance hereon. Each Representative and each Collateral Agent, on behalf of itself and the First Lien Secured Parties represented by it, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without

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invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions. All references to the Company or any other Grantor shall include the Company or such Grantor as debtor and debtor in possession and any receiver, trustee or similar person for the Company or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect with respect to any Representative or Collateral Agent or the First Lien Secured Parties represented by such Representative or Collateral Agent and their First Lien Obligations, on the date on which no First Lien Obligations of such First Lien Secured Parties are any longer secured by, or required to be secured by, any of the Collateral pursuant to the terms of the applicable First Lien Documents, subject to the rights of the First Lien Secured Parties under Section 2.06; provided, however, that such termination shall not relieve any such party of its obligations incurred hereunder prior to the date of such termination.

SECTION 5.03 Amendments; Waivers.

(a) No amendment, modification or waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, the Company and the other Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent their rights are adversely affected.

(b) Notwithstanding the foregoing, without the consent of any First Lien Secured Party, any Representative and Collateral Agent may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.14 of this Agreement and upon such execution and delivery, such Representative and Collateral Agent and the Other First Lien Secured Parties and Other First Lien Obligations of the Series for which such Representative and Collateral Agent is acting shall be subject to the terms hereof.

(c) Notwithstanding the foregoing, without the consent of any other Representative or First Lien Secured Party, the Applicable Collateral Agent may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Other First Lien Obligations in compliance with the Credit Agreement and the other First Lien Credit Documents.

SECTION 5.04 Information Concerning Financial Condition of the Grantors and their Subsidiaries.

The Representative and Collateral Agent and the First Lien Secured Parties of each Series shall each be responsible for keeping themselves informed of (a) the financial condition of the Grantors and their Subsidiaries and all endorsers and/or guarantors of the First Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations.

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The Representative and Collateral Agent and the other First Lien Secured Parties of each Series shall have no duty to advise the Representative, Collateral Agent or First Lien Secured Parties of any other Series of information known to it or them regarding such condition or any such circumstances or otherwise. In the event the Representative or Collateral Agent or any of the other First Lien Secured Parties, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Representative, Collateral Agent or First Lien Secured Parties of any other Series, it or they shall be under no obligation:

(a) to make, and such Representative and Collateral Agent and such other First Lien Secured Parties shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(b) to provide any additional information or to provide any such information on any subsequent occasion;

(c) to undertake any investigation; or

(d) to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 5.05 Submission to Jurisdiction; Certain Waivers.

Each of the Company, each other Grantor, and each Collateral Agent and each Representative, on behalf of itself and the applicable First Lien Secured Parties for whom it is acting, hereby irrevocably and unconditionally

(a) submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each such party hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each such party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that each Collateral Agent and each Representative may otherwise have to bring any action or proceeding against the Borrower or any Grantor or its properties in the courts of any jurisdiction;

(b) waives, to the fullest extent it may legally and effectively do so (i) any objection it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section 5.05 and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding; and

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(c) consents to service of process in the manner provided for notices in Section 5.05. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 5.06 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

SECTION 5.07 Notices.

Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served or sent by facsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto or in the Joinder Agreement pursuant to which it becomes a party hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

SECTION 5.08 Further Assurances.

Each Representative and Collateral Agent, on behalf of itself and the First Lien Secured Parties represented by it, and the Company and each other Grantor, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as any Representative and Collateral Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

SECTION 5.09 Agency Capacities.

Except as expressly provided herein, (a) JPM, is acting in the capacity of Initial First Lien Representative and Initial First Lien Collateral Agent solely for the Credit Agreement Secured Parties. Except as expressly provided herein, (b) the Initial Other Representative and the Initial Other Collateral Agent is acting in the capacity of Representative and Collateral Agent, respectively, solely for the Initial Other First Lien Secured Parties and (c) each other Representative and each other Collateral Agent is acting in the capacity of Representative and Collateral Agent, respectively, solely for the Other First Lien Secured Parties under the Other First Lien Documents for which it is the named Representative or Collateral Agent, as the case may be, in the applicable Joinder Agreement.

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SECTION 5.10 GOVERNING LAW.

THIS AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE), SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5.11 Binding on Successors and Assigns.

This Agreement shall be binding upon each Representative and each Collateral Agent, the First Lien Secured Parties, the Company and the other Grantors, and their respective successors and assigns. If any of the Representatives and/or Collateral Agents resigns or is replaced pursuant to the applicable First Lien Credit Documents its successor shall be deemed to be a party to this Agreement and shall have all the rights of, and be subject to all the obligations of, this Agreement. No provision of this Agreement will inure to the benefit of a trustee, debtor-in-possession, creditor trust or other representative of an estate or creditor of any Grantor, including where any such trustee, debtor-in-possession, creditor trust or other representative of an estate is the beneficiary of a Lien securing Collateral by virtue of the avoidance of such Lien in an Insolvency or Liquidation Proceeding.

SECTION 5.12 Section Headings.

Section headings and the Table of Contents used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

SECTION 5.13 Counterparts.

This Agreement may be executed by one or more of the parties to this Agreement in one or more counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

SECTION 5.14 Other First Lien Obligations.

(a) To the extent, but only to the extent, not prohibited by the provisions of the Credit Agreement and the other First Lien Documents, the Company may incur (x) additional Indebtedness (which for the avoidance of doubt shall include any Indebtedness incurred pursuant to a Refinancing except to the extent constituting Indebtedness under a Replacement Credit Agreement) after the date hereof that is secured on an equal and ratable basis with the Liens securing the Credit Agreement Obligations and the Other First Lien Obligations (such Indebtedness, “Additional First Lien Debt”) and (y) Indebtedness under any Replacement Credit Agreement that is secured on an equal and ratable basis with the Liens securing the Other First Lien Obligations. Any such Additional First Lien Debt and related other First Lien Obligations may be secured by a Lien on a ratable basis, in each case under and pursuant to the Other First

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Lien Documents, if and subject to the condition that the Additional First Lien Collateral Agent and Additional First Lien Representative of any such Additional First Lien Debt, acting on behalf of the holders of such Additional First Lien Debt (such Additional First Lien Collateral Agent, Additional First Lien Representative and holders in respect of any Additional First Lien Debt being referred to as “Additional First Lien Secured Parties”), each becomes a party to this Agreement and the Term/ABL Intercreditor Agreement (if then in effect) by satisfying the conditions set forth in Section 5.14(b). Any Indebtedness and other Credit Agreement Obligations under any Replacement Credit Agreement may be secured by Liens on an equal and ratable basis, in each case under and pursuant to the Credit Agreement Documents, if and subject to the condition that the Replacement Representative and Replacement Collateral Agent, acting on behalf of the holders of such Credit Agreement Obligations, each becomes a party to this Agreement and the Term/ABL Intercreditor Agreement (if then in effect) by satisfying the conditions set forth in Section 5.14(b).

(b) In order for an Additional First Lien Representative and Additional First Lien Collateral Agent, or, in the case of a Replacement Credit Agreement, the Replacement Representative and the Replacement Collateral Agent in respect thereof, to become a party to this Agreement,

(i) such Additional First Lien Representative and such Additional First Lien Collateral Agent or such Replacement Representative and such Replacement Collateral Agent shall have executed and delivered (A) an instrument substantially in the form of Exhibit A (with such changes as may be reasonably approved by each Collateral Agent and such Additional First Lien Representative and such Additional First Lien Collateral Agent or such Replacement Representative and such Replacement Collateral Agent, as the case may be) pursuant to which either (x) such Additional First Lien Representative becomes a Representative hereunder and such Additional First Lien Collateral Agent becomes a Collateral Agent hereunder, and such Additional First Lien Debt and the related Other First Lien Obligations in respect of which such Additional First Lien Representative is the Representative and the related Additional First Lien Secured Parties become subject hereto and bound hereby or (y) such Replacement Representative becomes the Initial First Lien Representative hereunder and such Replacement Collateral Agent becomes the Initial First Lien Collateral Agent hereunder, such Replacement Credit Agreement becomes the Credit Agreement hereunder and such Credit Agreement Obligations and holders of such Credit Agreement Obligations become subject hereto and bound hereby and (B) a joinder agreement to the Term/ABL Intercreditor Agreement (if then in effect) in the form required thereby or such other form as may be acceptable to the parties thereto;

(ii) the Company shall have delivered to each Collateral Agent:

(a) true and complete copies of each of the Other First Lien Documents relating to such Additional First Lien Debt or the Replacement Credit Agreement, as the case may be;

(b) a Designation pursuant to which the Company shall (i) identify the Indebtedness to be designated as Other First Lien Obligations or Credit Agreement Obligations, if applicable, and the initial aggregate principal amount or committed amount thereof, (ii) specify the name and address of the Additional First Lien

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Collateral Agent and Additional First Lien Representative or the Replacement Collateral Agent and Replacement Representative, if applicable, (iii) certify that such (A) Additional First Lien Debt or (B) Credit Agreement Obligations, as applicable, is permitted by each applicable First Lien Document and that the conditions set forth in this Section 5.14 are satisfied with respect to such Additional First Lien Debt and the related Other First Lien Obligations or Credit Agreement Obligations, as applicable and (iv) in the case of a Replacement Credit Agreement, expressly state that such agreement giving rise to the new Indebtedness satisfies the requirements of a Replacement Credit Agreement and is designated as a Replacement Credit Agreement; and

(iii) the Other First Lien Documents, as applicable, relating to such Additional First Lien Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each Additional First Lien Secured Party with respect to such Additional First Lien Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional First Lien Debt.

(c) Upon the execution and delivery of a Joinder Agreement by an Additional First Lien Representative and an Additional First Lien Collateral Agent or the Replacement Representative and the Replacement Collateral Agent, in the case of a Replacement Credit Agreement, if applicable, in each case, in accordance with this Section 5.14, each other Representative and Collateral Agent shall acknowledge such receipt thereof by countersigning a copy thereof, subject to the terms of this Section 5.14 and returning the same to such Additional First Lien Representative and Additional First Lien Collateral Agent or Replacement Representative and Replacement Collateral Agent, as applicable; provided that the failure of any Representative or Collateral Agent to so acknowledge or return shall not affect the status of such debt as Additional First Lien Debt or a Replacement Credit Agreement, as the case may be, if the other requirements of this Section 5.14 are complied with.

SECTION 5.15 Authorization.

By its signature, each Person executing this Agreement, on behalf of such party or Grantor but not in his or her personal capacity as a signatory, represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

SECTION 5.16 No Third Party Beneficiaries/ Provisions Solely to Define Relative Rights.

The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties in relation to one another. None of the Company, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder and no such Person is an intended beneficiary or third party beneficiary hereof, except, in each case, as expressly provided in this Agreement, and none of the Company or any other Grantor may rely on the terms hereof (other than Sections 2.04 and 2.08 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms. Without limitation of any other provisions of this

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Agreement, the Company and each Grantor hereby (a) acknowledges that it has read this Agreement and consents hereto, (b) agrees that it will not take any action that would be contrary to the express provisions of this Agreement and (c) agrees to abide by the requirements expressly applicable to it under this Agreement. Nothing herein shall be construed to limit the relative rights and obligations as among the parties to the Term/ABL Intercreditor Agreement; as among such Persons, such rights and obligations are governed by, and any provisions herein regarding them are therefore subject to, the provisions of the Term/ABL Intercreditor Agreement.

SECTION 5.17 No Indirect Actions.

Unless otherwise expressly stated, if a party may not take an action under this Agreement, then it may not take that action indirectly, or support any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the party but is intended to have substantially the same effects as the prohibited action.

SECTION 5.18 Additional Grantors.

In the event any Subsidiary shall have granted a Lien on any of its assets to secure any First Lien Obligations, the Company shall cause such Subsidiary, if not already a signatory hereto, to execute an acknowledgment hereto as a “Grantor” in form and substance reasonably satisfactory to each Collateral Agent and Representative (which may include an additional counterpart signature page to this Agreement). The execution and delivery of any such acknowledgment shall not require the consent of any other party hereto. The rights and obligations of each party hereto shall remain in full force and effect notwithstanding the acknowledgment of any new Grantor as a party to this Agreement.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A., as Initial First Lien Representative and Initial First Lien Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[NOTICE ADDRESS]

[ ],
as Initial Other Collateral Agent

By:
Name:
Title:

[NOTICE ADDRESS]

[ ],
as Initial Other Representative

By:
Name:
Title:

[NOTICE ADDRESS]

Acknowledged and Agreed to by:

AMNEAL PHARMACEUTICALS LLC

By:
Name:
Title:

[NOTICE ADDRESS]

[OTHER GRANTORS]

By:
Name:
Title:

Exhibit A

to First Lien Pari Passu Intercreditor Agreement

FORM OF JOINDER AGREEMENT

JOINDER NO. [ ] dated as of [ ], 20[ ] (the “Joinder Agreement”) to the FIRST LIEN PARI PASSU INTERCREDITOR AGREEMENT dated as of [ ], 20[ ], (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Pari Passu Intercreditor Agreement”), among JPMORGAN CHASE BANK, N.A., as Initial First Lien Representative and as Initial First Lien Collateral Agent, [            ], as Initial Other Representative, and [            ], as Initial Other Collateral Agent, and the additional Representatives and Collateral Agents from time to time a party thereto, and acknowledged and agreed to by AMNEAL PHARMACEUTICALS LLC (the “Company”) and the other Grantors signatory thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Pari Passu Intercreditor Agreement.

B. As a condition to the ability of the Company to incur [Other First Lien Obligations] [Credit Agreement Obligations under the Replacement Credit Agreement] and to secure such [Other First Lien Obligations] [Credit Agreement Obligations] with the liens and security interests created by the [Other First Lien Collateral Documents] [Credit Agreement Collateral Documents], the [Additional First Lien Representative in respect of such Additional First Lien Debt] [Replacement Representative in respect of the Credit Agreement Obligations under the Replacement Credit Agreement] is required to become [a Representative][the Initial First Lien Representative], and the [Additional First Lien Collateral Agent in respect of such Additional First Lien Debt ] [Replacement Collateral Agent in respect of the Credit Agreement Obligations under the Replacement Credit Agreement] is required to become [a Collateral Agent][the Initial First Lien Collateral Agent] and the [Additional First Lien Debt and the Additional First Lien Secured Parties] [Credit Agreement Secured Parties] in respect thereof are required to become subject to and bound by, the Pari Passu Intercreditor Agreement. Section 5.14 of the Pari Passu Intercreditor Agreement provides that such [Additional First Lien Representative may become a Representative][Replacement Representative may become the Initial First Lien Representative], such [Additional First Lien Collateral Agent may become a Collateral Agent][Replacement Collateral Agent may become the Initial First Lien Collateral Agent], and such [Additional First Lien Secured Parties] [Credit Agreement Secured Parties] may become subject to and bound by the Pari Passu Intercreditor Agreement, pursuant to the execution and delivery by the [Additional First Lien Representative] [Replacement Representative] and the [Additional First Lien Collateral Agent] [Replacement Collateral Agent] of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.14 of the Pari Passu Intercreditor Agreement. The undersigned [Additional First Lien Representative][Replacement Representative] (the “New Representative”) and [Additional First Lien Collateral Agent][Replacement Collateral Agent] (the “New Collateral Agent”) are executing this Joinder Agreement in accordance with the requirements of the Pari Passu Intercreditor Agreement.

Exhibit A-1

Accordingly, the New Representative and the New Collateral Agent agree as follows:

SECTION 1. In accordance with Section 5.14 of the Pari Passu Intercreditor Agreement, (i) the New Representative and the New Collateral Agent by their signatures below become [a Representative and a Collateral Agent][the Initial First Lien Representative and the Initial First Lien Collateral Agent], respectively, under, and the related [Additional First Lien Debt][Replacement Credit Agreement] and [Additional First Lien Secured Parties][Credit Agreement Secured Parties] become subject to and bound by, the Pari Passu Intercreditor Agreement with the same force and effect as if the New Representative and New Collateral Agent had originally been named therein as [a Representative or a Collateral Agent][the Initial First Lien Representative and Initial First Lien Collateral Agent], respectively, [and] (ii) the New Representative and the New Collateral Agent, on their behalf and on behalf of such [Additional First Lien Secured Parties] [Credit Agreement Secured Parties], hereby agree to all the terms and provisions of the Pari Passu Intercreditor Agreement applicable to them as [Representative and Collateral Agent][Initial First Lien Representative and Initial First Lien Collateral Agent], respectively, and to the [Additional First Lien Secured Parties] [Credit Agreement Secured Parties] that they represent as [Other First Lien Secured Parties][Credit Agreement Secured Parties and (iii) the Replacement Credit Agreement hereby becomes the Credit Agreement]. Each reference to [a “Representative”][“Initial First Lien Representative”] in the Pari Passu Intercreditor Agreement shall be deemed to [include][refer to] the New Representative, [and] each reference to [a “Collateral Agent”][“Initial First Lien Collateral Agent”] in the Pari Passu Intercreditor Agreement shall be deemed to [include][refer to] the New Collateral Agent [and each reference to the “Credit Agreement” shall be deemed to refer to the Replacement Credit Agreement]. The Pari Passu Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. Each of the New Representative and New Collateral Agent represent and warrant to each Collateral Agent, each Representative and the other First Lien Secured Parties, individually, that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent] [trustee], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, and (iii) the [Other First Lien Documents relating to such Additional First Lien Debt provide][Replacement Credit Agreement provides] that, upon the New Representative’s and the New Collateral Agent’s entry into this Joinder Agreement, the [Additional First Lien Secured Parties][Credit Agreement Secured Parties] in respect of such [Other First Lien Obligations][Credit Agreement Obligations] will be subject to and bound by the provisions of the Pari Passu Intercreditor Agreement as [Other First Lien Secured Parties][Credit Agreement Secured Parties].

SECTION 3. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder Agreement shall become effective when each Collateral Agent and Representative shall have received a counterpart of this Joinder Agreement that bears the signatures of the New Representative and the New Collateral Agent. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission or other electronic means shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

Exhibit A-2

SECTION 4. Except as expressly supplemented hereby, the Pari Passu Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS JOINDER AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. Any provision of this Joinder Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Pari Passu Intercreditor Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.07 of the Pari Passu Intercreditor Agreement. All communications and notices hereunder to the New Representative and the New Collateral Agent shall be given to them at their respective addresses set forth below their signatures hereto.

SECTION 8. Sections 5.05 and 5.06 of the Pari Passu Intercreditor Agreement are hereby incorporated herein by reference.

[Remainder of this page intentionally left blank]

Exhibit A-3

IN WITNESS WHEREOF, the New Representative and New Collateral Agent have duly executed this Joinder Agreement to the Pari Passu Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as
[ ] for the holders of [ ],

By:
Name:
Title:
Address for notices:

attention of:
Telecopy:

[NAME OF NEW COLLATERAL AGENT], as
[ ] for the holders of [ ],

By:
Name:
Title:
Address for notices:

attention of:
Telecopy:

Exhibit A-4

Receipt acknowledged by:
JPMORGAN CHASE BANK, N.A., as Initial First Lien Representative and Initial First Lien Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[ ],
as Initial Other Representative

By:
Name:
Title:

[ ],
as Initial Other Collateral Agent

By:
Name:
Title:

[OTHERS AS NEEDED]

Exhibit A-5

Exhibit B

to First Lien Pari Passu Intercreditor Agreement

[FORM OF]

DEBT DESIGNATION

Reference is made to the First Lien Pari Passu Intercreditor Agreement dated as of         , 20     (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Pari Passu Intercreditor Agreement”) among JPMORGAN CHASE BANK, N.A., as Initial First Lien Representative and Initial First Lien Collateral Agent, [                    ], as Initial Other Representative, and [                    ], as Initial Other Collateral Agent, and the additional Representatives and Collateral Agents from time to time a party thereto, and acknowledged and agreed to by AMNEAL PHARMACEUTICALS LLC (the “Company”) and the other Grantors signatory thereto. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Pari Passu Intercreditor Agreement. This Debt Designation is being executed and delivered in order to designate [additional Indebtedness and other related First Lien Obligations] [Credit Agreement Obligations] entitled to the benefit and subject to the terms of the Pari Passu Intercreditor Agreement.

The undersigned, the duly appointed [specify title] of the Company hereby certifies on behalf of the Company that:

(a) [insert name of the Company or other Grantor] intends to incur Indebtedness in the initial aggregate [principal/committed amount] of [                     ] pursuant to the following agreement: [describe [credit agreement, indenture, other agreement giving rise to Additional First Lien Debt][Replacement Credit Agreement (“New Agreement”)]] which will be [Other First Lien Obligations] [Credit Agreement Obligations];

(b) (i) the name and address of the [Additional First Lien Representative for the Additional First Lien Debt and the related Other First Lien Obligations] [Replacement Representative for the Replacement Credit Agreement] is:

Telephone: ___________________

Fax: _________________________

(ii) the name and address of the [Additional First Lien Collateral Agent for the Additional First Lien Debt and the related Other First Lien Obligations] [Replacement Collateral Agent for the Replacement Credit Agreement] is:

Exhibit B-1

Telephone: ___________________

Fax: ________________________

[and]

(a) such [Additional First Lien Debt and the related Other First Lien Obligations] [Credit Agreement Obligations] is permitted by each First Lien Document and the conditions set forth in Section 5.14 of the Pari Passu Intercreditor Agreement are satisfied with respect to such [Additional First Lien Debt and the related Other First Lien Obligations][Credit Agreement Obligations] [insert for Replacement Credit Agreements only: ; and

(b) the New Agreement satisfies the requirements of a Replacement Credit Agreement and is hereby designated as a Replacement Credit Agreement].

Exhibit B-2

IN WITNESS WHEREOF, the Company has caused this Debt Designation to be duly executed by the undersigned officer as of                     , 20    .

AMNEAL PHARMACEUTICALS LLC

By:
Name:
Title:

Exhibit B-3

EXHIBIT H

Form of Junior Lien Intercreditor Agreement

(see attached)

EXHIBIT H

[FORM OF]

JUNIOR LIEN INTERCREDITOR AGREEMENT

Dated as of [    ], 20[    ]

among

JPMORGAN CHASE BANK, N.A.,

as the Initial First Lien Representative and Initial First Lien Collateral Agent for the Initial First

Lien Secured Parties,

[        ],

as the Initial Second Lien Representative for the Initial Second Lien Secured Parties,

[        ],

as the Initial Second Lien Collateral Agent for the Initial Second Lien Secured Parties

and

each additional Representative and Collateral Agent from time to time party hereto and acknowledged and agreed to by

AMNEAL PHARMACEUTICALS LLC

as the Company

and the other Grantors referred to herein

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6.7	Post-Petition Interest	37
6.8	Waiver	37
6.9	Separate Grants of Security and Separate Classification	37
6.10	Effectiveness in Insolvency or Liquidation Proceedings	38

SECTION 7. Reliance; Waivers; Etc.		38

7.1	Reliance	38
7.2	No Warranties or Liability	38
7.3	No Waiver of Lien Priorities	39
7.4	Obligations Unconditional	41

SECTION 8. Miscellaneous		42

8.1	Integration/Conflicts	42
8.2	Effectiveness; Continuing Nature of this Agreement; Severability	42
8.3	Amendments; Waivers	43
8.4	Information Concerning Financial Condition of the Grantors and their Subsidiaries	43
8.5	Subrogation	44
8.6	Application of Payments	44
8.7	Additional Debt Facilities	45
8.8	Submission to Jurisdiction; Certain Waivers	48
8.9	WAIVER OF JURY TRIAL	48
8.10	Notices	49
8.11	Further Assurances	49
8.12	Agency Capacities	49
8.13	GOVERNING LAW	49
8.14	Binding on Successors and Assigns	49
8.15	Section Headings	50
8.16	Counterparts	50
8.17	Authorization	50
8.18	No Third Party Beneficiaries/Provisions Solely to Define Relative Rights	50
8.19	No Indirect Actions	50

EXHIBITS

Exhibit I - Joinder Agreement (Additional Second Lien Debt)

Exhibit II - Joinder Agreement (Additional First Lien Debt)

Exhibit III - Additional Debt Designation

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[SECOND] LIEN INTERCREDITOR AGREEMENT

[SECOND] LIEN INTERCREDITOR AGREEMENT dated as of [            ], 20[    ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among JPMORGAN CHASE BANK, N.A. (“JPM”), as administrative agent for the Initial First Lien Secured Parties (in such capacity and together with its successors from time to time in such capacity, and together with any Replacement First Lien Representative, the “Initial First Lien Representative”) and collateral agent for the Initial First Lien Secured Parties (in such capacity and together with its successors from time to time and in such capacity, and together with any Replacement First Lien Collateral Agent, the “Initial First Lien Collateral Agent”), [INSERT NAME], as [INSERT CAPACITY] for the Initial Second Lien Secured Parties (in such capacity and together with its successors from time to time in such capacity, the “Initial Second Lien Representative”), [INSERT NAME], as collateral agent for the Initial Second Lien Secured Parties (in such capacity and together with its successors from time to time in such capacity, the “Initial Second Lien Collateral Agent”) and each additional First Lien Representative, First Lien Collateral Agent, Second Lien Representative and Second Lien Collateral Agent that from time to time becomes a party hereto pursuant to Section 8.7, and acknowledged and agreed to by AMNEAL PHARMACEUTICALS LLC, a Delaware limited liability company (the “Company”), and the other Grantors referred to below. Capitalized terms used in this Agreement have the meanings assigned to them in Section 1 below.

[INSERT APPROPRIATE RECITALS]

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Initial First Lien Representative (for itself and on behalf of the Initial First Lien Secured Parties), the Initial First Lien Collateral Agent (for itself and on behalf of the Initial First Lien Secured Parties), the Initial Second Lien Representative (for itself and on behalf of the Initial Second Lien Secured Parties), the Initial Second Lien Collateral Agent (for itself and on behalf of the Initial Second Lien Secured Parties), each additional First Lien Representative (for itself and on behalf of the Additional First Lien Secured Parties represented by it), each additional First Lien Collateral Agent (for itself and on behalf of the Additional First Lien Secured Parties represented by it), each additional Second Lien Representative (for itself and on behalf of the Additional Second Lien Secured Parties represented by it) and each additional Second Lien Collateral Agent (for itself and on behalf of the Additional Second Lien Secured Parties represented by it), intending to be legally bound, hereby agree as follows:

SECTION 1. Definitions.

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Additional Collateral Agent” means an Additional First Lien Collateral Agent and/or an Additional Second Lien Collateral Agent, as the context may require.

“Additional Debt” has the meaning set forth in Section 8.7.

“Additional First Lien Collateral Agent” has the meaning set forth in the definition of “First Lien Collateral Agent”.

“Additional First Lien Debt” means any Indebtedness and guarantees thereof that is incurred, issued or guaranteed by the Company and/or any other Grantor (other than the Initial First Lien Debt) which Indebtedness and guarantees are secured by the First Lien Collateral (or a portion thereof) on a basis senior to the Second Lien Obligations; provided, however, that with respect to any such Indebtedness incurred after the date hereof (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each First Lien Document and Second Lien Document, (ii) unless already a party with respect to that Series of Additional First Lien Debt, each of the First Lien Representative and the First Lien Collateral Agent for the holders of such Indebtedness shall have become party to (A) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.7 and (B) the First Lien Pari Passu Intercreditor Agreement pursuant to, and by satisfying, the conditions set forth therein; provided, further, that, if such Indebtedness will be the initial Additional First Lien Debt incurred by the Company or any other Grantor after the date hereof, then the Grantors, the Initial First Lien Representative, the Initial First Lien Collateral Agent, the First Lien Representative for such Indebtedness and the First Lien Collateral Agent for such Indebtedness shall have executed and delivered the First Lien Pari Passu Intercreditor Agreement and (iii) each of the other requirements of Section 8.7 shall have been complied with. The requirements of clause (i) of Section 8.7(e) shall be tested only as of (x) the date of execution of such Joinder Agreement, if pursuant to a commitment entered into at the time of such Joinder Agreement and (y) with respect to any later commitment or amendment to those terms to permit such Indebtedness, as of the date of such commitment and/or amendment. Additional First Lien Debt shall include any Registered Equivalent Notes and guarantees thereof by the Grantors issued in exchange therefor. For the avoidance of doubt, Indebtedness under a Replacement First Lien Credit Agreement shall not constitute Additional First Lien Debt.

“Additional First Lien Documents” means, with respect to any Series of Additional First Lien Debt, the loan agreements, promissory notes, indentures and other operative agreements evidencing or governing such Indebtedness, any document governing reimbursement obligations in respect of letters of credit issued pursuant to any Additional First Lien Documents and the First Lien Collateral Documents securing such Series of Additional First Lien Debt.

“Additional First Lien Obligations” means, with respect to any Series of Additional First Lien Debt, (a) all principal, interest (including any Post-Petition Interest), premium (if any), penalties, fees, expenses (including fees, expenses and disbursements of agents, professional advisors and legal counsel), indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding, payable with respect to such Additional First Lien Debt, (b) all other amounts payable to the related Additional First Lien Secured Parties under the related Additional First Lien Documents (other than in respect of any Indebtedness not constituting Additional First Lien Debt), (c) any Hedging Obligations and Bank Product Obligations secured under the First Lien Collateral Documents securing such Series of Additional First Lien Debt and (d) any renewals or extensions of the foregoing.

“Additional First Lien Representative” has the meaning set forth in the definition of “First Lien Representative”.

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“Additional First Lien Secured Parties” means, with respect to any Series of Additional First Lien Debt, the holders of such Indebtedness, the First Lien Representative with respect thereto, the First Lien Collateral Agent with respect thereto, any trustee or agent therefor under any related Additional First Lien Documents and the beneficiaries of each indemnification obligation undertaken by the Company or any other Grantor under any related Additional First Lien Documents and the holders of any other Additional First Lien Obligations secured by the First Lien Collateral Documents for such Series of Additional First Lien Debt.

“Additional Obligations” means the Additional First Lien Obligations and the Additional Second Lien Obligations.

“Additional Representative” means an Additional First Lien Representative and/or an Additional Second Lien Representative, as the context may require.

“Additional Second Lien Collateral Agent” has the meaning set forth in the definition of “Second Lien Collateral Agent”.

“Additional Second Lien Debt” means any Indebtedness and guarantees thereof that is incurred, issued or guaranteed by the Company and/or any Grantor (other than the Initial Second Lien Debt) which Indebtedness and guarantees are secured by the Second Lien Collateral (or a portion thereof) on a basis junior to the First Lien Obligations; provided, however, that with respect to any such Indebtedness incurred after the date hereof (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each First Lien Document and Second Lien Document, (ii) unless already a party with respect to that Series of Additional Second Lien Debt, each of the Second Lien Representative and the Second Lien Collateral Agent for the holders of such Indebtedness shall have become party to (A) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.7 and (B) the Second Lien Pari Passu Intercreditor Agreement pursuant to, and by satisfying, the conditions set forth therein; provided, further, that, if such Indebtedness will be the initial Additional Second Lien Debt incurred by the Company or any other Grantor after the date hereof, then the Grantors, the Initial Second Lien Representative, the Initial Second Lien Collateral Agent, the Second Lien Representative for such Indebtedness and the Second Lien Collateral Agent for such Indebtedness shall have executed and delivered the Second Lien Pari Passu Intercreditor Agreement and (iii) each of the other requirements of Section 8.7 shall have been complied with. The requirements of clause (i) shall be tested only as of (x) the date of execution of such Joinder Agreement, if pursuant to a commitment entered into at the time of such Joinder Agreement and (y) with respect to any later commitment or amendment to those terms to permit such Indebtedness, as of the date of such commitment and/or amendment. Additional Second Lien Debt shall include any Registered Equivalent Notes and guarantees thereof by the Grantors issued in exchange therefor.

“Additional Second Lien Documents” means, with respect to any Series of Additional Second Lien Debt, the loan agreements, promissory notes, indentures and other operative agreements evidencing or governing such Indebtedness, any document governing reimbursement obligations in respect of letters of credit issued pursuant to any Additional Second Lien Documents and the Second Lien Collateral Documents securing such Series of Additional Second Lien Debt.

3

“Additional Second Lien Obligations” means, with respect to any Series of Additional Second Lien Debt, (a) principal, interest (including any Post-Petition Interest), premium (if any), penalties, fees, expenses (including fees, expenses and disbursements of agents, professional advisors and legal counsel), indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding, payable with respect to such Additional Second Lien Debt, (b) all other amounts payable to the related Additional Second Lien Secured Parties under the related Additional Second Lien Documents (other than in respect of any Indebtedness not constituting Additional Second Lien Debt), (c) subject to Section 5.8, any Hedging Obligations and Bank Product Obligations secured under the Second Lien Collateral Documents securing such Series of Additional Second Lien Debt and (d) any renewals or extensions of the foregoing.

“Additional Second Lien Representative” has the meaning set forth in the definition of “Second Lien Representative”.

“Additional Second Lien Secured Parties” means, with respect to any Series of Additional Second Lien Debt, the holders of such Indebtedness, the Second Lien Representative with respect thereto, the Second Lien Collateral Agent with respect thereto, any trustee or agent therefor under any related Additional Second Lien Documents and the beneficiaries of each indemnification obligation undertaken by the Company or any other Grantor under any related Additional Second Lien Documents and the holders of any other Additional Second Lien Obligations secured by the Second Lien Collateral Documents for such Series of Additional Second Lien Debt.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person or is a director or officer of such Person.

“Bank Product Obligations” means, all obligations and liabilities (whether direct or indirect, absolute or contingent, due or to become due or now existing or hereafter incurred) of the Company or any other Grantor, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise, which may arise under, out of, or in connection with any treasury, investment, depository, pooling, netting, overdraft, stored value card, purchase card (including so called “procurement card” or “P-card”, debit card, credit card, clearing house, wire transfer, cash management or automated clearing house transfers of funds services or any related services, to any Person permitted to be a secured party in respect of such obligations under the applicable First Lien Documents or Second Lien Documents.

“Bankruptcy Case” means a case under the Bankruptcy Code or any other Bankruptcy Law.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

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“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Collateral” means, at any time, all assets and property of any Grantor in which the holders of First Lien Obligations under at least one Series of First Lien Obligations and the holders of Second Lien Obligations under at least one Series of Second Lien Obligations (or their Collateral Agents or Representatives) hold, purport to hold or are required to hold, a security interest at such time (or, in the case of the First Lien Obligations, are deemed pursuant to Article 2 to hold a security interest), including any property subject to Liens granted pursuant to Article 6 to secure both First Lien Obligations and Second Lien Obligations. If, at any time, any portion of the First Lien Collateral under one or more Series of First Lien Obligations does not constitute Second Lien Collateral under one or more Series of Second Lien Obligations, then such portion of such First Lien Collateral shall constitute Collateral only with respect to the Second Lien Obligations for which it constitutes Second Lien Collateral and shall not constitute Collateral for any Second Lien Obligations which do not have a security interest in such Collateral at such time.

“Collateral Agent” means any First Lien Collateral Agent and/or any Second Lien Collateral Agent, as the context may require.

“Collateral Documents” means the First Lien Collateral Documents and the Second Lien Collateral Documents.

“Company” shall have the meaning set forth in the Preamble to this Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Declined Liens” has the meaning set forth in Section 2.3.

“Designated First Lien Collateral Agent” means (i) if at any time there is only one Series of First Lien Obligations with respect to which the Discharge of First Lien Obligations has not occurred, the First Lien Collateral Agent for the First Lien Secured Parties in such Series and (ii) at any time when clause (i) does not apply, the “Applicable Collateral Agent” (as defined in the First Lien Pari Passu Intercreditor Agreement) at such time.

“Designated First Lien Representative” means (i) if at any time there is only one Series of First Lien Obligations with respect to which the Discharge of First Lien Obligations has not occurred, the First Lien Representative for the First Lien Secured Parties in such Series and (ii) at any time when clause (i) does not apply, the “Applicable Representative” (as defined in the First Lien Pari Passu Intercreditor Agreement) at such time.

“Designated Second Lien Collateral Agent” means (i) if at any time there is only one Series of Second Lien Obligations with respect to which the Discharge of Second Lien Obligations has not occurred, the Second Lien Collateral Agent for the Second Lien Secured Parties in such Series and (ii) at any time when clause (i) does not apply, the “Applicable Collateral Agent” (as defined in the Second Lien Pari Passu Intercreditor Agreement) at such time.

5

“Designated Second Lien Representative” means (i) if at any time there is only one Series of Second Lien Obligations with respect to which the Discharge of Second Lien Obligations has not occurred, the Second Lien Representative for the Second Lien Secured Parties in such Series and (ii) at any time when clause (i) does not apply, the “Applicable Representative” (as defined in the Second Lien Pari Passu Intercreditor Agreement) at such time.

“Designation” means a designation of Additional First Lien Debt, Additional Second Lien Debt or Indebtedness under a Replacement First Lien Credit Agreement in substantially the form of Exhibit III attached hereto.

“DIP Financing” has the meaning set forth in Section 6.1.

“Discharge” means, with respect to any Series of First Lien Obligations or Series of Second Lien Obligations, the date on which such Series of First Lien Obligations or Series of Second Lien Obligations, as the case may be, are no longer secured by, and no longer required to be secured by, the Collateral pursuant to the terms of the applicable First Lien Documents or Second Lien Documents. The term “Discharged” shall have a corresponding meaning.

“Discharge of First Lien Obligations” means, except to the extent otherwise provided in Section 5.6, the date on which the Discharge of Initial First Lien Obligations and the Discharge of each additional Series of First Lien Obligations has occurred; provided, that the Discharge of Initial First Lien Obligations shall be deemed not to have occurred if a Replacement First Lien Credit Agreement is entered into.

“Discharge of Initial First Lien Obligations” means, except to the extent otherwise provided in Section 5.6, the Discharge of all Initial First Lien Obligations.

“Discharge of Second Lien Obligations” means the date on which the Discharge of each Series of Second Lien Obligations has occurred.

“Disposition” has the meaning set forth in Section 5.1(b).

“Enforcement Action” means any action to:

(a) foreclose, execute, levy, or collect on, take possession or control of, sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose of (whether publicly or privately), Collateral, or otherwise exercise or enforce remedial rights with respect to Collateral under the First Lien Documents or the Second Lien Documents, as applicable (including by way of setoff, recoupment, notification of a public or private sale or other disposition pursuant to the UCC or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, or exercise of rights under landlord consents, if applicable);

(b) solicit bids from third Persons, approve bid procedures for any proposed disposition of Collateral, conduct the liquidation or disposition of Collateral or engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers or other third Persons for the purposes of valuing, marketing, promoting or selling Collateral;

6

(c) receive a transfer of Collateral in satisfaction of Indebtedness or any other Obligation secured thereby;

(d) the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the proceeds thereof;

(e) the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral; or

(f) otherwise enforce a security interest or exercise another right or remedy, as a secured creditor or otherwise, pertaining to the Collateral at law, in equity, or pursuant to the First Lien Documents or Second Lien Documents, as applicable (including the commencement of applicable legal proceedings or other actions with respect to all or any portion of the Collateral to facilitate the actions described in the preceding clauses, and exercising voting rights in respect of equity interests comprising Collateral).

An “Enforcement Action” will also include the Disposition of Collateral by any Grantor after the occurrence and during the continuation of an event of default under any of the First Lien Documents or the Second Lien Documents, as applicable, with the consent of the applicable First Lien Collateral Agent (or First Lien Secured Parties) or Second Lien Collateral Agent (or Second Lien Secured Parties).

“Equity Release Proceeds” shall have the meaning assigned to such term in Section 5.01(b).

“First Lien Collateral” means any “Collateral” as defined in any First Lien Document or any other assets of the Company or any other Grantor with respect to which a Lien is granted or purported to be granted or required to be granted pursuant to a First Lien Document as security for any First Lien Obligations and shall include any property or assets subject to replacement Liens or adequate protection Liens in favor of any First Lien Secured Party.

“First Lien Collateral Agent” means (i) in the case of any Initial First Lien Obligations or the Initial First Lien Secured Parties, the Initial First Lien Collateral Agent and (ii) in the case of any Additional First Lien Obligations and the Additional First Lien Secured Parties in respect thereof, the Person serving as collateral agent (or the equivalent) for such Additional First Lien Obligations and that is named as the First Lien Collateral Agent in respect of such Additional First Lien Obligations in the applicable Joinder Agreement (each, in the case of this clause (ii) together with its successors and assigns in such capacity, an “Additional First Lien Collateral Agent”).

“First Lien Collateral Documents” means the “Security Documents” or “Collateral Documents” (as defined in the applicable First Lien Documents) and any other agreement, document or instrument pursuant to which a Lien is granted securing any First Lien Obligations or pursuant to which any such Lien is perfected.

“First Lien Debt” means the Initial First Lien Debt and any Additional First Lien Debt.

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“First Lien Declined Liens” has the meaning set forth in Section 2.3(a).

“First Lien Documents” means the Initial First Lien Documents and any Additional First Lien Documents.

“First Lien Obligations” means the Initial First Lien Obligations and any Additional First Lien Obligations.

“First Lien Pari Passu Intercreditor Agreement” means an agreement among each First Lien Representative and each First Lien Collateral Agent allocating rights among the various Series of First Lien Obligations, in substantially the form of Exhibit G to the Initial First Lien Credit Agreement.

“First Lien Representative” means (i) in the case of any Initial First Lien Obligations or the Initial First Lien Secured Parties, the Initial First Lien Representative and (ii) in the case of any Additional First Lien Obligations and the Additional First Lien Secured Parties thereunder each trustee, administrative agent, collateral agent, security agent and similar agent that is named as the First Lien Representative in respect of such Additional First Lien Obligations in the applicable Joinder Agreement (each, in the case of this clause (ii), an “Additional First Lien Representative”).

“First Lien Secured Parties” means the Initial First Lien Secured Parties and any Additional First Lien Secured Parties.

“Governmental Authority” means any federal, state local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Grantors” means the Company and each Subsidiary or direct or indirect parent company of the Company which has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations.

“Hedge Agreements” means a Swap Contract entered into by the Company or a Restricted Subsidiary with a counterparty as permitted under the First Lien Documents or the Second Lien Documents, as the case may be.

“Hedging Obligations” of any Person means any obligation of such Person pursuant to any Hedge Agreement.

“Indebtedness” means indebtedness in respect of borrowed money and indebtedness evidenced by bonds, debentures, notes or similar instruments; for the avoidance of doubt, “Indebtedness” shall not include reimbursement or other obligations in respect of letters of credit, Hedging Obligations or Bank Product Obligations.

“Initial First Lien Collateral Agent” has the meaning set forth in the introductory paragraph to this Agreement.

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“Initial First Lien Credit Agreement” means that certain Term Loan Credit Agreement, dated as of May 4, 2018, among AMNEAL PHARMACEUTICALS LLC, as the Borrower, the Lenders party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent and collateral agent, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time and shall also include any Replacement First Lien Credit Agreement.

“Initial First Lien Debt” means the Indebtedness and guarantees thereof now or hereafter incurred pursuant to the Initial First Lien Documents.

“Initial First Lien Documents” means the Initial First Lien Credit Agreement and the other “Loan Documents” as defined in the Initial First Lien Credit Agreement and any other document or agreement entered into for the purpose of evidencing, governing, securing or perfecting the Initial First Lien Obligations.

“Initial First Lien Obligations” means the “Obligations” as defined in the Initial First Lien Credit Agreement.

“Initial First Lien Representative” has the meaning set forth in the introductory paragraph to this Agreement.

“Initial First Lien Secured Parties” means the “Secured Parties” as defined in the Initial First Lien Credit Agreement.

“Initial Second Lien Agreement” means that certain [    ], dated as of [    ], among [    ].

“Initial Second Lien Debt” means the Indebtedness and guarantees thereof now or hereafter incurred pursuant to the Initial Second Lien Documents. Initial Second Lien Debt shall include any Registered Equivalent Notes and guarantees thereof by the Grantors issued in exchange thereof.

“Initial Second Lien Documents” means that certain Initial Second Lien Agreement and the other Loan Documents as defined in the Initial Second Lien Agreement and any other document or agreement entered into for the purpose of evidencing, governing, securing or perfecting the Initial Second Lien Obligations.

“Initial Second Lien Obligations” means the “Obligations” as defined in the Initial Second Lien Documents.

“Initial Second Lien Representative” has the meaning set forth in the introductory paragraph to this Agreement.

“Initial Second Lien Secured Parties” means the “Secured Parties” as defined in the Initial Second Lien Documents.

“Insolvency or Liquidation Proceeding” means:

(a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Grantor;

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(b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of their respective assets;

(c) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Grantor.

“Joinder Agreement” means a supplement to this Agreement in the form of Exhibit I or Exhibit II hereto, as applicable, required to be delivered by a Representative and a Collateral Agent to each other then-existing Representative and Collateral Agent pursuant to Section 8.7 in order to include Additional First Lien Debt or Additional Second Lien Debt hereunder and to become the Representative or Collateral Agent, as the case may be, hereunder in respect thereof for the applicable Additional First Lien Secured Parties or applicable Additional Second Lien Secured Parties, as the case may be, under such Additional First Lien Debt or Additional Second Lien Debt.

“JPM” has the meaning set forth in the introductory paragraph to this Agreement.

“Lien” means any lien (including, judgment liens and liens arising by operation of law), mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, call, trust (whether contractual, statutory, deemed, equitable, constructive, resulting or otherwise), UCC financing statement or other preferential arrangement having the practical effect of any of the foregoing, including any right of set-off or recoupment.

“LC Cash Collateral” has the meaning set forth in Section 5.7(b).

“Obligations” means all obligations of every nature of the Company and each other Grantor from time to time owed to any agent or trustee, the First Lien Secured Parties, the Second Lien Secured Parties or any of them or their respective Affiliates under the First Lien Documents or the Second Lien Documents whether for principal, interest, payments for early termination of hedge agreements, fees, expenses, indemnification or otherwise and all guarantees of any of the foregoing and including any interest and fees that accrue after the commencement by or against any Person of any proceeding under any Bankruptcy Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Pay-Over Amount” has the meaning set forth in Section 6.3(b).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledged Collateral” has the meaning set forth in Section 5.5(a).

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“Post-Petition Interest” means interest, fees, expenses and other charges that pursuant to the First Lien Documents or the Second Lien Documents, as applicable, continue to accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under the Bankruptcy Law or in any such Insolvency or Liquidation Proceeding.

“Purchase Date” has the meaning set forth in Section 5.7(c).

“Purchase Price” has the meaning set forth in Section 5.7(b).

“Purchasing Creditors” has the meaning set forth in Section 5.7(c).

“Recovery” has the meaning set forth in Section 6.5.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, refund, replace or repay, or to issue other Indebtedness whether of the same principal amount or greater or lesser principal amount in exchange or replacement for such Indebtedness, in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees and substantially the same collateral) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Replacement First Lien Collateral Agent” means, in respect of any Replacement First Lien Credit Agreement, the collateral agent or person serving in similar capacity under the Replacement First Lien Credit Agreement.

“Replacement First Lien Credit Agreement” means any loan agreement, indenture or other agreement that (i) Refinances the Initial First Lien Credit Agreement so long as, after giving effect to such Refinancing, the agreement that was the Initial First Lien Credit Agreement immediately prior to such Refinancing is no longer secured and no longer required to be secured, by any of the First Lien Collateral and (ii) becomes the Initial First Lien Credit Agreement hereunder by designation as such pursuant to Section 8.7.

“Replacement First Lien Representative” means, in respect of any Replacement First Lien Credit Agreement, the administrative agent, trustee or person serving in similar capacity under the Replacement First Lien Credit Agreement.

“Representative” means any First Lien Representative and/or any Second Lien Representative, as the context may require.

“Responsible Officer” means the chief executive officer, president, chief financial officer or treasurer of the Company or the applicable Grantor.

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“Restricted Subsidiaries” has the meaning set forth in the Initial First Lien Credit Agreement and, after the Discharge of Initial First Lien Obligations, such term shall have the meaning set forth in any First Lien Documents then in effect.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Second Lien Adequate Protection Payments” has the meaning set forth in Section 6.3(b).

“Second Lien Collateral” means any “Collateral” as defined in any Second Lien Document or any other assets of the Company or any other Grantor with respect to which a Lien is granted or purported to be granted or required to be granted pursuant to a Second Lien Document as security for any Second Lien Obligation and shall include any property or assets subject to replacement Liens or adequate protection Liens in favor of any Second Lien Secured Party.

“Second Lien Collateral Agent” means (i) in the case of any Initial Second Lien Obligations or the Initial Second Lien Secured Parties, the Initial Second Lien Collateral Agent and (ii) in the case of any Additional Second Lien Obligations and the Additional Second Lien Secured Parties thereunder, the Person serving as collateral agent (or the equivalent) for such Additional Second Lien Obligations and that is named as the Second Lien Collateral Agent in respect of such Additional Second Lien Obligations in the applicable Joinder Agreement (each, in the case of this clause (ii), together with its successors and assigns in such capacity, an “Additional Second Lien Collateral Agent”).

“Second Lien Collateral Documents” means the “Security Documents” or “Collateral Documents” (as defined in the applicable Second Lien Documents) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Second Lien Obligations or pursuant to which any such Lien is perfected.

“Second Lien Debt” means the Initial Second Lien Debt and any Additional Second Lien Debt.

“Second Lien Declined Liens” has the meaning set forth in Section 2.3(b).

“Second Lien Documents” means the Initial Second Lien Documents and any Additional Second Lien Documents.

“Second Lien Mortgage” means each mortgage, deed of trust and any other document or instrument under which any Lien on real property owned or leased by any Grantor is granted to secure any Second Lien Obligations or under which rights or remedies with respect to any such Liens are governed.

“Second Lien Obligations” means the Initial Second Lien Obligations and any Additional Second Lien Obligations.

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“Second Lien Pari Passu Intercreditor Agreement” means an agreement among each Second Lien Representative and each Second Lien Collateral Agent allocating rights among the various Series of Second lien Obligations.

“Second Lien Representative” means (i) in the case of the Initial Second Lien Obligations or the Initial Second Lien Secured Parties, the Initial Second Lien Representative and (ii) in the case of any Additional Second Lien Obligations and the Additional Second Lien Secured Parties in respect thereof, each trustee, administrative agent, collateral agent, security agent and similar agent that is named as the Second Lien Representative in respect of such Additional Second Lien Obligations in the applicable Joinder Agreement (each, in the case of this clause (ii), an “Additional Second Lien Representative”).

“Second Lien Secured Parties” means the Initial Second Lien Secured Parties and any Additional Second Lien Secured Parties.

“Secured Obligations” means the First Lien Obligations and/or the Second Lien Obligations, as the context may require.

“Secured Parties” means the First Lien Secured Parties and/or the Second Lien Secured Parties, as the context may require.

“Series” means, (x) with respect to First Lien Debt or Second Lien Debt, all First Lien Debt or Second Lien Debt, as applicable, represented by the same Representative acting in the same capacity and (y) with respect to First Lien Obligations or Second Lien Obligations, all such obligations secured by same First Lien Collateral Documents or same Second Lien Collateral Documents, as the case may be. Notwithstanding the foregoing, the Initial First Lien Obligations shall constitute a single Series for purposes of this Agreement.

“Short Fall” has the meaning set forth in Section 6.3(b).

“Standstill Period” has the meaning set forth in Section 3.1(a).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which (1) Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership, limited liability company or other entity are at the time owned by such Person; or (2) more than 50.0% of the Equity Interests are at the time owned by such Person.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options for forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all

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transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including such obligations or liabilities under any Master Agreement.

“Term/ABL Intercreditor Agreement” means that certain ABL / Term Loan Intercreditor Agreement dated as of May 4, 2018, by and among the Initial First Lien Collateral Agent, the Initial First Lien Representative, and JPM, as administrative agent and collateral agent for the Initial ABL Credit Agreement (as described therein), and acknowledged by the Company and the other Grantors signatory thereto.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“Underlying Assets” shall have the meaning assigned to such term in Section 5.01(b).

1.2 Terms Generally. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise:

(a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, modified, renewed or extended and any reference herein to any statute or regulations shall include any amendment, renewal, extension or replacement thereof;

(b) any reference herein to any Person shall be construed to include such Person’s successors and assigns;

(c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d) all references herein to Sections shall be construed to refer to Sections of this Agreement; and

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(e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2. Lien Priorities.

2.1 Relative Priorities. Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Second Lien Obligations granted on the Collateral or of any Liens securing the First Lien Obligations granted on the Collateral and notwithstanding any provision of the UCC, or any other applicable law or the Second Lien Documents or any defect or deficiencies in, or failure to perfect or lapse in perfection of, or avoidance as a fraudulent conveyance or otherwise of, the Liens securing the First Lien Obligations, the subordination of such Liens to any other Liens, or any other circumstance whatsoever, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, each Second Lien Representative and each Collateral Agent, on behalf of itself and the Second Lien Secured Parties represented by it, hereby agrees that:

(a) any Lien on the Collateral securing any First Lien Obligations now or hereafter held by or on behalf of any First Lien Representative, any First Lien Collateral Agent or any First Lien Secured Parties or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Collateral securing any Second Lien Obligations; and

(b) any Lien on the Collateral securing any Second Lien Obligations now or hereafter held by or on behalf of any Second Lien Representative, any Second Lien Collateral Agent, any Second Lien Secured Parties or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Collateral securing any First Lien Obligations. All Liens on the Collateral securing any First Lien Obligations shall be and remain senior in all respects and prior to all Liens on the Collateral securing any Second Lien Obligations for all purposes, whether or not such Liens securing any First Lien Obligations are subordinated to any Lien securing any other obligation of the Company, any other Grantor or any other Person.

2.2 Prohibition on Contesting Liens; No Marshalling. Each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each Second Lien Secured Party represented by it, and each First Lien Representative and each First Lien Collateral Agent, for itself and on behalf of each First Lien Secured Party represented by it, agrees that it will not (and hereby waives any right to) directly or indirectly contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the priority, validity, perfection, extent or enforceability of a Lien held, or purported to be held, by or on behalf of any of the First Lien Secured Parties in the First Lien Collateral or by or on behalf of any of the Second Lien Secured Parties in the Second Lien Collateral, as the case may be, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any First Lien Representative, any First Lien Collateral Agent or

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any First Lien Secured Party to enforce this Agreement, including the provisions of this Agreement relating to the priority of the Liens securing the First Lien Obligations as provided in Sections 2.1 and 3.1. Until the Discharge of First Lien Obligations, no Second Lien Representative, Second Lien Collateral Agent or Second Lien Secured Party will assert any marshaling, appraisal, valuation or other similar right that may otherwise be available to a junior secured creditor.

2.3 No New Liens. So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, the parties hereto agree that the Company shall not, and shall not permit any other Grantor to:

(a) grant or permit any additional Liens on any asset or property to secure any Second Lien Obligation unless it has granted or concurrently grants a Lien on such asset or property to secure the First Lien Obligations, the parties hereto agreeing that any such Lien shall be subject to Section 2.1; provided that this provision will not be violated with respect to any particular Series of First Lien Obligations if the First Lien Documents in respect thereof prohibit the applicable First Lien Collateral Agent from accepting a Lien on such asset or property or such First Lien Collateral Agent otherwise expressly declines to accept a Lien on such asset or property (any such prohibited or declined Liens with respect to a particular Series of First Lien Obligations, a “First Lien Declined Lien”); or

(b) grant or permit any additional Liens on any asset or property to secure any First Lien Obligations unless it has granted or concurrently grants a Lien on such asset or property to secure the Second Lien Obligations; provided that this provision will not be violated with respect to any particular Series of Second Lien Obligations if the Second Lien Documents in respect thereof prohibit the applicable Second Lien Collateral Agent from accepting a Lien on such asset or property or such Second Lien Collateral Agent otherwise expressly declines to accept a Lien on such asset or property (any such prohibited or declined Liens with respect to a particular Series of Second Lien Obligations, a “Second Lien Declined Lien” and, together with the First Lien Declined Liens, the “Declined Liens”).

If any Second Lien Representative, any Second Lien Collateral Agent or any Second Lien Secured Party shall hold any Lien on any assets or property of any Grantor securing any Second Lien Obligations that are not also subject to a first-priority Lien, (other than, with respect to any Series of First Lien Obligations, a First Lien Declined Lien with respect thereto), securing all First Lien Obligations under the First Lien Collateral Documents, then such Second Lien Representative, Second Lien Collateral Agent or Second Lien Secured Party shall notify the Designated First Lien Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien, other than any such Lien that would constitute a Declined Lien with respect to any Series of First Lien Obligations, on such assets or property to each First Lien Collateral Agent as security for the First Lien Obligations represented by it, such Second Lien Representative, Second Lien Collateral Agent and Second Lien Secured Parties shall be deemed to hold and have held such Lien for the benefit of each First Lien Representative, First Lien Collateral Agent and the other First Lien Secured Parties, other than any First Lien Secured Parties whose First Lien Documents prohibit them from taking such Liens, as security for the First

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Lien Obligations. To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to any First Lien Representative, First Lien Collateral Agent and/or the First Lien Secured Parties, each Second Lien Representative and each Second Lien Collateral Agent, on behalf of the Second Lien Secured Parties represented by it, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2.

Notwithstanding anything in this Agreement to the contrary, prior to the Discharge of First Lien Obligations, cash and cash equivalents may be pledged to secure First Lien Obligations consisting of reimbursement obligations in respect of letters of credit issued pursuant to the First Lien Documents without granting a Lien thereon to secure any other First Lien Obligations or any other Second Lien Obligations.

2.4 Similar Liens and Agreements. Except as provided in Section 2.3, the parties hereto agree that it is their intention that the First Lien Collateral and the Second Lien Collateral be identical. In furtherance of the foregoing and of Section 8.11, the parties hereto agree, subject to the other provisions of this Agreement:

(a) upon request by any First Lien Collateral Agent or any Second Lien Collateral Agent, to cooperate in good faith (and to direct their respective counsel to cooperate in good faith) from time to time in order to determine the specific items included in the First Lien Collateral and the Second Lien Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the First Lien Documents and the Second Lien Documents; and

(b) that the documents and agreements creating or evidencing the First Lien Collateral and the Second Lien Collateral and guarantees for the First Lien Obligations and the Second Lien Obligations, subject to Section 2.3, shall be in all material respects the same forms of documents other than with respect to the first lien and the second lien nature of the Obligations thereunder.

2.5 Perfection of Liens. Except for the arrangements contemplated by Section 5.5, none of the First Lien Representatives, First Lien Collateral Agents or the First Lien Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Collateral for the benefit of the Second Lien Representatives, the Second Lien Collateral Agents or the Second Lien Secured Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the First Lien Secured Parties on the one hand and the Second Lien Secured Parties on the other hand and such provisions shall not impose on the First Lien Representatives, First Lien Collateral Agents, the First Lien Secured Parties, the Second Lien Representatives, the Second Lien Collateral Agents, the Second Lien Secured Parties or any agent or trustee therefor any obligations in respect of the disposition of proceeds of any Collateral which would conflict with prior-perfected claims therein in favor of any other Person or any order or decree of any court or Governmental Authority or any applicable law.

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SECTION 3. Enforcement.

3.1 Exercise of Remedies.

(a) Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, the Second Lien Representatives, the Second Lien Collateral Agents and the Second Lien Secured Parties:

(1) will not commence or maintain, or seek to commence or maintain, any Enforcement Action or otherwise exercise any rights or remedies with respect to the Collateral; provided that the Designated Second Lien Representative and/or the Designated Second Lien Collateral Agent may commence an Enforcement Action or otherwise exercise any or all such rights or remedies after the passage of a period of at least 180 days has elapsed since the later of (i) the date on which a Second Lien Representative declared the existence of any Event of Default under (and as defined in) any Second Lien Document and demanded the repayment of all the principal amount of any Second Lien Obligations thereunder; and (ii) the date on which the First Lien Representatives received notice from such Second Lien Representative of such declarations of such Event of Default and demand for payment (the “Standstill Period”); provided, further, that notwithstanding anything herein to the contrary, in no event shall any Second Lien Representative, any Second Lien Collateral Agent or any Second Lien Secured Party exercise any rights or remedies with respect to the Collateral if, notwithstanding the expiration of the Standstill Period, any First Lien Representative, any First Lien Collateral Agent or the applicable First Lien Secured Parties shall have commenced and be diligently pursuing an Enforcement Action or other exercise of their rights or remedies in each case with respect to all or any material portion of the Collateral (prompt notice of such exercise to be given to the Designated Second Lien Representative);

(2) will not contest, protest or object to any foreclosure proceeding or action brought by any First Lien Representative, any First Lien Collateral Agent or any First Lien Secured Party or any other exercise by any First Lien Representative, any First Lien Collateral Agent or any First Lien Secured Party of any rights and remedies relating to the Collateral under the First Lien Documents or otherwise (including any Enforcement Action initiated by or supported by any First Lien Representative, any First Lien Collateral Agent or any First Lien Secured Party); and

(3) subject to their rights under clause (a)(1) above will not object to the forbearance by any First Lien Representative, any First Lien Collateral Agent or the First Lien Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral, in each case so long as any proceeds received by any First Lien Representative in excess of those necessary to achieve a Discharge of First Lien Obligations are distributed in accordance with Section 4.1.

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(b) Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, subject to Section 3.1(a)(1), the First Lien Representatives, the First Lien Collateral Agents and the First Lien Secured Parties shall have the exclusive right to commence and maintain an Enforcement Action or otherwise enforce rights, exercise remedies (including set-off, recoupment and the right to credit bid their debt, except that Second Lien Representatives shall have the credit bid rights set forth in Section 3.1(c)(6)), and subject to Section 5.1, make determinations regarding the release, disposition, or restrictions with respect to the Collateral without any consultation with or the consent of any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Secured Party; provided that any proceeds received by any First Lien Representative in excess of those necessary to achieve a Discharge of any First Lien Obligations are distributed in accordance with Section 4.1. In commencing or maintaining any Enforcement Action or otherwise exercising rights and remedies with respect to the Collateral, the First Lien Representatives, First Lien Collateral Agents and the First Lien Secured Parties may enforce the provisions of the First Lien Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion in compliance with any applicable law and without consultation with any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Secured Party and regardless of whether any such exercise is adverse to the interest of any Second Lien Secured Party. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(c) Notwithstanding the foregoing, any Second Lien Representative, any Second Lien Collateral Agent and any Second Lien Secured Party may:

(1) file a claim or statement of interest with respect to the Second Lien Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor;

(2) take any action (not adverse to the priority status of the Liens on the Collateral securing the First Lien Obligations, or the rights of any First Lien Representative, any First Lien Collateral Agent or the First Lien Secured Parties to exercise remedies in respect thereof) in order to create, perfect, preserve or protect its Lien on the Collateral;

(3) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Second Lien Secured Parties, including any claims secured by the Collateral, if any, in each case in accordance with the terms of this Agreement;

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(4) vote on any plan of reorganization, arrangement, compromise or liquidation, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the Second Lien Obligations and the Collateral; provided that no filing of any claim or vote, or pleading related to such claim or vote, to accept or reject a disclosure statement, plan of reorganization, arrangement, compromise or liquidation, or any other document, agreement or proposal similar to the foregoing by any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Secured Party may be inconsistent with the provisions of this Agreement;

(5) exercise any of its rights or remedies with respect to the Collateral after the termination of the Standstill Period to the extent permitted by Section 3.1(a)(1); and

(6) bid for or purchase Collateral at any public, private or judicial foreclosure upon such Collateral initiated by any First Lien Representative, any First Lien Collateral Agent or any other First Lien Secured Party, or any sale of Collateral during an Insolvency or Liquidation Proceeding; provided that such bid may not include a “credit bid” in respect of any Second Lien Obligations unless the cash proceeds of such bid are otherwise sufficient to cause the Discharge of First Lien Obligations.

Each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties represented by it, agrees that it will not take or receive any Collateral or any proceeds of Collateral or Equity Release Proceeds in connection with the exercise of any right or remedy (including set-off and recoupment) with respect to any Collateral in its capacity as a creditor, unless and until the Discharge of First Lien Obligations has occurred, except in connection with any foreclosure expressly permitted by Section 3.1(a)(1) to the extent such Second Lien Representative or such Second Lien Collateral Agent and Second Lien Secured Parties represented by it are permitted to retain the proceeds thereof in accordance with Section 4.2 of this Agreement. Without limiting the generality of the foregoing, unless and until the Discharge of First Lien Obligations has occurred, except as expressly provided in Sections 3.1(a), 6.3(b) and this Section 3.1(c), the sole right of the Second Lien Representatives, the Second Lien Collateral Agents and the other Second Lien Secured Parties with respect to the Collateral is to hold a Lien on the Collateral pursuant to the Second Lien Collateral Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of First Lien Obligations has occurred.

(d) Subject to Sections 3.1(a) and (c) and Section 6.3(b):

(1) each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of the Second Lien Secured Parties represented by it, agrees that such Second Lien Representative or such Second Lien Collateral Agent and such Second Lien Secured Parties represented by it will not take any action that would hinder any exercise of remedies under the First Lien Documents or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the Collateral, whether by foreclosure or otherwise;

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(2) each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of the Second Lien Secured Parties represented by it, hereby waives any and all rights such Second Lien Representative or such Second Lien Collateral Agent or such Second Lien Secured Parties represented by it may have as a junior lien creditor or otherwise to object to the manner in which any First Lien Representative, any First Lien Collateral Agent or other First Lien Secured Party seeks to enforce or collect the First Lien Obligations or Liens securing the First Lien Obligations granted in any of the First Lien Collateral undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of any First Lien Representative, any First Lien Collateral Agent or other First Lien Secured Party is adverse to the interest of any Second Lien Secured Party; and

(3) each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of the Second Lien Secured Parties represented by it, hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Lien Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of any First Lien Representative, any First Lien Collateral Agent or any other First Lien Secured Party with respect to the Collateral as set forth in this Agreement and the First Lien Documents.

(e) Except as specifically set forth in this Agreement, the Second Lien Representatives, the Second Lien Collateral Agents and the other Second Lien Secured Parties may exercise rights and remedies as unsecured creditors against the Company or any other Grantor that has guaranteed or granted Liens to secure the Second Lien Obligations in accordance with the terms of the Second Lien Documents and applicable law (other than initiating or joining in an involuntary case or proceeding under any Insolvency or Liquidation Proceeding with respect to any Grantor or otherwise taking any action that is inconsistent with the terms of this Agreement); provided that in the event that any Second Lien Secured Party becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Second Lien Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Lien Obligations) in the same manner as the other Liens securing the Second Lien Obligations are subject to this Agreement.

(f) Except as specifically set forth in Sections 3.1(a) and (d), nothing in this Agreement shall prohibit the receipt by any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Secured Party of the required payments of interest, principal and other amounts owed in respect of the Second Lien Obligations so long as such receipt is not the direct or indirect result of the exercise by any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Secured Party of rights or remedies as a secured creditor (including set-off and recoupment) or enforcement in contravention of this Agreement of any Lien held by any of them or as a result of any other violation by any Second Lien Secured Party of the express terms of this Agreement. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies any First Lien Representative, any First Lien Collateral Agent or other First Lien Secured Party may have with respect to the First Lien Collateral.

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3.2 Actions Upon Breach; Specific Performance. If any Second Lien Secured Party, in contravention of the terms of this Agreement, in any way takes, or attempts to or threatens to take, any action with respect to the Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement), or fails to take any action required by this Agreement, this Agreement shall create an irrebutable presumption and admission by such Second Lien Secured Party that relief against such Second Lien Secured Party by injunction, specific performance and/or other appropriate equitable relief is necessary to prevent irreparable harm to the First Lien Secured Parties, it being understood and agreed by each Second Lien Representative and each Second Lien Collateral Agent, on behalf of each Second Lien Secured Party represented by it, that (i) the First Lien Secured Parties’ damages from actions of any Second Lien Secured Party may at that time be difficult to ascertain and may be irreparable and (ii) each Second Lien Secured Party waives any defense that the Grantors and/or the First Lien Secured Parties cannot demonstrate damage and/or be made whole by the awarding of damages. Each of the First Lien Representatives and/or First Lien Collateral Agents may demand specific performance of this Agreement. Each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties represented by it, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by any First Lien Representative, any First Lien Collateral Agent or any other First Lien Secured Party. No provision of this Agreement shall constitute or be deemed to constitute a waiver by any First Lien Representative or any First Lien Collateral Agent on behalf of itself and the First Lien Secured Parties represented by it of any right to seek damages from any Person in connection with any breach or alleged breach of this Agreement.

SECTION 4. Payments.

4.1 Application of Proceeds. So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, any Collateral or any proceeds thereof received in connection with any Enforcement Action or other exercise of remedies by any First Lien Representative, any First Lien Collateral Agent or any First Lien Secured Party shall be applied by the First Lien Collateral Agents or the First Lien Representatives, as applicable, to the First Lien Obligations in such order as specified in the relevant First Lien Documents (including the Term/ABL Intercreditor Agreement, to the extent then in effect) and, if then in effect, the First Lien Pari Passu Intercreditor Agreement; provided, that any non-cash Collateral or non-cash proceeds will be held by the applicable First Lien Collateral Agent as Collateral unless the failure to apply such amounts would be commercially unreasonable. Upon the Discharge of First Lien Obligations, each First Lien Collateral Agent shall (x) unless a Discharge of Second Lien Obligations has already occurred, deliver any proceeds of Collateral or Equity Release Proceeds held by it to the Designated Second Lien Collateral Agent, to be applied by the Designated Second Lien Collateral Agent and the other Second Lien Collateral Agents or Second Lien Representatives, as applicable, to the applicable Second Lien Obligations in such order as specified in the applicable Second Lien Collateral Documents and, if then in effect, the Second Lien Pari Passu Intercreditor Agreement and (y) if a Discharge of Second Lien Obligations has already occurred, deliver such proceeds of Collateral or Equity Release Proceeds to the Grantors, their successors or assigns, or to whomever may be lawfully entitled to receive the same.

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4.2 Payments Over.

(a) So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, any Collateral or any proceeds thereof received by any Second Lien Representative, Second Lien Collateral Agent or any other Second Lien Secured Party in connection with any Enforcement Action or other exercise of any right or remedy relating to the Collateral in contravention of this Agreement in all cases shall be segregated and held in trust and forthwith paid over to the Designated First Lien Collateral Agent for the benefit of the First Lien Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Designated First Lien Collateral Agent is hereby authorized to make any such endorsements as agent for the Second Lien Representatives, Second Lien Collateral Agents or any such other Second Lien Secured Party. This authorization is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations.

(b) So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, any Collateral or proceeds thereof received by any Second Lien Representative, any Second Lien Collateral Agent or any Second Lien Secured Party in connection with any Enforcement Action or other exercise of any right or remedy relating to the Collateral not in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the Designated First Lien Collateral Agent for the benefit of the First Lien Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct; provided that with respect to Collateral this Section 4.2(b) shall only be applicable if the exercise of such right or remedy by any Second Lien Representative, any Second Lien Collateral Agent or any Second Lien Secured Party has the effect of discharging the Lien of any First Lien Representative or First Lien Collateral Agent on such Collateral. The Designated First Lien Collateral Agent is hereby authorized to make any such endorsements as agent for the Second Lien Representatives, the Second Lien Collateral Agents or any such other Second Lien Secured Party. This authorization is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations.

(c) So long as the Discharge of First Lien Obligations has not occurred, if in any Insolvency or Liquidation Proceeding any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Secured Party shall receive any distribution of money or other property in respect of the Collateral (including any assets or proceeds subject to Liens that have been avoided or otherwise invalidated) such money or other property shall be segregated and held in trust and forthwith paid over to the Designated First Lien Collateral Agent for the benefit of the First Lien Secured Parties in the same form as received, with any necessary endorsements. Any Lien received by any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Secured Party in respect of any of the Second Lien Obligations in any Insolvency or Liquidation Proceeding shall be subject to the terms of this Agreement.

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SECTION 5. Other Agreements.

5.1 Releases.

(a) If in connection with any Enforcement Action by any First Lien Representative or any First Lien Collateral Agent or any other exercise of any First Lien Representative’s or any First Lien Collateral Agent’s remedies in respect of the Collateral, in each case prior to the Discharge of First Lien Obligations, such First Lien Collateral Agent, for itself or on behalf of any of the First Lien Secured Parties, releases any of its Liens on any part of the Collateral or such First Lien Representative, for itself or on behalf of any of the First Lien Secured Parties, releases any Grantor from its obligations under its guaranty of the First Lien Obligations, then the Liens, if any, of each Second Lien Collateral Agent, for itself or for the benefit of the Second Lien Secured Parties, on such Collateral, and the obligations of such Grantor under its guaranty of the Second Lien Obligations, shall be automatically, unconditionally and simultaneously released. If in connection with any Enforcement Action or other exercise of rights and remedies by any First Lien Representative or any First Lien Collateral Agent, in each case prior to the Discharge of First Lien Obligations, the equity interests of any Person are foreclosed upon or otherwise disposed of and such First Lien Collateral Agent releases its Lien on the property or assets of such Person, then the Liens of each Second Lien Collateral Agent with respect to the property or assets of such Person will be automatically released to the same extent as the Liens of such First Lien Collateral Agent. Each Second Lien Representative and each Second Lien Collateral Agent, for itself or on behalf of any Second Lien Secured Parties represented by it, shall promptly execute and deliver to the First Lien Representatives, First Lien Collateral Agents or such Grantor such termination statements, releases and other documents as any First Lien Representative, First Lien Collateral Agent or such Grantor may request to effectively confirm the foregoing releases.

(b) If in connection with any sale, lease, exchange, transfer or other disposition of any Collateral by any Grantor (collectively, a “Disposition”) permitted under the terms of the First Lien Documents and not expressly prohibited under the terms of the Second Lien Documents (other than in connection with an Enforcement Action or other exercise of any First Lien Representative’s and/or First Lien Collateral Agent’s remedies in respect of the Collateral, which shall be governed by Section 5.1(a) above), any First Lien Collateral Agent, for itself or on behalf of any of the First Lien Secured Parties represented by it, releases any of its Liens on any part of the Collateral, or any First Lien Representative, for itself or on behalf of any of the First Lien Secured Parties represented by it, releases any Grantor from its obligations under its guaranty of the First Lien Obligations, in each case other than in connection with, or following, the Discharge of First Lien Obligations, then the Liens, if any, of each Second Lien Collateral Agent, for itself or for the benefit of the Second Lien Secured Parties represented by it, on such Collateral, and the obligations of such Grantor under its guaranty of the Second Lien

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Obligations, shall be automatically, unconditionally and simultaneously released; provided that any proceeds of any such equity interests foreclosed upon where the First Lien Collateral Agent releases its Lien on the assets of such Person on which another Series of Obligations holds a Lien on any of the assets of such Person (any such assets, the “Underlying Assets”) which Lien is released as provided in this sentence (any such Proceeds being referred to herein as “Equity Release Proceeds” regardless of whether or not such other Series of Obligations holds a Lien on such equity interests so disposed of) shall be applied pursuant to Section 2.01 hereof. Each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each Second Lien Secured Party represented by it, shall promptly execute and deliver to the First Lien Representatives, the First Lien Collateral Agents or such Grantor such termination statements, releases and other documents as any First Lien Representative, First Lien Collateral Agent or such Grantor may request to effectively confirm such release.

(c) Until the Discharge of First Lien Obligations occurs, each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of the Second Lien Secured Parties represented by it, hereby irrevocably constitutes and appoints the Designated First Lien Collateral Agent and any officer or agent of the Designated First Lien Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Lien Representative, such Second Lien Collateral Agent and such Second Lien Secured Parties or in the Designated First Lien Collateral Agent’s own name, from time to time in the Designated First Lien Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or release. This power is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations.

(d) Until the Discharge of First Lien Obligations occurs, to the extent that any First Lien Collateral Agent, any First Lien Representative or First Lien Secured Parties (i) have released any Lien on Collateral or any Grantor from its obligation under its guaranty and any such Liens or guaranty are later reinstated or (ii) obtain any new Liens or additional guarantees from any Grantor, then each Second Lien Collateral Agent, for itself and for the Second Lien Secured Parties represented by it, shall be granted a Lien on any such Collateral (except to the extent such Lien represents a Second Lien Declined Lien with respect to the Second Lien Debt represented by such Second Lien Collateral Agent), subject to the lien subordination provisions of this Agreement, and each Second Lien Representative, for itself and for the Second Lien Secured Parties represented by it, shall be granted an additional guaranty, as the case may be.

5.2 Insurance and Condemnation Awards. Unless and until the Discharge of First Lien Obligations has occurred, the First Lien Representatives, the First Lien Collateral Agents and the other First Lien Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the First Lien Documents, to adjust settlement for any insurance policy covering the Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the

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Collateral. Unless and until the Discharge of First Lien Obligations has occurred, and subject to the rights of the Grantors under the First Lien Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect of the Collateral shall be paid to the Designated First Lien Collateral Agent for the benefit of the First Lien Secured Parties pursuant to the terms of the First Lien Documents (including for purposes of cash collateralization of letters of credit) and, thereafter, if a Discharge of First Lien Obligations has occurred, and subject to the rights of the Grantors under the Second Lien Documents, to the Designated Second Lien Collateral Agent for the benefit of the Second Lien Secured Parties to the extent required under the Second Lien Documents and then, and if a Discharge of Second Lien Obligations has occurred, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Lien Obligations has occurred, if any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, then it shall segregate and hold in trust and forthwith pay such proceeds over to the Designated First Lien Collateral Agent in accordance with the terms of Section 4.2.

5.3 Amendments to First Lien Documents and Second Lien Documents.

(a) The First Lien Documents of any Series may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with their terms and the First Lien Debt of any Series may be Refinanced subject to Section 8.7 without notice to, or the consent of, any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Secured Party, all without affecting the lien subordination or other provisions of this Agreement to the extent the terms and conditions of such amendment, supplement, modification meet any applicable requirements set forth in the Second Lien Documents; provided that any such amendment, restatement, amendment and restatement, supplement, modification or Refinancing is not inconsistent with the terms of this Agreement and, in the case of a Refinancing, the holders of such Refinancing debt (directly or through their agent) bind themselves in a writing addressed to each Second Lien Collateral Agent to the terms of this Agreement.

(b) The Second Lien Documents of any Series may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with their terms and the Second Lien Debt of any Series may be Refinanced subject to Section 8.7 without notice to, or the consent of, any First Lien Representative, any First Lien Collateral Agent or any other First Lien Secured Party, all without affecting the lien subordination or other provisions of this Agreement to the extent the terms and conditions of such amendment, supplement, modification meet any applicable requirements set forth in the First Lien Documents; provided that any such amendment, restatement, amendment and restatement, supplement, modification or Refinancing is not inconsistent with the terms of this Agreement and, in the case of any Refinancing, the holders of such Refinancing debt (directly or through their agent) bind themselves in a writing addressed to each First Lien Collateral Agent to the terms of this Agreement.

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(c) In the event any First Lien Collateral Agent or the applicable First Lien Secured Party and the relevant Grantor enter into any amendment, waiver or consent in respect of any of the First Lien Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First Lien Collateral Document or changing in any manner the rights of the applicable First Lien Collateral Agent, such First Lien Secured Parties, the Company or any other Grantor thereunder, then such amendment, waiver or consent shall apply automatically to any comparable provision of a Second Lien Collateral Document without the consent of any Second Lien Representative, Second Lien Collateral Agent, any other Second Lien Secured Party, the Company or any other Grantor and without any action by any Second Lien Representative, any Second Lien Collateral Agent, any other Second Lien Secured Party, the Company or any other Grantor, provided that:

(i) no such amendment, waiver or consent shall have the effect of:

(A) removing assets subject to the Lien of the Second Lien Collateral Documents, except to the extent that a release of such Lien is permitted or required by Section 5.1 and provided that there is a corresponding release of the Liens securing the First Lien Obligations on such removed assets;

(B) imposing duties on any Second Lien Collateral Agent or any Second Lien Representative without its consent;

(C) permitting other Liens on the Collateral not permitted under the terms of the Second Lien Documents or SECTION 6; or

(D) being prejudicial to the interests of the Second Lien Secured Parties to a greater extent than the First Lien Secured Parties (other than by virtue of their relative priority and the rights and obligations hereunder); and

(ii) notice of such amendment, waiver or consent shall have been given by the Company to each Second Lien Collateral Agent within ten Business Days after the effective date of such amendment, waiver or consent.

5.4 Confirmation of Subordination in Second Lien Collateral Documents. The Company agrees that each Second Lien Collateral Document shall include the following language (or language to similar effect approved by the Designated First Lien Collateral Agent):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to the [collateral agent] pursuant to this Agreement and the exercise of any right or remedy by the [collateral agent] hereunder are subject to the provisions of the Intercreditor Agreement, dated as of [                    ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Second Lien Intercreditor Agreement”), among JPMORGAN CHASE BANK, N.A., as Initial First Lien Representative, JPMORGAN CHASE BANK, N.A., as Initial First

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Lien Collateral Agent, [ ], as Initial Second Lien Representative, [ ], as Initial Second Lien Collateral Agent and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Second Lien Intercreditor Agreement and this Agreement, the terms of the Second Lien Intercreditor Agreement shall govern and control.”

In addition, the Company agrees that each Second Lien Mortgage covering any Collateral shall contain such other language as the Designated First Lien Collateral Agent may reasonably request to reflect the subordination of such Second Lien Mortgage to the First Lien Collateral Documents covering such Collateral.

5.5 Gratuitous Bailee/Agent for Perfection.

(a) Each First Lien Collateral Agent agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC (such Collateral being the “Pledged Collateral”) as collateral agent for the First Lien Secured Parties and as gratuitous bailee for the Second Lien Collateral Agents (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) and any assignee thereof solely for the purpose of perfecting the security interest granted under the First Lien Documents and the Second Lien Documents, respectively, subject to the terms and conditions of this Section 5.5. Solely with respect to any deposit accounts under the control (within the meaning of Section 9-104 of the UCC) of any First Lien Collateral Agent, such First Lien Collateral Agent agrees to also hold control over such deposit accounts as gratuitous agent for the Second Lien Collateral Agents, subject to the terms and conditions of this Section 5.5.

(b) No First Lien Collateral Agent shall have any obligation whatsoever to the other First Lien Secured Parties, the Second Lien Representatives, the Second Lien Collateral Agents or the Second Lien Secured Parties to ensure that the Pledged Collateral is genuine or owned by any of the Grantors, to perfect the security interests of the Second Lien Collateral Agent or the Second Lien Secured Parties or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.5. The duties or responsibilities of any First Lien Collateral Agent under this Section 5.5 shall be limited solely to holding the Pledged Collateral as bailee (and with respect to deposit accounts, agent) in accordance with this Section 5.5 and delivering the Pledged Collateral upon a Discharge of First Lien Obligations as provided in paragraph (d) below.

(c) No First Lien Collateral Agent or any other First Lien Secured Party shall have by reason of the First Lien Collateral Documents, the Second Lien Collateral Documents, this Agreement or any other document a fiduciary relationship in respect of any Second Lien Representative or any other Second Lien Secured Party and the Second Lien Representatives, the Second Lien Collateral Agents and the Second Lien Secured Parties hereby waive and release the First Lien Collateral Agents and the other First Lien Secured Parties from all claims and liabilities arising pursuant to any First Lien Collateral Agent’s role under this Section 5.5 as gratuitous bailee and gratuitous agent with respect

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to the Pledged Collateral. It is understood and agreed that the interests of the First Lien Collateral Agents and the other First Lien Secured Parties, on the one hand, and the Second Lien Representatives, the Second Lien Collateral Agents and the other Second Lien Secured Parties on the other hand, may differ and the First Lien Collateral Agents and the other First Lien Secured Parties shall be fully entitled to act in their own interest without taking into account the interests of the Second Lien Representatives, the Second Lien Collateral Agents or other Second Lien Secured Parties.

(d) Upon the Discharge of First Lien Obligations, each First Lien Collateral Agent shall deliver the remaining Pledged Collateral in its possession (if any) together with any necessary endorsements (which endorsement shall be without recourse and without any representation or warranty), (x) unless a Discharge of Second Lien Obligations has not already occurred, to the Designated Second Lien Collateral Agent and (y) if a Discharge of Second Lien Obligations has already occurred, to the Company or to whomever may be lawfully entitled to receive the same. Following the Discharge of First Lien Obligations, each First Lien Collateral Agent further agrees to take all other action reasonably requested by any Second Lien Collateral Agent at the expense of the Company in connection with the Second Lien Collateral Agents obtaining a first-priority security interest in the Collateral. After the Discharge of First Lien Obligations has occurred, upon the Discharge of Second Lien Obligations, each Second Lien Collateral Agent shall deliver the remaining Pledged Collateral in its possession (if any) together with any necessary endorsements (which endorsement shall be without recourse and without any representation or warranty), to the Company or to whomever may be lawfully entitled to receive the same.

5.6 When Discharge of Obligations Deemed to Not Have Occurred.

(a) If, at any time after the Discharge of First Lien Obligations has occurred or contemporaneously therewith, the Company enters into any Refinancing of any First Lien Document evidencing a First Lien Obligation which Refinancing is permitted by the Second Lien Documents, then such Discharge of First Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken as a result of the occurrence of such first Discharge of First Lien Obligations), and, from and after the date on which the Additional First Lien Representative and Additional First Lien Collateral Agent in respect of such Refinancing each becomes a party to this Agreement in accordance with Section 8.7(b), the obligations under such Refinancing of the applicable First Lien Document shall automatically be treated as First Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the Additional First Lien Representative and the Additional First Lien Collateral Agent under such new First Lien Documents shall be a First Lien Representative and First Lien Collateral Agent, respectively, for all purposes of this Agreement and this Agreement shall be reinstated in full force and effect , and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. Upon receipt of a designation from the Company in accordance with Section 8.7(b)(2), each Second Lien Representative and Second Lien Collateral Agent shall promptly (x) enter into such documents and agreements (including amendments or

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supplements to this Agreement) as the Company or such Additional First Lien Representative and/or such Additional First Lien Collateral Agent shall reasonably request in order to provide to such Additional First Lien Representative and such Additional First Lien Collateral Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (y) deliver to such Additional First Lien Collateral Agent any Pledged Collateral held by it together with any necessary endorsements (or otherwise allow such Additional First Lien Collateral Agent to obtain control of such Pledged Collateral). If the Additional First Lien Obligations under the Additional First Lien Documents in respect of such Refinancing are secured by assets of the Grantors constituting Collateral that do not also secure the Second Lien Obligations, then the Second Lien Obligations shall be secured at such time by a second priority Lien on such assets to the same extent provided in the Second Lien Collateral Documents and this Agreement except to the extent, with respect to any Series of Second Lien Obligations, such Lien on such assets constitutes a Second Lien Declined Lien. This Section 5.6(a) shall survive termination of this Agreement.

(b) If, at any time after the Discharge of Second Lien Obligations has occurred or contemporaneously therewith, the Company enters into any Refinancing of any Second Lien Document evidencing a Second Lien Obligation which Refinancing is permitted by the First Lien Documents, then such Discharge of Second Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken as a result of the occurrence of such first Discharge of Second Lien Obligations), and, from and after the date on which the Additional Second Lien Representative and Additional Second Lien Collateral Agent in respect of such Refinancing each becomes a party to this Agreement in accordance with Section 8.7(b), the obligations under such Refinancing of the applicable Second Lien Document shall automatically be treated as Second Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the Additional Second Lien Representative and the Additional Second Lien Collateral Agent under such new Second Lien Documents shall be a Second Lien Representative and Second Lien Collateral Agent, respectively, for all purposes of this Agreement and this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. Upon receipt of a designation from the Company in accordance with Section 8.7(b)(2), each First Lien Representative and First Lien Collateral Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Agreement) as the Company or such Additional Second Lien Representative and/or such Additional Second Lien Collateral Agent shall reasonably request in order to provide to such Additional Second Lien Representative and such Additional Second Lien Collateral Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement. If the Additional Second Lien Obligations under the Additional Second Lien Documents in respect of such Refinancing are secured by assets of the Grantors constituting Collateral that do not also secure the First Lien Obligations, then the First Lien Obligations shall be secured at such time by a first priority Lien on such assets to the same extent provided in the First Lien Collateral Documents and this Agreement except to the extent, with respect to any Series of First Lien Obligations, such Lien on such assets constitutes a First Lien Declined Lien. This Section 5.6(b) shall survive termination of this Agreement.

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5.7 Purchase Right.

(a) Without prejudice to the enforcement of any of the First Lien Secured Parties’ remedies under the First Lien Documents, this Agreement, at law or in equity or otherwise, the First Lien Secured Parties agree that, if there is (i) an acceleration of any of the First Lien Obligations in accordance with the terms of the applicable First Lien Documents, (ii) a payment default under any First Lien Document that has not been cured or waived by the applicable First Lien Secured Parties within 60 days of the occurrence thereof or (iii) the commencement of any Insolvency or Liquidation Proceeding with respect to any Grantor (each, a “Purchase Event”), then the Second Lien Secured Parties (on a pro rata basis based on their outstanding Second Lien Obligations, unless otherwise agreed among such Second Lien Secured Parties) may purchase, by submitting a notice (a “Purchase Notice”) within fifteen (15) Business Days of any such Purchase Event, the entire aggregate amount (but not less than the entirety) of outstanding First Lien Obligations (including unfunded commitments under any Initial First Lien Document) at the Purchase Price.

(b) The “Purchase Price” will equal the sum of (1) the full amount of all First Lien Obligations then outstanding and unpaid at par (including principal, accrued but unpaid interest and fees and any other unpaid amounts, including breakage costs and, in the case of any secured hedging obligations, the amount that would be payable by the relevant Grantor thereunder if such Grantor were to terminate the hedge agreement in respect thereof on the date of the purchase or, if not terminated, an amount determined by the relevant First Lien Secured Party to be necessary to collateralize its credit risk arising out of such agreement, but excluding any prepayment penalties or premiums, (2) the cash collateral (the “LC Cash Collateral”) to be furnished to the First Lien Secured Parties providing letters of credit under the First Lien Documents in such amounts (not to exceed 103% thereof) as such First Lien Secured Parties determine is reasonably necessary to secure such First Lien Secured Parties in connection with any such outstanding and undrawn letters of credit and (3) all accrued and unpaid fees, expenses and other amounts (including attorneys’ fees and expenses) owed to the First Lien Secured Parties under or pursuant to the First Lien Documents on the date of purchase.

(c) The Second Lien Secured Parties desiring to purchase all the First Lien Obligations (the “Purchasing Creditors”) will deliver a Purchase Notice to the Designated First Lien Representative that (i) is signed by the Purchasing Creditors; (ii) states that it is a Purchase Notice under this Section 5.7; (iii) states that each Purchasing Creditor is irrevocably electing to purchase, in accordance with this Section 5.7, the percentage of all of the Purchase Obligations stated in the Purchase Notice for that Purchasing Creditor, which percentages must aggregate exactly 100% for all Purchasing Creditors; (iv) represents and warrants that the Purchase Notice is in conformity with the Second Lien Documents and any other binding agreement among Second Lien Secured Parties; and (v) designates a date on which the purchase will occur (the “Purchase Date”), that is (x) at least five but not more than ten Business Days after the Designated First Lien

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Representative’s receipt of the Purchase Notice, and (y) not more than twenty-five Business Days after the Purchase Event. Upon the Designated First Lien Representative’s receipt of an effective Purchase Notice conforming to this Section 5.7, the Purchasing Creditors will be irrevocably obligated to purchase, and the First Lien Secured Parties will be irrevocably obligated to sell, the First Lien Obligations in accordance with and subject to this Section 5.7.

(d) On the Purchase Date, (i) the Purchasing Creditors and the Designated First Lien Representative will execute and deliver an assignment agreement in form and substance satisfactory to the Designated First Lien Representative, (ii) the Purchasing Creditors will pay the Purchase Price to the Designated First Lien Representative by wire transfer of immediately available funds, (iii) the Purchasing Creditors will deposit with the Designated First Lien Representative or its designee by wire transfer of immediately available funds, the LC Cash Collateral and (iv) each of the Purchasing Creditors will execute and deliver to the Designated First Lien Representative a waiver and release of all claims arising out of this Agreement, the relationship between the First Lien Secured Parties and the Second Lien Secured Parties in connection with the First Lien Documents and the Second Lien Documents, and the transactions contemplated hereby as a result of exercising the purchase option contemplated by this Section 5.7.

(e) Promptly after the closing of the purchase of all First Lien Obligations pursuant to this Section 5.7, the Designated First Lien Representative will distribute the Purchase Price to the First Lien Secured Parties in accordance with the terms of the First Lien Documents. The Designated First Lien Representative will apply the LC Cash Collateral to reimburse the First Lien Secured Parties providing letters of credit for drawings under such letters of credit, any customary fees charged by the issuer in connection with such draws, and facing or similar fees. When all such letters of credit have been cancelled with the consent of the beneficiary thereof, expired, or been fully drawn, and after all payments from the account described above have been made, any remaining cash collateral will be returned to the Purchasing Creditors, as their interests appear. If for any reason the LC Cash Collateral is less than the amount owing with respect to such letters of credit, then the Purchasing Creditors will, in proportion to their interests determined as of the time of demand for such reimbursement, promptly reimburse the Designated First Lien Representative (who will then pay the applicable First Lien Secured Parties) the amount of the deficiency.

(f) Each First Lien Secured Party will retain all rights to indemnification provided in the relevant First Lien Documents for all claims and other amounts relating to periods prior to the purchase of the First Lien Obligations pursuant to this Section 5.7.

(g) The purchase and sale of the First Lien Obligations under this Section 5.7 will be without recourse and without representation or warranty of any kind by the First Lien Secured Parties, except that the First Lien Secured Parties shall severally and not jointly represent and warrant to the Second Lien Secured Parties that on the date of such purchase, immediately before giving effect to the purchase;

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(1) the principal of and accrued and unpaid interest on the First Lien Obligations, and the fees and expenses thereof owed to the respective First Lien Secured Parties, are as stated in any assignment agreement prepared in connection with the purchase and sale of the First Lien Obligations; and

(2) each First Lien Secured Party owns the First Lien Obligations purported to be owned by it free and clear of any Liens (other than participation interests not prohibited by the First Lien Documents, in which case the Purchase Price will be appropriately adjusted so that the Second Lien Secured Parties do not pay amounts represented by participation interests to the extent that the Second Lien Secured Parties expressly assume the obligations under such participation interests).

SECTION 6. Insolvency or Liquidation Proceedings.

6.1 Finance and Sale Issues. Until the Discharge of First Lien Obligations has occurred, if the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any First Lien Representative shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code), on which such First Lien Representative, such First Lien Collateral Agent or any other creditor has a Lien or to permit the Company or any other Grantor to obtain financing, whether from the First Lien Secured Parties or any other Person under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (“DIP Financing”), then each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties represented by it, will not object to such Cash Collateral use or DIP Financing, including any proposed orders for such Cash Collateral use and/or DIP Financing which are acceptable to any First Lien Representative) and to the extent the Liens securing the First Lien Obligations are subordinated to or pari passu with such DIP Financing, each Second Lien Collateral Agent will subordinate its Liens in the Collateral to the Liens securing such DIP Financing (and all Obligations relating thereto) and each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties represented by it, will not request adequate protection or any other relief in connection therewith (except as expressly agreed by the Designated First Lien Representative or to the extent permitted by Section 6.3). No Second Lien Secured Party may provide DIP Financing to the Company or any other Grantor secured by Liens equal or senior in priority to the Liens securing any First Lien Obligations; provided that if no First Lien Secured Party offers to provide DIP Financing to the extent permitted under this Section 6.1 on or before the date of the hearing to approve DIP Financing, then a Second Lien Secured Party may seek to provide DIP Financing (which DIP Financing shall consist solely of additional financing and shall not include any rollup of the Second Lien Obligations) secured by Liens equal or senior in priority to the Liens securing any First Lien Obligations, and the First Lien Secured Parties may object thereto. Each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of the Second Lien Secured Parties represented by it, agrees that it will not seek consultation rights in connection with, and it will not object to or oppose, a motion to sell, liquidate or otherwise dispose of Collateral under Section 363 of the Bankruptcy Code if the requisite First Lien Secured Parties have consented to such sale, liquidation or other disposition. Each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of the Second Lien Secured Parties represented by it, further agrees that it will not directly or indirectly oppose or impede entry of any

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order in connection with such sale, liquidation or other disposition, including orders to retain professionals or set bid procedures in connection with such sale, liquidation or disposition, if the requisite First Lien Secured Parties have consented to (i) such retention of professionals and bid procedures in connection with such sale, liquidation or disposition of such assets and (ii) the sale, liquidation or disposition of such assets, in which event the Second Lien Secured Parties will be deemed to have consented to the sale or disposition of Collateral pursuant to Section 363(f) of the Bankruptcy Code and such motion does not impair the rights of the Second Lien Secured Parties under Section 363(k) of the Bankruptcy Code.

6.2 Relief from the Automatic Stay. Until the Discharge of First Lien Obligations has occurred, each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of the Second Lien Secured Parties represented by it, agrees that none of them shall: (i) seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral, without the prior written consent of the First Lien Representatives or (ii) oppose (or support any other Person in opposing) any request by any First Lien Representative or First Lien Collateral Agent for relief from such stay.

6.3 Adequate Protection.

(a) Each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of the Second Lien Secured Parties represented by it, agrees that none of them shall contest (or support any other Person contesting):

(1) any request by any First Lien Representative, any First Lien Collateral Agent or other First Lien Secured Party for adequate protection under any Bankruptcy Law; or

(2) any objection by any First Lien Representative, any First Lien Collateral Agent or other First Lien Secured Party to any motion, relief, action or proceeding based on such First Lien Representative, First Lien Collateral Agent or First Lien Secured Party claiming a lack of adequate protection.

(b) Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency or Liquidation Proceeding:

(1) if the First Lien Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any Cash Collateral use or DIP Financing, then each Second Lien Collateral Agent, for itself or on behalf of any of the Second Lien Secured Parties represented by it, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the First Lien Obligations and such Cash Collateral use or DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to the First Lien Obligations under this Agreement; and

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(2) the Second Lien Representatives, the Second Lien Collateral Agents and Second Lien Secured Parties shall only be permitted to seek adequate protection with respect to their rights in the Collateral in any Insolvency or Liquidation Proceeding in the form of (A) additional collateral; provided that as adequate protection for the First Lien Obligations, each First Lien Collateral Agent, on behalf of the First Lien Secured Parties represented by it, is granted a Lien on such additional collateral, which Lien shall be senior to the Lien of the applicable Second Lien Representatives, Second Lien Collateral Agents and Second Lien Secured Parties on the same basis as the other Liens of the Second Lien Secured Parties on the Collateral; (B) replacement Liens on the Collateral; provided that as adequate protection for the First Lien Obligations, each First Lien Collateral Agent, on behalf of the First Lien Secured Parties represented by it, is granted replacement Liens on the Collateral, which Liens shall be senior to the Lien of the applicable Second Lien Representatives, Second Lien Collateral Agents and Second Lien Secured Parties on the same basis as the other Liens of the Second Lien Secured Parties on the Collateral; (C) an administrative expense claim; provided that as adequate protection for the First Lien Obligations, each First Lien Representative, on behalf of the First Lien Secured Parties represented by it, is granted an administrative expense claim which is senior and prior to the administrative expense claim of the Second Lien Representatives and the other Second Lien Secured Parties; and (D) cash payments with respect to interest on the Second Lien Obligations; provided that (1) as adequate protection for the First Lien Obligations, each First Lien Representative, on behalf of the First Lien Secured Parties represented by it, is granted cash payments with respect to interest on the First Lien Obligation represented by it and (2) such cash payments do not exceed an amount equal to the interest accruing on the principal amount of Second Lien Obligations outstanding on the date such relief is granted at the interest rate under the applicable Second Lien Documents and accruing from the date the applicable Second Lien Representative is granted such relief. If any Second Lien Secured Party receives Post-Petition Interest and/or adequate protection payments in an Insolvency or Liquidation Proceeding (“Second Lien Adequate Protection Payments”) and the First Lien Secured Parties do not receive payment in full in cash of all First Lien Obligations upon the effectiveness of the plan of reorganization for, or conclusion of, that Insolvency or Liquidation Proceeding, then each Second Lien Secured Party shall pay over to the First Lien Secured Parties an amount (the “Pay-Over Amount”) equal to the lesser of (i) the Second Lien Adequate Protection Payments received by such Second Lien Secured Party and (ii) the amount of the short-fall (the “Short Fall”) in payment in full in cash of the First Lien Obligations; provided that to the extent any portion of the Short Fall represents payments received by the First Lien Secured Parties in the form of promissory notes, equity or other property equal in value to the cash paid in respect of the Pay-Over Amount, the First Lien Secured Parties shall, upon receipt of the Pay-Over Amount, transfer those promissory notes, equity or other property, equal in value to the cash paid in respect of the Pay-Over Amount, to the applicable Second Lien Secured Parties pro rata in exchange for the Pay-Over Amount. Notwithstanding anything herein to the contrary, the First Lien Secured Parties shall not be deemed to have consented to, and expressly retain their rights to object to, the grant of adequate protection in the form of cash payments to the Second Lien Secured Parties made pursuant to this Section 6.3(b).

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(c) Each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties represented by it, agrees that notice of a hearing to approve DIP Financing or use of Cash Collateral on an interim basis shall be adequate if delivered to such Second Lien Representative and Second Lien Collateral Agent at least two (2) Business Days in advance of such hearing and that notice of a hearing to approve DIP Financing or use of Cash Collateral on a final basis shall be adequate if delivered to such Second Lien Representative and Second Lien Collateral Agent at least fifteen (15) days in advance of such hearing.

6.4 No Waiver. Subject to Section 6.7(b), nothing contained herein shall prohibit or in any way limit any First Lien Representative or any other First Lien Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Lien Representative or any other Second Lien Secured Party, including the seeking by any Second Lien Representative or any other Second Lien Secured Party of adequate protection or the asserting by any Second Lien Representative or any other Second Lien Secured Party of any of its rights and remedies under the Second Lien Documents or otherwise.

6.5 Avoidance Issues. If any First Lien Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Company or any other Grantor any amount paid in respect of First Lien Obligations (a “Recovery”), then such First Lien Secured Party shall be entitled to a reinstatement of its First Lien Obligations with respect to all such recovered amounts on the date of such Recovery, and from and after the date of such reinstatement the Discharge of First Lien Obligations shall be deemed not to have occurred for all purposes hereunder. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. This Section 6.5 shall survive termination of this Agreement.

6.6 Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization, arrangement, compromise or liquidation or similar dispositive restructuring plan, both on account of First Lien Obligations and on account of Second Lien Obligations, then, to the extent the debt obligations distributed on account of the First Lien Obligations and on account of the Second Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

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6.7 Post-Petition Interest.

(a) None of any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Secured Party shall oppose or seek to challenge any claim by any First Lien Representative, any First Lien Collateral Agent or any other First Lien Secured Party for allowance in any Insolvency or Liquidation Proceeding of First Lien Obligations consisting of Post-Petition Interest to the extent of the value of the Lien of the First Lien Collateral Agents on behalf of the First Lien Secured Parties on the Collateral or any other First Lien Secured Party’s Lien, without regard to the existence of the Liens of the Second Lien Collateral Agents on behalf of the Second Lien Secured Parties on the Collateral.

(b) None of any First Lien Representative, First Lien Collateral Agent or any other First Lien Secured Party shall oppose or seek to challenge any claim by any Second Lien Representative, Second Lien Collateral Agent or any other Second Lien Secured Party for allowance in any Insolvency or Liquidation Proceeding of Second Lien Obligations consisting of Post-Petition Interest to the extent of the value of the Lien of the Second Lien Collateral Agents on behalf of the Second Lien Secured Parties on the Collateral (after taking into account the amount of all First Lien Obligations (including as described in Section 6.9)).

6.8 Waiver. Each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of the Second Lien Secured Parties represented by it, waives any claim it may hereafter have against any First Lien Secured Party arising out of the election of any First Lien Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the Collateral in any Insolvency or Liquidation Proceeding so long as such actions are not in express contravention of the terms of this Agreement.

6.9 Separate Grants of Security and Separate Classification. Each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of the Second Lien Secured Parties represented by it, and each First Lien Representative and each First Lien Collateral Agent, for itself and on behalf of the First Lien Secured Parties represented by it, acknowledges and agrees that:

(a) the grants of Liens pursuant to the First Lien Collateral Documents and the Second Lien Collateral Documents constitute two separate and distinct grants of Liens; and

(b) because of, among other things, their differing rights in the Collateral, the Second Lien Obligations are fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding.

To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First Lien Secured Parties and the Second Lien Secured Parties in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each of the parties hereto hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Collateral (with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose

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ignoring all claims held by the Second Lien Secured Parties), the First Lien Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing (or that would be owing if there were such separate classes of senior and junior secured claims) in respect of Post-Petition Interest, including any additional interest payable pursuant to the First Lien Documents, arising from or related to a default, which is disallowed as a claim in any Insolvency or Liquidation Proceeding) before any distribution is made in respect of the claims held by the Second Lien Secured Parties with respect to the Collateral, with each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of the Second Lien Secured Parties represented by it, hereby acknowledging and agreeing to turn over to the Designated First Lien Collateral Agent, for itself and on behalf of the First Lien Secured Parties, Collateral or proceeds of Collateral otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Lien Secured Parties.

6.10 Effectiveness in Insolvency or Liquidation Proceedings. The Parties acknowledge that this Agreement is a “subordination agreement” under section 510(a) of the Bankruptcy Code, which will be effective before, during and after the commencement of an Insolvency or Liquidation Proceeding. All references in this Agreement to any Grantor will include such Person as a debtor-in-possession and any receiver or trustee for such Person in an Insolvency or Liquidation Proceeding.

SECTION 7. Reliance; Waivers; Etc.

7.1 Reliance. Other than any reliance on the terms of this Agreement, each First Lien Representative and each First Lien Collateral Agent, on behalf of itself and the First Lien Secured Parties represented by it, acknowledges that it and such First Lien Secured Parties have, independently and without reliance on any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the First Lien Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the First Lien Documents or this Agreement. Each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties represented by it, acknowledges that it and such Second Lien Secured Parties have, independently and without reliance on any First Lien Representative, any First Lien Collateral Agent or any other First Lien Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Second Lien Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Second Lien Documents or this Agreement.

7.2 No Warranties or Liability. Each First Lien Representative and each First Lien Collateral Agent, on behalf of itself and the First Lien Secured Parties represented by it, acknowledges and agrees that no Second Lien Representative or other Second Lien Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Second Lien Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the Second Lien Secured Parties will be entitled to manage

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and supervise their respective extensions of credit under the Second Lien Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. Each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties represented by it, acknowledges and agrees that no First Lien Representative or other First Lien Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the First Lien Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the First Lien Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the First Lien Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The Second Lien Representatives, the Second Lien Collateral Agents and the other Second Lien Secured Parties shall have no duty to the First Lien Representatives, the First Lien Collateral Agents or any of the other First Lien Secured Parties, and the First Lien Representatives, the First Lien Collateral Agents and the other First Lien Secured Parties shall have no duty to the Second Lien Representatives, the Second Lien Collateral Agents or any of the other Second Lien Secured Parties, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Company or any other Grantor (including the First Lien Documents and the Second Lien Documents), regardless of any knowledge thereof which they may have or be charged with.

7.3 No Waiver of Lien Priorities.

(a) No right of the First Lien Secured Parties, the First Lien Representatives, the First Lien Collateral Agents or any of them to enforce any provision of this Agreement or any First Lien Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any other Grantor or by any act or failure to act by any First Lien Secured Party, First Lien Representative or First Lien Collateral Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the First Lien Documents or any of the Second Lien Documents, regardless of any knowledge thereof which any other First Lien Representative, First Lien Collateral Agent or any First Lien Secured Party, or any of them, may have or be otherwise charged with.

(b) Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Company and the other Grantors under the First Lien Documents and subject to the provisions of Sections 5.3 and 8.7), the First Lien Secured Parties, the First Lien Representatives, the First Lien Collateral Agents and any of them may, at any time and from time to time in accordance with the First Lien Documents and/or applicable law, without the consent of, or notice to, any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Secured Party, without incurring any liabilities to any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Secured Party and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Secured Party is affected, impaired or extinguished thereby) do any one or more of the following:

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(1) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the First Lien Obligations or any Lien on any First Lien Collateral or guaranty of any of the First Lien Obligations or any liability of the Company or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the First Lien Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by any First Lien Representative, any First Lien Collateral Agent or any of the other First Lien Secured Parties, the First Lien Obligations or any of the First Lien Documents;

(2) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the First Lien Collateral or any liability of the Company or any other Grantor to any of the First Lien Secured Parties, the First Lien Representatives or the First Lien Collateral Agents, or any liability incurred directly or indirectly in respect thereof;

(3) settle or compromise any First Lien Obligation or any other liability of the Company or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the First Lien Obligations) in any manner or order; and

(4) exercise or delay in or refrain from exercising any right or remedy against the Company or any other Grantor or any other Person or any security, and elect any remedy and otherwise deal freely with the Company, any other Grantor or any First Lien Collateral and any security and any guarantor or any liability of the Company or any other Grantor to the First Lien Secured Parties or any liability incurred directly or indirectly in respect thereof.

(c) Except as otherwise expressly provided herein, each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties represented by it, also agrees that the First Lien Secured Parties, the First Lien Representatives and the First Lien Collateral Agents shall have no liability to such Second Lien Representative, such Second Lien Collateral Agent or any such Second Lien Secured Parties, and such Second Lien Representative and such Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties represented by it, hereby waives any claim against any First Lien Secured Party, any First Lien Representative or any First Lien Collateral Agent arising out of any and all actions which the First Lien Secured Parties, any First Lien Representative or any First Lien Collateral Agent may take or permit or omit to take with respect to:

(1) the First Lien Documents (other than this Agreement);

(2) the collection of the First Lien Obligations; or

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(3) the foreclosure upon, or sale, liquidation or other disposition of, any First Lien Collateral.

Each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties represented by it, agrees that the First Lien Secured Parties, the First Lien Representatives and the First Lien Collateral Agents have no duty to them in respect of the maintenance or preservation of the First Lien Collateral, the First Lien Obligations or otherwise.

(d) Until the Discharge of First Lien Obligations, each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties represented by it, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to any First Lien Collateral or any other similar rights a junior secured creditor may have under applicable law.

7.4 Obligations Unconditional. All rights, interests, agreements and obligations of the First Lien Representatives, the First Lien Collateral Agents and the other First Lien Secured Parties and the Second Lien Representatives, the Second Lien Collateral Agents and the other Second Lien Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any First Lien Documents or any Second Lien Documents;

(b) except as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the First Lien Obligations or Second Lien Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any First Lien Document or any Second Lien Document;

(c) except as otherwise expressly set forth in this Agreement, any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Lien Obligations or Second Lien Obligations or any guaranty thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or

(e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, the Company or any other Grantor in respect of any First Lien Representative, any First Lien Collateral Agent, the First Lien Obligations, any First Lien Secured Party, any Second Lien Representative, any Second Lien Collateral Agent, the Second Lien Obligations or any Second Lien Secured Party in respect of this Agreement.

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SECTION 8. Miscellaneous.

8.1 Integration/Conflicts. This Agreement, the First Lien Documents and the Second Lien Documents represent the entire agreement of the Grantors, the First Lien Secured Parties and the Second Lien Secured Parties with respect to the subject matter hereof and thereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. There are no promises, undertakings, representations or warranties by the First Lien Secured Parties or the Second Lien Secured Parties relative to the subject matter hereof and thereof not expressly set forth or referred to herein or therein. In the event of any conflict between the provisions of this Agreement and the provisions of the First Lien Documents or the Second Lien Documents, the provisions of this Agreement shall govern and control.

8.2 Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of lien subordination and the First Lien Secured Parties may continue, at any time and without notice to any Second Lien Representative or any other Second Lien Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any Grantor constituting First Lien Obligations in reliance hereon. Each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties represented by it, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions. All references to the Company or any other Grantor shall include the Company or such Grantor as debtor and debtor-in-possession and any receiver, trustee or similar person for the Company or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect:

(a) with respect to any First Lien Representative and any First Lien Collateral Agent, the First Lien Secured Parties represented by it and their First Lien Obligations, on the date on which the First Lien Obligations of such First Lien Secured Parties are Discharged, subject to Sections 5.6 and 6.5; and

(b) with respect to any Second Lien Representative and any Second Lien Collateral Agent, the Second Lien Secured Parties represented by it and their Second Lien Obligations, on the date on which the Second Lien Obligations of such Second Lien Secured Parties are Discharged, subject to Sections 5.6 and 6.5; provided, however, that in each case, such termination shall not relieve any such party of its obligations incurred hereunder prior to the date of such termination.

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8.3 Amendments; Waivers.

(a) No amendment, modification or waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, the Company and the other Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent their rights are directly and adversely affected.

(b) Notwithstanding the foregoing, without the consent of any First Lien Secured Party or Second Lien Secured Party, any Representative and Collateral Agent may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.7 and upon such execution and delivery, such Representative and Collateral Agent and the Additional First Lien Secured Parties and Additional First Lien Obligations or Additional Second Lien Secured Parties or Additional Second Lien Obligations of the Series for which such Representative and Collateral Agent is acting shall be subject to the terms hereof.

(c) Notwithstanding the foregoing, without the consent of any other Representative, Collateral Agent or First Lien Secured Party, the Designated First Lien Representative may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Additional First Lien Obligations or Additional Second Lien Obligations in compliance with this Agreement.

8.4 Information Concerning Financial Condition of the Grantors and their Subsidiaries. The First Lien Representatives, the First Lien Collateral Agents and the First Lien Secured Parties, on the one hand, and the Second Lien Representatives, the Second Lien Collateral Agents and the Second Lien Secured Parties, on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of the Grantors and their Subsidiaries and all endorsers and/or guarantors of the First Lien Obligations or the Second Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Lien Obligations. The First Lien Representatives, the First Lien Collateral Agents and the other First Lien Secured Parties shall have no duty to advise the Second Lien Representatives, the Second Lien Collateral Agents or any other Second Lien Secured Party of information known to it or them regarding such condition or any such circumstances or otherwise. In the event the First Lien Representatives, the First Lien Collateral Agents or any of the other First Lien Secured Parties, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Secured Party, it or they shall be under no obligation:

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(a) to make, and the First Lien Representatives, the First Lien Collateral Agents and the other First Lien Secured Parties shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(b) to provide any additional information or to provide any such information on any subsequent occasion;

(c) to undertake any investigation; or

(d) to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5 Subrogation. With respect to the value of any payments or distributions in cash, property or other assets that any of the Second Lien Representatives, the Second Lien Collateral Agents or the other Second Lien Secured Parties pays over to any of the First Lien Representatives, the First Lien Collateral Agents or the other First Lien Secured Parties under the terms of this Agreement, such Second Lien Secured Parties, Second Lien Representatives and Second Lien Collateral Agents shall be subrogated to the rights of such First Lien Representatives, First Lien Collateral Agents and First Lien Secured Parties; provided that each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties represented by it, hereby agrees not to assert or enforce any such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First Lien Obligations has occurred. The Company and the other Grantors each acknowledges and agrees that the value of any payments or distributions in cash, property or other assets received by any Second Lien Representative, Second Lien Collateral Agent or other Second Lien Secured Party that are paid over to any First Lien Representative, First Lien Collateral Agent or other First Lien Secured Party pursuant to this Agreement shall not reduce any of the Second Lien Obligations.

8.6 Application of Payments. All payments received by any First Lien Representative, First Lien Collateral Agent or other First Lien Secured Party may be applied, reversed and reapplied, in whole or in part, to such part of the First Lien Obligations provided for in the First Lien Documents (subject to the First Lien Pari Passu Intercreditor Agreement and the Term/ABL Intercreditor Agreement, in each case if then in effect). Each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties represented by it, agrees to any extension or postponement of the time of payment of the First Lien Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security which may at any time secure any part of the First Lien Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

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8.7 Additional Debt Facilities.

(a) To the extent, but only to the extent, permitted by the provisions of the First Lien Documents and the Second Lien Documents and Section 5.3, the Company may (x) incur or issue and sell one or more series or classes of Indebtedness that the Company designates as Additional First Lien Debt and/or one or more series or classes of Indebtedness that the Company designates as Additional Second Lien Debt (each, “Additional Debt”) or (y) incur Indebtedness under any Replacement First Lien Credit Agreement that is secured on an equal and ratable basis with the Liens (other than any First Lien Declined Liens), which shall be Additional First Lien Obligations.

Any such series or class of Additional First Lien Debt may be secured by a first-priority, senior Lien on the Collateral, in each case under and pursuant to the First Lien Collateral Documents for such Series of Additional First Lien Debt, if and subject to the condition that, unless such Indebtedness is part of an existing Series of Additional First Lien Debt represented by a First Lien Representative and First Lien Collateral Agent already party to this Agreement, the First Lien Pari Passu Intercreditor Agreement and the Term/ABL Intercreditor Agreement (if then in effect), the Additional First Lien Representative and the Additional First Lien Collateral Agent of any such Additional First Lien Debt each becomes a party to this Agreement, the First Lien Pari Passu Intercreditor Agreement and the Term/ABL Intercreditor Agreement (if then in effect) by satisfying the conditions set forth in clauses (1) through (3) of paragraph (b) of this Section 8.7. Any Indebtedness and other Initial First Lien Obligations under any Replacement First Lien Credit Agreement may be secured by Liens on an equal and ratable basis, in each case under and pursuant to the Initial First Lien Documents, if and subject to the condition that the Replacement First Lien Representative and Replacement First Lien Collateral Agent, acting on behalf of the holders of such Initial First Lien Obligations, each becomes a party to this Agreement, the First Lien Pari Passu Intercreditor Agreement and the Term/ABL Intercreditor Agreement (if then in effect) by satisfying the conditions set forth in clauses (1) through (3) of paragraph (b) of this Section 8.7. Upon any Additional First Lien Representative and Additional First Lien Collateral Agent, or Replacement First Lien Representative and Replacement First Lien Collateral Agent, as the case may be, so becoming a party hereto and becoming a party to the First Lien Pari Passu Intercreditor Agreement and the Term/ABL Intercreditor Agreement (if then in effect) in accordance with the terms thereof, all Additional First Lien Obligations of such Series or all Initial First Lien Obligations under any Replacement First Lien Credit Agreement, as applicable, shall also be entitled to be so secured by a senior Lien on the Collateral in accordance with the terms hereof and thereof.

Any such series or class of Additional Second Lien Debt may be secured by a second-priority, subordinated Lien on the Collateral, in each case under and pursuant to the relevant Second Lien Collateral Documents for such Series of Additional Second Lien Debt, if and subject to the condition, unless such Indebtedness is part of an existing Series of Additional Second Lien Debt represented by a Second Lien Representative and Second Lien Collateral Agent already party to this Agreement, the Second Lien Pari Passu Intercreditor Agreement and the Term/ABL Intercreditor Agreement (if then in effect), the Additional Second Lien Representative and Additional Second Lien Collateral Agent of any such Additional Second Lien Debt each becomes a party to this Agreement, the Second Lien Pari Passu Intercreditor Agreement and the Term/ABL Intercreditor Agreement (if then in effect) by satisfying the conditions set forth in clauses (1) through (3) of paragraph (b) of this Section 8.7. Upon any Additional Second Lien Representative and Additional Second Lien Collateral Agent so becoming a party hereto and becoming a party to the

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Second Lien Pari Passu Intercreditor Agreement and the Term/ABL Intercreditor Agreement (if then in effect) in accordance with the terms thereof, all Additional Second Lien Obligations of such Series shall also be entitled to be so secured by a subordinated Lien on the Collateral in accordance with the terms hereof and thereof.

(b) In order for an Additional Representative and an Additional Collateral Agent, or, in the case of a Replacement First Lien Credit Agreement, the Replacement First Lien Representative and the Replacement First Lien Collateral Agent in respect thereof, to become a party to this Agreement:

(1) such Additional Representative and such Additional Collateral Agent or such Replacement First Lien Representative and such Replacement First Lien Collateral Agent shall have executed and delivered to each other then-existing Representative (A) a Joinder Agreement substantially in the form of Exhibit I hereto (if such Representative is an Additional Second Lien Representative and such Collateral Agent is an Additional Second Lien Collateral Agent) or Exhibit II hereto (if such Representative is an Additional First Lien Representative and such Collateral Agent is an Additional First Lien Collateral Agent or in the case of a Replacement First Lien Credit Agreement) (with such changes as may be reasonably approved by the Designated First Lien Representative and such Representative and such Collateral Agent) pursuant to which (x) such Additional Representative becomes a Representative hereunder, such Additional Collateral Agent becomes a Collateral Agent hereunder and the related First Lien Secured Parties or Second Lien Secured Parties, as applicable, become subject hereto and bound hereby or (y) such Replacement First Lien Representative becomes the Initial First Lien Representative hereunder and such Replacement First Lien Collateral Agent becomes the Initial First Lien Collateral Agent hereunder, such Replacement First Lien Credit Agreement becomes the Initial First Lien Credit Agreement hereunder and such Initial First Lien Obligations and holders of such Initial First Lien Obligations become subject hereto and bound hereby and (B) a joinder agreement to the Term/ABL Intercreditor Agreement (if then in effect) in the form required thereby or such other form as may be acceptable to the parties thereto;

(2) the Company shall have delivered a Designation to each other then-existing Collateral Agent substantially in the form of Exhibit III hereto, pursuant to which a Responsible Officer of the Company shall (A) identify the Indebtedness to be designated as Additional First Lien Obligations, Additional Second Lien Obligations, or Initial First Lien Obligations, as applicable, and the initial aggregate principal amount of such Indebtedness, (B) specify the name and address of the applicable Additional Representative and Additional Collateral Agent or the Replacement First Lien Representative and Replacement First Lien Collateral Agent, (C) certify that such Additional Debt or Initial First Lien Obligations is permitted to be incurred, secured and guaranteed by each First Lien Document and Second Lien Document and that the conditions set forth in this Section 8.7 are satisfied with respect to such Additional Debt or Initial First Lien Obligations, as applicable and (D) in the case of a Replacement First Lien Credit Agreement, expressly state that such agreement giving rise to the new Indebtedness satisfies the requirements of a Replacement First Lien Credit Agreement and is designated as a Replacement First Lien Credit Agreement; and

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(3) the Company shall have delivered to each other Collateral Agent true, complete and certified copies of each of the First Lien Documents or Second Lien Documents, as applicable, relating to such Additional First Lien Debt, Additional Second Lien Debt, or the Replacement First Lien Credit Agreement, as applicable.

(c) The Additional Second Lien Documents or Additional First Lien Documents, as applicable, relating to such Additional Obligations shall provide that each of the applicable Secured Parties with respect to such Additional Obligations will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Obligations.

(d) Upon the execution and delivery of a Joinder Agreement by an Additional First Lien Representative and an Additional First Lien Collateral Agent or an Additional Second Lien Representative and an Additional Second Lien Collateral Agent or the Replacement First Lien Representative and the Replacement First Lien Collateral Agent, in each case, in accordance with this Section 8.7, each other Representative and Collateral Agent shall acknowledge receipt thereof by countersigning a copy thereof and returning the same to such Additional First Lien Representative and such Additional First Lien Collateral Agent or such Additional Second Lien Representative and such Additional Second Lien Collateral Agent or the Replacement First Lien Representative and the Replacement First Lien Collateral Agent, as the case may be; provided that the failure of any Representative or Collateral Agent to so acknowledge or return the same shall not affect the status of such Additional Obligations as Additional First Lien Obligations or Additional Second Lien Obligations, or a Replacement First Lien Credit Agreement, as the case may be, if the other requirements of this Section 8.7 are complied with.

(e) With respect to any incurrence, issuance or sale of Indebtedness after the date hereof under the Additional First Lien Documents or Additional Second Lien Documents of a Series of Additional First Lien Debt or Series of Additional Second Lien Debt whose Representative and Collateral Agent is already each a party to this Agreement, the Term/ABL Intercreditor Agreement (if then in effect) and the First Lien Pari Passu Intercreditor Agreement or Second Lien Pari Passu Intercreditor Agreement, as applicable, the requirements of Section 8.7(b) shall not be applicable and such Indebtedness shall automatically constitute Additional First Lien Debt or Additional Second Lien Debt so long as (i) such Indebtedness is permitted to be incurred, secured and guaranteed by each First Lien Document and Second Lien Document and (ii) the provisions of paragraph (c) above have been complied with; provided, further, however that with respect to any such Indebtedness incurred, issued or sold pursuant to the terms of any Additional First Lien Documents or Additional Second Lien Documents of such existing Series of Additional First Lien Debt or Additional Second Lien Debt as such terms existed on the date the Representative and Collateral Agent for such Series of Additional First Lien Debt or Additional Second Lien Debt executed the Joinder Agreement, the requirements of clause

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(i) of this paragraph (e) shall be tested only as of (x) the date of execution of such Joinder Agreement, if pursuant to a commitment entered into at the time of such Joinder Agreement and (y) with respect to any later commitment or amendment to those terms to permit such Indebtedness, as of the date of such commitment and/or amendment.

8.8 Submission to Jurisdiction; Certain Waivers. Each of the Company, each other Grantor, and each Representative and each Collateral Agent, on behalf of itself and the applicable Secured Parties for whom it is acting, hereby irrevocably and unconditionally

(a) submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each such party hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each such party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that each Collateral Agent and each Representative may otherwise have to bring any action or proceeding against the Borrower or any Grantor or its properties in the courts of any jurisdiction;

(b) waives, to the fullest extent it may legally and effectively do so (i) any objection it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section 8.8 and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding; and

(c) consents to service of process in the manner provided for notices in Section 8.10. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

8.9 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

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8.10 Notices. All notices to the Second Lien Secured Parties and the First Lien Secured Parties permitted or required under this Agreement shall be sent to the applicable Second Lien Representative and the applicable First Lien Representative, respectively. Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served or sent by facsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto or in the Joinder Agreement pursuant to which it becomes a party hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

8.11 Further Assurances. Each First Lien Representative and each First Lien Collateral Agent, on behalf of itself and the First Lien Secured Parties represented by it, each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties represented by it, and the Company and each other Grantor, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as any First Lien Representative and First Lien Collateral Agent or any Second Lien Representative and Second Lien Collateral Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

8.12 Agency Capacities. Except as expressly provided herein, JPM is acting in the capacity of Initial First Lien Representative and Initial First Lien Collateral Agent solely for the Initial First Lien Secured Parties. Except as expressly provided herein, each other Representative and Collateral Agent is acting in the capacity of Representative and Collateral Agent, respectively, solely for the Secured Parties under the First Lien Documents or Second Lien Documents for which it is the named Representative or Collateral Agent, as the case may be, in the applicable Joinder Agreement.

8.13 GOVERNING LAW. THIS AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE), SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.14 Binding on Successors and Assigns. This Agreement shall be binding upon the First Lien Representatives, the First Lien Collateral Agents, the other First Lien Secured Parties, the Second Lien Representatives, the Second Lien Collateral Agents, the other Second Lien Secured Parties, the Company and the other Grantors, and their respective successors and assigns. If any of the First Lien Representatives, the First Lien Collateral Agents, the Second Lien Representatives or the Second Lien Collateral Agents resigns or is replaced pursuant to the First Lien Documents or the Second Lien Documents, as applicable, its successor shall be deemed to be a party to this Agreement and shall have all the rights of, and be subject to all the obligations of, this Agreement. No provision of this Agreement will inure to the benefit of a trustee, debtor-in-possession, creditor trust or other representative of an estate or creditor of any Grantor, including where any such trustee, debtor-in-possession, creditor trust or other representative of an estate is the beneficiary of a Lien securing Collateral by virtue of the avoidance of such Lien in an Insolvency or Liquidation Proceeding.

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8.15 Section Headings. Section headings and the Table of Contents used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.16 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

8.17 Authorization. By its signature, each Person executing this Agreement, on behalf of such party or Grantor but not in his or her personal capacity as a signatory, represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

8.18 No Third Party Beneficiaries/Provisions Solely to Define Relative Rights. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the First Lien Secured Parties and the Second Lien Secured Parties. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Representatives, the First Lien Collateral Agents and the other First Lien Secured Parties on the one hand and the Second Lien Representatives, the Second Lien Collateral Agents and the other Second Lien Secured Parties on the other hand. Nothing herein shall be construed to limit the relative rights and obligations as among the First Lien Secured Parties or as among the Second Lien Secured Parties; as among the First Lien Secured Parties, such rights and obligations are governed by, and any provisions herein regarding them are therefore subject to, the provisions of the First Lien Pari Passu Intercreditor Agreement (provided that, solely as among any Initial First Lien Secured Parties party to the Initial First Lien Credit Agreement, the Initial First Lien Documents shall define the relative rights and priorities of such First Lien Secured Parties (as among each other) with respect to the Collateral (including as to waterfalls, voting rights and intercreditor provisions contained therein as applicable among such First Lien Secured Parties)) and as among the Second Lien Secured Parties, such rights and obligations are governed by, and any provisions herein regarding them are therefore subject to, the provisions of the Second Lien Pari Passu Intercreditor Agreement. Nothing herein shall be construed to limit the relative rights and obligations as among the parties to the Term/ABL Intercreditor Agreement; as among such Persons, such rights and obligations are governed by, and any provisions herein regarding them are therefore subject to, the provisions of the Term/ABL Intercreditor Agreement. Other than as set forth in Section 8.3, none of the Company, any other Grantor or any other creditor thereof shall have any rights hereunder and neither the Company nor any Grantor may rely on the terms hereof. Nothing in this Agreement is intended to or shall impair the obligations of the Company or any other Grantor, which are absolute and unconditional, to pay the First Lien Obligations and the Second Lien Obligations as and when the same shall become due and payable in accordance with their terms.

8.19 No Indirect Actions. Unless otherwise expressly stated, if a party may not take an action under this Agreement, then it may not take that action indirectly, or support any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the party but is intended to have substantially the same effects as the prohibited action.

50

8.20 Additional Grantors. In the event any Subsidiary shall have granted a Lien on any of its assets to secure any Secured Obligations, the Company shall cause such Subsidiary, if not already a signatory hereto, to execute an acknowledgment hereto as a “Grantor” in form and substance reasonably satisfactory to each Collateral Agent (which may include an additional counterpart signature page to this Agreement). The execution and delivery of any such acknowledgment shall not require the consent of any other party hereto. The rights and obligations of each party hereto shall remain in full force and effect notwithstanding the acknowledgment of any new Grantor as a party to this Agreement.

[Remainder of this page intentionally left blank]

51

IN WITNESS WHEREOF, the parties hereto have executed this [Second] Lien Intercreditor Agreement as of the date first written above.

JPMORGAN CHASE BANK, N.A.,
as Initial First Lien Representative and as Initial
First Lien Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[NOTICE ADDRESS]

[________________________]
as Initial Second Lien Representative and Initial
Second Lien Collateral Agent

By:
Name:
Title:

[NOTICE ADDRESS]

Acknowledged and Agreed to by:

AMNEAL PHARMACEUTICALS LLC

By:
Name:
Title:

[NOTICE ADDRESS]

GRANTORS:

[INSERT NAME OF OTHER GRANTORS]

By:
Name:
Title:

[NOTICE ADDRESS]

Exhibit I to the

Second Lien Intercreditor Agreement

[FORM OF] SECOND LIEN JOINDER AGREEMENT NO. [    ] dated as of [    ], 20[    ] to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of [    ], 20[    ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Second Lien Intercreditor Agreement”), among JPMORGAN CHASE BANK, N.A., as Initial First Lien Representative and Initial First Lien Collateral Agent, [INSERT NAME], as Initial Second Lien Representative, [INSERT NAME], as Initial Second Lien Collateral Agent and the additional Representatives from time to time a party thereto, and acknowledged and agreed to by AMNEAL PHARMACEUTICALS LLC, a Delaware limited liability company (the “Company”), certain subsidiaries of the Company (each a “Grantor”).

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.

As a condition to the ability of the Company to incur Additional Second Lien Debt and to secure such Additional Second Lien Debt and related Additional Second Lien Obligations with a lien on the Collateral and to have such Additional Second Lien Debt and related Additional Second Lien Obligations guaranteed by the Grantors, in each case under and pursuant to the applicable Additional Second Lien Documents, each of the Additional Second Lien Representative and the Additional Second Lien Collateral Agent in respect of such Additional Second Lien Debt and related Additional Second Lien Obligations is required to become a Representative and Collateral Agent, respectively, under, and the Additional Second Lien Secured Parties in respect thereof are required to become subject to and bound by, the Second Lien Intercreditor Agreement. Section 8.7 of the Second Lien Intercreditor Agreement provides that such Additional Second Lien Representative and Additional Second Lien Collateral Agent may become a Representative and Collateral Agent, respectively, under, and such Additional Second Lien Secured Parties may become subject to and bound by, the Second Lien Intercreditor Agreement pursuant to the execution and delivery by the Additional Second Lien Representative and Additional Second Lien Collateral Agent of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 8.7 of the Second Lien Intercreditor Agreement. The undersigned Additional Second Lien Representative (the “New Representative”) and Additional Second Lien Collateral Agent (the “New Collateral Agent”) are executing this Joinder Agreement in accordance with the requirements of the Second Lien Intercreditor Agreement.

Accordingly, the New Representative and the New Collateral Agent agree as follows:

In accordance with Section 8.7 of the Second Lien Intercreditor Agreement, the New Representative and the New Collateral Agent by their signatures below become a Second Lien Representative and a Second Lien Collateral Agent, respectively, under, and the related Additional Second Lien Secured Parties represented by it become subject to and bound by, the Second Lien Intercreditor Agreement with the same force and effect as if the New Representative and the New Collateral Agent had originally been named therein as a Second Lien Representative and a Second Lien Collateral Agent, respectively, and each of the New Representative and the New Collateral Agent, on behalf of itself and the Additional Second Lien Secured Parties represented by it, hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as a Second Lien Representative and a Second Lien Collateral Agent,

Exhibit I – Page 1

respectively, and to the Additional Second Lien Secured Parties represented by it as Second Lien Secured Parties. Each reference to a “Representative” or “Second Lien Representative” in the Second Lien Intercreditor Agreement shall be deemed to include the New Representative, each reference to a “Collateral Agent” or “Second Lien Collateral Agent” in the Second Lien Intercreditor Agreement shall be deemed to include the New Collateral Agent and each reference to “Second Lien Secured Parties” shall include the Additional Second Lien Secured Parties represented by such New Representative and New Collateral Agent. The Second Lien Intercreditor Agreement is incorporated herein by reference.

Each of the New Representative and New Collateral Agent represents and warrants to the other Representatives, Collateral Agents and the other Secured Parties that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent] [trustee], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and the terms of the Second Lien Intercreditor Agreement and (iii) the Second Lien Documents relating to such Additional Second Lien Debt provide that, upon the New Representative’s and New Collateral Agent’s entry into this Agreement, the Additional Second Lien Secured Parties in respect of such Additional Second Lien Debt will be subject to and bound by the provisions of the Second Lien Intercreditor Agreement as Second Lien Secured Parties.

This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Joinder Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

Except as expressly supplemented hereby, the Second Lien Intercreditor Agreement shall remain in full force and effect.

THIS JOINDER AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS JOINDER AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Any provision of this Joinder Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Second Lien Intercreditor Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions.

All communications and notices hereunder shall be in writing and given as provided in Section 8.10 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative and the New Collateral Agent shall be given to it at the address set forth below its signature hereto.

[Remainder of this page intentionally left blank]

Exhibit I – Page 2

IN WITNESS WHEREOF, the New Representative and New Collateral Agent have duly executed this Joinder Agreement to the Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of
[ ]

By:
Name:
Title:

Address for notices:
__________________________________
__________________________________
attention of:________________________
Telecopy:__________________________

[NAME OF NEW COLLATERAL AGENT], as [ ] for the holders of
[ ]

By:
Name:
Title:

Address for notices:
__________________________________
__________________________________
attention of:________________________
Telecopy:__________________________

Exhibit I – Page 3

Receipt of the foregoing acknowledged:
[NAME OF APPLICABLE REPRESENTATIVE],
as [Insert title of Representative]

By:
Name:
Title:

Receipt of the foregoing acknowledged:
[NAME OF APPLICABLE COLLATERAL AGENT], as [Insert title of Collateral Agent]

By:
Name:
Title:

Exhibit I – Page 4

Exhibit II to the

Second Lien Intercreditor Agreement

[FORM OF] FIRST LIEN JOINDER AGREEMENT NO. [    ] dated as of [        ], 20[    ] to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of [        ], 20[    ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Second Lien Intercreditor Agreement”), among JPMORGAN CHASE BANK, N.A., as Initial First Lien Representative and Initial First Lien Collateral Agent, [INSERT NAME], as Initial Second Lien Representative, [INSERT NAME], as Initial Second Lien Collateral Agent and the additional Representatives and Collateral Agents from time to time a party thereto, and acknowledged and agreed to by AMNEAL PHARMACEUTICALS LLC, a Delaware limited liability company (the “Company”), certain subsidiaries and parent entities of the Company (each a “Grantor”).

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.

As a condition to the ability of the Company to incur [Additional First Lien Debt][Initial First Lien Obligations under the Replacement First Lien Credit Agreement] after the date of the Second Lien Intercreditor Agreement and to secure such [Additional First Lien Debt and related Additional First Lien Obligations][Initial First Lien Obligations] with a lien on the Collateral and to have such [Additional First Lien Debt and related Additional First Lien Obligations][Initial First Lien Obligations] guaranteed by the Grantors, in each case under and pursuant to the [applicable Additional First Lien Documents][Initial First Lien Documents], each of the [Additional First Lien Representative and the Additional First Lien Collateral Agent in respect of such Additional First Lien Debt and related Additional First Lien Obligations][Replacement First Lien Representative and Replacement First Lien Collateral Agent] is required to become [a Representative and Collateral Agent][the Initial First lien Representative and the Initial First Lien Collateral Agent], respectively, under, and the [Additional First Lien Secured Parties][Initial First Lien Secured Parties] in respect thereof are required to become subject to and bound by, the Second Lien Intercreditor Agreement. Section 8.7 of the Second Lien Intercreditor Agreement provides that such [Additional First Lien Representative and Additional First Lien Collateral Agent may become a Representative and Collateral Agent][Replacement First Lien Representative and Replacement First Lien Collateral Agent may become the Initial First Lien Representative and Initial First Lien Collateral Agent], respectively, under, and such [Additional First Lien Secured Parties][Initial First Lien Secured Parties] may become subject to and bound by, the Second Lien Intercreditor Agreement, pursuant to the execution and delivery by the [Additional First Lien Representative and Additional First Lien Collateral Agent][Replacement First Lien Representative and Replacement First Lien Collateral Agent] of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 8.7 of the Second Lien Intercreditor Agreement. The undersigned [Additional First Lien Representative][Replacement First Lien Representative] (the “New Representative”) and [Additional First Lien Collateral Agent][Replacement First Lien Collateral Agent] (the “New Collateral Agent”) are executing this Joinder Agreement in accordance with the requirements of the Second Lien Intercreditor Agreement.

Accordingly, the New Representative and the New Collateral Agent agree as follows:

Exhibit II – Page 1

In accordance with Section 8.7 of the Second Lien Intercreditor Agreement, the New Representative and the New Collateral Agent by their signatures below become a [First Lien Representative and a First Lien Collateral Agent][the Initial First Lien Representative and the Initial First Lien Collateral Agent], respectively, under, and the related [Additional First Lien][Initial First Lien] Secured Parties represented by it become subject to and bound by, the Second Lien Intercreditor Agreement with the same force and effect as if the New Representative and the New Collateral Agent had originally been named therein [a First Lien Representative and a First Lien Collateral Agent][the Initial First Lien Representative and the Initial First Lien Collateral Agent], respectively, and each of the New Representative and the New Collateral Agent, on behalf of itself and the [Additional First Lien][Initial First Lien] Secured Parties represented by it, hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as [a First Lien Representative and a First Lien Collateral Agent][the Initial First Lien Representative and Initial First Lien Collateral Agent], respectively, and to the [Additional First Lien][Initial First Lien] Secured Parties represented by it as [First Lien Secured Parties][Initial First Lien Secured Parties]. Each reference to a [“Representative” or “First Lien Representative”][“Initial First Lien Representative”] in the Second Lien Intercreditor Agreement shall be deemed to [include][refer] the New Representative, each reference to a [“Collateral Agent” or “First Lien Collateral Agent”][“Initial First Lien Collateral Agent”] in the Second Lien Intercreditor Agreement shall be deemed to [include][refer] the New Collateral Agent and each reference to [“First Lien Secured Parties”][“Initial First Lien Secured Parties’] shall include the [Additional First Lien Secured Parties][Initial First Lien Secured Parties] represented by such New Representative and New Collateral Agent. The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

Each of the New Representative and New Collateral Agent represents and warrants to the other Representatives, Collateral Agents and the other Secured Parties that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent] [trustee], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of the Second Lien Intercreditor Agreement and (iii) the [First Lien Documents relating to such Additional First Lien Debt provide][Replacement First Lien Credit Agreement provides] that, upon the New Representative’s and New Collateral Agent’s entry into this Agreement, the [Additional First Lien][Initial First Lien] Secured Parties in respect of such [Additional First Lien Debt][Initial First Lien Obligations] will be subject to and bound by the provisions of the Second Lien Intercreditor Agreement as [First Lien Secured Parties][Initial First Lien Secured Parties].

This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Joinder Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

Except as expressly supplemented hereby, the Second Lien Intercreditor Agreement shall remain in full force and effect.

Exhibit II – Page 2

THIS JOINDER AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS JOINDER AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Any provision of this Joinder Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Second Lien Intercreditor Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions.

All communications and notices hereunder shall be in writing and given as provided in Section 8.10 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative and the New Collateral Agent shall be given to it at the address set forth below its signature hereto.

[Remainder of this page intentionally left blank]

Exhibit II – Page 3

IN WITNESS WHEREOF, the New Representative and the New Collateral Agent have duly executed this Joinder Agreement to the Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of
[ ]

By:
Name:
Title:

Address for notices:
__________________________________
__________________________________
attention of:________________________
Telecopy:__________________________

[NAME OF NEW COLLATERAL AGENT], as [ ] for the holders of
[ ]

By:
Name:
Title:

Address for notices:
__________________________________
__________________________________
attention of:________________________
Telecopy:__________________________

Receipt of the foregoing acknowledged:
[NAME OF APPLICABLE REPRESENTATIVE],
as [Insert title of Representative]

By:
Name:
Title:

Exhibit II – Page 4

Receipt of the foregoing acknowledged:
[NAME OF APPLICABLE COLLATERAL AGENT], as [Insert title of Collateral Agent ]

By:
Name:
Title:

Exhibit II – Page 5

Exhibit III to the

Second Lien Intercreditor Agreement

[FORM OF] DEBT DESIGNATION NO. [    ] (this “Designation”) dated as of [        ], 20[    ] with respect to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of [        ], 20[    ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Second Lien Intercreditor Agreement”), among JPMORGAN CHASE BANK, N.A., as Initial First Lien Representative and Initial First Lien Collateral Agent for the Initial First Lien Secured Parties, [    ], as Initial Second Lien Representative, [        ], as Initial Second Lien Collateral Agent and the additional Representatives and Collateral Agent from time to time a party thereto, and acknowledged and agreed to by AMNEAL PHARMACEUTICALS LLC, a Delaware limited liability company (the “Company”), and certain subsidiaries and parent entities of the Company (each a “Grantor”).

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.

This Designation is being executed and delivered in order to designate [additional][replacement] secured Obligations of the Company and the Grantors as [Additional First Lien Debt][Additional Second Lien Debt][Initial First Lien Obligations under the Replacement First Lien Credit Agreement] entitled to the benefit of and subject to the terms of the Second Lien Intercreditor Agreement.

The undersigned, the duly appointed [specify title of Responsible Officer] of the Company hereby certifies on behalf of the Company that:

1.	[Insert name of the Company or other Grantor] intends to incur Indebtedness (the “Designated Obligations”) in the initial aggregate principal amount of [ ] pursuant to the following agreement: [describe credit/loan agreement indenture or other agreement giving rise to Additional First Lien Debt or Additional Second Lien Debt, as the case may be][Replacement Credit Agreement] (the “Designated Agreement”) which will be [Additional First Lien Obligations][Additional Second Lien Obligations][Initial First Lien Obligations] for purposes of the Second Lien Intercreditor Agreement.

2.	The incurrence of the Designated Obligations is permitted by each applicable First Lien Document and Second Lien Document.

3.	Conform the following as applicable; Pursuant to and for the purposes of Section 8.7 of the Second Lien Intercreditor Agreement, (i) the Designated Agreement is hereby designated as [an “Additional First Lien Document”] [an “Additional Second Lien Document”][the “Replacement First Lien Credit Agreement”] [and][,] (ii) the Designated Obligations are hereby designated as [“Additional First Lien Obligations”] [“Additional Second Lien Obligations”][“Initial First Lien Obligations] [insert for Replacement Credit Agreements only: and (iii) the Designated Agreement satisfies the requirements of a Replacement Credit Agreement].

Exhibit III – Page 1

4.	a. The name and address of the [Representative][Replacement First Lien Representative] for such Designated Obligations is:

[Insert name and all capacities; Address]

Telephone: ___________________

Fax: ___________________

Email: ___________________

b. The name and address of the [Collateral Agent][Replacement First Lien Collateral Agent] for such Designated Obligations is:

[Insert name and all capacities; Address]

Telephone: ___________________

Fax: ___________________

Email: ___________________

[Remainder of this page intentionally left blank]

Exhibit III – Page 2

IN WITNESS WHEREOF, the Company has caused this Designation to be duly executed by the undersigned Responsible Officer as of the day and year first above written.

AMNEAL PHARMACEUTICALS LLC

By:
Name:
Title:

Exhibit III – Page 3

EXHIBIT I

Form of Note

(see attached)

[FORM OF]

NOTE

$[ ].00	[ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, AMNEAL PHARMACEUTICALS LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay [                ] (hereinafter, together with its successors in title and assigns, the “Lender”), the principal sum of [                ] DOLLARS ($[                ].00), or, if less, the aggregate unpaid principal balance of the Term Loan made by the Lender to or for the account of the Borrower pursuant to the Credit Agreement (as hereafter defined), with interest, fees, expenses and costs at the rate and payable in the manner stated in the Credit Agreement. As used herein, the “Credit Agreement” means and refers to that certain Term Loan Credit Agreement, dated as of May 4, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent and as Collateral Agent under the Loan Documents, and each Lender and other party from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

This is a “Note” to which reference is made in the Credit Agreement and is subject to all terms and provisions thereof. This Note is also entitled to the benefits of the Guarantee under the Collateral Agreement and is secured by the Collateral. The principal of, and interest on, this Note shall be payable at the times, in the manner, and in the amounts as provided in the Credit Agreement and shall be subject to prepayment and acceleration as provided therein. The Administrative Agent’s books and records concerning the Term Loan, the accrual of interest and fees thereon, and the repayment of such Term Loan, shall be prima facie evidence of the indebtedness to the Lender hereunder, absent manifest error.

No delay or omission by the Administrative Agent or the Lender in exercising or enforcing any of the Administrative Agent’s or Lender’s powers, rights, privileges, remedies, or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion. No waiver of any Event of Default shall operate as a waiver of any other Event of Default, nor as a continuing waiver.

The Borrower waives presentment, demand, notice, and protest, and also waives any delay on the part of the holder hereof. The Borrower assents to any extension or other indulgence (including, without limitation, the release or substitution of Collateral) permitted by the Administrative Agent, the Collateral Agent and/or the Lender with respect to this Note and/or any Security Document or any extension or other indulgence with respect to any other liability or any collateral given to secure any other liability of the Borrower or any other Person obligated on account of this Note.

This Note shall be binding upon the Borrower and upon its successors, assigns, and representatives, and shall inure to the benefit of the Lender and its successors, endorsees and assigns.

The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof in any action or proceeding arising out of or relating to this Note or for recognition or enforcement of any judgment, and the Borrower hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such federal (to the extent permitted by law) or New York State court. To the fullest extent permitted by applicable law, the Borrower irrevocably waives any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note in the courts of the state of New York sitting in New York City in the Borough of Manhattan or of the United States federal court sitting in the Borough of Manhattan, and any appellate court from any thereof.

THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

The Borrower makes the following waiver knowingly, voluntarily, and intentionally, and understands that the Administrative Agent and the Lender, in the establishment and maintenance of their respective relationship with the Borrower contemplated by this Note, are each relying thereon.

THE BORROWER, AND THE LENDER BY ITS ACCEPTANCE HEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed and delivered by its duly authorized officer as of the date first above written.

AMNEAL PHARMACEUTICALS LLC, as Borrower

By:
Name:
Title:

[SIGNATURE PAGE TO NOTE]

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making this Notation

EXHIBIT J

Dutch Auction Procedures

(see attached)

EXHIBIT J-1

AUCTION PROCEDURES

Reference is made to that certain Term Loan Credit Agreement, dated as of May 4, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Amneal Pharmaceuticals LLC, a Delaware limited liability company (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent and as Collateral Agent under the Loan Documents, and each Lender and other party from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Discount Range Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

(a) Subject to compliance with the conditions set forth herein and in Section 2.07 of the Credit Agreement, the Borrower shall have the right to make a voluntary prepayment of Term Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (each as defined herein and any such prepayment, the “Discounted Loan Prepayment”), in each case made in accordance with this Exhibit J; provided that the Borrower shall not initiate any action under this Exhibit J in order to make a Discounted Loan Prepayment unless (i) at least ten Business Days shall have passed since the consummation of the most recent Discounted Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date; or (ii) at least three Business Days shall have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount (as defined herein), within the Discount Range (as defined herein) or at any discount to par value, as applicable, or in the case of a Borrower Solicitation of Discounted Prepayment Offer, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers (as defined herein).

As used herein, (i) “Appropriate Lender” means, at any time, with respect to Term Loans of any Class, the Lenders of such Class and (ii) “Auction Agent” means (A) the Administrative Agent or (B) any other financial institution or advisor engaged by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Loan Prepayment in accordance with this Exhibit J; provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower nor any of its Affiliates may act as the Auction Agent.

(b) Specified Discount Prepayment.

(i) Subject to the proviso to paragraph (a) above, the Borrower may from time to time offer to make a Discounted Loan Prepayment by providing the Auction Agent with five Business Days’ notice in the form of a Specified Discount Prepayment Notice (the offer by the Borrower to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to this paragraph (b), a “Borrower Offer of Specified Discount Prepayment”) ; provided that,

(A) any such offer shall be made available, at the sole discretion of the Borrower, to (1) each Lender and/or (2) each Appropriate Lender with respect to any Class of Term Loans on an individual tranche basis,

(B) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Exhibit J),

(C) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof, and

(D)each such offer shall remain outstanding through the Specified Discount Prepayment Response Date.

The Auction Agent will promptly provide each Appropriate Lender with a copy of such written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to this paragraph (b) substantially in the form of Exhibit J-6 (a “Specified Discount Prepayment Notice”) and a form of the irrevocable written response by each Lender, substantially in the form of Exhibit J-7, to a Specified Discount Prepayment Notice (a “Specified Discount Prepayment Offer”) to be completed and returned by each such Appropriate Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to such Lenders (the “Specified Discount Prepayment Response Date”).

(ii) Each Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the Borrower Offer of Specified Discount Prepayment.

(iii) If there is at least one Discount Prepayment Accepting Lender, the Borrower will make a prepayment of outstanding Term Loans pursuant to this paragraph (b) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s

Specified Discount Prepayment Response given pursuant to subsection (ii) above; provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three Business Days following the Specified Discount Prepayment Response Date, notify,

(A) the Borrower of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Loan Prepayment and the tranches to be prepaid,

(B) each Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date, and

(C) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date.

Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and such Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (f) below (subject to subsection (j) below).

(c) Discount Range Prepayment Offers.

(i)	Subject to the proviso to paragraph (a) above, the Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five Business Days’ notice in the form of a Discount Range Prepayment Notice (such solicitation by the Borrower of offers for a voluntary prepayment of Term Loans at a specified range of discounts to par pursuant to this paragraph (c), a “Borrower Solicitation of Discount Range Prepayment Offer”); provided that,

(A) any such solicitation shall be extended, at the sole discretion of the Borrower, to (1) each Lender and/or (2) each Appropriate Lender with respect to any Class of Term Loans on an individual tranche basis,

(B) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by the Borrower (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as separate offers pursuant to the terms of this Section),

(C) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and

(D) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date.

The Auction Agent will promptly provide each Appropriate Lender with a copy of such written notice of the Borrower Solicitation of Discount Range Prepayment made pursuant to this paragraph (c) substantially in the form of Exhibit J-2 (a “Discount Range Prepayment Notice”) and a form of the irrevocable written offer by a Lender, substantially in the form of Exhibit J-3, to be submitted in response to such Discount Range Prepayment Notice(a “Discount Range Prepayment Offer”) to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to such Lenders (the “Discount Range Prepayment Response Date”). Each Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount. Any Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(ii) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this paragraph (c). The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as, the “Applicable Discount”) which yields a Discounted Loan Prepayment in an aggregate principal amount equal to the lower of (A) the Discount Range Prepayment Amount and (B) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (iii)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(iii) If there is at least one Participating Lender, the Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”).

The Auction Agent shall promptly, and in any case within five Business Days following the Discount Range Prepayment Response Date, notify,

(A) the Borrower of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Loan Prepayment and the tranches to be prepaid,

(B) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date,

(C) each Participating Lender of the aggregate principal amount and tranches of such Lender to be prepaid at the Applicable Discount on such date, and

(D) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (f) below (subject to subsection (j) below).

(d) Solicited Discount Prepayment Offers.

(i) Subject to the proviso to paragraph (a) above, the Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five Business Days’ notice in the form of a Solicited Discounted Prepayment Notice (a “Borrower Solicitation of Discounted Prepayment Offer”); provided that,

(A) any such solicitation shall be extended, at the sole discretion of the Borrower, to (1) each Lender and/or (2) each Appropriate Lender with respect to any Class of Term Loans on an individual tranche basis,

(B) any such notice shall specify the maximum aggregate amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as separate offers pursuant to the terms of this paragraph),

(C) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof, and

(D) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date.

The Auction Agent will promptly provide each Appropriate Lender with a copy of such written notice of the Borrower Solicitation of Discounted Prepayment Offer made pursuant to this paragraph (d) substantially in the form of Exhibit J-4 (a “Solicited Discounted Prepayment Notice”) and a form of the irrevocable written offer by a Lender, substantially in the form of Exhibit J-5, to be submitted in response to a Solicited Discount Prepayment Notice(a “Solicited Discounted Prepayment Offer”) to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time on the third Business Day after the date of delivery of such notice to such Lenders (the “Solicited Discounted Prepayment Response Date” and together with any Specified Discount Prepayment Response Date and Discount Range Prepayment Response Date, the “Response Dates” and each, a “Response Date”). Each Lender’s Solicited Discounted Prepayment Offer shall (1) be irrevocable, (2) remain outstanding until the Acceptance Date, and (3) specify both a discount to par (the “Offered Discount”) at which such Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(ii) The Auction Agent shall promptly provide the Borrower with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. The Borrower shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Borrower (the “Acceptable Discount”), if any. If the Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (ii) (the “Acceptance Date”), the Borrower shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(iii) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower at the Acceptable Discount in accordance with this paragraph (d). If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Borrower will prepay outstanding Term Loans pursuant to this paragraph (d) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify,

(A) the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Loan Prepayment and the tranches to be prepaid,

(B) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid at the Applicable Discount on such date,

(C) each Qualifying Lender of the aggregate principal amount and the tranches of such Lender to be prepaid at the Acceptable Discount on such date, and

(D) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (f) below (subject to subsection (j) below).

(e) In connection with any Discounted Loan Prepayment, the Borrower and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Loan Prepayment, the payment of customary fees and expenses from the Borrower in connection therewith.

(f) If any Term Loan is prepaid in accordance with paragraphs (b) through (d) above, the Borrower shall prepay such Loans on the Discounted Prepayment Effective Date. The Borrower shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m. (New York City time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Term Loans on a pro-rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Exhibit J shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Term Loans of such Lenders in accordance with their respective pro rata share of the relevant Term Loans. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Loan Prepayment. In connection with each prepayment pursuant to this Exhibit J, the Borrower shall make a representation to the Lenders that it does not possess material non-public information regarding the Borrower and its Subsidiaries that would reasonably be expected to be material to a decision by a Lender to assign or acquire any Term Loans and that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).1

[1]	NTD: don’t follow insertion of clause (ii)? Presumably they will agree whatever engagement terms with the relevant Auction Agent.

(g) To the extent not expressly provided for herein, each Discounted Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Exhibit J, established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(h) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Exhibit J, each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon the Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(i) The Borrower, the Agents and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Exhibit J by itself or through any Affiliate of the Auction Agent and expressly consent to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Loan Prepayment provided for in this Exhibit J as well as activities of the Auction Agent.

(j) The Borrower shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by the Borrower to make any prepayment to a Lender, as applicable, pursuant to this Exhibit J shall not constitute a Default or Event of Default under Section 8.01 of the Credit Agreement or otherwise). Nothing in this Exhibit J shall require any Lender to participate in any auction.

(k) Except as may be otherwise agreed, none of the Administrative Agent, the Auction Agent, any other agent or any of their respective Affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Borrower or its Subsidiaries contained in any Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer, Borrower Solicitation of Discounted Prepayment Offer or otherwise or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.

EXHIBIT J-2

[FORM OF]

DISCOUNT RANGE PREPAYMENT NOTICE

Date: ______, 20__

To: [__________], as Auction Agent

Ladies and Gentlemen:

This Discount Range Prepayment Notice is delivered to you pursuant to Exhibit J of that certain Term Loan Credit Agreement, dated as of May 4, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Amneal Pharmaceuticals LLC, a Delaware limited liability company (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent and as Collateral Agent under the Loan Documents, and each Lender and other party from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to Exhibit J of the Credit Agreement, the Borrower hereby requests that [each Lender] [each Lender of the [[        ], 20[    ]]1 tranche[s] of the [    ]2 Class of Term Loans] submit a Discount Range Prepayment Offer. Any Discounted Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discount Range Prepayment Offers is extended at the sole discretion of the Borrower to [each Lender] [each Lender of the [[        ], 20[    ]]3 tranche[s] of the [    ]4 Class of Term Loans].

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).

2. The maximum aggregate principal amount of the Discounted Loan Prepayment that will be made in connection with this solicitation is [$[    ] of Term Loans] [$[    ] of the [[        ], 20[    ]]5 tranche[(s)] of the [    ]6 Class of Term Loans] (the “Discount Range Prepayment Amount”).7

3. The Borrower is willing to make Discount Loan Prepayments at a percentage discount to par value greater than or equal to [[    ]% but less than or equal to [    ]% in respect of the Term Loans] [[    ]% but less than or equal to [    ]% in respect of the [[        ], 20[    ]]8 tranche[(s)] of the [    ]9 Class of Term Loans] (the “Discount Range”).

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Discount Range Prepayment Offer by no later than 5:00 p.m., New York time, on the date that is the third Business Day following the date of delivery of this notice pursuant to Exhibit J of the Credit Agreement.

The Borrower hereby represents and warrants to the Auction Agent and [the Lenders][each Lender of the [[        ], 20[    ]]10 tranche[s] of the [    ]11 Class of Term Loans] as follows:

1. No Default or Event of Default has occurred and is continuing.

2. The Borrower will not use proceeds of Revolving Loans or Incremental Revolving Loans to fund this Discounted Loan Prepayment.

3. [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Loan Prepayment, if any, as a result of a prepayment made by a Borrower on the applicable Discounted Prepayment Effective Date.][At least three (3) Business Days have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender.]12

[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).
[7]	[Minimum of $5,000,000 and whole increments of $1,000,000.]
[8]	List multiple tranches if applicable.
[9]	List applicable Class(es) of Term Loans (e.g., Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).
[10]	List multiple tranches if applicable.
[11]	List applicable Class(es) of Term Loans (e.g., Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).
[12]	Insert applicable representation.

4. The Borrower does not possess material non-public information regarding the Borrower and its Subsidiaries that would reasonably be expected to be material to a decision by a Lender to assign or acquire any Term Loans and that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).

The Borrower acknowledges that the Auction Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with any Discount Range Prepayment Offer made in response to this Discount Range Prepayment Notice and the acceptance of any prepayment made in connection with this Discount Range Prepayment Notice.

The Borrower requests that the Auction Agent promptly notify each Lender party to the Credit Agreement of this Discount Range Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Notice as of the date first above written.

AMNEAL PHARMACEUTICALS LLC, as
Borrower

By:
Name:
Title:

Enclosure: Form of Discount Range Prepayment Offer

EXHIBIT J-3

[FORM OF]

DISCOUNT RANGE PREPAYMENT OFFER

Date: ______, 20__

To: [_________], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Term Loan Credit Agreement, dated as of May 4, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Amneal Pharmaceuticals LLC, a Delaware limited liability company (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent and as Collateral Agent under the Loan Documents, and each Lender and other party from time to time party thereto, and (b) that certain Discount Range Prepayment Notice, dated             , 20    , from the Borrower (the “Discount Range Prepayment Notice”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Discount Range Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned Lender hereby gives you irrevocable notice, pursuant to Exhibit J of the Credit Agreement that it is hereby offering to accept a Discounted Loan Prepayment on the following terms:

1. This Discount Range Prepayment Offer is available only for prepayment on [the Term Loans] [the [[        ], 20[    ]]1 tranche[s] of the [    ]2 Class of Term Loans] held by the undersigned.

2. The maximum aggregate principal amount of the Discounted Loan Prepayment that may be made in connection with this offer shall not exceed (the “Submitted Amount”):

[Term Loans - $[        ]]

[[        ], 20[    ]]3 tranche[s] of the [    ]4 Class of Term Loans - $[        ]]

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).

3. The percentage discount to par value at which such Discounted Loan Prepayment may be made is [[    ]% in respect of the Term Loans] [[    ]% in respect of the [[        ], 20[    ]]5 tranche[(s)] of the [    ]6 Class of Term Loans].

The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans] [[        ], 20[    ]]7 tranche[s] of the [    ]8 Class of Term Loans] indicated above pursuant to Exhibit J of the Credit Agreement at a price equal to the Applicable Discount and in an aggregate outstanding amount not to exceed the Submitted Amount, as such amount may be reduced in accordance with the Discount Range Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).
[7]	List multiple tranches if applicable.
[8]	List applicable Class(es) of Term Loans (e.g., Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Offer as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT J-4

[FORM OF] SOLICITED DISCOUNTED PREPAYMENT NOTICE

Date: ______, 20__

To: [__________], as Auction Agent

Ladies and Gentlemen:

This Solicited Discounted Prepayment Notice is delivered to you pursuant to Exhibit J of that certain Term Loan Credit Agreement, dated as of May 4, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Amneal Pharmaceuticals LLC, a Delaware limited liability company (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent and as Collateral Agent under the Loan Documents, and each Lender and other party from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to Exhibit J of the Credit Agreement, the Borrower hereby requests that [each Lender] [each Lender of the [[        ], 20[    ]]1 tranche[s] of the [    ]2 Class of Term Loans] submit a Solicited Discounted Prepayment Offer. Any Discounted Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discounted Prepayment Offers is extended at the sole discretion of the Borrower to [each Lender] [each Lender of the [[        ], 20[    ]]3 tranche[s] of the [    ]4 Class of Term Loans].

2. The maximum aggregate amount of the Discounted Loan Prepayment that will be made in connection with this solicitation is (the “Solicited Discounted Prepayment Amount”):5

[Term Loans - $[        ]]

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).
[5]	Minimum of $5,000,000 and whole increments of $1,000,000.

[[        ], 20[    ]]6 tranche[s] of the [    ]7 Class of Term Loans - $[    ]]

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Solicited Discounted Prepayment Offer by no later than 5:00 p.m., New York time on the date that is the third Business Day following the date of delivery of this notice pursuant to Exhibit J of the Credit Agreement.

The Borrower requests that the Auction Agent promptly notify each Lender party to the Credit Agreement of this Solicited Discounted Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[6]	List multiple tranches if applicable.
[7]	List applicable Class(es) of Term Loans (e.g., Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Notice as of the date first above written.

AMNEAL PHARMACEUTICALS LLC, as
Borrower

By:
Name:
Title:

Enclosure: Form of Solicited Discounted Prepayment Offer

EXHIBIT J-5

[FORM OF] SOLICITED DISCOUNTED PREPAYMENT OFFER

Date: ______, 20__

To: [__________], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Term Loan Credit Agreement, dated as of May 4, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Amneal Pharmaceuticals LLC, a Delaware limited liability company (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent and as Collateral Agent under the Loan Documents, and each Lender and other party from time to time party thereto, and (b) that certain Solicited Discounted Prepayment Notice, dated             , 20    , from the Borrower (the “Solicited Discounted Prepayment Notice”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Solicited Discounted Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

To accept the offer set forth herein, you must submit an Acceptance and Prepayment Notice by no later than 5:00 p.m. New York time on the third Business Day following your receipt of this notice.

The undersigned Lender hereby gives you irrevocable notice, pursuant to Exhibit J of the Credit Agreement that it is hereby offering to accept a Discounted Loan Prepayment on the following terms:

1. This Solicited Discounted Prepayment Offer is available only for prepayment on the [Term Loans] [[        ], 20[    ]]1 tranche[s] of the [    ]2 Class of Term Loans] held by the undersigned.

2. The maximum aggregate principal amount of the Discounted Loan Prepayment that may be made in connection with this offer shall not exceed (the “Offered Amount”):

[Term Loans - $[        ]]

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Incremental Term Loans, Extended Term Loans Refinancing Term Loans).

[[            ], 20[    ]]3 tranche[s] of the [    ]4 Class of Term Loans - $[        ]]

3. The percentage discount to par value at which such Discounted Loan Prepayment may be made is [[    ]% in respect of the Term Loans] [[    ]% in respect of the [[        ], 20[    ]]5 tranche[(s)] of the [    ]6 Class of Term Loans] (the “Offered Discount”).

The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans] [[        ], 20[    ]]7 tranche[s] of the [    ]8 Class of Term Loans] pursuant to Exhibit J of the Credit Agreement at a price equal to the Offered Discount and in an aggregate outstanding amount not to exceed such Lender’s Offered Amount, as such amount may be reduced in accordance with the Solicited Discount Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Incremental Term Loans, Extended Term Loans Refinancing Term Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).
[7]	List multiple tranches if applicable.
[8]	List applicable Class(es) of Term Loans (e.g., Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Offer as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT J-6

[FORM OF] SPECIFIED DISCOUNT PREPAYMENT NOTICE

Date: ______, 20__

To: [__________], as Auction Agent

Ladies and Gentlemen:

This Specified Discount Prepayment Notice is delivered to you pursuant to Exhibit J of that certain Term Loan Credit Agreement, dated as of May 4, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Amneal Pharmaceuticals LLC, a Delaware limited liability company (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent and as Collateral Agent under the Loan Documents, and each Lender and other party from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to Exhibit J of the Credit Agreement, the Borrower hereby offers to make a Discounted Loan Prepayment [to each Lender] [to each Lender of the [[        ], 20[    ]]1 tranche[s] of the [    ]2 Class of Term Loans] on the following terms:

1. This Borrower Offer of Specified Discount Prepayment is available only [to each Lender] [to each Lender of the [[        ], 20[    ]]3 tranche[s] of the [    ]4 Class of Term Loans].

2. The aggregate principal amount of the Discounted Loan Prepayment that will be made in connection with this offer shall not exceed [$[    ] of Term Loans] [$[    ] of the [[        ], 20[    ]]5 tranche[(s)] of the [    ]6 Class of Term Loans] (the “Specified Discount Prepayment Amount”).7

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).
[7]	[Minimum of $5,000,000 and whole increments of $1,000,000.]

3. The percentage discount to par value at which such Discounted Loan Prepayment will be made is [[    ]% in respect of the Term Loans] [[    ]% in respect of the [[        ], 20[    ]]8 tranche[(s)] of the [    ]9 Class of Term Loans] (the “Specified Discount”).

To accept this offer, you are required to submit to the Auction Agent a Specified Discount Prepayment Response by no later than 5:00 p.m., New York time, on the date that is the third Business Day following the date of delivery of this notice pursuant to Exhibit J of the Credit Agreement.

The Borrower hereby represents and warrants to the Auction Agent and [the Lenders][each Lender of the [[        ], 20[    ]]10 tranche[s] of the [    ]11 Class of Term Loans] as follows:

1. No Default or Event of Default has occurred and is continuing.

2. The Borrower will not use proceeds of Revolving Loans or Incremental Revolving Loans to fund this Discounted Loan Prepayment.

3. [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Loan Prepayment, if any, as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date.][At least three (3) Business Days have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender.]12

4. The Borrower does not possess material non-public information regarding the Borrower and its Subsidiaries that would reasonably be expected to be material to a decision by a Lender to assign or acquire any Term Loans and that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).

[8]	List multiple tranches if applicable.
[9]	List applicable Class(es) of Term Loans (e.g., Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).
[10]	List multiple tranches if applicable.
[11]	List applicable Class(es) of Term Loans (e.g., Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).
[12]	Insert applicable representation.

The Borrower acknowledges that the Auction Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with their decision whether or not to accept the offer set forth in this Specified Discount Prepayment Notice and the acceptance of any prepayment made in connection with this Specified Discount Prepayment Notice.

The Borrower requests that the Auction Agent promptly notify each Lender party to the Credit Agreement of this Specified Discount Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Notice as of the date first above written.

AMNEAL PHARMACEUTICALS LLC, as
Borrower

By:
Name:
Title:

Enclosure: Form of Specified Discount Prepayment Response

EXHIBIT J-7

[FORM OF] SPECIFIED DISCOUNT PREPAYMENT RESPONSE

Date: ______, 20__

To: [_________], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Term Loan Credit Agreement, dated as of May 4, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Amneal Pharmaceuticals LLC, a Delaware limited liability company (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent and as Collateral Agent under the Loan Documents, and each Lender and other party from time to time party thereto, and (b) that certain Specified Discount Prepayment Notice, dated             , 20    , from the Borrower (the “Specified Discount Prepayment Notice”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Specified Discount Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned Lender hereby gives you irrevocable notice, pursuant to Exhibit J of the Credit Agreement, that it is willing to accept a prepayment of the following [Term Loans] [[        ], 20[    ]]1 tranche[s] of the [    ]2 Class of Term Loans] held by such Lender at the Specified Discount in an aggregate outstanding amount as follows:

[Term Loans - $[    ]]

[[        ], 20[    ]]3 tranche[s] of the [    ]4 Class of Term Loans - $[        ]]

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).

The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans] [[        ], 20[    ]]5 tranche[s] the [    ]6 Class of Term Loans] pursuant to Exhibit J of the Credit Agreement at a price equal to the [applicable] Specified Discount in the aggregate outstanding amount not to exceed the amount set forth above, as such amount may be reduced in accordance with the Specified Discount Proration, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Response as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT J-8

[FORM OF] ACCEPTANCE AND PREPAYMENT NOTICE

Date: ______, 20__

To: [__________], as Auction Agent

Ladies and Gentlemen:

This Acceptance and Prepayment Notice is delivered to you pursuant to (a) Exhibit J of that certain Term Loan Credit Agreement, dated as of May 4, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Amneal Pharmaceuticals LLC, a Delaware limited liability company (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent and as Collateral Agent under the Loan Documents, and each Lender and other party from time to time party thereto, and (b) that certain Solicited Discounted Prepayment Notice, dated             , 20    , from the Borrower (the “Solicited Discounted Prepayment Notice”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to Exhibit J of the Credit Agreement, the Borrower hereby irrevocably notifies you that it accepts offers delivered in response to the Solicited Discounted Prepayment Notice having an Offered Discount equal to or greater than [[    ]% in respect of the Term Loans] [[    ]% in respect of the [[        ], 20[    ]]1 tranche[(s)] of the [    ]2 Class of Term Loans] (the “Acceptable Discount”) in an aggregate amount not to exceed the Solicited Discounted Prepayment Amount.

The Borrower expressly agrees that this Acceptance and Prepayment Notice shall be irrevocable and is subject to the provisions of Exhibit J of the Credit Agreement.

The Borrower hereby represents and warrants to the Auction Agent and [the Lenders][each Lender of the [[        ], 20[    ]]3 tranche[s] of the [    ]4 Class of Term Loans] as follows:

1. No Default or Event of Default has occurred and is continuing.

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).

2. The Borrower will not use proceeds of Revolving Loans or Incremental Revolving Loans to fund this Discounted Loan Prepayment.

3. [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Loan Prepayment, if any, as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date.][At least three Business Days have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender.]5

4. The Borrower does not possess material non-public information regarding the Borrower and its Subsidiaries that would reasonably be expected to be material to a decision by a Lender to assign or acquire any Term Loans and that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).

The Borrower acknowledges that the Auction Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with the acceptance of any prepayment made in connection with the Solicited Discounted Prepayment Offer.

The Borrower requests that the Auction Agent promptly notify each Lender party to the Credit Agreement of this Acceptance and Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[5]	Insert applicable representation.

IN WITNESS WHEREOF, the undersigned has executed this Acceptance and Prepayment Notice as of the date first above written.

AMNEAL PHARMACEUTICALS LLC, as
Borrower

By:
Name:
Title:

EXHIBIT K

Form of Escrow Agreement

(see attached)

ESCROW AGREEMENT

dated as of May 4, 2018

among

AMNEAL PHARMACEUTICALS LLC,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent

and

JPMORGAN CHASE BANK, N.A.,

as Escrow Agent

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is made and entered into as of May 4, 2018 by and among AMNEAL PHARMACEUTICALS LLC, a Delaware limited liability company (the “Company”), JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent under the Credit Agreement referred to below (in such capacities, the “Administrative Agent” and the “Collateral Agent”, respectively, and, together with the Company, sometimes referred to individually as a “Party” and collectively as the “Parties”) and JPMORGAN CHASE BANK, N.A., as “escrow agent” and depositary bank with respect to the Escrow Account (as hereinafter defined).

W I T N E S S E T H

WHEREAS, the Company, the Lenders (as defined below), the Administrative Agent, and the other agents party thereto have entered into that certain Term Loan Credit Agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein but not otherwise defined shall have the meaning given to such terms in the Credit Agreement; provided, however only the terms defined herein shall be applicable to the Escrow Agent and the Escrow Agent shall not have any obligation to understand or ascertain the meaning of any defined terms not defined in this Agreement.

WHEREAS, pursuant to Section 2.01(1) of the Credit Agreement, the Lenders shall make the Initial Term Loans to the Company, and the Company shall deposit (or direct the Administrative Agent to deposit) into the Escrow Account (as defined below) on the Closing Date an amount constituting a portion of the proceeds of the Initial Term Loans equal to $600,000,000 (the “Escrow Deposit Amount”), in cash or by wire transfer in immediately available funds which amount shall be held by the Escrow Agent until released in accordance with the terms hereof;

WHEREAS, pursuant to Section 3.10 of the Credit Agreement, the Company intends to use the Escrowed Funds to (i) finance the Specified Tender Offer, to the extent applicable, and (ii) to the extent of any excess, prepay the Initial Term Loans in accordance with Section 2.08(3) of the Credit Agreement; and

WHEREAS, the Company will open a demand deposit escrow account (the “Escrow Account”) with JPMorgan Chase Bank, N.A., in the name of the Company to hold the Escrowed Funds until the disbursement of amounts in accordance with Section 5 hereof and termination in accordance with Section 10.7 hereof.

NOW, THEREFORE, in consideration of the premises herein contained, and in order to induce the Lenders to make the Initial Term Loans, the Company hereby agrees with the Escrow Agent and the Administrative Agent as follows:

1

SECTION 1. Certain Definitions; Appointment of the Escrow Agent; Pledge and Grant of Security Interest; Deposit of Escrowed Funds.

1.1 Certain Definitions. Capitalized terms used herein will have the respective meanings ascribed to them below:

“Additional Standing Instructions” has the meaning specified in Section 5(h).

“Administrative Agent” has the meaning specified in the introductory paragraph hereof.

“Administrative Agent Objection Certificate” means a certificate from the Administrative Agent in the form of Exhibit C hereto, signed by one of its Authorized Representatives and delivered for the purposes under Section 5(a).

“Agreement” has the meaning specified in the introductory paragraph hereof.

“Alternative Investment” has the meaning specified in Section 4(a).

“Authorized Representative” has the meaning specified in Section 5(g).

“Closing Date” means May 4, 2018.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Agent” has the meaning specified in the introductory paragraph hereof.

“Company” has the meaning specified in the introductory paragraph hereof.

“Credit Agreement” has the meaning specified in the recitals hereto.

“Earnings” has the meaning specified in Section 9(b).

“Escrow Account” has the meaning specified in the recitals hereto.

“Escrow Agent” means the Person named as the “escrow agent” in the introductory paragraph of this Agreement until a successor escrow agent shall have become such, in accordance with Section 10.11 or 10.12 hereof, and thereafter “Escrow Agent” means the Person who is then the Escrow Agent hereunder.

“Escrow Deposit Amount” has the meaning specified in the recitals hereto.

“Escrow Investments” has the meaning specified in Section 4(a).

“Escrowed Funds” means the Escrow Deposit Amount, any Escrow Investments and Interest Amounts on deposit in the Escrow Account and all interest, dividends and other distributions and payments and earnings thereon and any other amounts or property now or hereafter credited to the Escrow Account.

2

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Impax” means (1) prior to the Impax Conversion, Impax Laboratories, Inc., a Delaware corporation, and (2) after the consummation of the Impax Conversion, Impax Laboratories, LLC, a Delaware limited liability company.

“Impax Conversion” means the conversion of Impax Laboratories, Inc., a Delaware corporation, into Impax Laboratories, LLC, a Delaware limited liability company.

“Impax Convertible Notes” means those certain 2.00% Convertible Senior Notes due 2022 in an aggregate principal amount not to exceed $600 million, issued pursuant to the Impax Indenture.

“Impax Indenture” means the Indenture dated as of June 30, 2015 between Impax and Wilmington Trust, National Association (the “Trustee), as amended and supplemented by the First Supplemental Indenture, dated as of November 6, 2017 between Impax and the Trustee, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Indemnitees” has the meaning specified in Section 7.

“Initial Standing Instructions” has the meaning specified in Section 5(g).

“Initial Term Loans” means the term loans made by the Lenders to the Company under the Credit Agreement on the Closing Date.

“Interest Amount” has the meaning specified in Section 4(a).

“Lenders” means the lenders holding Initial Term Loans or any other term loans from time to time party to the Credit Agreement.

“Losses” has the meaning specified in Section 7.

“MMDA” has the meaning specified in Section 4(a).

“Notice of Exclusive Control” means a certificate from the Administrative Agent in the form of Exhibit D hereto, signed by one of its Authorized Representatives and delivered for the purposes under Section 1.3(c).

“Obligations” has the meaning specified in Section 1.3(a).

3

“Officer’s Certificate” means a certificate from the Company in the form of Exhibit A hereto, signed by one of its Authorized Representatives and delivered for the purposes under Section 5(a).

“Outside Date” means July 10, 2018.

“Party” has the meaning specified in the introductory paragraph hereof.

“Qualified Counterparty” means any counterparty to any Specified Hedge Agreement that, at the time such Specified Hedge Agreement was entered into or, if later, on the Closing Date, was an Agent, an Arranger or a Lender under the Credit Agreement or an Affiliate of the foregoing, whether or not such person subsequently ceases to be an Agent, an Arranger or a Lender under the Credit Agreement or an Affiliate of the foregoing.

“Secured Parties” means, collectively, (1) the Lenders, (2) the Administrative Agent, (3) the Collateral Agent, (4) any Qualified Counterparty, (5) the beneficiaries of each indemnification obligation undertaken by the Borrower and any other Loan Party under any Loan Document and (6) the successors and permitted assigns of each of the foregoing.

“Special Mandatory Prepayment” shall have the meaning specified in Section 5(b).

“Special Mandatory Prepayment Amount” means an amount equal to the aggregate outstanding principal amount of any Impax Convertible Notes, if any, on the Special Mandatory Prepayment Date, after giving effect to the settlement of the Specified Tender Offer, if any.

“Special Mandatory Prepayment Date” means the earlier of (i) the date of the settlement of the Specified Tender Offer and (ii) the Outside Date.

“Special Mandatory Prepayment Notice” means a written notice from the Administrative Agent in the form of Exhibit B hereto signed by one of its Authorized Representatives and delivered for the purposes under Section 5(b).

“Specified Event of Default” means any Event of Default under Section 8.01(2), 8.01(3), 8.01(8) or 8.01(9) under the Credit Agreement.

“Specified Hedge Agreement” means any Hedge Agreement entered into or assumed between or among the Borrower or any Restricted Subsidiary and any Qualified Counterparty and designated by the Qualified Counterparty and the Borrower in writing to the Administrative Agent as a “Specified Hedge Agreement” under the Credit Agreement (but only if such Hedge Agreement has not been designated as a “Specified Hedge Agreement” under the ABL Credit Agreement).

4

“Specified Tender Offer” means the offer to be commenced by Impax on or following the Closing Date to holders to repurchase for cash all of the outstanding Impax Convertible Notes, or any portion thereof, pursuant to Section 4.10 of the Impax Indenture.

“Specified Tender Offer Settlement Amount” means the aggregate outstanding principal amount of any Impax Convertible Notes that shall have been tendered pursuant to the Specified Tender Offer as of the Special Mandatory Prepayment Date.

“Standing Instructions” has the meaning specified in Section 5(h).

“UCC” means the Uniform Commercial Code, as in effect from time to time in the State of New York.

“Underlying Agreements” has the meaning specified in Section 1.3(c).

1.2 Appointment of the Escrow Agent. The Administrative Agent and the Company hereby appoint JPMorgan Chase Bank, N.A., as Escrow Agent in accordance with the terms and conditions set forth herein and the Escrow Agent hereby accepts such appointment.

1.3 Grant of Security Interest.

(a) As security for the due and punctual payment when due of all amounts that may be payable to the Administrative Agent, the Collateral Agent or any Lender from time to time under the Credit Agreement or any other Loan Documents, now or hereafter arising (the “Obligations”), the Company hereby pledges, assigns and grants to the Collateral Agent for the benefit of the Secured Parties, a continuing security interest in, and a lien on, the Escrow Account and the Escrowed Funds.

(b) The parties agree that the State of New York is the Escrow Agent’s jurisdiction for purposes of Part 3 of Article 9 of the UCC. The designation of the Escrow Agent’s jurisdiction for purposes of the UCC in this Agreement shall be controlling in the event of any conflict between this Agreement and any other agreement between the Escrow Agent and the Company governing the Escrow Account.

(c) Notwithstanding any other provision of this Agreement, if at any time the Escrow Agent receives any instruction concerning the disposition of funds held in the Escrow Account from an Authorized Representative of the Administrative Agent, including but not limited to a Notice of Exclusive Control, the Escrow Agent shall comply with such instruction without further consent of the Company or any other person. The Parties acknowledge and agree that the Escrow Agent shall act upon and according to the direction of the Administrative Agent and that the Company shall have no claim for any inappropriate instructions, orders or notice other than against the Administrative Agent pursuant to the terms of the Credit Agreement and any other agreement, instrument or document between the Company and the Administrative Agent or among the Company, the Administrative Agent and any other Person in connection herewith or with the Transactions (collectively, the “Underlying Agreements”). The Administrative Agent hereby agrees that it shall not give any such instructions unless a Specified Event of Default under the Credit Agreement has occurred and is continuing. If the Administrative Agent provides the Escrow Agent with a Notice of Exclusive Control, the Escrow Agent shall not comply with written instructions, including investment decisions, or other directions concerning the Escrow Account or Escrowed Funds originated by the Company or its Authorized Representatives from and after the next Business Day after the date of the Escrow Agent’s receipt of the Notice of Exclusive Control.

5

(d) The Escrow Agent hereby agrees that all of the Escrow Deposit Amount delivered to the Escrow Agent for crediting to the Escrow Account and all Escrow Funds will be promptly credited to the Escrow Account by the Escrow Agent. The Escrow Agent represents and warrants that it has not entered into, and agrees that it will not enter into, any control agreement or any other agreement relating to the Escrow Account with any Person without the prior written consent of the Company and the Administrative Agent.

(e) The Company agrees to take all steps reasonably requested in writing by the Administrative Agent in connection with the perfection of the Collateral Agent’s security interest in the Escrow Account and, without limiting the generality of the foregoing, the Company hereby authorizes the Administrative Agent to file one or more UCC financing statements in such jurisdictions and filing offices and containing such description of collateral as the Administrative Agent may reasonably determine is necessary or advisable in order to perfect the security interest granted herein. It is understood that the Escrow Agent has no responsibility with respect to the validity or perfection of the security interest other than to act in accordance with the terms of this Agreement.

(f) Upon the release of any Escrowed Funds pursuant to Section 5 hereof, the security interest granted under this Agreement (but, for the avoidance of doubt, not under any other Loan Document) to the Collateral Agent for the benefit of the Secured Parties shall automatically terminate with respect to any such released Escrowed Funds without any further action and the Escrowed Funds so released shall be delivered to the recipient free and clear of any and all liens, claims, security interests, or encumbrances of any person, including, without limitation, the Collateral Agent and the Secured Parties (but, for the avoidance of doubt, subject to any security interest of the Administrative Agent or Collateral Agent under any other Security Documents). Each of the Administrative Agent and the Collateral Agent agrees that, upon the release of the Escrowed Funds pursuant to Section 5 hereof, it will promptly execute and deliver such agreements and instruments in form and substance reasonably satisfactory to it and the Company, as the Company may reasonably request in writing, without recourse to or warranty by the Administrative Agent or the Collateral Agent, and at the expense of the Company, to further effect or evidence the release of the liens, claims, security interests and encumbrances in such released Escrowed Funds granted to any the Administrative Agent or the Collateral Agent hereunder.

1.4 Deposit of Escrowed Funds. On the Closing Date, the Company shall deposit (or direct the Administrative Agent to deposit) the Escrow Deposit Amount into the Escrow Account.

SECTION 2. [RESERVED].

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SECTION 3. Creation and Maintenance of the Escrow Account.

(a) Concurrently with the Closing Date, the Escrow Agent shall establish (and at all times until the escrow terminates pursuant to Section 10.7, the Escrow Agent shall maintain and administer) in accordance with this Agreement, the Escrow Account.

(b) The Escrow Agent shall cause the Escrow Account to be, and the Escrow Account shall be, separate from all other accounts (including any other escrow account).

SECTION 4. Investing of Amounts in the Escrow Account.

(a) As long as the Escrowed Funds are deposited in the Escrow Account the Escrowed Funds will be invested and reinvested (the “Escrow Investments”) by the Escrow Agent in a JPMorgan Money Market Deposit Account (“MMDA”), or a successor investment offered by the Escrow Agent. MMDA have rates of compensation that may vary from time to time as determined by the Escrow Agent. The Parties agree that instructions to make any other investments (“Alternative Investment”), and instructions to change investments, shall be limited to cash products offered by the Escrow Agent and must be in a joint writing and executed by an Authorized Representative of each of the Company and the Administrative Agent. Any interest or other income received on such investment and reinvestment of the Escrowed Funds (the “Interest Amount”) will become part of the Escrowed Funds and any losses incurred on such investment and reinvestment of the Escrowed Funds will be debited against the Escrowed Funds. The Escrow Agent is hereby authorized and directed to sell or redeem any such Escrow Investments as it deems necessary to make any payments or distributions required under this Agreement.

(b) The Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Account or the purchase, sale, retention or other disposition of any investment described herein. Each Party acknowledges that it was not offered any advice or recommendation by the Escrow Agent with regard to any investment and has made an independent assessment of the suitability for its own purposes of any investment selected hereunder. Market values, exchange rates and other valuation information (including without limitation, market value, current value or notional value) of any investment furnished in any report or statement may be obtained from third party sources and is furnished for the exclusive use of the Parties. The Escrow Agent has no responsibility whatsoever to determine the market or other value of any investment and makes no representation or warranty, express or implied, as to the accuracy of any such valuations or that any values necessarily reflect the proceeds that may be received on the sale of an investment. Except for losses arising out of the bad faith, gross negligence or willful misconduct of Escrow Agent in failing to properly execute or act in accordance with written investment instructions from the Parties in accordance with this Agreement. In no event shall the Escrow Agent be liable for any investment loss, fees, taxes or other charges arising from or related to any such investment or reinvestment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of an Authorized Representative of each of the Parties to give the Escrow Agent instructions to invest or reinvest the Escrowed Funds. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under Section 5 of this Agreement.

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For the avoidance of doubt, to the extent that the value of the Escrowed Funds declines, the Company shall not have any obligation (i) to deposit additional funds in the Escrow Account or (ii) to ensure that the aggregate amount of the Escrowed Funds equals or exceeds the Special Mandatory Prepayment Amount at any time.

SECTION 5. Disbursements. The Escrow Agent shall hold the Escrowed Funds in the Escrow Account, and shall not release the same, or any portion thereof, except:

(a) If, at any time prior to 5:00 pm New York City time on the date that is two (2) Business Days prior to the Outside Date, the Escrow Agent shall have received an Officer’s Certificate from the Company (with a copy concurrently delivered to the Administrative Agent), requesting the release of the Escrowed Funds no later than 2:00 pm New York City time two (2) Business Days after the date of receipt by the Escrow Agent of such Officer’s Certificate (which requested release date shall be the date of the settlement of the Specified Tender Offer), the Escrow Agent shall, on such requested release date, release (i) the Specified Tender Offer Settlement Amount to the Company and (ii) the Special Mandatory Prepayment Amount, if any, to the Administrative Agent, each as specified by the Company in such Officer’s Certificate and in accordance with the instructions provided in the Officer’s Certificate; provided, however, that if an Authorized Representative of the Administrative Agent has delivered to the Escrow Agent, with a concurrent copy to the Company, an Administrative Agent Objection Certificate not later than 2:00 p.m. New York City time one (1) Business Day after the date of the Escrow Agent’s receipt of such Officer’s Certificate stating that it has reasonably concluded that the Company is not entitled to provide such Officer’s Certificate, then upon receipt of such Administrative Agent Objection Certificate by the Escrow Agent, the Escrow Agent shall disregard such Officer’s Certificate without any liability.

(b) Notwithstanding anything to the contrary contained in subsection (a) above, if the Escrow Agent has not received an Officer’s Certificate (with respect to which no Administrative Agent Objection Certificate has been submitted by the Administrative Agent) by 5:00 p.m. (New York City time) on the date that is two (2) Business Days prior to the Outside Date, then, upon its receipt of a Special Mandatory Prepayment Notice from the Administrative Agent (with a copy concurrently delivered by the Administrative Agent to the Company), the Escrow Agent shall on the next Business Day (but in no event earlier than the Special Mandatory Prepayment Date) release the amount of Escrowed Funds set forth in the Special Mandatory Prepayment Notice to the Administrative Agent, which the Administrative Agent will apply solely for the purpose of making a prepayment of the Initial Term Loans pursuant to Section 2.08(3) of the Credit Agreement (the “Special Mandatory Prepayment”). The Company hereby authorizes the Administrative Agent to submit a Special Mandatory Prepayment Notice pursuant to this Section 5(b) of this Agreement for any amount of Escrowed Funds that are required to be used to prepay Initial Term Loans pursuant to Section 2.08(3) of the Credit Agreement.

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(c) Notwithstanding anything to the contrary contained in subsections (a) and (b) above, no later than 2:00 p.m. (New York City time) on the date that is one (1) Business Day prior to the Outside Date or the Special Mandatory Prepayment Date, as applicable, the Administrative Agent may deliver a Notice of Exclusive Control (with a copy concurrently delivered to the Company), and upon the receipt of such notice, the Escrow Agent shall hold the Escrowed Funds in accordance with Section 1.3(c)

(d) [Reserved].

(e) [Reserved].

(f) Notwithstanding anything in this Agreement to the contrary, the Escrow Agent shall disburse the Escrowed Funds as directed pursuant to (i) a written instruction executed by an Authorized Representative of the Administrative Agent; (ii) a written instruction executed by an Authorized Representative of the Company or (iii) a written instruction executed by an Authorized Representative of the instructing Party, in each case, given to effectuate an attached final judgment (without further right of appeal) of a court of competent jurisdiction accompanied by a written certification from counsel for the instructing Party attesting that such judgment is final and not subject to further proceedings or appeal and the Escrow Agent shall be entitled conclusively to rely upon any such certification and instruction and shall have no responsibility to review the judgment to which such certification and instruction refers or to make any determination as to whether such judgment is final.

(g) Notwithstanding anything to the contrary set forth in Section 10.1, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of the Escrowed Funds, including but not limited to any Notice of Exclusive Control, must be in writing executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons signing this Agreement or one of their designated persons as set forth on the Designation of Authorized Representatives attached hereto as Schedules 1-A and 1-B (each an “Authorized Representative”), and delivered to the Escrow Agent only by confirmed facsimile or as a Portable Document Format (“PDF”) attached to an email on a Business Day only at the fax number or email address set forth in Section 10.1 below. Each Designation of Authorized Representatives shall be signed by the Secretary, any Assistant Secretary or other duly authorized officer of the named Party or if such named Party does not have any officers any Secretary or Assistant Secretary then such duly authorized Person authorized to act on behalf of such Party. No instruction for or related to the transfer or distribution of the Escrowed Funds shall be deemed delivered and effective unless the Escrow Agent actually shall have received it on a Business Day by facsimile or as a PDF attached to an email only at the fax number or email address set forth in Section 10.1 and, as evidenced by a confirmed transmittal to the Party’s or Parties’ transmitting fax number or email address and, in each case, the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder. The Escrow Agent shall not be liable to any Party or other person for refraining from acting upon any instruction for or related to the transfer or distribution of the Escrowed Funds if delivered to any other fax number or email address, including but not limited to a valid email address of any employee of the Escrow Agent.

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Each Party authorizes the Escrow Agent to use the funds transfer instructions (“Initial Standing Instructions”) specified for it below to disburse any funds due to the Company and/or the Administrative Agent, respectively, without a verifying call-back as set forth below:

Company:	Administrative Agent:

Bank name: Wells Fargo	Bank name:

Bank Address: 255 2nd Ave South,	Bank Address:
Minneapolis, MN 55479

ABA Number: 121000248	ABA Number

Credit A/C Name: Impax Laboratories Inc	Credit A/C Name:
Concentration Account

Credit A/C #:2000018821033	Credit A/C #:

Credit A/C Address: 602 Office Center Dr	Credit A/C Address:
Suite 200, Fort Washington, PA 19034

(h) In the event any funds transfer instructions other than the Initial Standing Instructions are set forth in a permitted instruction from a Party or the Parties delivered in accordance with this Agreement (any such additional funds transfer instructions, an “Additional Standing Instructions” and together with the Initial Standing Instructions, the “Standing Instructions”), the Escrow Agent will confirm such Additional Standing Instructions by a telephone call-back or email confirmation to an Authorized Representative of such Party, and the Escrow Agent may rely and act upon the confirmation of anyone purporting to be that Authorized Representative. No funds will be disbursed until such confirmation occurs. Each Party agrees that after such confirmation, the Escrow Agent may continue to rely solely upon such Additional Standing Instructions and all identifying information set forth therein for such beneficiary without an additional telephone call-back or email confirmation. The persons designated as Authorized Representatives and telephone numbers and email addresses for same may be changed only in a writing executed by an Authorized Representative or other duly authorized officer of the applicable Party setting forth such changes and actually received by the Escrow Agent via facsimile or as a PDF attached to an email. The Escrow Agent will confirm any such change in Authorized Representatives by a telephone call-back or email confirmation to an Authorized Representative and the Escrow Agent may rely and act upon the confirmation of anyone purporting to be that Authorized Representative. The Escrow Agent, any intermediary bank and the beneficiary’s bank in any funds transfer may rely upon the identifying number of the beneficiary’s bank or any intermediary bank included in a funds transfer instruction provided by a Party or the Parties and confirmed by an Authorized Representative. Further the beneficiary’s bank in the funds transfer instruction may make payment on the basis of the account number provided in such Party’s or the Parties’ instruction and confirmed by an Authorized Representative even though it identifies a person different from the named beneficiary.

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(i) The Parties acknowledge that there are certain security, corruption, transmission error and access availability risks associated with using open networks such as the internet and the Parties hereby expressly assume such risks.

(j) As used in this Section 5, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which Escrow Agent located at the notice address set forth below is authorized or required by law or executive order to remain closed. The Parties acknowledge that the security procedures set forth in this Section 5 are commercially reasonable.

(k) Notwithstanding anything to the contrary contained in this Agreement, in the event that an electronic signature is affixed to an instruction issued hereunder to disburse or transfer funds, such instruction shall be confirmed by a verifying call-back (or email confirmation) to an Authorized Representative.

For the avoidance of doubt, the Parties acknowledge and agree that the Company shall have no right to object to the Administrative Agent’s written request pursuant to this Section 5 and any objection or other instruction which attempts to prevent or delay the release of any such funds requested by the Administrative Agent claimed hereunder shall be disregarded by the Escrow Agent without any liability. The Escrow Agent may rely upon the validity, accuracy and content of the statements contained in the instructions delivered pursuant to this Section 5.

SECTION 6. Escrow Agent. The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties, including but not limited to any fiduciary duty, shall be implied. The Escrow Agent has no knowledge of, nor any obligation to comply with, the terms and conditions of any of the Underlying Agreements between the Company, the Lenders and/or the Administrative Agent, nor shall the Escrow Agent be required to determine if any Party has complied with any other agreement. Notwithstanding the terms of any other agreement between the Company, the Lenders and/or the Administrative Agent, the terms and conditions of this Agreement shall control the actions of the Escrow Agent. The Escrow Agent may conclusively rely upon any written notice, document, instruction or request delivered by each of the Company and the Administrative Agent believed by it to be genuine and to have been signed by an Authorized Representative(s), as applicable, without inquiry and without requiring substantiating evidence of any kind and the Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. Any notice, document, instruction or request delivered by the Parties but not required under this Agreement may be disregarded by the Escrow Agent and returned to the sending Party. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that the Escrow Agent’s gross negligence, bad faith or willful misconduct was the cause of any direct loss to either the Company or the Administrative Agent. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. In the event the Escrow Agent shall be uncertain, or believes there is some ambiguity, as to its duties or rights hereunder, or receives instructions,

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claims or demands from any Party hereto that in the Escrow Agent’s judgment conflict with the provisions of this Agreement, or if the Escrow Agent receives conflicting instructions from the Company and the Administrative Agent, the Escrow Agent shall be entitled either to: (a) refrain from taking any action until it shall be given (i) a joint written direction executed by Authorized Representatives of the Company and the Administrative Agent (or only the Administrative Agent after its delivery of a Notice of Exclusive Control or an Administrative Agent Objection Certificate), that eliminates such conflict or (ii) a court order issued by a court of competent jurisdiction (it being understood that the Escrow Agent shall be entitled conclusively to rely and act upon any such court order and shall have no obligation to determine whether any such court order is final); or (b) file an action in interpleader. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Account, including, without limitation, the Escrow Deposit Amounts, nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Escrow Agent shall have no responsibility or liability to Company for complying with written instructions or other written directives concerning the Escrow Account originated by the Administrative Agent as described in Section 5 and delivered to Escrow Agent in accordance with this Agreement.

SECTION 7. Indemnification and Reimbursement. The Company and the Administrative Agent agree jointly and severally to indemnify, defend, hold harmless, pay or reimburse the Escrow Agent and its affiliates (other than the Administrative Agent and the Collateral Agent, in their capacities as Administrative Agent and Collateral Agent) and their respective successors, assigns, directors, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, costs or expenses (including, without limitation, the fees and expenses of outside counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively “Losses”), arising out of or in connection with (a) the Escrow Agent’s performance of this Agreement, except to the extent that such Losses are determined by a court of competent jurisdiction to have been caused by the gross negligence, willful misconduct, or bad faith of such Indemnitee and (b) the Escrow Agent’s following, accepting or acting upon any instructions or directions, whether joint or singular, from the Company and the Administrative Agent received in accordance with this Agreement. The Company and the Administrative Agent hereby grant the Escrow Agent a lien on, right of set-off against and security interest in the Escrowed Funds for the payment of any claim for indemnification, fees, expenses and amounts due to the Escrow Agent (in its capacity as such) or an Indemnitee. In furtherance of the foregoing, the Escrow Agent is expressly authorized and directed, but shall not be obligated, to charge against and withdraw from the Escrowed Funds for its own account or for the account of an Indemnitee any amounts due to the Escrow Agent or to an Indemnitee under this Section 7. The obligations set forth in this Section 7 shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.

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SECTION 8. Expenses. (a) The Company agrees to pay or reimburse the Escrow Agent (in its capacity as such) for (1) all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with this Agreement, any other documents prepared in connection herewith and the transactions expressly contemplated hereunder, and (2) the reasonable and documented out-of-pocket fees and reasonable an documented charges and disbursements of one counsel to the Escrow Agent which unless otherwise agreed in writing, shall be as described in Schedule 2.

(b) Each of the Parties further agrees to the disclosures and agreements set forth in Schedule 2.

SECTION 9. Tax Matters.

(a) Tax Certifications and Withholding. Each of the Parties hereto shall furnish the Escrow Agent with an original completed Internal Revenue Service Form W-8, Form W-9, or other applicable form or documentation. The Escrow Agent shall withhold any taxes as may be required by law and shall remit such taxes to the appropriate authorities.

(b) Tax Ownership. The Parties hereto agree that solely for tax purposes, (i) the Company will be treated as the owner of the Escrowed Funds and any and all income that is included in, earned on, or derived from, the Escrowed Funds (the “Earnings”), and (ii) to the extent permitted by applicable law, the Company will report the Earnings as its income in the taxable year or years in which such income is properly includible and will pay any taxes attributable thereto, regardless of whether any distributions are made from the Escrow Account. All interest or other income earned under this Agreement shall be allocated to the Company and reported, by the Escrow Agent to the Internal Revenue Service, or any other taxing authority, on Internal Revenue Service Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Deposit Amount by the Company whether or not said income has been distributed during such year. The Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. The Parties hereby represent to the Escrow Agent that no other tax withholding or information reporting of any kind is required by the Escrow Agent in connection herewith.

SECTION 10. Miscellaneous Provisions.

10.1 Notices. Except as otherwise provided in Section 5(e), any notice, direction or communication given hereunder and any deliveries made hereunder shall be sufficiently given if in writing or set forth in a PDF attached to an email, and all instructions from a Party or the Parties to the Escrow Agent shall be executed by an Authorized Representative and delivered in person or mailed by email, commercial courier service or telecopier communication, addressed as follows:

if to the Company:

AMNEAL PHARMACEUTICALS LLC

400 Crossing Boulevard, 3rd Floor

Bridgewater, NJ 08807

Attn: Bryan M. Reasons, Chief Financial Officer

Telephone: (732) 595-4575

Facsimile No.: (732) 595-4753

Email Address: bryan.reasons@impaxlabs.com

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With a copy (which shall not constitute notice) to:

AMNEAL PHARMACEUTICALS LLC

400 Crossing Boulevard, 3rd Floor

Bridgewater, NJ 08807

Attn: Sheldon Hirt, General Counsel

Telephone: (908) 947-3137

Facsimile No.: (908) 947-3146

Email Address: shirt@amneal.com

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attn: Jesse Sheff

Telephone: (212) 906-4524

Facsimile No.: (212) 751-4864

Email Address: jesse.sheff@lw.com

and with a copy (which will not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attn: Wesley Holmes

Facsimile: (212) 751-4864

Email: wesley.holmes@lw.com

if to the Administrative Agent:

JPMorgan Chase Bank N.A.

Middle Market Loan and Agency

10 S. Dearborn St. L2 floor Chicago, IL 60603

Attention: Omolola Eneh

Facsimile: 1-844-490-5663

Telephone: 312-954-1007

Email: omolola.eneh@chase.com

if to the Escrow Agent:

JPMorgan Chase Bank, NA

4 NY Plaza, Floor 11 New York, NY 10004

Attn: Rola Tseng-Pappalardo/Joan King-Francois

Facsimile: 212.552.2812

Email: ec.escrow@jpmorgan.com

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or, as to any such party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section 10.1. Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile or delivered electronically shall be deemed to have been given when sent (except that, if given after normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Whenever under the terms hereof the time for giving a notice or performing an act falls upon a non-Business Day, such time shall be extended to the next Business Day on which the Escrow Agent is open for business.

10.2 Severability. The provisions of this Agreement are severable, and if any clause or provision shall be held invalid, illegal or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect in that jurisdiction only such clause or provision, or part thereof, and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision of this Agreement in any jurisdiction.

10.3 Headings. The headings in this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

10.4 Counterparts Originals. This Agreement and any joint written instructions may be signed in separate counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement. All signatures of the parties to this agreement may be transmitted by facsimile or other means of electronic image transmission (i.e. a “.pdf” file attached to an electronic mail message), and such facsimile or other electronically transmitted image will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

10.5 Benefits of this Agreement. This Agreement shall be binding upon the parties hereto, and each of their respective transferees, successors and assigns, and shall inure, together with the rights and remedies hereunder, to the benefit of the parties hereto and each of their respective successors, permitted transferees and assigns. Except as expressly provided in Section 7 with respect to Indemnitees, nothing in this Agreement, express or implied, shall give to any person, or entity other than the Escrow Agent and the Parties hereto and their successors hereunder, any benefit or any legal or equitable right, remedy, interest or claim under or in respect of the Escrowed Funds or this Agreement.

10.6 Amendments, Waivers and Consents. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except pursuant to a written instrument executed by each of the Escrow Agent and the Parties hereto. None of the Parties hereto shall be deemed, by any act, delay, indulgence, omission or otherwise, to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default,

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or in any breach of any of the terms and conditions hereof. Failure of any of the parties hereto to exercise, or delay in exercising, any right, power or privilege hereunder shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any of the parties hereto of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

10.7 Termination. This Agreement (other than as provided in Section 10.8 hereof) shall terminate and the Escrow Account shall be closed immediately upon the disbursement of all amounts held in the Escrow Account in accordance with Section 5 hereof subject to the provisions of Section 7. Each of the Administrative Agent and the Collateral Agent further agrees to execute and deliver such documents, instruments or other agreements as the Company may reasonably request in writing (all at the expense of the Company in accordance with the Credit Agreement) to evidence the terminations contemplated in this Section 10.7. Any execution and delivery of documents pursuant to this Section 10.7 shall be without recourse to or warranty by the Administrative Agent.

10.8 Survival Provisions. Anything herein to the contrary notwithstanding, (a) all representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement, and shall terminate only upon the termination of this Agreement, and (b) the provisions of Sections 6, 7 and 8 hereof and the Miscellaneous provisions in Sections 10.1 through 10.10 and 10.14 through 10.16 shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

10.9 Waivers. The Company waives presentment and demand for payment of any of the Special Mandatory Prepayment, protest and notice of dishonor or default with respect to any of the Special Mandatory Prepayment, and all other notices to which the Company might otherwise be entitled, except as otherwise expressly provided herein or in the Credit Agreement.

10.10 Authority of the Escrow Agent.

(a) The Escrow Agent shall have, and be entitled to exercise, all powers hereunder that are specifically granted to the Escrow Agent by the terms hereof, together with such powers as are reasonably incidental thereto but no duties, obligations or powers shall be inferred or implied. The Escrow Agent may perform any of its duties hereunder by or through agents, attorneys, experts, accountants, advisors or employees and the exculpatory provisions provided herein shall be equally applicable to such Persons designated with reasonable care. The Escrow Agent shall be entitled to retain counsel and to act in reliance upon the advice of counsel concerning any matters arising hereunder. Except as otherwise expressly provided in this Agreement, neither the Escrow Agent nor any director, officer, employee, attorney or agent of the Escrow Agent shall be liable to the Parties for any action taken or omitted to be taken by the Escrow Agent, in its capacity as Escrow Agent, hereunder, except for direct damages resulting from its own gross negligence, bad faith or willful misconduct.

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(b) The Escrow Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and the Company shall not be obligated or entitled to make any inquiry respecting such authority.

10.11 Removal of Escrow Agent; Successor Escrow Agent by Merger, etc.

(a) The Company, with the consent of the Administrative Agent (such consent not to be unreasonably withheld) may remove the Escrow Agent at any time by giving to the Escrow Agent not less than thirty (30) days’ prior notice in writing signed by the Company. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrowed Funds (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, appointed by the Parties, or in accordance with the directions of a final court order, at which time of delivery, Escrow Agent’s obligations hereunder shall cease and terminate

(b) Within thirty (30) days after giving the foregoing notice of removal to the Escrow Agent, the Company and the Administrative Agent shall jointly appoint a successor Escrow Agent. If a successor Escrow Agent has not accepted such appointment by the end of such thirty (30) day period or such successor Escrow Agent has not become so bound, the existing Escrow Agent either (a) may, in its sole discretion, interplead the Escrowed Funds with a court located in the State of New York and the costs, expenses and reasonable attorney’s fees which are incurred in connection with such proceeding may be charged against and withdrawn from the Escrowed Funds; or (b) appoint a successor escrow agent of its own choice. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the existing Escrow Agent in connection with such proceeding will be paid by, and be deemed to be solely an obligation of, the Company.

(c) Upon receipt of the notice of identity of the successor Escrow Agent, the Escrow Agent shall deliver the Escrowed Funds then held hereunder to the successor Escrow Agent.

(d) Any entity into which the Escrow Agent consolidates, merges or converts into, or any entity to which it transfers all or substantially all of its escrow business to, another entity, the successor corporation without any further act shall be the successor Escrow Agent under this Agreement and subject hereto without further act.

10.12 Resignation. The Escrow Agent may resign its appointment hereunder upon not less than thirty (30) days’ prior written notice to the Company and the Administrative Agent. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrowed Funds (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, appointed by the Parties, or in accordance with the directions of a final court order, at which time of delivery, Escrow Agent’s obligations hereunder shall cease and terminate. Upon the effective date of such resignation, the Escrow Agent shall deliver the Escrowed Funds to any substitute escrow agent designated by the Company and the Administrative Agent jointly in writing. If the Company fails to designate a substitute escrow agent within thirty (30) days after the giving of such notice, the Escrow Agent either (a) may interplead the Escrowed Funds with a court located in the State of New York and

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the costs, expenses and reasonable attorney’s fees which are incurred in connection with such proceeding may be charged against and withdrawn from the Escrowed Funds; or (b) appoint a successor escrow agent of its own choice. Upon receipt of the notice of identity of the successor Escrow Agent, the Escrow Agent shall deliver the Escrowed Funds then held hereunder to the successor Escrow Agent.

10.13 [Reserved].

10.14 Final Expression. This Agreement, together with the Credit Agreement and any other agreement executed in connection herewith, is intended by the Parties as a final expression of this Agreement and is intended as a complete and exclusive statement of the terms and conditions thereof.

10.15 Rights of Lenders. No Lender shall have any independent rights hereunder; provided that nothing in this Section 10.15 shall limit any rights granted to the Administrative Agent under the Credit Agreement. Except as expressly provided in Section 7 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of the Escrowed Funds or this Agreement.

10.16 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial; Etc.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE ESCROW AGENT AND THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) EACH PARTY AND THE ESCROW AGENT IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN (OR IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN), AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS RELATING HERETO; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ANY PARTY HERETO FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT.

18

(c) EACH PARTY AND THE ESCROW AGENT IRREVOCABLY AND UNCONDITIONALLY CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND AGREES NOT TO PLEAD OR CLAIM THE SAME.

(d) EACH PARTY AND THE ESCROW AGENT IRREVOCABLY AND UNCONDITIONALLY AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO THE COMPANY, THE ADMINISTRATIVE AGENT OR THE ESCROW AGENT, AS THE CASE MAY BE, AT THE ADDRESS SPECIFIED IN SECTION 10.1 OR AT SUCH OTHER ADDRESS OF WHICH THE COMPANY, THE ADMINISTRATIVE AGENT OR THE ESCROW AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO.

(e) EACH PARTY AND THE ESCROW AGENT IRREVOCABLY AND UNCONDITIONALLY AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR (SUBJECT TO CLAUSE (b) ABOVE) SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

(f) EACH PARTY AND THE ESCROW AGENT IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION 10.16 ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (IT BEING UNDERSTOOD THAT NOTHING CONTAINED IN THIS SENTENCE SHALL LIMIT THE COMPANY OR ADMINISTRATIVE AGENT’S INDEMNITY OR REIMBURSEMENT OBLIGATIONS UNDER SECTION 7 TO THE EXTENT SUCH SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES ARE INCLUDED IN ANY THIRD PARTY CLAIM IN CONNECTION WITH WHICH SUCH INDEMNITEE IS ENTITLED TO INDEMNIFICATION THEREUNDER).

(g) EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND THE ESCROW AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

(h) TO THE EXTENT THAT IN ANY JURISDICTION EITHER PARTY MAY NOW OR HEREAFTER BE ENTITLED TO CLAIM FOR ITSELF OR ITS ASSETS, IMMUNITY FROM SUIT, EXECUTION, ATTACHMENT (BEFORE OR AFTER JUDGMENT) OR OTHER LEGAL PROCESS, SUCH PARTY SHALL NOT CLAIM, AND HEREBY IRREVOCABLY WAIVES, SUCH IMMUNITY.

19

10.17 Compliance with Court Orders. In the event that a legal garnishment, attachment, levy, restraining notice or court order is served with respect to any of the Escrowed Funds, or the delivery thereof shall be stayed or enjoined by an order of a court, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all such orders so entered or issued, and in the event that the Escrow Agent obeys or complies with any such order it shall not be liable to any of the Parties hereto or to any other person by reason of such compliance notwithstanding such order be subsequently reversed, modified, annulled, set aside or vacated. If the Escrow Agent complies with any such legal garnishment, attachment, levy, restraining notice or court order, it shall make reasonable efforts to provide a notice to the Parties thereof as soon as reasonably practicable after the Escrow Agent’s officer identified in Section 10.1 has actual knowledge of the existence of any such writs, order or decrees if allowed by applicable law; provided that the Escrow Agent shall not be liable to any Party for any failure to give such notice.

10.18 Information. The Parties authorize the Escrow Agent to disclose information with respect to this Agreement and the Escrow Account(s) established hereunder, the Parties, or any transaction hereunder if such disclosure is: (i) necessary or desirable, in the Escrow Agent’s reasonable opinion, for the purpose of allowing the Escrow Agent to perform its duties and to exercise its powers and rights hereunder; (ii) to a proposed assignee of the rights of the Escrow Agent permitted hereunder or for compliance with legal, tax and regulatory requirements, including, without limitation, FATCA; (iii) to a branch, affiliate, subsidiary, employee or agent of the Escrow Agent or to their auditors, regulators or legal advisers or to any competent court; (iv) to the auditors of any of the Parties; or (v) required by applicable law, regardless of whether the disclosure is made in the country in which each Party resides, in which the Escrow Account is maintained, or in which the transaction is conducted. The Parties agree that such disclosures by the Escrow Agent and its affiliates may be transmitted across national boundaries and through networks, including those owned by third parties.

10.19 Miscellaneous. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. Neither this Agreement nor any right or interest hereunder may be assigned by any party hereto without the prior written consent of the Escrow Agent and the other Parties. The Parties each represent, warrant and covenant that (i) each document, notice, instruction or request provided by such Party to the Escrow Agent shall comply with applicable laws and regulations; (ii) such Party has full power and authority to enter into, execute and deliver this Agreement and to perform all of the duties and obligations to be performed by it hereunder; and (iii) the person(s) executing this Agreement on such Party’s behalf and certifying Authorized Representatives in the applicable Schedule 1 have been duly and properly authorized to do so, and each Authorized Representative of such Party has been duly and properly authorized to take the actions specified for such person in the applicable Schedule 1.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

20

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed and delivered as of the date first above written.

The Company:

AMNEAL PHARMACEUTICALS LLC

By:
Name:
Title:

[Signature Page to Escrow Agreement]

Administrative Agent:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

[Signature Page to Escrow Agreement]

Escrow Agent:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

[Signature Page to Escrow Agreement]

Schedule 1-A

SCHEDULE 1-A

Amneal Pharmaceuticals LLC

DESIGNATION OF AUTHORIZED

REPRESENTATIVES

The undersigned, being the duly elected, qualified and acting                                          of Amneal Pharmaceuticals LLC (“Company”), does hereby certify on behalf of the Company and not in the undersigned’s individual capacity and without any individual liability:

1. That each of the following persons is at the date hereof an Authorized Representative, as such term is defined in the Escrow Agreement, dated May 4, 2018, by and among Company, Administrative Agent and Escrow Agent (the “Escrow Agreement”), that the signature appearing opposite each person’s name is the true and genuine signature of such person, and that each person’s contact information is current and up-to-date at the date hereof. Each of the Authorized Representatives is authorized to issue instructions, confirm funds transfer instructions by callback and effect changes in Authorized Representatives, all in accordance with the terms of the Escrow Agreement. Callbacks or emails confirming an instruction shall be made to an Authorized Representative other than the Authorized Representative who issued the instruction unless (a) only a single Authorized Representative is designated below or (b) the information set forth below changes and is not updated by Company such that only the Authorized Representative who issued the instruction is available to receive a callback or email confirmation. Company acknowledges that pursuant to this Schedule, Escrow Agent is offering an option for callback or email confirmation to a different Authorized Representative, and if Company nevertheless names only a single Authorized Representative or fails to update Authorized Representative information, Company agrees to be bound by any instruction, whether or not authorized, confirmed by callback or email confirmation to the issuer of the instruction.

NAME	SIGNATURE	TELEPHONE & CELL NUMBERS

(cell)____________________________

(email)___________________________

(cell)____________________________

(email)___________________________

(cell)____________________________

(email____________________________

2.	Email confirmation is only permitted to a corporate email address for purposes of this Schedule. Any personal email addresses provided will not be used for email confirmation.

3.	This Schedule may be signed in counterparts and the undersigned certifies that any signature set forth on an attachment to this Schedule is the true and genuine signature of an Authorized Representative and that each such Authorized Representative’s contact information is current and up-to-date at the date hereof.

4. That pursuant to Company’s governing documents, as amended, the undersigned has the power and authority to execute this Designation on behalf of Company, and that the undersigned has so executed this Designation this              day of             , 2018.

AMNEAL PHARMACEUTICALS LLC

By:
Name:
Title:

FOR YOUR SECURITY, PLEASE CROSS OUT ALL UNUSED SIGNATURE LINES ON THIS SCHEDULE 1-A

All instructions, including but not limited to funds transfer instructions, whether transmitted by facsimile or set forth in a PDF attached to an email, must include the signature (or electronic signature subject to the conditions set forth in the Escrow Agreement) of the Authorized Representative authorizing said funds transfer on behalf of such Party.

Schedule 1-B

JPMorgan Chase Bank, N.A.

DESIGNATION OF AUTHORIZED

REPRESENTATIVES

The undersigned, being the duly elected, qualified and acting Chief Financial Officer and Treasurer of Amneal Pharmaceuticals LLC (“Company”), does hereby certify on behalf of the Company and not in the undersigned’s individual capacity and without any individual liability:

1. That each of the following persons is at the date hereof an Authorized Representative, as such term is defined in the Escrow Agreement, dated May 4, 2018, by and among Company, Administrative Agent and Escrow Agent (the “Escrow Agreement”), that the signature appearing opposite each person’s name is the true and genuine signature of such person, and that each person’s contact information is current and up-to-date at the date hereof. Each of the Authorized Representatives is authorized to issue instructions, confirm funds transfer instructions by callback and effect changes in Authorized Representatives, all in accordance with the terms of the Escrow Agreement. Callbacks or emails confirming an instruction shall be made to an Authorized Representative other than the Authorized Representative who issued the instruction unless (a) only a single Authorized Representative is designated below, (b) the information set forth below changes and is not updated by the Administrative Agent such that only the Authorized Representative who issued the instruction is available to receive a callback or email confirmation, or (c) the Administrative Agent is an individual. The Administrative Agent acknowledges that pursuant to this Schedule, Escrow Agent is offering an option for callback or email confirmation to a different Authorized Representative, and if the Administrative Agent nevertheless names only a single Authorized Representative or fails to update Authorized Representative information, the Administrative Agent agrees to be bound by any instruction, whether or not authorized, confirmed by callback or email confirmation to the issuer of the instruction.

NAME	SIGNATURE	TELEPHONE & CELL NUMBERS

Chad Winters		732-595-4610 (office)
267-251-8795 (mobile) chad.winters@impaxlabs.com

Linda Williams		215-558-4376 (office)
484-919-5338 (cell) linda.williams@impaxlabs.com

1.	Email confirmation is only permitted to a corporate email address for purposes of this Schedule. Any personal email addresses provided will not be used for email confirmation.

2.	This Schedule may be signed in counterparts and the undersigned certifies that any signature set forth on an attachment to this Schedule is the true and genuine signature of an Authorized Representative and that each such Authorized Representative’s contact information is current and up-to-date at the date hereof.

3. That pursuant to Administrative Agent’s governing documents, as amended, the undersigned has the power and authority to execute this Designation on behalf of Administrative Agent, and that the undersigned has so executed this Designation this              day of May, 2018.

AMNEAL PHARMACEUTICALS LLC

By:
Name: James Mastakas
Title: Chief Financial Officer and Treasurer

FOR YOUR SECURITY, PLEASE CROSS OUT ALL UNUSED SIGNATURE LINES ON THIS SCHEDULE 1-B

All instructions, including but not limited to funds transfer instructions, whether transmitted by facsimile or set forth in a PDF attached to an email, must include the signature (or electronic signature subject to the conditions set forth in the Escrow Agreement) of the Authorized Representative authorizing said funds transfer on behalf of such Party.

SCHEDULE 2

J.P.Morgan

Based upon our current understanding of your proposed transaction, our fee proposal is as follows:

Account Acceptance Fee                                                                              WAIVED

Encompassing review, negotiation and execution of governing documentation, opening of the account, and completion of all due diligence documentation. Payable upon closing.

One Time Fee                                                                      WAIVED

The One Time Fee covers our usual and customary ministerial duties, including record keeping, distributions, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction. Payable upon or promptly after closing.

Extraordinary Services and Out-of-Pocket Expenses

Any additional services beyond our standard services as specified above, and all reasonable out-of-pocket expenses including attorney’s or accountant’s fees and expenses will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Escrow Agent’s then standard rate. Disbursements, receipts, investments or tax reporting exceeding 25 items per year may be treated as extraordinary services thereby incurring additional charges. The Escrow Agent may impose, charge, pass-through and modify fees and/or charges for any account established and services provided by the Escrow Agent, including but not limited to, transaction, maintenance, balance-deficiency, and service fees, agency or trade execution fees, and other charges, including those levied by any governmental authority.

Fee Disclosure & Assumptions: Please note that the fees quoted are based on a review of the transaction documents provided and an internal due diligence review. The Escrow Agent reserves the right to revise, modify, change and supplement the fees quoted herein if the assumptions underlying the activity in the account, level of balances, market volatility or other factors change from those used to set the fees described herein. Payment of the invoice is due upon receipt

The Escrow Deposit Amount shall be continuously invested in a JPMorgan Chase Bank money market deposit account (“MMDA”). MMDA have rates of interest or compensation that may vary from time to time as determined by the Escrow Agent.

Disclosures and Agreements

Representations Relating to Section 15B of the Securities Exchange Act of 1934 (Rule 15Ba1-1 et seq.) (the “Municipal Advisor Rule”). Each Party represents and warrants to the Escrow Agent that for purposes of the Municipal Advisor Rules, none of the funds (if any) currently invested, or that will be invested in the future, in money market funds, commercial paper or treasury bills under this Agreement constitute or contain (i) proceeds of municipal securities (including investment income therefrom and monies pledged or otherwise legally dedicated to serve as collateral or a source or repayment for such securities) or (ii) municipal escrow investments (as each such term is defined in the Municipal Advisor Rule). Each Party also represents and warrants to the Escrow Agent that the person providing this certification has access to the appropriate information or has direct knowledge of the source of the funds to be invested to enable the forgoing representation to be made. Further, each Party acknowledges that the Escrow Agent will rely on this representation until notified in writing otherwise.

Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, you acknowledge that Section 326 of the USA PATRIOT Act and Escrow Agent’s identity verification procedures require Escrow Agent to obtain information which may be used to confirm your identity including without limitation name, address and organizational documents (“identifying information”).

You agree to provide Escrow Agent with and consent to Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

OFAC Disclosure. Escrow Agent is required to act in accordance with the laws and regulations of various jurisdictions relating to the prevention of money laundering and the implementation of sanctions, including but not limited to regulations issued by the U.S. Office of Foreign Assets Control. Escrow Agent is not obligated to execute payment orders or effect any other transaction where the beneficiary or other payee is a person or entity with whom the Escrow Agent is prohibited from doing business by any law or regulation applicable to Escrow Agent, or in any case where compliance would, in Escrow Agent’s opinion, conflict with applicable law or banking practice or its own policies and procedures. Where Escrow Agent does not execute a payment order or effect a transaction for such reasons, Escrow Agent may take any action required by any law or regulation applicable to Escrow Agent including, without limitation, freezing or blocking funds. Transaction screening may result in delays in the posting of transactions.

Abandoned Property. Escrow Agent is required to act in accordance with the laws and regulations of various states relating to abandoned property and, accordingly, shall be entitled to remit dormant funds to any state as abandoned property in accordance with such laws and regulations. Without limitation of the foregoing, notwithstanding any instruction to the contrary, Escrow Agent shall not be liable to any Party for any amount disbursed from an account maintained under this Agreement to a governmental entity or public official in compliance with any applicable abandoned property, escheatment or similar law.

Foreign Exchange. If Escrow Agent accepts a funds transfer instruction under this Agreement for payment in a currency (the “Non-Account Currency”) other than the currency of the account (the “Account Currency”), Escrow Agent is authorized to enter into a foreign exchange transaction to sell to the Party or Parties the amount of Non-Account Currency required to complete the funds transfer and debit the account for the purchase price of the Non-Account Currency. If Escrow Agent accepts payment to the account in a Non-Account Currency, Escrow Agent is authorized to purchase the Non-Account Currency from the Party or Parties, and to credit the purchase price to the account in lieu of the Non-Account Currency. The purchase price for the foregoing transactions shall be at a rate and spread as Escrow Agent determines in its discretion and may differ from rates at which comparable transactions are entered into with other customers or the range of foreign exchange rates at which Escrow Agent otherwise enters into foreign exchange transactions on the relevant date. Further, (i) Escrow Agent has full discretion to execute such foreign exchange transactions in such manner as Escrow Agent determines in its sole discretion and (ii) Escrow Agent may manage the associated risks of Escrow Agent’s own position in the market in a manner it deems appropriate without regard to the impact of such activities on the Parties. Imbedded within the applicable foreign exchange rate or otherwise generated in connection with Escrow Agent’s execution of any such transaction or management of its risk related thereto may be a profit to Escrow Agent. Any such foreign exchange transaction will be between Escrow Agent and a Party or Parties as principals, and Escrow Agent will not be acting as agent or fiduciary for the Parties.

Acknowledgment of Compensation and Multiple Roles. Escrow Agent is authorized to act under this Agreement notwithstanding that Escrow Agent or any of its subsidiaries or affiliates (such subsidiaries and affiliates hereafter individually called an “Affiliate” and collectively called “Affiliates”) may (A) receive fees or derive earnings (float) as a result of providing an investment product or account on the books of Escrow Agent pursuant to this Agreement or for providing services or referrals with respect to investment products, or (B) (i) act in the same transaction in multiple capacities, (ii) engage in other transactions or relationships with the same entities to which Escrow Agent may be providing escrow or other services under this Agreement (iii) refer clients to an Affiliate for services or (iv) enter into agreements under which referrals of escrow or related transactions are provided to Escrow Agent. JPMorgan Chase Bank, N.A. may earn compensation from any of these activities in addition to the fees charged for services under this Agreement.

THE FOLLOWING DISCLOSURES ARE REQUIRED TO BE PROVIDED UNDER APPLICABLE U.S. REGULATIONS, INCLUDING, BUT NOT LIMITED TO, FEDERAL RESERVE REGULATION D. WHERE SPECIFIC INVESTMENTS ARE NOTED BELOW, THE DISCLOSURES APPLY ONLY TO THOSE INVESTMENTS AND NOT TO ANY OTHER INVESTMENT.

Demand Deposit Account Disclosure. Escrow Agent is authorized, for regulatory reporting and internal accounting purposes, to divide an escrow demand deposit account maintained in the U.S. in which the Escrow Deposit and the Interest Amount is held into a non-interest bearing demand deposit internal account and a non-interest bearing savings internal account, and to transfer funds on a daily basis between these internal accounts on Escrow Agent’s general ledger in accordance with U.S. law at no cost to the Parties. Escrow Agent will record the internal accounts and any transfers between them on Escrow Agent’s books and records only. The internal accounts and any transfers between them will not affect the Escrow Deposit or the Interest Amount, any investment or disposition of the Escrow Deposit or the Interest Amount, use of the escrow demand deposit account or any other activities under this Agreement, except as described herein. Escrow Agent will establish a target balance for the demand deposit internal account, which may change at any time. To the extent funds in the demand deposit internal account exceed the target balance, the excess will be transferred to the savings internal account, unless the maximum number of transfers from the savings internal account for that calendar month or statement cycle has already occurred. If withdrawals from the demand deposit internal account exceeds the available balance in the demand deposit internal account, funds from the savings internal account will be transferred to the demand deposit internal account up to the entire balance of available funds in the savings internal account to cover the shortfall and to replenish any target balance that Escrow Agent has established for the demand deposit internal account. If a sixth transfer is needed during a calendar month or statement cycle, it will be for the entire balance in the savings internal account, and such funds will remain in the demand deposit internal account for the remainder of the calendar month or statement cycle.

MMDA Disclosure and Agreement. If MMDA is the investment for the escrow deposit as set forth above or anytime in the future, you acknowledge and agree that U.S. law limits the number of pre-authorized or automatic transfers or withdrawals or telephonic/electronic instructions that can be made from an MMDA to a total of six (6) per calendar month or statement cycle or similar period. Escrow Agent is required by U.S. law to reserve the right to require at least seven (7) days notice prior to a withdrawal from a money market deposit account.

Unlawful Internet Gambling. The use of any account to conduct transactions (including, without limitation, the acceptance or receipt of funds through an electronic funds transfer, or by check, draft or similar instrument, or the proceeds of any of the foregoing) that are related, directly or indirectly, to unlawful Internet gambling is strictly prohibited.

Use of Electronic Records and Signatures. As used in this Agreement, the terms “writing” and “written” include electronic records, and the terms “execute”, “signed” and “signature” include the use of electronic signatures. Notwithstanding any other provision of this Agreement or the attached Exhibits, any electronic signature that is presented as the signature of the purported signer, regardless of the appearance or form of such electronic signature, may be deemed genuine by Escrow Agent in Escrow Agent’s sole discretion, and such electronic signature shall be of the same legal effect, validity and enforceability as a manually executed, original, wet-inked signature; provided, however, that any such electronic signature must be an actual and not a typed signature. Any electronically signed agreement shall be an “electronic record” established in the ordinary course of business and any copy shall constitute an original for all purposes. The terms “electronic signature” and “electronic record” shall have the meanings ascribed to them in 15 USC § 7005. This Agreement and any instruction or other document furnished hereunder may be transmitted by facsimile or as a PDF file attached to an email.

FORM OF OFFICER’S CERTIFICATE

of

AMNEAL PHARMACEUTICALS LLC

This certificate is being delivered pursuant to Section 5(a) of the Escrow Agreement, dated as of May 4, 2018 (the “Escrow Agreement”), by and among Amneal Pharmaceuticals LLC, a Delaware limited liability company, as the Company, JPMorgan Chase Bank, N.A., as the Administrative Agent, and JPMorgan Chase Bank, N.A., as the Escrow Agent. Capitalized terms used but not defined herein have the respective meanings specified in the Escrow Agreement (including those terms defined by reference to the Credit Agreement referred to therein).

[1.] The Company hereby instructs the Escrow Agent to release $[    ] of the Escrowed Funds, representing the Specified Tender Offer Settlement Amount, on [    ], 2018, as directed below. The Company hereby certifies to the Escrow Agent through the undersigned officer, in its capacity as such and not in its individual capacity, that, on the date hereof, (a) the requested release date is the date of settlement of the Specified Tender Offer, (b) the Specified Tender Offer Settlement Amount is $[    ], (c) the Specified Tender Offer Settlement Amount will be utilized solely for purposes of repurchasing any Impax Convertible Notes tendered pursuant to the Specified Tender Offer on the Special Mandatory Prepayment Date, (d) the requested release of the Specified Tender Offer Settlement Amount is permitted pursuant to the terms of the Credit Agreement and (e) a copy of this certificate has been (or will be substantially contemporaneously) delivered to the Administrative Agent.

The Company hereby directs the Escrow Agent to disburse the Specified Tender Offer Settlement Amount to the following account by wire transfer of immediately available funds:

Account Name: [•]

Bank Name: [•]

Bank Address: [ ]

ABA Number: [•]

Account Number: [•]

If Applicable:

FFC A/C Name:

FFC A/C #:

FFC A/C Address:

[2. The Company hereby instructs the Escrow Agent to release $[    ] of the Escrowed Funds, representing the Special Mandatory Prepayment Amount, to the following account of the Administrative Agent by wire transfer of immediately available funds:

Account Name: [•]

Bank Name: [•]

Bank Address: [ ]

ABA Number: [•]

Account Number: [•]

[Officer’s Certificate]

If Applicable:

FFC A/C Name:

FFC A/C #:

FFC A/C Address: ]1

[remainder of page left blank]

IN WITNESS WHEREOF, the Company, through its undersigned officer, has signed this Officer’s Certificate as of the date first above written.

AMNEAL PHARMACEUTICALS LLC

By:
Name:
Title:

[1]	To be included only if the Specified Tender Offer Settlement Amount is less than the Escrow Deposit Amount.

Exhibit B

[to be placed on Administrative Agent’s Letterhead]

FORM OF SPECIAL MANDATORY PREPAYMENT NOTICE

                                                                      2018

VIA FACSIMILE OR EMAILED PDF

JPMorgan Chase Bank, N.A

Escrow Services

4 New York Plaza, 11th Floor

New York, NY 10004

Attention: Rola Tseng-Pappalardo/Joan King-Francois

Facsimile No.: 212.552.2812

Email Address: ec.escrow@jpmorgan.com

[Name and Address of Other Party]

Re: Escrow Agreement dated as of May 4, 2018 (the “Escrow Agreement”) by and among Amneal Pharmaceuticals LLC, as Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A., as Escrow Agent and Bank, relating to Account No.

Dear Sir/Madam:

We refer to the Escrow Agreement described above. Capitalized terms in this letter that are not otherwise defined shall have their meanings set forth in the Escrow Agreement.

The Administrative Agent hereby instructs the Escrow Agent to release $[    ] of the Escrowed Funds on [    ], 2018 to the following account by wire transfer of immediately available funds, for application pursuant to Section 2.08(3) of the Credit Agreement:

Credit Account Name: [•]

Bank Name: [•]

Bank Address: [ ]

ABA Number: [•]

Credit A/C#: [•]

Exhibit B-I

If Applicable:

FFC A/C Name:

FFC A/C #:

FFC A/C Address:

The Administrative Agent hereby certifies to the Escrow Agent that this notice was delivered to the Company.

Exhibit B-II

JPMorgan Chase Bank, N.A., as Administrative
Agent

By:
Name:
Title:

[Special Mandatory Prepayment Notice]

Exhibit C

[to be placed on Administrative Agent’s Letterhead]

ADMINISTRATIVE AGENT OBJECTION CERTIFICATE

___                                                             2018

VIA FACSIMILE OR EMAILED PDF

JPMorgan Chase Bank, N.A

Escrow Services,

4 New York Plaza, 11th Floor

New York, NY 10004

Attn: Rola Tseng-Pappalardo/Joan King-Francois

Facsimile No.: 212.552.2812

Email Address: ec.escrow@jpmorgan.com

[Name and Address of Other Party]

Re: Escrow Agreement dated as of May 4, 2018 (the “Escrow Agreement”) among Amneal Pharmaceuticals LLC, as Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A., as Escrow Agent and Bank, relating to Account No.

Capitalized terms in this letter that are not otherwise defined shall have their meanings set forth in the Escrow Agreement.

Administrative Agent hereby objects to the Officer’s Certificate delivered by the Company to Escrow Agent dated                     , and has reasonably concluded that the Company was not entitled to deliver such Officer’s Certificate, and requests that the amount of such request not be disbursed.

Administrative Agent hereby certifies to Escrow Agent that this notice was delivered to Company.

Exhibit C-I

JPMorgan Chase Bank, N.A., as Administrative
Agent

By:
Name:
Title:

[Administrative Agent Objection Certificate]

Exhibit D

[to be placed on Admin Agent’s Letterhead]

NOTICE OF EXCLUSIVE CONTROL

_____________________________2018

VIA FACSIMILE OR EMAILED PDF

JPMorgan Chase Bank, N.A

Escrow Services,

4 New York Plaza, 11th Floor

New York, NY 10004

Attn: Rola Tseng-Pappalardo/Joan King-Francois

Facsimile No.: 212.552.2812

Email Address: ec.escrow@jpmorgan.com

[Name and Address of Other Party]

Re: Escrow Agreement dated as of May 4, 2018 (the “Escrow Agreement”) among Amneal Pharmaceuticals LLC, as Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A., as Escrow Agent and Bank, relating to Account No.________________

Ladies and Gentlemen:

This constitutes the Notice of Exclusive Control of the Escrow Account referred to in the above referenced Agreement.

Exhibit D-I

JPMorgan Chase Bank, N.A., as Administrative
Agent

By:
Name:
Title:

[Notice of Exclusive Control]

Schedule 2.01

Commitments

Lender:	Term Loan Commitments:
JPMorgan Chase Bank, N.A.	$2,700,000,000

Total:	$2,700,000,000

Schedule 3.06

Subsidiaries

Owner	Subsidiary	Type of Organization	Jurisdiction of Organization / Formation	% of Equity Interests Owned
AMNEAL PHARMACEUTICALS LLC	UK Holding Company Limited	Private Company Limited By Shares	England and Wales	100%

AMNEAL PHARMACEUTICALS LLC	AMNEAL PHARMACEUTICALS OF NEW YORK, LLC	Limited Liability Company	Delaware	100%

AMNEAL PHARMACEUTICALS LLC	Amneal Biosciences LLC	Limited Liability Company	Delaware	100%

AMNEAL PHARMACEUTICALS LLC	Amneal-Agila, LLC	Limited Liability Company	Delaware	100%

AMNEAL PHARMACEUTICALS LLC	Impax Laboratories, LLC	Limited Liability Company	Delaware	100%

AMNEAL PHARMACEUTICALS LLC	Amneal Pharmaceuticals Dutch Holding Company, LLC	Limited Liability Company	Delaware	100%

AMNEAL PHARMACEUTICALS LLC	Amneal Pharmaceuticals Holding Cooperatief U.A.	Cooperative	Netherlands	99%

Amneal Pharmaceuticals Dutch Holding Company, LLC	Amneal Pharmaceuticals Holding Cooperatief U.A.	Cooperative	Netherlands	1%

UK Holding Company Limited	Amneal Pharma Holding GmbH	Gesellschaft mit beschränkter Haftung	Switzerland	100%

Owner	Subsidiary	Type of Organization	Jurisdiction of Organization / Formation	% of Equity Interests Owned
Amneal Pharma Holding GmbH	Bioeq Pharma GmbH	Gesellschaft mit beschränkter Haftung	Germany	100%

Amneal Pharma Holding GmbH	Amneal Singapore	Private Company With Limited Liability	Singapore	100%

Amneal Pharma Holding GmbH	Amneal Netherlands BV	Besloten Vennootschap	Netherlands	100%

Amneal Pharma Holding GmbH	Amneal Pharma Co GmbH	Gesellschaft mit beschränkter Haftung	Switzerland	100%

Amneal Pharma Holding GmbH	Amneal Ireland Ltd.	Private Company Limited By Shares	Ireland	100%

Amneal Pharma Holding GmbH	Amneal Pharma UK Holdings Ltd.	Private Company Limited By Shares	England and Wales	60%

Bioeq Pharma GmbH	Amneal Deutschland GmbH	Gesellschaft mit beschränkter Haftung	Germany	100%

Amneal Singapore	RAKS Pharma Pvt Ltd.	Private Limited Company	India	100%

Amneal Singapore	Amneal Pharmaceuticals Co.	Private Limited Company	India	100%

Amneal Pharma Co GmbH	Amneal Pharma Europe Ltd.	Private Company Limited By Shares	Ireland	100%

3

Owner	Subsidiary	Type of Organization	Jurisdiction of Organization / Formation	% of Equity Interests Owned
Amneal Pharma UK Holdings Ltd.	Creo Pharma Holdings Ltd	Private Company Limited By Shares	England and Wales	100%

Amneal Pharmaceuticals Co	Amneal Oncology Pvt Ltd.	Private Limited Company	India	100%

Creo Pharma Holdings Ltd	Creo Pharma Ltd	Private Company Limited By Shares	England and Wales	100%

Impax Laboratories, LLC	Impax Laboratories USA, LLC	Limited Liability Company	California	100%

Impax Laboratories, LLC	Prohealth Biotech, Inc.	Corporation	Taiwan	100%

Impax Laboratories, LLC	Mountain, LLC	Limited Liability Company	Delaware	100%

Impax Laboratories, LLC	Trail Services, LLC	Limited Liability Company	Delaware	100%

Impax Laboratories, LLC	Amedra Pharmaceuticals LLC	Limited Liability Company	Delaware	100%

Impax Laboratories, LLC	Impax Laboratories Ireland Limited	Private Company Limited By Shares	Ireland	100%

Impax Laboratories Ireland Limited	Impax Holdings LLC	Limited Liability Company	Delaware	100%

Impax Laboratories Ireland Limited	Impax Laboratories (Netherlands) CV	Commanditaire Vennootschap	Netherlands	99.99%

Impax Holdings LLC	Impax Laboratories (Netherlands) CV	Commanditaire Vennootschap	Netherlands	0.01%

4

Schedule 3.11

Taxes

None.

Schedule 3.13

Environmental Matters

None.

Schedule 3.15(1)

Owned Material Real Property

	Grantor	Address/City/State/Zip Code	County	State
1.	Impax Laboratories, LLC	30831 Huntwood Ave., Hayward, CA, 94544	Alameda	CA

2.	Impax Laboratories, LLC	31145 San Antonio St., Hayward, CA, 94544	Alameda	CA

3.	Impax Laboratories, LLC	31153 San Antonio St., Hayward, CA, 94544	Alameda	CA

4.	Impax Laboratories, LLC	1490 Crocker Ave., Hayward, CA, 94544	Alameda	CA

Schedule 3.15(2)

Leased Material Real Property

	Grantor	Address/City/State/Zip Code	County	State
1.	AMNEAL PHARMACEUTICALS LLC	118 Beaver Trail, Glasgow, KY 42141	Barren	KY

2.	AMNEAL PHARMACEUTICALS LLC	40 Aberdeen Drive, Glasgow, KY 42141	Barren	KY

3.	AMNEAL PHARMACEUTICALS LLC	39–49 Colonial Drive, Piscataway, NJ 08854	Middlesex	NJ

4.	AMNEAL PHARMACEUTICALS LLC	One New England Ave., Piscataway, NJ 08854	Middlesex	NJ

5.	AMNEAL PHARMACEUTICALS LLC	1 Murray Road, East Hanover, NJ 07936	Morris	NJ

6.	AMNEAL PHARMACEUTICALS LLC	1041 U.S. Highway 202/206 Building J, Bridgewater, NJ 08807	Somerset	NJ

7.	AMNEAL PHARMACEUTICALS LLC	131 Chambers Brook Road & 65 Readington Road, Branchburg, NJ 08876	Somerset	NJ

8.	AMNEAL PHARMACEUTICALS LLC	19 Readington Road, Branchburg, NJ 08876	Somerset	NJ

9.	AMNEAL PHARMACEUTICALS LLC	20 New England Avenue, Piscataway, NJ 08854	Middlesex	NJ

10.	AMNEAL PHARMACEUTICALS LLC	21 Colonial Drive, Piscataway, NJ 08854	Middlesex	NJ

11.	AMNEAL PHARMACEUTICALS LLC	400 Crossing Boulevard, Suite 300, Bridgewater, NJ 08807	Somerset	NJ

12.	AMNEAL PHARMACEUTICALS LLC	400 Crossing Boulevard, Bridgewater, NJ 08807	Somerset	NJ

13.	AMNEAL PHARMACEUTICALS LLC	209 Mclean Boulevard, Paterson, NJ 07504	Passaic	NJ

14.	AMNEAL PHARMACEUTICALS LLC	360 Moreland Road, Commack, NY 11725	Suffolk	NY

	Grantor	Address/City/State/Zip Code	County	State
15.	AMNEAL PHARMACEUTICALS LLC	280 Newport Center Drive, Newport Beach, CA 92660	Orange	CA

16.	AMNEAL PHARMACEUTICALS LLC	1045 Centennial Avenue, Piscataway, NJ 08854	Middlesex	NJ

17.	AMNEAL PHARMACEUTICALS OF NEW YORK, LLC	50 Horseblock, Yaphank, NY 11980	Suffolk	NY

18.	AMNEAL PHARMACEUTICALS OF NEW YORK, LLC	75 Adams Avenue, Hauppauge, NY 11788	Suffolk	NY

19.	Impax Laboratories, LLC	1502 Crocker Ave., Hayward, CA 94544	Alameda	CA

20.	Impax Laboratories, LLC	30941	Alameda	CA
San Clemente St., Hayward, CA 94544

21.	Impax Laboratories, LLC	31047 Genstar Rd., Hayward, CA 94544	Alameda	CA

22.	Impax Laboratories, LLC	1837 Whipple Rd., Hayward, CA 94544	Alameda	CA

23.	Impax Laboratories, LLC	31387 Medallion Dr., Hayward, CA 94544	Alameda	CA

24.	Impax Laboratories, LLC	100 Somerset Corporate Blvd., Somerset Corporate Center, Building I Bridgewater, NJ 08807	Somerset	NJ

25.	Impax Laboratories, LLC	31780 Hayman Street, Hayward, CA 94544	Alameda	CA

26.	Impax Laboratories, LLC	602 Office Center Drive, Fort Washington, PA 19034	Montgomery	PA

9

Schedule 3.18

Insurance

AMNEAL PHARMACEUTICALS LLC Insurance Information

Line of Coverage	Carrier	Policy Number	Policy Term
Products Liability

Products Liability	Federal Insurance Company (Chubb)	3587-55-30	8/1/2017 – 8/1/2018

India – Products/HCT	Chubb	92923152	8/1/2017 – 8/1/2018

Excess Products Liability	Ironshore Specialty Insurance Co. (AJ Renner)	001056406	8/1/2017 – 8/1/2018

Excess Products Liability	Columbia Casualty Company (CNA)	ADE 4031975349	8/1/2017 – 8/1/2018

Excess Products Liability	Llyods (Life Science Risk)	LSR-XS-00256-17	8/1/2017 – 8/1/2018

Excess Products Liability	National Fire & Marine / Berkshire Hathaway	42-XSF-301436-03	8/1/2017 – 8/1/2018

Property and Cargo

Commercial Property	Great Northern Insurance	3589-58-53	8/1/2017 – 8/1/2018
Coverage	Company (Chubb)

Spain – Property	Chubb	33220474	8/1/2017 – 8/1/2018

Switzerland – Property	Chubb	33220474	8/1/2017 – 8/1/2018

Cargo	Llyod’s of London	MARCW1700186	8/1/2017 – 8/1/2018

Cargo	Llyod’s of London	MARCW1700188	8/1/2017 – 8/1/2018

Management Liability

Directors & Officers / Employment Practices	U.S. Specialty Insurance Co. (HCC Global)	14-MGU-17-A40834	8/1/2017 – 8/1/2018

Ireland Local D&O Policy	HCC Int’l Ins. Co. Plc (HCCI)	16G132240100	8/1/2017 – 8/1/2018

Australia	HCC Int’l Ins. Co	16G151290100	8/1/2017 – 8/1/2018

Switzerland	HCC Int’l Ins. Co	16G143340100	8/1/2017 – 8/1/2018

Fiduciary Liability	Chubb		8/1/2017 – 8/1/2018

Employed Lawyers	Federal Insurance Co.	8225-4108	8/1/2017 – 8/1/2018

Crime	Chubb Ins. Co. of NJ	8225-4107	8/1/2017 – 8/1/2018

Special Crime	Chubb Ins. Co. of NJ	8225-4107	8/1/2017 – 8/1/2018

Primary and Excess Casualty

General Liability Coverage	Great Northern Insurance Company (Chubb)	3589-58-53	8/1/2017 – 8/1/2018

Business Auto Coverage	Travelers Indemnity Co. of America	HE-CAP 1D751229 IND 17	8/1/2017 – 8/1/2018

Workers Compensation & Employers Liability	Charter Oak Fire Insurance Co. (Travelers)	HC20-UB 162D6142 17	8/1/2017 – 8/1/2018

Lead Umbrella Liability	Chubb Insurance Company of New Jersey	7986-82-14	8/1/2017 – 8/1/2018

Excess Umbrella Liability	Navigators Insurance Co.	NY17FXR712189IV	8/1/2017 – 8/1/2018

Foreign / Exporters Package (included in Domestic Package)	Great Northern Insurance Company (Chubb)	3589-58-53	8/1/2017 – 8/1/2018

India – General Liability (Locally Admitted Policy)	Chubb	92923151	8/1/2017 – 8/1/2018

Spain – General Liability (Locally Admitted Policy)	Chubb	27341587	8/1/2017 – 8/1/2018

Switzerland – General Liability	Chubb	33228970	8/1/2017 – 8/1/2018

UK – Package	Chubb		8/1/2017 – 8/1/2018

Ireland – Package	Chubb	36033648	8/1/2017 – 8/1/2018

Pollution	Illinois Union Insurance Co. (ACE)	PPL G27169296-001	8/1/2017 – 8/1/2018

Surety Bond – Nevada State Board of Pharmacy	Fidelity & Deposit Company of Maryland	[Various Policy Numbers]	[Various Policy Numbers]

Impax Laboratories, LLC Insurance Information

Line of Coverage	Carrier	Policy Number	Policy Term
Products Liability

Primary Products Liability	Berkshire Hathaway Specialty	42-PCL-302802-02	8/1/2017-8/1/2018

Excess Products Liability	Ironshore	437407	8/1/2017-8/1/2018

Excess Products Liability	Chubb Custom	7996-52-33	8/1/2017-8/1/2018

Excess Products Liability	Life Science Risk (Lloyds)	LSR-XS-00272-17	8/1/2017-8/1/2018

Excess Products Liability	Navigators	PH17LEX611141NV	8/1/2017-8/1/2018

Products Recall	Liberty Surplus Insurance Company	GCM20004090 117	8/1/2017-8/1/2018

Excess Products Recall	Crum & Forster Specialty Ins. Co.	RCE 102773	8/1/2017-8/1/2018

Excess Products Recall	Berkeley Assurance	BGCP007702	8/1/2017-8/1/2018

Property and Marine Cargo

Commercial Property Coverage	Zurich	PPR9261394-10	9/1/2017-8/1/2018

Excess California Earthquake	Endurance	ESP30000448500	9/1/2017-9/1/2018

Excess California Earthquake	Everest Indemnity	8400005377-171	9/1/2017-9/1/2018

Excess California Earthquake	United Specialty	RDF100794	9/1/2017-9/1/2018

Excess California Earthquake	Evanston	MKLV10XP002281	9/1/2017-9/1/2018

Excess California Earthquake	United Specialty	RDF100792	9/1/2017-9/1/2018

Excess California Earthquake	General Security Indemnity	TR0001486-03804-17	9/1/2017-9/1/2018

Excess California Earthquake	Everest Indemnity	840005375-171	9/1/2017-9/1/2018

Excess California Earthquake	United National	DIX0000275	9/1/2017-9/1/2018

Ocean/Air Cargo - Marine	Falvey	MC-30185	8/1/2017-8/1/2018

Management Liability

Primary Directors & Officers	National Union Fire Insurance Company of Pittsburg (AIG)	01-771-83-11	8/1/2017-8/1/2018

Excess Directors & Officers	Endurance	DOX10009654201	8/1/2017-8/1/2018

Excess Directors & Officers	XL Specialty	ELU151385-17	8/1/2017-8/1/2018

11

Excess Directors & Officers	Argonaut	MLX 7602095-01	8/1/2017-8/1/2018

Directors & Officers-Side A DIC	National Union Fire Insurance Company of Pittsburg (AIG)	01-773-13-01	8/1/2017-8/1/2018

Employment Practices	Continental Casualty Company (CNA)	596475906	8/1/2017-8/1/2018

Fiduciary Liability	National Union Fire Insurance Company of Pittsburg (AIG)	01-767-84-16	8/1/2017-8/1/2018

Primary Crime	National Union Fire Insurance Company of Pittsburg (AIG)	01-767-84-15	8/1/2017-8/1/2018

Excess Crime	ACE American Insurance Company (Chubb)	DOX G23684494 004	8/1/2017-8/1/2018

Primary and Excess Casualty

General Liability Coverage	Great Northern Insurance Company (Chubb)	3598-32-17	8/1/2017-8/1/2018

Business Auto Coverage	Great Northern Insurance Company (Chubb)	9949-99-05	8/1/2017-8/1/2018

Workers Compensation	Federal Insurance Company (Chubb)	(18)7172-55-04	8/1/2017-8/1/2018

International Package	ACE American Insurance Company (Chubb)	PHFD3837154A 002	8/1/2017-8/1/2020

Lead Umbrella Liability	Federal Insurance Company (Chubb)	(18)7987-58-17	8/1/2017-8/1/2018

Excess Umbrella Liability	Continental Insurance Company (CNA)	6011609135	8/1/2017-8/1/2018

12

Schedule 5.12

Post-Closing Matters

None.

Schedule 6.04

Investments

Investments in Non-U.S. Subsidiaries1:

Loan Party	Investment Type	Non-U.S. Subsidiary	Amount
AMNEAL PHARMACEUTICALS LLC	Distribution	APHC, LLC	$108,063,478
AMNEAL PHARMACEUTICALS LLC	Loan	Amneal Pharma Holding GmbH	$388,261,434
AMNEAL PHARMACEUTICALS LLC	ECB Loan	Amneal Pharmaceuticals Co	$93,753,279
AMNEAL PHARMACEUTICALS LLC	ECB Loan	RAKS Pharma Pvt Ltd.	$27,573,260
AMNEAL PHARMACEUTICALS LLC	Loan	Amneal Ireland Ltd.	$84,478,024

[1]	Note: Excludes Investments in aggregate principal amount less than $25 million.

Schedule 6.08

Transactions with Affiliates

The transactions listed in the “Certain Related Parties and Related Party Transactions” section of the Atlas Holdings, Inc. Form S-1 Registration Statement filed with the Securities and Exchange Commission on March 7, 2018 are incorporated herein by reference.

Schedule 6.10

Burdensome Agreements

None.

Schedule 10.01

Notice Information

If to the Borrower or another Guarantor:

[c/o] AMNEAL PHARMACEUTICALS LLC

400 Crossing Boulevard, 3rd Floor

Bridgewater, NJ 08807

Attn: Bryan M. Reasons, Chief Financial Officer

Telephone: (732) 595-4575

Facsimile No.: (732) 595-4753

Email Address: bryan.reasons@impaxlabs.com

With a copy (which shall not constitute notice) to:

[c/o] AMNEAL PHARMACEUTICALS LLC

400 Crossing Boulevard, 3rd Floor

Bridgewater, NJ 08807

Attn: Sheldon Hirt, General Counsel

Telephone: (908) 947-3137

Facsimile No.: (908) 947-3144

Email Address: shirt@amneal.com

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attn: Jesse Sheff

Telephone: (212) 906-4524

Facsimile No.: (212) 751-4864

Email Address: jesse.sheff@lw.com

If to the Administrative Agent or Lenders:

JPMorgan Chase Bank, N.A.

Middle Market Loan and Agency

10 S. Dearborn St. L2 floor Chicago, IL 60603

Attention: Omolola Eneh

Facsimile: 1-844-490-5663

Telephone: 312-954-1007

Email: omolola.eneh@chase.com